BRIDGEWAY

A no-load mutual fund family of domestic funds

Annual Report
June 30, 2011

AGGRESSIVE INVESTORS 1	BRAGX
AGGRESSIVE INVESTORS 2	BRAIX
ULTRA-SMALL COMPANY *(Open to Existing Investors — Direct Only)*	BRUSX
ULTRA-SMALL COMPANY MARKET	BRSIX
MICRO-CAP LIMITED	BRMCX
SMALL-CAP MOMENTUM	BRSMX
SMALL-CAP GROWTH	BRSGX
SMALL-CAP VALUE	BRSVX
LARGE-CAP GROWTH	BRLGX
LARGE-CAP VALUE	BRLVX
BLUE CHIP 35 INDEX	BRLIX
MANAGED VOLATILITY	BRBPX

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Bridgeway Funds Standardized Returns as of June 30, 2011*

			Annualized
Fund	June Qtr. 4/1/11 to 6/30/11[4]	Six Months 1/1/11 to 6/30/11[4]	1 Year	5 Years	10 Years	Inception to Date	Inception Date	Gross Expense Ratio[2]
Aggressive Investors 1	-1.98%	7.76%	40.81%	-3.29%	3.35%	13.64%	8/5/1994	1.20%[3]
Aggressive Investors 2	-1.23%	8.16%	37.05%	-1.63%	NA	5.32%	10/31/2001	1.02%
Ultra-Small Company	-5.45%	2.03%	30.12%	0.22%	12.30%	16.06%	8/5/1994	1.17%
Ultra-Small Co Market	-2.85%	3.86%	32.22%	-0.25%	10.48%	10.35%	7/31/1997	0.79%[1]
Micro-Cap Limited	-5.69%	4.74%	35.47%	-3.23%	4.98%	10.28%	6/30/1998	1.47%[3]
Small-Cap Momentum	-0.93%	7.88%	37.49%	NA	NA	25.66%	5/28/2010	1.29%[1]
Small-Cap Growth	0.16%	12.70%	36.17%	-3.27%	NA	2.95%	10/31/2003	0.93%[1]
Small-Cap Value	-1.37%	10.69%	32.73%	-0.78%	NA	5.80%	10/31/2003	0.91%
Large-Cap Growth	0.98%	7.73%	32.31%	2.55%	NA	4.23%	10/31/2003	0.86%[1]
Large-Cap Value	-0.41%	7.98%	30.02%	2.59%	NA	6.90%	10/31/2003	1.11%[1]
Blue Chip 35 Index	-0.26%	3.40%	25.10%	3.03%	2.15%	4.45%	7/31/1997	0.27%[1]
Managed Volatility	-0.94%	2.39%	14.15%	1.33%	3.58%	3.58%	6/30/2001	1.05%[1]

1 Some of the Funds’ fees were waived or expenses reimbursed; otherwise, returns would have been lower. The Adviser has contractually agreed to waive fees and/or reimburse expenses. Any material change to this Fund policy would require a vote by shareholders.

2 Expense ratios are as stated in the current prospectus. Please see financials for expense ratios as of June 30, 2011.

3 The management fee included in the gross expense ratio for the Aggressive Investors 1 and Micro-Cap Limited Funds has been restated to reflect only the base management fee payable under the Fund’s performance-based management fee structure. The total actual management fee for the fiscal year ended June 30, 2010 was -0.81% and -0.57%, respectively. The actual total management fee for the prior fiscal year was negative due to the negative performance adjustment of the investment management fee under the Fund’s performance-based management fee structure.

4 Return is not annualized.

Bridgeway Funds Returns for Calendar Years 1997 through 2010*

	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
Aggressive Investors 1	18.27%	19.28%	120.62%	13.58%	-11.20%	-18.01%	53.97%	12.21%	14.93%	7.11%	25.80%	-56.16%	23.98%	17.82%
Aggressive Investors 2						-19.02%	44.01%	16.23%	18.59%	5.43%	32.19%	-55.07%	29.84%	12.10%
Ultra-Small Company	37.99%	-13.11%	40.41%	4.75%	34.00%	3.98%	88.57%	23.33%	2.99%	21.55%	-2.77%	-46.24%	48.93%	23.55%
Ultra-Small Co Market		-1.81%	31.49%	0.67%	23.98%	4.90%	79.43%	20.12%	4.08%	11.48%	-5.40%	-39.49%	25.95%	24.86%
Micro-Cap Limited			49.55%	6.02%	30.20%	-16.61%	66.97%	9.46%	22.55%	-2.34%	-4.97%	-41.74%	17.65%	29.11%
Small-Cap Momentum[5]
Small-Cap Growth								11.59%	18.24%	5.31%	6.87%	-43.48%	15.04%	11.77%
Small-Cap Value								17.33%	18.92%	12.77%	6.93%	-45.57%	26.98%	16.55%
Large-Cap Growth								6.77%	9.33%	4.99%	19.01%	-45.42%	36.66%	13.34%
Large-Cap Value								15.15%	11.62%	18.52%	4.49%	-36.83%	24.92%	14.51%
Blue Chip 35 Index		39.11%	30.34%	-15.12%	-9.06%	-18.02%	28.87%	4.79%	0.05%	15.42%	6.07%	-33.30%	26.61%	10.60%
Managed Volatility						-3.51%	17.82%	7.61%	6.96%	6.65%	6.58%	-19.38%	12.39%	5.41%

5 Commenced operations on 5/28/10, therefore the Fund has no 1 year return as of 12/31/10.

* Numbers with green highlighting indicate periods when the Fund outperformed its primary benchmark.

Performance figures quoted represent past performance and are no guarantee of future results. Current performance may be lower or higher than the performance data quoted. Investment return and principal value will fluctuate, so that an investor’s shares, when redeemed, may be worth more or less than original cost. To obtain performance current to the most recent month-end, please visit our website at www.bridgeway.com or call 1-800-661-3550. Total return figures include the reimbursement of dividends and capital gains.

i	www.bridgeway.com

(continued)

This report is submitted for the general information of the shareholders of each Fund. It is not authorized for distribution to prospective investors unless preceded or accompanied by an effective prospectus, which includes information regarding a Fund’s risks, objectives, fees and expenses, experience of its management, and other information. Investors should read the prospectus carefully before investing in a Fund. For questions or other Fund information, call 1-800-661-3550 or visit the Funds’ website at www.bridgeway.com. Funds are available for purchase by residents of the United States, Puerto Rico, U.S. Virgin Islands and Guam only. Foreside Fund Services, LLC, Distributor.

The views expressed here are exclusively those of Fund management. These views, including those relating to the market, sectors or individual stocks are not meant as investment advice and should not be considered predictive in nature.

ii	www.bridgeway.com

LETTER FROM THE INVESTMENT MANAGEMENT TEAM

June 30, 2011

Dear Fellow Shareholders,

Six of our twelve Funds beat their primary market benchmarks in the June quarter. For the fiscal year ending June 30, eight of eleven Funds beat their primary market benchmarks; the twelfth, Managed Volatility, met its risk target (40% or less of the market risk), while returning more than 40% of its primary market benchmark return.

A review of the recent market environment appears on page 2. In an unusual demonstration of accountability and transparency, each fiscal year we commit to reporting to shareholders what we think is the worst thing at Bridgeway during the year. This year’s choice was a first. Details are on page 3. Another of Bridgeway’s Funds turned 10 years old with the completion of fiscal year 2011. On page 4 we step back and take a look at the performance of both risk and return of this “lower octane” fund. This fund has beaten the S&P Index over this most recent (lower return) decade, while meeting its risk target in eight of ten fiscal years.

Its easy to get discouraged with much of the continuing economic and market news recently. Our president, Mike Mulcahy, presents his views on why we still believe in the long term health of our country on page 6. Our founder, John Montgomery, then follows suit with advice about how to handle the short term ups and downs of the market on page 7.

We have always thought a fair question of any financial adviser is, “How do you invest with your own money?” By way of disclosure, the head of our investment team publishes his own target asset allocation plan (page 8). Be forewarned: each investor’s situation is different; don’t just follow John’s plan. He has a steel stomach for market downturns, a characteristic that has helped his financial picture over the last two and a half decades, but also has caused some short-term bumps along the way, notably in 1987 and 2008.

Audited financial statements begin on page 130. Our last section includes information on why the Bridgeway Funds’ Board of Directors renewed the advisory contract with Bridgeway (page 162).

As always, we appreciate your feedback. We take your comments very seriously and regularly discuss them internally to help in managing our Funds and this company. Please keep your ideas coming — both favorable and critical. They provide us with a vital tool, helping us to serve you better.

Sincerely, Your Investment Management Team

John Montgomery	Dick Cancelmo

Elena Khoziaeva	Michael Whipple

Christine Liang	Rasool Shaik

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LETTER FROM THE INVESTMENT MANAGEMENT TEAM (continued)

Market Review

The Short Version: U.S. stock market returns were mixed within a limited range, as investors tried to understand the effects of poor global and domestic economic news during the June quarter.

The second quarter started strong in April. Equities enjoyed their best month of the year following positive corporate earnings and merger activity. Stocks quickly reversed direction in May and June; soft U.S. economic data, high energy costs, and concerns that Greece could default on its sovereign debt weighed on investors’ minds. A sharp rally in the final days of the quarter helped stocks as a new Greek solution emerged, a favorable U.S. durable goods report was released, and the Federal Reserve ended the QE2 stimulus to little fanfare. The end-of-quarter surge even moved some stock indexes into positive territory. Since the market low point in March 2009, stocks (as measured by the S&P 500 Index) have risen 95% through June 30, 2011. Small- and mid-cap indexes have performed even better, rising well over 100%.

Sector performance was widely mixed. Healthcare shares performed best as investors favored market segments that tend to hold up well in a weaker economy. Utilities and consumer staples, as well as other defensive sectors, did well. Industrials and business services, materials, and information technology shares fell slightly amid concerns that slower growth could hurt earnings in these sectors. Energy shares declined as oil prices tumbled in May and June, while financials fell due to housing and equity market weakness, new regulations that weighed on banks’ earnings, and economic uncertainty.

Looking at the market from a “style box” perspective below, returns were mixed across styles and market capitalizations. According to Morningstar, mid-cap growth stocks were the strongest market segment in the June quarter, up 2.1%.

Following are the stock market “style box” returns from Morningstar for the quarter and year ending June 30, 2011:

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LETTER FROM THE INVESTMENT MANAGEMENT TEAM (continued)

The Worst Thing of the Fiscal Year

The Short Version: The shareholders who “threw in the towel”* on either the market or specific Bridgeway equity funds over the last few years did so, in aggregate, with predictably poor timing. As a result, too many of our shareholders from before the market downturn in 2008 missed out on fiscal year 2011, one of the best in Bridgeway’s history. We realize we’re “writing to the choir” right now — and parenthetically want to express our appreciation for your staying the course of long-term investing, our stated goal. Nevertheless, we take significant responsibility for not doing a better job of communicating, educating, and partnering with shareholders to stay the course in a major market downturn. In future letters we will describe some of the steps Bridgeway is taking to address this major concern.

In each annual report for the last thirteen fiscal years, Bridgeway has revealed its “worst thing of the year.” This section has become an important Bridgeway tradition. As a shareholder, you are the owner and “boss,” and we think you have a right to know the negatives as well as the positives. In previous years we have discussed company turnover, trading errors, compliance issues, and specific periods of the performance of one or more of our Funds. Part of our firm’s culture is transparency (we’re the only Fund firm we know of that addresses this topic in an annual report), and we work hard to address problems and not repeat mistakes.

This year’s choice for “worst thing” was experiencing significant shareholder redemptions, the timing of which meant missing the best fiscal year in the past decade and second best year since the inception of Bridgeway Funds in 1994. If you have followed our letters through some years, you will recognize this as the problem we refer to as “chasing hot returns.” It results in buying more shares “high” and selling more “low,” which destroys value over time. It is the exact opposite of the strategy practiced by Bridgeway’s founder, who heads up the investment management team. (See “Super Dollar Cost Averaging” from the December 2008 letter at http://www.bridgeway.com/assets/pdf/reports/Semi Annual Report 2008.12.31.pdf.) The phenomenon of chasing hot returns and panicking in market downturns is well documented in the literature of behavioral finance. We recently came across a financial planner, Carl Richards, who uses drawings to illustrate the dangers of chasing hot returns, or what he refers to as the “behavior gap.” Visually, it tells the story of a phenomenon that has hurt the “take home” returns for too many previous shareholders.

*Of course, some shareholders redeem for other reasons, such as specific cash needs.

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LETTER FROM THE INVESTMENT MANAGEMENT TEAM (continued)

The devastating financial impact of this phenomenon would probably make this year’s “worst thing” a candidate for the worst thing of the decade. It’s difficult to express how bad it feels to know that some of our previous investors missed the upturn.

Happy Birthday: Managed Volatility Fund turns 10!

The Short Version: Most satisfying to our investment management team is designing a fund and seeing it perform exactly as designed. At the end of June we were able to step back and look at the big picture track record of another fund with a decade of performance. This is the single most complicated fund at Bridgeway — involving stocks, fixed income, and a conservative strategy to dampen risk with exchange listed derivatives. It has accomplished well what we set out to do ten+ years ago.

Our most conservative fund, Managed Volatility, just celebrated a ten year anniversary, and we wish to thank our shareholders (new and old) for their continued confidence. Like any proud parent, we celebrate all of the important milestones in our “offspring’s” lives. In the mutual fund world, the best accomplishments come in the form of excellent performance over an extended period of time.

But first, a bit of background. In 2001, Bridgeway set out to address a common complaint about our Funds: “Everything you guys do is high octane!” A great aspect of being an investment firm that uses data and statistics is that it is easier to design in the risk aspects of a Fund up front. With Managed Volatility we wanted to target a level of risk equal to about 40% of the market’s risk, using the S&P 500 Index as a proxy for the market. This isn’t a number out of the blue; it’s roughly equivalent to the risk of long-term bonds. Thus, we wanted to design a fund with long-term returns that looked more like the stock market, but short-term total risk that looked more like a long-term bond fund, specifically 40% of the stock market’s return. So how has the Fund done?

As presented in the graph on the next page, our Fund’s return has actually exceeded the return of the S&P 500 (3.59% versus 2.72%) over the full first decade of the Fund; we exceeded our return goal. On the risk side of the spectrum, we also exceeded our target for market risk (beta), providing 37% of the market risk, better than our goal. On the basis of overall volatility month to month (standard deviation of monthly returns), we came in at 45% of the market volatility — although a majority of that volatility is on the upside — which is definitely not a problem. Downside volatility has clocked in at 40.6%, dead on target with our design goal.

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LETTER FROM THE INVESTMENT MANAGEMENT TEAM (continued)

Apart from aggregate data, sometimes it’s helpful to look at performance in individual years (here, fiscal years ending June 30). The graph demonstrates the concept of providing cushion in the down years, but giving some of that back in the up years — resulting in a less bumpy ride, but with an overall better return than just mixing 60% stocks with 40% cash (another way to achieve a risk target of 40%). It also shows the Fund’s success in providing significant cushion in the three big bear market years.

The graph above gives you the feel for risk over the full decade. The next graph shows the annual pattern of risk as measured by volatility, specifically the standard deviation of monthly returns, or how much the Fund and market prices “jump around”. The Fund has consistently controlled for risk, but not to the level of 40% of market in every market environment.

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LETTER FROM THE INVESTMENT MANAGEMENT TEAM (continued)

While it’s a popular measure of risk, the problem with viewing standard deviation of returns as a primary measure of risk is that it gives equal weight to upside and downside volatility. Since most investors care a great deal about how quickly their Fund falls, but are not usually worried about it appreciating with a bit more energy, we also like to separate upside risk from downside risk. One risk measure does exactly this and is called “upside and downside capture.” Since we target 40% of the market’s risk, a majority of the time we would hope to capture something more than 40% of the S&P 500 Index’s return in a majority of up years, but less than 40% in a majority of down years. The table below presents these statistics, also on a fiscal year basis. The numbers in green represent fiscal years where we were on the “right side” of the 40% target; the non-highlighted numbers represent fiscal years we either fell more than 40% of the market in a downturn or captured less than 40% in an up year. Overall, we achieved our goal in eight of ten fiscal years. Notably, the two fiscal years we failed to meet our 40% targets were up years.

	Fiscal Years Ended June 30,
	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011
Managed Volatility Fund	-0.78%	2.57%	12.94%	7.32%	7.83%	5.87%	-1.57%	-11.66%	1.67%	14.15%
S&P 500 Index	-17.99%	0.25%	19.11%	6.32%	8.63%	20.58%	-13.12%	-26.21%	14.43%	30.69%
Difference	17.21%	2.32%	-6.17%	1.00%	-0.80%	-14.71%	11.55%	14.55%	-12.76%	-16.54%
% Up/Down Capture	4 of Loss %	1028 of Gain %	68 of Gain %	116 of Gain %	91 of Gain %	29 of Gain %	12 of Loss %	44 of Gain %	12 of Gain %	46 of Gain %
Beta vs. S&P 500 Index	0.41%	0.25%	0.35%	0.50%	0.40%	0.36%	0.43%	0.41%	0.35%	0.41%

Begin, Commence, Start Moving!

The Short Version: With considerable negative economic news in the media and — post fiscal year end — the first official stock market correction (10% drop) since 2008, it’s easy to get down in the dumps, or worse, panic in the current economic environment. While unemployment is still high, and addressing the debt burden may remain painful for some time, Bridgeway remains optimistic about the long term health of our country. We make no predictions about the short term direction of the economy or the stock market; but Bridgeway Capital Management’s President, Mike Mulcahy explains why we hold an optimistic long term view.

Good news! There is a record amount of cash in both corporate and personal accounts. Bad news! Very little is being invested and spent. In the 2001 comedy movie Rat Race, there is a group of confused tourists who unwittingly enter into a bizarre and humorous race for a $2 million prize. When the host of the race, Donald Sinclair, played by John Cleese of Monty Python fame, reveals they are in the race and announces “go,” they all look bewildered, confused and out of sorts. When one of the contestants asks for clarity, Mr. Sinclair provides more definition… “Begin, commence, start moving…” When nothing happens, he finally pulls out a pistol, fires it into the air and THEN the race really begins.

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LETTER FROM THE INVESTMENT MANAGEMENT TEAM (continued)

In many ways I feel our economy is in the same situation. We are in a race to recovery but can’t seem to get past “go.” We are waiting for some strong signal (our metaphorical starter pistol) to “begin, commence, start moving.” Even though we are generally sitting in bewilderment, watching events unfold, I will remain an optimist for a recovery. I don’t know when it will occur, but I am confident it will. Here are just two reasons why:

First, I have a great amount of confidence in our great nation. We are a wonderful group of diverse people with great ideas, innovative spirits and ambitious dreams. These ideals have not been taken away by any economic downturn. Despite the temporary feeling of gloom, political battles, tiresome rhetoric and blame, America is still the best place to pursue opportunities. Better days are ahead because we won’t accept the alternative.

Second, the economy appears poised to grow, because there is significant cash sitting on the sidelines waiting to “begin, commence, start moving.” Moody’s and Standard and Poor’s both report that corporate cash levels are at an all time high (over $2 trillion in US companies), and the Wall Street Journal recently ran a story on the return of corporate earnings, which means that more cash is being added on a daily basis. The CFO Report in June 2011 asserted that CFOs are holding back on hiring and investing until they can get a better glimpse of the future. This “cash hoarding” is under some criticism but is a logical response to lack of confidence in the future.

Another indication of more systematic “cash hoarding” is found in the levels of money supply. M1 and M2 are two measures of cash instruments tracked by the Federal Reserve. These numbers capture money that is in checking accounts, savings accounts, money market funds, and other short-term liquid holdings. Both of these numbers are also at all time highs, with M2 surpassing $9 Trillion this June, up over 10% since the last recession began. Just like corporations, individuals are waiting for a strong signal to return to spending and investing. It is a big deal when consumer consumption represents about 70% of our GDP. A July 2011 study by UBS Wealth Management of 1,000 high net worth investors showed that 40% are holding off on investing. Why? Only 21% were cited as optimistic about the economy, down from 53% in April. Worse, 60% are pessimistic about the economy, up from 27% in April.

In many ways, the data suggests our economy is in the same situation as the contestants in Rat Race. We have the cash, we have the creativity, we have the skills. What’s wrong? We are all just perplexed, waiting for that strong signal to announce that our race to recovery has begun. Sadly, for investors we usually respond too late (but that’s a separate story). Let’s hope that the signal comes soon, as I know we are all tired of this “rat race!”

Whiplash (by John Montgomery)

The Short Version: The easiest cure for financial whiplash: turn off the news about the latest market moves and don’t check your own portfolio prices more than quarterly.

Thirty years ago, I worked in a different service industry: transportation. Specifically, I managed a small bus company in North Carolina. While one might not think there are many similarities between the investment business and the transportation business, I have found a number:

•	low costs make a big difference,

•	people on the receiving end of any service transaction want to be treated with respect, fairness, and integrity,

•

the most powerful business asset (the people providing the service) doesn’t even appear on an organization’s balance sheet; investing in those people and providing a great place to work is one of the single best uses of leaders’ time,

•	technology can help keep you ahead of the curve if you use it well, and

•	learning from mistakes and failure — and then not repeating them — is key.

I recently reflected on an investment phenomenon that took me back to my years in North Carolina. Bus passengers at that time would not infrequently sue the public bus company for damages, time off, and pain and suffering from an accident, even mild accidents. Whiplash is hard to prove, and that was a frequent claim. My assistant would visit accident victims at their homes, expressing sincere concern, but also on the lookout for those who would wear a neck brace to work, but play football

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LETTER FROM THE INVESTMENT MANAGEMENT TEAM (continued)

with the kids at home. Sadly, I have to admit I engaged in negative humor and cynicism around these claims of whiplash. You might imagine the jokes told in industry trade meetings. One day, that changed for me. While I was waiting to make a left turn, a taxi ran into the back of my own private car. The day after, my neck was in significant pain; I never took part in whiplash jokes again.

Fast forward to 2011. Last month I was reading an investment article entitled, “A Severe Case of Portfolio Whiplash” (New York Times, July 10, 2011), referring to the ups and downs of the quarter. While the newspaper image of a 25-year-old man in a neck brace took me right back to my experience in North Carolina, there was one major difference. I know how to cure every instance of “whiplash” in the June quarter of 2011. Don’t look at daily prices. Four times a year is plenty. What possible value added is there to looking more frequently? The “upside”: potential sympathy following claims of whiplash. And the potential downside: ending up with sub par returns due to the “behavior gap” discussed two sections above. For long term investments, we believe holding through the downturns is the only way to ensure that an individual investor’s returns don’t drop below that of the fund they are invested in.

“How do you invest your money?” (by John Montgomery)

The Short Version: We have a strong commitment to disclosure at Bridgeway, and I think it is fair for shareholders to know exactly how the head of their investment management team invests his money. Some people say I have a steel stomach in a market downturn. Thus, my target allocation for my personal investments may be more aggressive than would be considered appropriate for most people. I rely very heavily on the funds we manage to build my “nest egg” for retirement (which is likely more than a handful of years away).

A Bridgeway partner recently informed me that our shareholders continue to ask the question, “How does John invest his money?” Since I haven’t shared my target asset allocation with you in a while, I thought I’d give you an update in this annual report. Bear in mind, everybody’s situation is different in terms of our goals, our risk tolerance, our investing experience, and our time horizons. I am not recommending that you follow my target allocation. I share my allocation with you to show you my thought process and also by way of disclosure; you should not simply copy what I’m doing, because your situation is undoubtedly different than mine.

Personally, I have a high pain threshold in a market downturn. I don’t usually look at my account statements (though I do update them in “Quicken” often enough to ensure accuracy and tax and disclosure reporting). My rule of thumb, both professionally and personally, is, “If it doesn’t make a difference in a decision you make, don’t look.” I realize this is hardly classical wisdom, but I see two big specific problems with following one’s investments too frequently. First, investors tend to become more nervous, especially in a downturn, which causes (in my opinion) unnecessary stress, and based on several studies, too much costly changing from one investment to another. Second, investors tend to “chase hot returns,” buying more after a big run-up and selling after a downturn — a formula for financial disaster.

So what’s the antidote to obsessing about returns? Is there a more productive way to spend time and energy? My philosophy is. . .

a) structure an asset allocation plan that matches your goals, investing time horizon, and tolerance for risk (generally, diversified short-term income investments for short-term needs and more stocks for long-term needs),

b) write it down,

c) implement it, and

d) rebalance it every one or two years (or as lifestyle changes occur).

By way of disclosure. . .

First, I am 55 years young and my three children have all completed college and become financially independent. My wife and I pay expenses out of the joint employment income from our respective workplaces, so my investments are essentially all long-term focused and earmarked for our retirement years. For near-term obligations (or maybe an emergency fund), I have historically used short-term bonds (including inflation-protected bonds) and a small amount within a money market fund.

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LETTER FROM THE INVESTMENT MANAGEMENT TEAM (continued)

Second, at any given time, my actual allocation will vary somewhat from the target below, due to periodic cash flow and tax management considerations. Generally, I try to keep it in balance over time. By rebalancing on a periodic basis, I am able to invest more dollars in funds that have underperformed and trim what has done really well.

Third, I use Bridgeway-managed portfolios for 100% of my stock market investing needs. (No portfolio manager at Bridgeway is permitted to buy domestic equities directly; we “eat our own cooking.”)

Fourth, this table does not include my substantial, majority ownership in Bridgeway Capital Management, since I plan to retire off of my personal investments as detailed below. [The substantial allocation of Bridgeway Funds through my Bridgeway Capital Management ownership can be found in the Statement of Additional Information on our web site.]

Fifth, in addition to my mutual fund allocation, I also have some investments in an illiquid real estate partnership that my brother (also a director of Bridgeway Capital Management) manages, a holding that represents less than 10% of my retirement assets.

Finally, the following table depicts my personal targeted fund allocation, but does not show or explain how the Bridgeway managers (including me) manage money within each fund.

Whew! Here’s my long term target allocation:

Fund	Allocation
Bridgeway Aggressive Investors 1 and 2 Funds	50.0%
Bridgeway Ultra-Small Company Fund	26.4%
Bridgeway Micro-Cap Limited Fund	10.0%
Bridgeway Managed Volatility Fund	8.0%
Bridgeway Blue Chip 35 Index Fund	0.7%
Bridgeway Large-Cap Growth Fund	0.7%
Bridgeway Large-Cap Value Fund	0.7%
Bridgeway Small-Cap Growth Fund	0.7%
Bridgeway Small-Cap Value Fund	0.7%
Bridgeway Small-Cap Momentum Fund	0.7%
Bridgeway Omni Tax-Managed Small-Cap Value Fund	0.7%
Bridgeway Ultra-Small Company Market Fund	0.7%

Total	100.0%

Happy Birthday to the World’s Youngest Nation

As you may know, one of the unusual aspects of Bridgeway Capital Management, the Funds’ adviser, is that we donate half of our profits to non-profit organizations. One of the focus areas of that work took a colleague and me to Juba, Sudan early this year for a week as international election observers with the Carter Center. This historic election was not about electing people to office, but rather determining whether southern Sudan would secede from the north, forming a new nation as provided for in the Comprehensive Peace Agreement (CPA). This agreement was brokered by President George W. Bush in 2005 and ended a 22-year civil war in which 2 million people died.

Reflection on the elections. Successful, peaceful elections by no means guarantee peace — the politics, tensions, and dynamics of the region are hugely complex — but the elections were an important step along the way. The presence of international election observers contributes significantly to peaceful and fair elections, and Bridgeway was doing its small part. I felt as if I were in the room as citizens were signing their country’s own Declaration of Independence. This election was important to the people of South Sudan, to those in Darfur and Nubia, to the general stability of one of Africa’s largest nations, and to the surrounding African nations. But it also affects us here in America, as the future of Africa affects our own future.

Fast forward six months. I write this letter on July 9, five days after celebrating our own country’s independence, also, on the day of birth of the world’s newest nation, South Sudan. Even as this is a wonderful moment for many people in the south, full of hope for freedom, peace, and development, problems abound. The per capita income in the south is a small fraction (a few dollars/day) of what it is in the north. There are ten registered nurses for a population of ten million people. (I personally

9	Annual Report | June 30, 2011

LETTER FROM THE INVESTMENT MANAGEMENT TEAM (continued)

know that many nurses in my home town in the U.S.) Today, a girl is several times more likely to die in childbirth than to learn to read. There remain a handful of rebel groups in South Sudan that are not aligned with the current/new government. There is as yet no agreement on a formula for sharing oil revenues between Sudan and South Sudan or on the status of the border states. Significant violence continues in the border states of Abyei and South Kordofan, in addition to the ongoing tragedies in Darfur. In short, there are many opportunities for continued peacemaking and development. My hope and prayer is for peace at the most fundamental level, true unity, and the setting of a foundation for freedom that will be a model for others.

Context. At this point you may be wondering what a country in Africa has to do with Bridgeway and your Funds. It is Bridgeway’s view that taking a broader view of our work and world gives us a much stronger, healthier, and sustainable platform for producing attractive, long-term shareholder returns. Only one member of your investment management team went to the Sudan in the recently completed fiscal year, but we encourage each partner throughout the firm to engage significantly, we say “transformatively,” in his or her own area of passion — both in our investment work and in our broader communities.

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Annual Report | June 30, 2011

Aggressive Investors 1 Fund MANAGER’S COMMENTARY

June 30, 2011

Dear Fellow Aggressive Investors 1 Fund Shareholder,

Aggressive Investors 1 Fund declined 1.98% for the quarter ended June 30, 2011 trailing, our primary benchmark, the S&P 500 Index (+0.10%), our peer benchmark, the Lipper Capital Appreciation Funds Index (-0.29%) and the Russell 2000 Index (-1.61%). It was a weak quarter on an absolute and relative basis.

For the fiscal year ended June 30, 2011, our Fund appreciated 40.81%, outperforming all of our benchmarks, the S&P 500 Index (+30.69%), the Lipper Capital Appreciation Funds Index (+27.96%) and the Russell 2000 Index (+37.41%). We are very pleased with both the relative and absolute returns for the one year period. We continue to lead our primary benchmark for the ten-year and life-to-date periods, but we still have ground to make up for the five year period.

The table below presents our June quarter, one-year, five-year, ten-year and life-to-date financial results according to the formula required by the SEC. See the next page for a graph of performance from inception to June 30, 2011.

	June Qtr. 4/1/11 to 6/30/11	1 Year 7/1/10 to 6/30/11	5 Year 7/1/06 to 6/30/11	10 Year 7/1/01 to 6/30/11	Life-to-Date 8/5/94 to 6/30/11

Aggressive Investors 1 Fund	-1.98%	40.81%	-3.29%	3.35%	13.64%
S&P 500 Index (large companies)	0.10%	30.69%	2.94%	2.72%	8.47%
Lipper Capital Appreciation Funds Index	-0.29%	27.96%	4.53%	3.46%	7.76%
Russell 2000 Index (small companies)	-1.61%	37.41%	4.08%	6.27%	8.94%

Performance figures quoted in the table above and graph below represent past performance and are no guarantee of future results. Total return figures in the table above include the reinvestment of dividends and capital gains. The table above and the graph below do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

The S&P 500 Index is a broad-based, unmanaged measurement of changes in stock market conditions, based on the average of 500 widely held common stocks with dividends reinvested. The Russell 2000 Index is an unmanaged, market value weighted index that measures performance of the 2,000 companies that are between the 1,000th and 3,000th largest in the market with dividends reinvested. The Lipper Capital Appreciation Funds Index reflects the record of the 30 largest funds in the category of more aggressive domestic growth mutual funds, as reported by Lipper, Inc. It is not possible to invest directly in an index. Periods longer than one year are annualized.

According to data from Lipper, Inc. as of June 30, 2011, Aggressive Investors 1 Fund ranked 47th of 290 capital appreciation funds for the twelve months ending June 30, 2011, 215th of 220 over the last five years, 91st of 162 over the last ten years, and 2nd of 54 since inception in August, 1994. Lipper, Inc. is an independent mutual fund rating service that ranks funds in various fund categories by making comparative calculations using total returns.

www.bridgeway.com	12

Aggressive Investors 1 Fund MANAGER’S COMMENTARY (continued)

Aggressive Investors 1 Fund vs. S&P 500 Index, Lipper Capital Appreciation Funds Index & Russell 2000 Index

from Inception 8/5/94 to 6/30/11

Detailed Explanation of Quarterly Performance

The Short Version: Consumer Discretionary stocks were the bright spot in the quarter, while Materials and Industrial stocks detracted the most from Fund returns among the ten worst contributors.

Despite the fact that many consumers remained concerned about the economy and their individual job prospects for the future, Consumer Discretionary stocks highlighted the list of best performers for the quarter. Some luxury buyers have been jumping back in with more expensive purchases. Eight Consumer Discretionary companies made the top-ten list; combined, they contributed over two percent to the Fund’s return.

These are the Fund’s ten best-contributing stocks for the quarter ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	Fossil, Inc.	Textiles, Apparel & Luxury Goods	0.5%
2	Dillard’s, Inc.	Multiline Retail	0.4%
3	Polaris Industries, Inc.	Leisure Equipment & Products	0.4%
4	Pier 1 Imports, Inc.	Specialty Retail	0.2%
5	Credit Acceptance Corp.	Consumer Finance	0.2%
6	Netflix, Inc.	Internet & Catalog Retail	0.2%
7	Basic Energy Services, Inc.	Energy Equipment & Services	0.2%
8	CBS Corp.	Media	0.2%
9	Magna International, Inc.	Auto Components	0.2%
10	TRW Automotive Holdings Corp.	Auto Components	0.2%

Fossil manufactures watches and other fashion jewelry, primarily for the high-end market. While many consumers continue to hold off on discretionary purchases in these tight economic times, luxury buyers have begun to resurface. The company posted far better-than-expected earnings in the latest quarter, and revenues jumped over 30 percent to a seasonally adjusted all time high. While sales in Europe have been lackluster at best, growth from Asian markets has been strong and more than picked up the slack — highlighting the fact that some of our U.S. stocks do have foreign exposure. The company projects double-digit percentage sales increases for each of the next two years and boasts “strong buy” recommendations by several analysts. Fossil hit a 52-week high late in the quarter and was the top contributor to the Fund’s performance.

13	Annual Report | June 30, 2011

Aggressive Investors 1 Fund MANAGER’S COMMENTARY (continued)

Luxury buyers not only have their eyes on nice watches these days; many of the thrill seekers of the bunch have also been in the market for off-road recreational vehicles. Polaris Industries reported a solid first quarter that beat analysts’ estimates and also raised its outlook for the future. Over the past five years, the company has realized stronger revenue and earnings growth in the March and June quarters, a trend some analysts expect to occur in 2011 as well. Polaris has added to its product line with the acquisition of Global Electric Motorcars from Chrysler, as well as Indian Motorcycle, a legendary brand that still offers great appeal for true riders. The stock is trading at close to an all-time high and was the second best Fund performer for the period, increasing almost 30 percent.

The aftermath of the Japanese earthquake and tsunami has been felt throughout the manufacturing sector as supply chains have been impacted, particularly among auto makers and suppliers. Four industrial companies made the “bottom ten contributors” list; combined, they hindered the performance of the Fund by one percent. Additionally, metals and metal-related companies gave back a portion of their stellar gains of the prior quarters.

These are the Fund’s ten worst-contributing stocks for the quarter ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	Silvercorp Metals, Inc.	Metals & Mining	-0.6%
2	ION Geophysical Corp.	Energy Equipment & Services	-0.6%
3	Micron Technology, Inc.	Semiconductors & Semiconductor Equipment	-0.4%
4	Silver Wheaton Corp.	Metals & Mining	-0.4%
5	CNH Global N.V.	Machinery	-0.3%
6	Tata Motors, Ltd. - Sponsored ADR	Machinery	-0.3%
7	United Rentals, Inc.	Trading Companies & Distributors	-0.2%
8	Timberland Co.	Textiles, Apparel & Luxury Goods	-0.2%
9	Titan International, Inc.	Machinery	-0.2%
10	Nabors Industries, Ltd.	Energy Equipment & Services	-0.2%

What a difference a few months make! In the fourth quarter 2010, silver mining company Silvercorp was the Fund’s top performer and jumped more than 50% for the period. After pushing to 30-year highs, silver began to plummet in April, and some futures investors were forced out of the market by a series of margin increases. Additionally, with the Fed set to wind down its latest stimulus program, known as QE2, in June (it has since ended), many precious metals began trading well off their highs as investors feared an end to the sizable commodity run. Silvercorp, the largest primary silver producer in China, struggled along with the metals themselves, and its stock price dropped 35% during the three month period. Late in the quarter, the company announced a major buyback program to take advantage of what management believes to be an undervaluation in its stock.

So what happens when a company misses revenues by $26 million or over 25% of analysts’ expectations? ION Geophysical can answer that question, as the energy company’s share price dropped over 25% in the quarter. While earnings were still slightly positive for the quarter, one of ION’s key business units took a sizable hit due to the ongoing turmoil in the Middle East, in particular Libya. In fact, a multi-million dollar sale to the country was put on hold for an indefinite time frame. ION was the Fund’s second largest drag on Fund performance for the quarter and demonstrates the downside political risk of exposure to some foreign markets.

Detailed Explanation of Fiscal Year Performance

The Short Version: Consumer Discretionary stocks were the positive story for the fiscal year as well as the quarter. While IT stocks had the largest representation among the worst performers list, Industrial stocks actually hurt our relative performance the most.

A surge in retail activity in the second half of 2010 propelled a number of Consumer Discretionary companies to solid results for the fiscal year. All told, five related companies made the top performers list for the 12-month period. Combined, they returned over four percent to the Fund’s performance.

www.bridgeway.com	14

Aggressive Investors 1 Fund MANAGER’S COMMENTARY (continued)

These are the Fund’s ten best-contributing stocks for the fiscal year ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	Netflix, Inc.	Internet & Catalog Retail	1.5%
2	TRW Automotive Holdings Corp.	Auto Components	1.3%
3	Fossil, Inc.	Textiles Apparel & Luxury Goods	1.2%
4	Dillard’s, Inc.	Multiline Retail	1.2%
5	Pier 1 Imports, Inc.	Specialty Retail	1.2%
6	ARM Holdings PLC - Sponsored ADR	Semiconductors & Semiconductor Equipment	1.1%
7	CBS Corp.	Media	1.0%
8	RPC, Inc.	Energy Equipment & Services	1.0%
9	W.W. Grainger, Inc.	Trading Companies & Distributors	1.0%
10	Ford Motor Co.	Automobiles	0.9%

First, Blockbuster. Next, the cable companies? Netflix is the largest online movie rental subscription service in the United States, offering over 18,000 entertainment titles (movies, TV shows) delivered either via mail or streamed directly to users’ TVs or computers. Its business model was credited by some for the demise of one-time giant Blockbuster. Now, even cable companies are worried that their current subscribers may cancel (or downgrade) their services and simply use Netflix more. In May, Netflix inked an agreement with Miramax to add to its library of movies. In April, the company posted earnings and revenues that beat expectations, after reporting similarly strong results in January. A major analyst recently upgraded the stock and claimed that subscribers could hit 50 million by 2013 from 24 million currently. Late in the fiscal year, Netflix’s CEO joined Facebook’s board of directors, prompting speculation that some business relationship between the two companies may be in the works. For the 12-month period, Netflix stock more than doubled in price and was the top contributor to the Fund.

Perhaps it started with the “cash for clunkers” program? Perhaps the industry bailout helped? Perhaps it’s just par for the course for the economic recovery. The domestic auto sector has been on the rebound, and companies such as parts supplier TRW have benefited dramatically. In May, the company posted stellar earnings that grew by almost 40% and beat analysts’ forecasts. TRW also reported strong revenues and improving margins and raised its sales estimates for the entire year. While management acknowledges some challenges due to supply chain disruptions from the Japanese earthquake and tsunami, it expects the impact to be short-lived and believes that any lost production should be recouped in the second half of the year. TRW enhanced the Fund’s return by over one-and-a-quarter-percent for the 12-month period.

While some analysts expected IT companies to lead the domestic recovery as businesses upgrade outdated systems and processes, four related stocks were among the worst performance drags to the Fund. Combined, these holdings cost the Fund about a percent-and-a-quarter in return for the fiscal year.

These are the Fund’s ten worst-contributing stocks for the fiscal year ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	Sanmina-SCI Corp.	Electronic, Equipment Instruments & Components	-0.6%
2	Corinthian Colleges, Inc.	Diversified Consumer Services	-0.5%
3	ION Geophysical Corp.	Energy Equipment & Services	-0.4%
4	JDS Uniphase Corp.	Communications Equipment	-0.4%
5	Newcastle Investment Corp.	Real Estate Investment Trusts (REITs)	-0.2%
6	Sinclair Broadcast Group, Inc.	Media	-0.2%
7	Titan International, Inc.	Machinery	-0.2%
8	Las Vegas Sands Corp.	Hotels Restaurants & Leisure	-0.2%
9	Genworth Financial, Inc.	Insurance	-0.2%
10	Ceradyne, Inc.	Aerospace & Defense	-0.2%

An interesting debate has sprung up surrounding the regulation and funding of for-profit colleges. Some colleges have been soundly criticized for charging too much tuition to students who can least afford to repay the loans. These critics believe the for-profit colleges have raised unrealistic expectations for future employment and thus prospects for repayment. On the other

15	Annual Report | June 30, 2011

Aggressive Investors 1 Fund MANAGER’S COMMENTARY (continued)

hand, some feel that market forces should not be hampered by additional regulations and that the for-profit colleges fill a needed gap. As a result of some pretty dismal statistics released in August 2010 about industry-wide loan repayment rates, the Department of Education proposed new regulations that will penalize schools that fall below certain minimums and will potentially cut them off from being allowed to offer federal student loans. Corinthian Colleges was one of many private education companies that failed to meet the minimum guidelines, and enrollment in its institutions could drop considerably should its students be unable to receive much needed aid. Company management dramatically lowered its earnings outlook as a result of the new proposed standards. For years, certain critics of these institutions have claimed that they fail to prepare students for the jobs market (particularly a tough jobs market), and graduates often are unable to pay back government loans. These regulations could change the entire dynamic of the private education industry. Corinthian Colleges’ stock price dropped almost 50%, and it was the Fund’s second worst contributor.

Top Ten Holdings as of June 30, 2011

Four of the Fund’s top contributors for the June 2011 quarter were also among the largest holdings at the end of the fiscal year: Fossil, TRW Automotive, Dillard’s, Polaris. The Fund was broadly diversified across industries, and no single holding accounted for greater than 2.7% of the net assets. The ten largest positions represented just over 20% of the total assets of the Fund.

Rank	Description	Industry	% of Net Assets
1	RPC, Inc.	Energy Equipment & Services	2.7%
2	Westlake Chemical Corp.	Chemicals	2.3%
3	Fossil, Inc.	Textiles, Apparel & Luxury Goods	2.1%
4	TRW Automotive Holdings Corp.	Auto Components	2.0%
5	ARM Holdings PLC - Sponsored ADR	Semiconductors & Semiconductor Equipment	2.0%
6	Sinclair Broadcast Group, Inc.	Media	2.0%
7	Vonage Holdings Corp.	Diversified Telecommunication Services	2.0%
8	Dillard’s, Inc.	Multiline Retail	1.9%
9	Illumina, Inc.	Life Sciences Tools & Services	1.7%
10	Polaris Industries, Inc.	Leisure Equipment & Products	1.7%
	Total		20.4%

Industry Sector Representation as of June 30, 2011

The Fund’s most overweighted sector at quarter end was Consumer Discretionary, a sector that performed well in the market and especially in our Fund in the June quarter. The sector added about one and a half percent of relative performance to the Fund. On the other side of the ledger, our Fund is most underweighted in Financials, a riskier sector as demonstrated in the 2008 downturn.

	% of Net Assets	% of S&P 500 Index	Difference
Consumer Discretionary	19.9%	10.7%	9.2%
Consumer Staples	7.2%	10.7%	-3.5%
Energy	14.0%	12.6%	1.4%
Financials	9.9%	15.0%	-5.1%
Health Care	8.4%	11.7%	-3.3%
Industrials	13.2%	11.3%	1.9%
Information Technology	13.9%	17.8%	-3.9%
Materials	10.1%	3.7%	6.4%
Telecommunication Services	3.1%	3.1%	0.0%
Utilities	0.0%	3.4%	-3.4%
Cash & Other Assets	0.3%	0.0%	0.3%
Total	100.0%	100.0%

www.bridgeway.com	16

Aggressive Investors 1 Fund MANAGER’S COMMENTARY (continued)

Disclaimer

The views expressed here are exclusively those of Fund management. These views, including those related to market sectors or individual stocks, are not meant as investment advice and should not be considered predictive in nature. Any favorable (or unfavorable) description of a holding applies only as of the quarter-end, June 30, 2011, unless otherwise stated. Security positions can and do change thereafter. Discussions of historical performance do not guarantee and may not be indicative of future performance.

Market volatility can significantly affect short-term performance. The Fund is not an appropriate investment for short-term investors. Investments in the small companies within this multi-cap fund generally carry greater risk than is customarily associated with larger companies. This additional risk is attributable to a number of factors, including the relatively limited financial resources that are typically available to small companies and the fact that small companies often have comparatively limited product lines. In addition, the stock of small companies tends to be more volatile than the stock of large companies, particularly in the short term and particularly in the early stages of an economic or market downturn. The Fund’s use of options, futures, and leverage can magnify the risk of loss in an unfavorable market, and the Fund’s use of short-sale positions can, in theory, expose shareholders to unlimited loss. Finally, the Fund exposes shareholders to “focus risk,” which may add to Fund volatility through the possibility that a single company could significantly affect total return. Shareholders of the Fund, therefore, are taking on more risk than they would if they invested in the stock market as a whole.

Conclusion

Thank you for your continued investment in Aggressive Investors 1 Fund. We encourage your feedback; your reactions and concerns are extremely important to us.

Sincerely,

The Investment Management Team

17	Annual Report | June 30, 2011

Bridgeway Aggressive Investors 1 Fund SCHEDULE OF INVESTMENTS

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
COMMON STOCKS - 99.77%
Aerospace & Defense - 1.96%
	Ceradyne, Inc.*	24,600	$959,154
	L-3 Communications Holdings, Inc.	12,900	1,128,105

			2,087,259

Auto Components - 5.88%
	BorgWarner, Inc.*	19,400	1,567,326
	Magna International, Inc.	24,800	1,340,192
	Tenneco, Inc.*	27,900	1,229,553
	TRW Automotive Holdings Corp.*	36,200	2,136,886

			6,273,957

Beverages - 3.24%
	Brown-Forman Corp., Class B	13,700	1,023,253
	Coca-Cola Enterprises, Inc.#	43,300	1,263,494
	Dr. Pepper Snapple Group, Inc.	28,000	1,174,040

			3,460,787

Biotechnology - 1.00%
	Alexion Pharmaceuticals, Inc.*	22,800	1,072,284

Chemicals - 5.27%
	CF Industries Holdings, Inc.	7,400	1,048,358
	Mosaic Co. (The)	14,800	1,002,404
	Sherwin-Williams Co. (The)	13,300	1,115,471
	Westlake Chemical Corp.	47,300	2,454,870

			5,621,103

Commercial Banks - 0.94%
	Royal Bank of Scotland Group PLC - Sponsored ADR*	80,200	998,490

Communications Equipment - 2.32%
	Alcatel-Lucent - Sponsored ADR*	296,800	1,712,536
	JDS Uniphase Corp.*	46,000	766,360

			2,478,896

Computers & Peripherals - 0.83%
	Lexmark International, Inc., Class A*	30,200	883,652

Construction & Engineering - 1.01%
	MasTec, Inc.*	54,500	1,074,740

Consumer Finance - 2.58%
	Credit Acceptance Corp.*	17,700	1,495,119

Industry	Company	Shares	Value

Consumer Finance (continued)
	Discover Financial Services	47,100	$1,259,925

			2,755,044

Diversified Telecommunication Services - 1.95%
	Vonage Holdings Corp.*	472,600	2,084,166

Electronic Equipment, Instruments & Components - 2.35%
	Arrow Electronics, Inc.*	33,600	1,394,400
	Vishay Intertechnology, Inc.*	73,900	1,111,456

			2,505,856

Energy Equipment & Services - 11.01%
	Baker Hughes, Inc.	15,100	1,095,656
	Basic Energy Services, Inc.*	41,700	1,312,299
	Halliburton Co.	30,000	1,530,000
	ION Geophysical Corp.*	87,600	828,696
	Nabors Industries, Ltd.*	39,700	978,208
	National Oilwell Varco, Inc.	14,300	1,118,403
	Newpark Resources, Inc.*	121,800	1,104,726
	RPC, Inc.+	118,050	2,896,947
	Weatherford International, Ltd.*	47,500	890,625

			11,755,560

Food & Staples Retailing - 2.02%
	Safeway, Inc.	49,200	1,149,804
	Wal-Mart Stores, Inc.	19,000	1,009,660

			2,159,464

Food Products - 1.01%
	Bunge, Ltd.	15,600	1,075,620

Health Care Equipment & Supplies - 1.32%
	CR Bard, Inc.	12,800	1,406,208

Health Care Providers & Services - 2.18%
	Health Management
	Associates, Inc., Class A*	125,000	1,347,500
	Quest Diagnostics, Inc.	16,600	981,060

			2,328,560

Hotels, Restaurants & Leisure - 3.17%
	Domino’s Pizza, Inc.*	44,700	1,128,228
	Red Robin Gourmet Burgers, Inc.*	30,500	1,109,590
	Wynn Resorts, Ltd.	8,000	1,148,320

			3,386,138

Household Products - 0.92%
	Procter & Gamble Co. (The)	15,500	985,335

www.bridgeway.com	18

Bridgeway Aggressive Investors 1 Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Insurance - 3.30%
	Reinsurance Group of America, Inc.	18,500	$1,125,910
	RLI Corp.+	20,500	1,269,360
	Travelers Cos., Inc. (The)	19,400	1,132,572

			3,527,842

Internet & Catalog Retail - 1.44%
	priceline.com, Inc.*	3,000	1,535,790

IT Services - 1.25%
	International Business Machines Corp.	7,800	1,338,090

Leisure Equipment & Products - 1.67%
	Polaris Industries, Inc.	16,000	1,778,720

Life Sciences Tools & Services - 1.73%
	Illumina, Inc.*	24,600	1,848,690

Machinery - 6.81%
	CNH Global N.V.*	31,100	1,202,015
	Cummins, Inc.	9,800	1,014,202
	NACCO Industries, Inc., Class A	10,900	1,055,338
	Sauer-Danfoss, Inc.*	34,500	1,738,455
	Tata Motors, Ltd. - Sponsored ADR	54,400	1,224,544
	Titan International, Inc.	42,500	1,031,050

			7,265,604

Marine - 0.00%
	Kirby Corp.*	20	1,133

Media - 3.34%
	CBS Corp., Class B Non-Voting	51,800	1,475,782
	Sinclair Broadcast Group, Inc., Class A	190,600	2,092,788

			3,568,570

Metals & Mining - 2.19%
	Silver Wheaton Corp.	40,000	1,320,000
	Silvercorp Metals, Inc.	108,100	1,013,978

			2,333,978

Multiline Retail - 1.89%
	Dillard’s, Inc., Class A+	38,600	2,012,604

Oil, Gas & Consumable Fuels - 3.05%
	Chevron Corp.	11,500	1,182,660
	Hess Corp.	14,100	1,054,116

Industry	Company	Shares	Value

Oil, Gas & Consumable Fuels (continued)
	Valero Energy Corp.	39,800	$1,017,686

			3,254,462

Paper & Forest Products - 2.65%
	Domtar Corp.	15,900	1,506,048
	MeadWestvaco Corp.	39,600	1,319,076

			2,825,124

Pharmaceuticals - 2.13%
	Bristol-Myers Squibb Co.	18,000	521,280
	Medicines Co. (The)*	69,600	1,149,096
	Valeant Pharmaceuticals International, Inc.+	11,700	607,932

			2,278,308

Real Estate Investment Trusts (REITs) - 3.06%
	BioMed Realty Trust, Inc.	64,700	1,244,828
	Newcastle Investment Corp.	147,500	852,550
	Weingarten Realty Investors+	46,600	1,172,456

			3,269,834

Road & Rail - 2.46%
	Amerco, Inc.*	15,800	1,519,170
	Werner Enterprises, Inc.+	44,400	1,112,220

			2,631,390

Semiconductors & Semiconductor Equipment - 7.17%
	ARM Holdings PLC - Sponsored ADR	74,800	2,126,564
	Atmel Corp.*	118,100	1,661,667
	Fairchild Semiconductor International, Inc.*	60,200	1,005,942
	FEI Co.*	27,000	1,031,130
	Micron Technology, Inc.*	101,000	755,480
	NVIDIA Corp.*	67,300	1,072,426

			7,653,209

Specialty Retail - 0.48%
	Pier 1 Imports, Inc.*	44,300	512,551

Textiles, Apparel & Luxury Goods - 2.09%
	Fossil, Inc.*	19,000	2,236,680

Trading Companies & Distributors - 0.99%
	W.W. Grainger, Inc.	6,900	1,060,185

19	Annual Report | June 30, 2011

Bridgeway Aggressive Investors 1 Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Wireless Telecommunication Services - 1.11%
	MetroPCS Communications, Inc.*	69,100	$1,189,211

TOTAL COMMON STOCKS - 99.77%			106,515,094

(Cost $89,563,251)
		Number of Contracts	Value
CALL OPTIONS PURCHASED - 0.09%
Alcatel-Lucent - Sponsored ADR
	Expiring September, 2011 at $5.00	1,000	94,000

TOTAL CALL OPTIONS PURCHASED - 0.09%			94,000

(Cost $119,097)

	Rate^	Shares	Value

MONEY MARKET FUND - 0.50%
BlackRock FedFund	0.01%	530,462	530,462

TOTAL MONEY MARKET FUND - 0.50%			530,462

(Cost $530,462)

TOTAL INVESTMENTS - 100.36%			$107,139,556
(Cost $90,212,810)
Liabilities in Excess of Other Assets - (0.36%)			(382,348)

NET ASSETS - 100.00%			$106,757,208

*           Non-income producing security.

#          Securities, or a portion thereof, segregated to cover the Fund’s potential obligation under swap agreements. The total value of segregated assets is $583,600.

^         Rate disclosed as of June 30, 2011.

+         This security or a portion of the security is out on loan at June 30, 2011. Total loaned securities had a value of $3,573,355 at June 30, 2011.

ADR - American Depositary Receipt

PLC - Public Limited Company

Summary of inputs used to value the Fund’s investments as of 06/30/2011 are as follows (See Note 2 in Notes to Financial Statements):

	Valuation Inputs

	Investment in Securities (Value)

	Level 1 Quoted Prices	Level 2 Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Total

Common Stocks	$106,515,094	$—	$—	$106,515,094
Call Options Purchased	94,000	—	—	94,000
Money Market Fund	—	530,462	—	530,462

TOTAL	$106,609,094	$530,462	$—	$107,139,556

Other Financial Instruments**
Swaps	$—	$3,655	$—	$3,655

TOTAL	$—	$3,655	$—	$3,655

**	Other financial instruments are derivative instruments not reflected in the Schedule of Investments, such as swap contracts, which are valued at the unrealized appreciation/depreciation on the investment.

See Notes to Financial Statements.

www.bridgeway.com	20

Aggressive Investors 2 Fund MANAGER’S COMMENTARY

June 30, 2011

Dear Fellow Aggressive Investors 2 Fund Shareholder,

Aggressive Investors 2 Fund declined 1.23% for the quarter ended June 30, 2011, trailing our primary market benchmark, the S&P 500 Index (+0.10%) and our peer benchmark, the Lipper Capital Appreciation Funds Index (-0.29%), but outperforming the Russell 2000 Index (-1.61%). It was a weak quarter on an absolute and relative basis.

For the fiscal year ended June 30, 2011, our Fund appreciated 37.05%, outperforming our primary market benchmark, the S&P 500 Index (+30.69%) and our peer benchmark, the Lipper Capital Appreciation Funds Index (+27.96%), but trailing the Russell 2000 Index, (+37.41%). We are pleased with both the relative and absolute returns for the one year period. We continue to lead our primary benchmark for the life-to-date period, but we still have ground to make up for the five year period.

The table below presents our June quarter, one-year, five-year and life-to-date financial results according to the formula required by the SEC. See the next page for a graph of performance from inception to June 30, 2011.

	June Qtr. 4/1/11 to 6/30/11	1 Year 7/1/10 to 6/30/11	5 Year 7/1/06 to 6/30/11	Life-to-Date 10/31/01 to 6/30/11

Aggressive Investors 2 Fund	-1.23%	37.05%	-1.63%	5.32%
S&P 500 Index (large companies)	0.10%	30.69%	2.94%	4.31%
Lipper Capital Appreciation Funds Index	-0.29%	27.96%	4.53%	5.69%
Russell 2000 Index (small companies)	-1.61%	37.41%	4.08%	8.45%

Performance figures quoted in the table above and graph below represent past performance and are no guarantee of future results. The table above and the graph below do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

The S&P 500 Index is a broad-based, unmanaged measurement of changes in stock market conditions based on the average of 500 widely held common stocks with dividends reinvested, while the Russell 2000 Index is an unmanaged, market value weighted index that measures performance of the 2,000 companies that are between the 1,000th and 3,000th largest in the market with dividends reinvested. The Lipper Capital Appreciation Funds Index reflects the record of the 30 largest funds in the category of more aggressive domestic growth mutual funds, as reported by Lipper, Inc. It is not possible to invest directly in an index. Periods longer than one year are annualized.

According to data from Lipper, Inc. as of June 30, 2011, Aggressive Investors 2 Fund ranked 87th of 290 capital appreciation funds for the twelve months ending June 30, 2011, 211th of 220 over the last five years, and 91st of 164 since inception in October, 2001. Lipper, Inc. is an independent mutual fund rating service that ranks funds in various fund categories by making comparative calculations using total returns.

21	Annual Report | June 30, 2011

Aggressive Investors 2 Fund
MANAGER’S COMMENTARY (continued)

Aggressive Investors 2 Fund vs. S&P 500 Index, Lipper Capital Appreciation Funds Index & Russell 2000 Index

from Inception 10/31/01 to 6/30/11

Detailed Explanation of Quarterly Performance

The Short Version: Consumer Discretionary stocks were the bright spot in the quarter, while Materials and Industrial stocks were the biggest drags on Fund returns among the ten worst contributors.

Despite the fact that many consumers remained concerned about the economy and their individual job prospects for the future, Consumer Discretionary stocks led the list of best performers for the quarter. Some luxury buyers have been jumping back in with more expensive purchases. Nine Consumer Discretionary companies made the top-ten list and combined they contributed over two-and-a-half percent to the Fund’s return.

These are the Fund’s ten best-contributing stocks for the quarter ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	Polaris Industries, Inc.	Leisure Equipment & Products	0.4%
2	Fossil, Inc.	Textiles, Apparel & Luxury Goods	0.4%
3	Dillard’s, Inc.	Multiline Retail	0.4%
4	Netflix, Inc.	Internet & Catalog Retail	0.3%
5	Pier 1 Imports, Inc.	Specialty Retail	0.3%
6	Magna International, Inc.	Auto Components	0.2%
7	TRW Automotive Holdings Corp.	Auto Components	0.2%
8	CBS Corp.	Media	0.2%
9	Ross Stores, Inc.	Specialty Retail	0.2%
10	Basic Energy Services, Inc.	Energy Equipment & Services	0.2%

Fossil manufactures watches and other fashion jewelry, primarily for the high-end market. While many consumers continue to hold off on discretionary purchases in these tight economic times, luxury buyers have begun to resurface. The company posted far better-than-expected earnings in the latest quarter, and revenues jumped over 30 percent to a seasonally adjusted all time high. While sales in Europe have been lackluster at best, growth from Asian markets has been strong and more than picked up the slack — highlighting the fact that some of our U.S. stocks do have foreign exposure. The company projects double-digit percentage sales increases for each of the next two years and boasts “strong buy” recommendations by several analysts. Fossil hit a 52-week high late in the quarter and was the second best contributor to the Fund’s performance.

Luxury buyers not only have their eyes on nice watches these days; many of the thrill seekers of the bunch have also been in the market for off-road recreational vehicles. Polaris Industries reported a solid first quarter that beat analysts’ estimates and

www.bridgeway.com	22

Aggressive Investors 2 Fund
MANAGER’S COMMENTARY (continued)

also raised its outlook for the future. Over the past five years, the company has realized stronger revenue and earnings growth in the March and June quarters, a trend some analysts expect to occur in 2011 as well. Polaris has added to its product line with the acquisition of Global Electric Motorcars from Chrysler, as well as Indian Motorcycle, a legendary brand that still offers great appeal for serious riders. The stock is trading at close to an all-time high and was the best contributor to Fund return for the period.

The aftermath of the Japanese earthquake and tsunami has been felt throughout the manufacturing sector as supply chains have been impacted, particularly among auto makers and suppliers. Four industrial companies made the “bottom ten contributors” list; combined, they hindered the performance of the Fund by one percent. Additionally, metals and metal-related companies gave back a portion of their stellar gains of the prior quarters.

These are the Fund’s ten worst-contributing stocks for the quarter ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	ION Geophysical Corp.	Energy Equipment & Services	-0.5%
2	Silvercorp Metals, Inc.	Metals & Mining	-0.5%
3	Silver Wheaton Corp.	Metals & Mining	-0.5%
4	Micron Technology, Inc.	Semiconductors & Semiconductor Equipment	-0.4%
5	CNH Global N.V.	Machinery	-0.3%
6	Tata Motors, Ltd. - Sponsored ADR	Machinery	-0.3%
7	United Rentals, Inc.	Trading Companies & Distributors	-0.3%
8	Titan International, Inc.	Machinery	-0.2%
9	Timberland Co.	Textiles, Apparel & Luxury Goods	-0.2%
10	Vishay Intertechnology, Inc.	Electronic Equipment, Instruments & Components	-0.2%

What a difference a few months make! In the fourth quarter 2010, silver mining company Silvercorp was the Fund’s top performer and jumped more than 50% for the period. After pushing to 30-year highs, silver began plummeting in April, and some futures investors were forced out of the market by a series of margin increases. Additionally, with the Fed set to wind down its latest stimulus program, known as QE2, in June (it has since ended), many precious metals began trading well off their highs as investors feared an end to the sizable commodity run. Silvercorp, the largest primary silver producer in China, struggled along with the metals themselves, and its stock price dropped 35% during the three month period. Late in the quarter, the company announced a major buyback program to take advantage of what management believes to be an undervaluation in its stock.

So what happens when a company misses revenues by $26 million or over 25% of analysts’ expectations? ION Geophysical can answer that question, as the energy company’s share price dropped over 25% in the quarter. While earnings were still slightly positive for the quarter, one of ION’s key business units took a sizable hit due to the ongoing turmoil in the Middle East, in particular Libya. In fact, a multi-million dollar sale to the country was put on hold for an indefinite time frame. ION detracted most from Fund performance for the quarter and demonstrates the downside political risk of exposure to some foreign markets.

Detailed Explanation of Fiscal Year Performance

The Short Version: Consumer Discretionary stocks were the positive story for the fiscal year as well as the quarter. While IT stocks had the largest representation on the worst contributors list, Industrial stocks actually hurt our relative performance the most.

A surge in retail activity in the second half of 2010 propelled a number of consumer discretionary companies to solid results for the fiscal year. All told, five related companies made the top performers list for the 12-month period. Combined, they returned over three-and-a-half percent to the Fund’s performance.

23	Annual Report | June 30, 2011

Aggressive Investors 2 Fund
MANAGER’S COMMENTARY (continued)

These are the Fund’s ten best-contributing stocks for the fiscal year ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	Netflix, Inc.	Internet & Catalog Retail	1.9%
2	Acme Packet, Inc.	Communications Equipment	1.5%
3	TRW Automotive Holdings Corp.	Auto Components	1.4%
4	Pier 1 Imports, Inc.	Specialty Retail	1.3%
5	Dillard’s Inc.	Multiline Retail	1.2%
6	CBS Corp.	Media	1.1%
7	Polaris Industries, Inc.	Leisure Equipment & Products	1.0%
8	Ford Motor Co.	Automobiles	1.0%
9	Huntsman Corp.	Chemicals	1.0%
10	Silvercorp Metals, Inc.	Metals & Mining	0.9%

First, Blockbuster. Next, the cable companies? Netflix is the largest online movie rental subscription service in the United States, offering over 18,000 entertainment titles (movies, TV shows) delivered either via mail or streamed directly to users’ TVs or computers. Its business model was credited by some for the demise of one-time giant Blockbuster. Now, even cable companies are worried that their current subscribers may cancel (or downgrade) their services and simply use Netflix more. In May, Netflix inked an agreement with Miramax to add to its library of movies. In April, the company posted earnings and revenues that beat expectations, after reporting similarly strong results in January. A major analyst recently upgraded the stock and claimed that subscribers could hit 50 million by 2013 from 24 million currently. Late in the fiscal year, Netflix’s CEO joined Facebook’s board of directors, prompting speculation that some business relationship between the two companies may be in the works. For the 12-month period, Netflix stock more than doubled in price and was the top contributor to the Fund.

Perhaps it started with the “cash for clunkers” program? Perhaps the industry bailout helped? Perhaps it’s just par for the course for the economic recovery. The domestic auto sector has been on the rebound, and companies such as parts supplier TRW have benefited dramatically. In May, the company posted stellar earnings that grew by almost 40% and beat analysts’ forecasts. TRW also reported strong revenues and improving margins and raised its sales estimates for the entire year. While management acknowledges some challenges due to supply chain disruptions from the Japanese earthquake and tsunami, it expects the impact to be short-lived and believes that any lost production should be recouped in the second half of the year. TRW enhanced the Fund’s return by over one-and-a-quarter-percent for the 12-month period.

While some analysts expected IT companies to lead the domestic recovery as businesses upgrade outdated systems and processes, four related stocks were among the biggest drags on Fund performance. Combined, these holdings cost the Fund about a percent-and-a-half in return for the fiscal year.

These are the Fund’s ten worst-contributing stocks for the fiscal year ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	Sanmina-SCI Corp.	Electronic Equipment, Instruments & Components	-0.7%
2	ION Geophysical Corp.	Energy Equipment & Services	-0.5%
3	Corinthian Colleges, Inc.	Diversified Consumer Services	-0.4%
4	JDS Uniphase Corp.	Communications Equipment	-0.4%
5	DeVry, Inc.	Diversified Consumer Services	-0.3%
6	Newcastle Investment Corp.	Real Estate Investment Trusts (REITs)	-0.3%
7	Akamai Technologies, Inc.	Internet Software & Services	-0.3%
8	Titan International, Inc.	Machinery	-0.2%
9	Genworth Financial, Inc.	Insurance	-0.2%
10	Ceradyne, Inc.	Aerospace & Defense	-0.2%

An interesting debate has sprung up surrounding the regulation and funding of for-profit colleges. Some colleges have been soundly criticized for charging too much tuition to students who can least afford to repay the loans. These critics believe the for-profit colleges have raised unrealistic expectations for future employment and thus prospects for repayment. On the other

www.bridgeway.com	24

Aggressive Investors 2 Fund
MANAGER’S COMMENTARY (continued)

hand, some feel that market forces should not be hampered by additional regulations and that the for-profit colleges fill a needed gap. As a result of some pretty dismal statistics released in August 2010 about industry-wide loan repayment rates, the Department of Education proposed new regulations that will penalize schools that fall below certain minimums and will potentially cut them off from being allowed to offer federal student loans. Corinthian Colleges was one of many private education companies that failed to meet the minimum guidelines, and enrollment in its institutions could drop considerably should its students be unable to receive much needed aid. Company management dramatically lowered its earnings outlook as a result of the new proposed standards. For years, certain critics of these institutions have claimed that they fail to prepare students for the jobs market (particularly a tough jobs market), and graduates often are unable to pay back government loans. These regulations could change the entire dynamic of the private education industry. Corinthian Colleges’ stock price dropped almost 50%, and it was the Fund’s worst performer.

Top Ten Holdings as of June 30, 2011

Four of the Fund’s top contributors for the June 2011 quarter were also among the largest holdings at the end of the fiscal year: Fossil, TRW Automotive, Dillard’s, Polaris. The Fund was broadly diversified across industries, and no single holding accounted for greater than 2.6% of the net assets. The ten largest positions represented about 20% of the total assets of the Fund.

Rank	Description	Industry	% of Net Assets
1	TRW Automotive Holdings Corp.	Auto Components	2.6%
2	Westlake Chemical Corp.	Chemicals	2.3%
3	Polaris Industries, Inc.	Leisure Equipment & Products	2.0%
4	Fossil, Inc.	Textiles, Apparel & Luxury Goods	1.9%
5	Domtar Corp.	Paper & Forest Products	1.9%
6	RPC, Inc.	Energy Equipment & Services	1.9%
7	ARM Holdings PLC - Sponsored ADR	Semiconductors & Semiconductor Equipment	1.9%
8	Vonage Holdings Corp.	Diversified Telecommunication Services	1.8%
9	Sauer-Danfoss, Inc.	Machinery	1.8%
10	Dillard’s, Inc.	Multiline Retail	1.8%
	Total		19.9%

Industry Sector Representation as of June 30, 2011

The Fund’s most overweighted sector at quarter end was Consumer Discretionary, a sector that performed well in the market and especially in our Fund in the June quarter. The sector added about one and a half percent of relative performance to the Fund. On the other side of the ledger, our Fund is most underweighted in Financials, a riskier sector as demonstrated in the 2008 downturn.

	% of Net Assets	% of S&P 500 Index	Difference
Consumer Discretionary	20.1%	10.7%	9.4%
Consumer Staples	6.6%	10.7%	-4.1%
Energy	12.1%	12.6%	-0.5%
Financials	9.8%	15.0%	-5.2%
Health Care	9.8%	11.7%	-1.9%
Industrials	12.1%	11.3%	0.8%
Information Technology	14.0%	17.8%	-3.8%
Materials	11.9%	3.7%	8.2%
Telecommunication Services	2.9%	3.1%	-0.2%
Utilities	0.0%	3.4%	-3.4%
Cash & Other Assets	0.7%	0.0%	0.7%
Total	100.0%	100.0%

25	Annual Report | June 30, 2011

Aggressive Investors 2 Fund MANAGER’S COMMENTARY (continued)

Disclaimer

The views expressed here are exclusively those of Fund management. These views, including those related to market sectors or individual stocks, are not meant as investment advice and should not be considered predictive in nature. Any favorable (or unfavorable) description of a holding applies only as of the quarter end, June 30, 2011, unless otherwise stated. Security positions can and do change thereafter. Discussions of historical performance do not guarantee and may not be indicative of future performance.

Market volatility can significantly affect short-term performance. The Fund is not an appropriate investment for short-term investors. Investments in the small companies within this multi-cap fund generally carry greater risk than is customarily associated with larger companies. This additional risk is attributable to a number of factors, including the relatively limited financial resources that are typically available to small companies and the fact that small companies often have comparatively limited product lines. In addition, the stock of small companies tends to be more volatile than the stock of large companies, particularly in the short term and particularly in the early stages of an economic or market downturn. The Fund’s use of options, futures, and leverage can magnify the risk of loss in an unfavorable market, and the Fund’s use of short-sale positions can, in theory, expose shareholders to unlimited loss. Finally, the Fund exposes shareholders to “focus risk” which may add to Fund volatility through the possibility that a single company could significantly affect total return. Shareholders of the Fund, therefore, are taking on more risk than they would if they invested in the stock market as a whole.

Conclusion

Thank you for your continued investment in Aggressive Investors 2 Fund. We encourage your feedback; your reactions and concerns are extremely important to us.

Sincerely,

The Investment Management Team

www.bridgeway.com	26

Bridgeway Aggressive Investors 2 Fund SCHEDULE OF INVESTMENTS

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
COMMON STOCKS - 99.34%
Aerospace & Defense - 2.06%
	Ceradyne, Inc.*	52,400	$2,043,076
	L-3 Communications Holdings, Inc.	30,000	2,623,500

			4,666,576

Auto Components - 7.27%
	BorgWarner, Inc.*	47,100	3,805,209
	Magna International, Inc.	72,200	3,901,688
	Tenneco, Inc.*+	63,000	2,776,410
	TRW Automotive Holdings Corp.*	101,100	5,967,933

			16,451,240

Beverages - 3.45%
	Brown-Forman Corp., Class B	29,100	2,173,479
	Coca-Cola Enterprises, Inc.	95,500	2,786,690
	Dr. Pepper Snapple Group, Inc.	67,800	2,842,854

			7,803,023

Biotechnology - 1.02%
	Alexion Pharmaceuticals, Inc.*	49,200	2,313,876

Chemicals - 6.38%
	CF Industries Holdings, Inc.	15,600	2,210,052
	LSB Industries, Inc.*	52,800	2,266,176
	Mosaic Co. (The)	33,500	2,268,955
	Sherwin-Williams Co. (The)	29,100	2,440,617
	Westlake Chemical Corp.#	101,000	5,241,900

			14,427,700

Commercial Banks - 0.97%
	Royal Bank of Scotland Group PLC - Sponsored ADR*+	176,500	2,197,425

Communications Equipment - 2.34%
	Alcatel-Lucent - Sponsored ADR*+	626,900	3,617,213
	JDS Uniphase Corp.*	101,000	1,682,660

			5,299,873

Computers & Peripherals - 0.81%
	Lexmark International, Inc., Class A*	62,400	1,825,824

Construction & Engineering - 0.98%
	MasTec, Inc.*	112,000	2,208,640

Consumer Finance - 1.19%
	Discover Financial Services	100,600	2,691,050

Industry	Company	Shares	Value

Diversified Financial Services - 1.03%
	Moody’s Corp.	60,700	$2,327,845

Diversified Telecommunication Services - 1.79%
	Vonage Holdings Corp.*	919,500	4,054,995

Electronic Equipment, Instruments & Components - 2.54%
	Arrow Electronics, Inc.*	76,000	3,154,000
	Vishay Intertechnology, Inc.*	172,800	2,598,912

			5,752,912

Energy Equipment & Services - 9.95%
	Baker Hughes, Inc.	33,000	2,394,480
	Basic Energy Services, Inc.*	90,200	2,838,594
	Halliburton Co.	74,700	3,809,700
	ION Geophysical Corp.*	185,700	1,756,722
	National Oilwell Varco, Inc.	30,000	2,346,300
	Newpark Resources, Inc.*	335,900	3,046,613
	RPC, Inc.+	172,200	4,225,788
	Weatherford International, Ltd.*	111,000	2,081,250

			22,499,447

Food & Staples Retailing - 1.07%
	Safeway, Inc.	103,700	2,423,469

Food Products - 1.02%
	Bunge, Ltd.	33,400	2,302,930

Health Care Equipment & Supplies - 1.40%
	CR Bard, Inc.	28,800	3,163,968

Health Care Providers & Services - 3.21%
	AmerisourceBergen Corp.	51,200	2,119,680
	Health Management Associates, Inc., Class A*	281,700	3,036,726
	Quest Diagnostics, Inc.	35,600	2,103,960

			7,260,366

Hotels, Restaurants & Leisure - 2.14%
	Domino’s Pizza, Inc.*	95,400	2,407,896
	Wynn Resorts, Ltd.	16,900	2,425,826

			4,833,722

Household Products - 1.07%
	Procter & Gamble Co. (The)	38,200	2,428,374

Insurance - 3.47%
	Reinsurance Group of America, Inc.	39,000	2,373,540
	RLI Corp.+	45,500	2,817,360
	Travelers Cos., Inc. (The)	45,600	2,662,128

			7,853,028

27	Annual Report | June 30, 2011

Bridgeway Aggressive Investors 2 Fund SCHEDULE OF INVESTMENTS (continued)
Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Internet & Catalog Retail - 1.09%
	priceline.com, Inc.*	4,800	$2,457,264

IT Services - 1.27%
	International Business Machines Corp.	16,800	2,882,040

Leisure Equipment & Products - 1.99%
	Polaris Industries, Inc.+	40,500	4,502,385

Life Sciences Tools & Services - 1.18%
	Illumina, Inc.*	35,500	2,667,825

Machinery - 6.75%
	CNH Global N.V.*	70,900	2,740,285
	Cummins, Inc.	22,600	2,338,874
	Sauer-Danfoss, Inc.*	79,000	3,980,810
	Tata Motors, Ltd. - Sponsored ADR	126,800	2,854,268
	Titan International, Inc.+	138,200	3,352,732

			15,266,969

Media - 1.44%
	CBS Corp., Class B Non-Voting	114,200	3,253,558

Metals & Mining - 2.58%
	Silver Wheaton Corp.+	109,900	3,626,700
	Silvercorp Metals, Inc.	236,400	2,217,432

			5,844,132

Multiline Retail - 1.75%
	Dillard’s, Inc., Class A+	76,100	3,967,854

Oil, Gas & Consumable Fuels - 2.19%
	Chevron Corp.	26,000	2,673,840
	Hess Corp.	30,500	2,280,180

			4,954,020

Paper & Forest Products - 2.91%
	Domtar Corp.	45,000	4,262,400
	MeadWestvaco Corp.	69,300	2,308,383

			6,570,783

Pharmaceuticals - 2.97%
	Bristol-Myers Squibb Co.	83,500	2,418,160
	Medicines Co. (The)*	149,200	2,463,292
	Valeant Pharmaceuticals International, Inc.+	35,200	1,828,992

			6,710,444

Industry	Company	Shares	Value

Real Estate Investment Trusts (REITs) - 3.16%
	BioMed Realty Trust, Inc.	156,400	$3,009,136
	Newcastle Investment Corp.	276,411	1,597,656
	Weingarten Realty Investors+	100,700	2,533,612

			7,140,404

Road & Rail - 1.04%
	Werner Enterprises, Inc.+	94,000	2,354,700

Semiconductors & Semiconductor Equipment - 7.07%
	ARM Holdings PLC - Sponsored ADR	147,700	4,199,111
	Atmel Corp.*	239,800	3,373,986
	Fairchild Semiconductor International, Inc.*	133,500	2,230,785
	FEI Co.*	57,700	2,203,563
	Micron Technology, Inc.*	228,500	1,709,180
	NVIDIA Corp.*	142,900	2,277,111

			15,993,736

Specialty Retail - 2.56%
	Pier 1 Imports, Inc.*	191,082	2,210,819
	Ross Stores, Inc.	44,800	3,589,376

			5,800,195

Textiles, Apparel & Luxury Goods - 1.91%
	Fossil, Inc.*	36,700	4,320,324

Trading Companies & Distributors - 1.22%
	W.W. Grainger, Inc.	18,000	2,765,700

Wireless Telecommunication Services - 1.10%
	MetroPCS Communications, Inc.*	144,900	2,493,729

TOTAL COMMON STOCKS - 99.34%			224,732,345

(Cost $188,595,289)

		Number of Contracts	Value

CALL OPTIONS PURCHASED - 0.09%
Alcatel-Lucent - Sponsored ADR Expiring September, 2011 at $5.00		2,100	197,400

TOTAL CALL OPTIONS PURCHASED - 0.09%			197,400

(Cost $246,235)

www.bridgeway.com	28

Bridgeway Aggressive Investors 2 Fund SCHEDULE OF INVESTMENTS (continued)
Showing percentage of net assets as of June 30, 2011

	Rate^	Shares	Value
MONEY MARKET FUND - 0.47%
BlackRock FedFund	0.01%	1,065,509	$1,065,509

TOTAL MONEY MARKET FUND - 0.47%			1,065,509

(Cost $1,065,509)

TOTAL INVESTMENTS - 99.90%			$225,995,254
(Cost $189,907,033)
Other Assets in Excess of Liabilities - 0.10%			224,327

NET ASSETS - 100.00%			$226,219,581

* Non-income producing security.
# Securities, or a portion thereof, segregated to cover the Fund’s potential obligation under swap agreements. The total value of segregated assets is $1,038,000.
^ Rate disclosed as of June 30, 2011.
+ This security or a portion of the security is out on loan at June 30, 2011. Total loaned securities had a value of $18,628,427 at June 30, 2011.
ADR - American Depositary Receipt
PLC - Public Limited Company

Summary of inputs used to value the Fund’s investments as of 06/30/2011 are as follows (See Note 2 in Notes to Financial Statements):

	Valuation Inputs

	Investment in Securities (Value)

	Level 1 Quoted Prices	Level 2 Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Total

Common Stocks	$224,732,345	$—	$—	$224,732,345
Call Options Purchased	197,400	—	—	197,400
Money Market Fund	—	1,065,509	—	1,065,509

TOTAL	$224,929,745	$1,065,509	$—	$225,995,254

Other Financial Instruments**
Swaps	$—	$15,113	$—	$15,113

TOTAL	$—	$15,113	$—	$15,113

**	Other financial instruments are derivative instruments not reflected in the Schedule of Investments, such as swap contracts, which are valued at the unrealized appreciation/depreciation on the investment.

See Notes to Financial Statements.

29	Annual Report | June 30, 2011

Ultra-Small Company Fund MANAGER’S COMMENTARY

June 30, 2011

Dear Fellow Ultra-Small Company Fund Shareholder,

Our Fund declined 5.45% for the quarter ended June 30, 2011, trailing our primary market benchmark, the CRSP Cap-Based Portfolio 10 Index (-3.95%), our peer benchmark, the Lipper Micro-Cap Stock Funds Index (-1.98%), the Russell Microcap Index (-3.48%) and the Russell 2000 Index (-1.61%). It was a poor quarter on an absolute and relative basis, and we are not pleased.

For the fiscal year ended June 30, 2011, our Fund appreciated 30.12%, beating our primary market benchmark, the CRSP Cap-Based Portfolio 10 Index (+25.64%), but trailing our peer benchmark, the Lipper Micro-Cap Stock Funds Index (+35.47%), the Russell Microcap Index (+32.70%) and the Russell 2000 Index (37.41%). While we don’t like trailing our benchmarks, ultra-small stocks were at a considerable disadvantage to micro- and small-cap indices, as presented in the table on the following page. We are pleased to beat the CRSP Cap-Based Portfolio 10 Index, the only index of purely ultra-small size companies.

The table below presents our June quarter, one-year, five-year, ten-year and life-to-date financial results according to the formula required by the SEC. See the next page for a graph of performance from inception to June 30, 2011.

	June Qtr. 4/1/11 to 6/30/11	1 Year 7/1/10 to 6/30/11	5 Year 7/1/06 to 6/30/11	10 Year 7/1/01 to 6/30/11	Life-to-Date 8/5/94 to 6/30/11

Ultra-Small Company Fund	-5.45%	30.12%	0.22%	12.30%	16.06%
CRSP Cap-Based Portfolio 10 Index	-3.95%	25.64%	4.13%	12.70%	12.69%
Russell Microcap Index	-3.48%	32.70%	0.55%	5.59%	N/A
Russell 2000 Index (small companies)	-1.61%	37.41%	4.08%	6.27%	8.94%
Lipper Micro-Cap Stock Funds Index	-1.98%	35.47%	2.61%	6.32%	N/A

Performance figures quoted in the table above and graph below represent past performance and are no guarantee of future results. Total return figures in the table above include the reinvestment of dividends and capital gains. The table above and the graph below do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

The CRSP Cap-Based Portfolio 10 Index is an unmanaged index of 1,302 of the smallest publicly traded U.S. stocks (with dividends reinvested), as reported by the Center for Research on Security Prices. The Russell Microcap Index is an unmanaged, market value weighted index that measures performance of 1,000 of the smallest securities in the Russell 2000 Index. The Russell 2000 Index is an unmanaged, market value weighted index that measures performance of the 2,000 companies that are between the 1,000th and 3,000th largest in the market with dividends reinvested. The Lipper Micro-Cap Stock Funds Index is an index of micro-cap funds compiled by Lipper, Inc. It is not possible to invest directly in an index. Periods longer than one year are annualized.

According to data from Lipper, Inc. as of June 30, 2011, Ultra-Small Company Fund ranked 48th of 69 micro-cap funds for the twelve months ending June 30, 2011, 48th of 60 over the last five years, 1st of 39 over the last ten years, and 1st of 9 since inception in August, 1994. These long-term numbers and the graph below give two snapshots of our long-term success. Lipper, Inc. is an independent mutual fund rating service that ranks funds in various fund categories by making comparative calculations using total returns.

www.bridgeway.com	30

Ultra-Small Company Fund MANAGER’S COMMENTARY (continued)

Ultra-Small Company Fund vs. CRSP 10 Index, Lipper Micro-Cap Stock Funds Index*, Russell 2000 Index & Russell Microcap Index** from Inception 8/5/94 to 6/30/11

*	The Lipper Micro-Cap Stock Funds Index began on 12/31/1995, and the line graph for the Index begins at the same value as the Fund on that date.
**	The Russell Microcap Index began on 6/30/2000, and the line graph for the Index begins at the same value as the Fund on that date.

The Stock Market by Size

The Short Version: Unlike their history in the longer term, ultra-small stocks have lagged the micro-cap and small-cap size companies recently. Fortunately, our stock picking models have been able to offset some of this size disadvantage over the full fiscal year timeframe.

A significant determinant of our performance relative to most other funds has to do with the size of the companies in which we invest. These are breathtakingly small companies. The table below shows that ultra-small stocks have been disadvantaged compared to all other deciles for the June quarter, which is not unusual for a down quarter such as this one. The disadvantage was even worse for the fiscal year, as the 2nd through 9th deciles outperformed ultra-small stocks by at least nine percent. This headwind proved too strong to overcome for the June quarter, though we did overcome a significant portion of it for the full fiscal year. Part of the reason for this favorable outcome was the performance of some highly appreciated stocks that we have not yet trimmed from our Fund, and part is due to the success of our Fund’s stock picking models. We still believe in the long term return advantages of 10th decile stocks, as demonstrated by the far right hand column in the table below.

CRSP Decile[1]	June Qtr. 4/1/11 to 6/30/11	1 Year 7/1/10 to 6/30/11	5 Years 7/1/06 to 6/30/11	10 Years 7/1/01 to 6/30/11	85.5 Years 1/1/1926 to 6/30/11
1 (ultra-large)	-0.36%	28.14%	2.74%	1.80%	9.11%
2	1.55%	36.13%	4.74%	6.40%	10.52%
3	0.32%	43.42%	5.97%	7.10%	10.96%
4	0.47%	39.97%	6.92%	8.56%	10.92%
5	-0.70%	44.83%	9.18%	9.25%	11.49%
6	-0.48%	40.35%	5.98%	7.26%	11.41%
7	-1.63%	41.92%	6.62%	8.30%	11.41%
8	-2.97%	36.15%	6.85%	9.17%	11.61%
9	-3.01%	35.10%	5.51%	8.74%	11.65%
10 (ultra-small)	-3.95%	25.64%	4.13%	12.70%	13.20%

[1]

The CRSP Cap-Based Portfolio Indexes are unmanaged indexes of the publicly traded U.S. stocks with dividends reinvested, grouped by market capitalization, as reported by the Center for Research in Security Prices. Past performance is no guarantee of future results.

31	Annual Report | June 30, 2011

Ultra-Small Company Fund MANAGER’S COMMENTARY (continued)

Detailed Explanation of Quarterly Performance

The Short Version: Consumer stocks led the best contributors list, while there was plenty of diversification on the worst contributors list.

Despite the fact that many consumers remained concerned about the economy and their individual job prospects for the future, consumer stocks highlighted the list of best performers for the quarter. Four consumer-related companies (two discretionary and two staples) made the list; combined they contributed over three-quarters-of-a-percent to the Fund’s return.

These are the Fund’s ten best-contributing stocks for the quarter ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	8X8, Inc.	Diverisfied Telecommunication Services	0.6%
2	Universal Stainless & Alloy	Metals & Mining	0.5%
3	Conn’s, Inc.	Specialty Retail	0.3%
4	American Vanguard Corp.	Chemicals	0.3%
5	Astronics Corp.	Aerospace & Defense	0.3%
6	Intersections Inc.	Commercial Services & Supplies	0.2%
7	Handy & Harman, Ltd.	Metals & Mining	0.2%
8	Omega Protein Corp.	Food Products	0.2%
9	Zale Corp.	Specialty Retail	0.2%
10	Coffee Holding Co., Inc	Food Products	0.2%

Universal Stainless and Alloy Products produces various steel and steel-related products for distribution throughout the United States. In June, the company announced that it was buying the assets of Patriot Special Metals in a $100 million transaction. Management expects the deal to enhance its ability to market greater high-end (and higher margin) products. The company also raised its forecast for second quarter earnings. Universal Stainless climbed almost 40% and was the second best contributor to Fund performance.

The aftermath of the Japanese earthquake and tsunami has been felt throughout the manufacturing sector, impacting supply chains, particularly among auto makers and suppliers. Two industrial companies made the worst contributors list; combined they hurt the performance of the Fund by about one percent. Additionally, commodity-related companies gave back some of their stellar gains of the prior quarters.

These are the Fund’s ten worst-contributing stocks for the quarter ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	NN, Inc.	Machinery	-0.7%
2	ISTA Pharmaceuticals, Inc.	Pharmaceuticals	-0.5%
3	Five Star Quality Care, Inc.	Health Care Providers & Services	-0.5%
4	Skilled Healthcare Group, Inc.	Health Care Providers & Services	-0.5%
5	Gramercy Capital Corp.	Real Estate Investment Trusts (REITs)	-0.4%
6	China Sunergy Co., Ltd. - Sponsored ADR	Electrical Equipment	-0.4%
7	Verso Paper Corp.	Paper & Forest Products	-0.3%
8	ZST Digital Networks, Inc.	Communications Equipment	-0.3%
9	Mercer International, Inc.	Paper & Forest Products	-0.3%
10	CPI Corp.	Specialty Retail	-0.3%

In April, nursing home and home health care provider Skilled Healthcare was riding sky high. Management had just hired an investment bank to explore strategic options and a possible sale of the company. The firm’s real estate holdings were likely to be an attractive kicker to any deal. Its stock hit a 52-week high. Weeks later, government regulators proposed a larger-than-expected reduction in the reimbursement rates for Medicare and Medicaid, moves that would dramatically impact the entire industry. Further, the uncertainty of such a bill put a potential sale on hold. Skilled Healthcare dropped over 30% during the three-month period.

www.bridgeway.com	32

Ultra-Small Company Fund MANAGER’S COMMENTARY (continued)

Detailed Explanation of Fiscal Year Performance

The Short Version: Investment Technology was the story on both the best and worst contributors list.

Advances in Information Technology areas, such as cloud computing, have provided a boon for the innovators. Four IT companies made the best contributors list and contributed over four percent to the Fund’s return.

These are the Fund’s ten best-contributing stocks for the fiscal year ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	Keithley Instruments	Semiconductors & Semiconductor Equipment	3.1%
2	IDT Corp.	Diversified Telecommunication Services	1.9%
3	Measurement Specialties, Inc.	Electronic Equipment, Instruments & Components	1.5%
4	Mercer International, Inc.	Paper & Forest Products	1.4%
5	8X8, Inc.	Diversified Telecommunication Services	1.2%
6	Cost Plus, Inc.	Specialty Retail	1.0%
7	Westell Technologies, Inc.	Communications Equipment	0.9%
8	Universal Stainless & Alloy	Metals & Mining	0.9%
9	NN, Inc.	Machinery	0.9%
10	Arlington Asset Investment Corp.	Capital Markets	0.9%

Is “cloud” technology the wave of the future (or the present)? Companies such as 8X8 Inc. think so. The technology company offers services that allow businesses to run applications and access data through remote servers, known as clouds, as opposed to their own computers. Even companies like Microsoft have moved in the “cloud” direction. Over the year, 8x8 has seen profits jump by almost 70%, while improving both its gross margin and its free cash-flow position. It also acquired Zerigo, a provider of “virtual” servers, to enhance its menu of related products and better compete with some of the bigger boys (like Amazon). For the fiscal year, its stock soared almost 300% and added over one percent in return to the Fund.

While some analysts expected Information Technology to lead the domestic recovery as businesses upgrade outdated systems and processes, many companies continue to lag behind and continue to hold off on major purchases. Six IT stocks were among the biggest drags on Fund performance. Combined, these holdings cost the Fund almost three percent in return for the fiscal year.

These are the Fund’s ten worst-contributing stocks for the fiscal year ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	FSI International, Inc.	Semiconductors & Semiconductor Equipment	-1.0%
2	Industrial Services of America, Inc.	Commercial Services & Supplies	-0.7%
3	Gramercy Capital Corp.	Real Estate Investment Trusts (REITs)	-0.6%
4	Network Engines, Inc.	Computers & Peripherals	-0.5%
5	Wave Systems Corp.	Internet Software & Services	-0.4%
6	Culp, Inc.	Textiles, Apparel & Luxury Goods	-0.4%
7	ZST Digital Networks, Inc.	Communications Equipment	-0.4%
8	Hypercom, Inc.	Electronic Equipment, Instruments & Components	-0.4%
9	CPI Corp.	Specialty Retail	-0.3%
10	BSQUARE Corp.	Software	-0.3%

At some point, companies need to pay off their loans, especially when big players like Goldman Sachs and Citigroup are involved on the other side of the transaction. Gramercy Capital has been unable to pay off almost $800 million in loans on about 900 real estate properties for over a year and it has been working with creditors to revise terms and extend the deals. While lenders may have been more willing to work with troubled companies prior to the financial crisis of 2008, they are less likely to negotiate indefinitely in the current environment. Unable to reach a new agreement after a few extensions, the lenders can begin foreclosure procedures on all or some of these properties, and Gramercy will play the “wait and see” game to learn

33	Annual Report | June 30, 2011

Ultra-Small Company Fund MANAGER’S COMMENTARY (continued)

about any role it may have in future management. The holding lost almost 40% and was the third worst contributor to the Fund’s performance during the 12-month period.

Top Ten Holdings as of June 30, 2011

Three of the Fund’s top contributors for the June 2011 quarter were also among the largest holdings at the end of the fiscal year: Universal Stainless and Alloy, Astronics, and 8X8 Inc. The Fund was broadly diversified across industries; no single holding accounted for greater than 2.2% of the net assets. The ten largest positions represented just less than 15% of the total assets of the Fund.

Rank	Description	Industry	% of Net Assets
1	NN, Inc.	Machinery	2.2%
2	Universal Stainless & Alloy	Metals & Mining	1.5%
3	Arlington Asset Investment Corp.	Capital Markets	1.4%
4	U.S. Physical Therapy, Inc.	Health Care Providers & Services	1.4%
5	MoneyGram International, Inc.	IT Services	1.4%
6	Town Sports International Holdings, Inc.	Hotels, Restaurants & Leisure	1.3%
7	Quality Distribution, Inc.	Road & Rail	1.3%
8	Astronics Corp.	Aeorspace & Defense	1.3%
9	8X8, Inc.	Diversified Telecommunication Services	1.3%
10	Cost Plus, Inc.	Specialty Retail	1.3%
	Total		14.4%

Industry Sector Representation as of June 30, 2011

Industrials was our most overweighted sector, and our models’ stock picks in this sector helped our relative performance. Health Care was our most underweighted sector.

	% of Net Assets	% of CRSP 10 Index	Difference
Consumer Discretionary	18.2%	15.5%	2.7%
Consumer Staples	3.7%	4.2%	-0.5%
Energy	3.4%	5.0%	-1.6%
Financials	20.3%	22.9%	-2.6%
Health Care	11.3%	17.6%	-6.3%
Industrials	18.9%	12.2%	6.7%
Information Technology	13.5%	17.9%	-4.4%
Materials	5.2%	2.9%	2.3%
Telecommunication Services	3.0%	0.5%	2.5%
Utilities	0.6%	1.3%	-0.7%
Cash & Other Assets	1.9%	0.0%	1.9%
Total	100.0%	100.0%

Disclaimer

The views expressed here are exclusively those of Fund management. These views, including those related to market sectors or individual stocks, are not meant as investment advice and should not be considered predictive in nature. Any favorable (or unfavorable) description of a holding applies only as of the quarter end, June 30, 2011, unless otherwise stated. Security positions can and do change thereafter. Discussions of historical performance do not guarantee and may not be indicative of future performance.

The Fund is subject to very high, above market risk (volatility) and is not an appropriate investment for short-term investors. Investments in ultra-small companies generally carry greater risk than is customarily associated with larger companies and

www.bridgeway.com	34

Ultra-Small Company Fund MANAGER’S COMMENTARY (continued)

even “small companies” for various reasons, such as narrower markets (fewer investors), limited financial resources and greater trading difficulty.

Conclusion

Ultra-Small Company Fund remains closed to new investors. We encourage your feedback; your reactions and concerns are important to us.

Sincerely,

The Investment Management Team

35	Annual Report | June 30, 2011

Bridgeway Ultra-Small Company Fund SCHEDULE OF INVESTMENTS

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
COMMON STOCKS - 98.11%
Aerospace & Defense - 1.40%
	Astronics Corp.*	40,000	$1,232,000
	Sparton Corp.*	8,500	86,870

			1,318,870

Air Freight & Logistics - 1.10%
	Park-Ohio Holdings Corp.*	49,000	1,035,860

Auto Components - 1.36%
	Motorcar Parts of America, Inc.*	62,300	935,123
	SORL Auto Parts, Inc.*+	77,192	347,364

			1,282,487

Building Products - 0.48%
	NCI Building Systems, Inc.*	39,500	449,905

Capital Markets - 3.18%
	Arlington Asset Investment Corp., Class A+	43,600	1,368,604
	Calamos Asset Management, Inc., Class A	41,700	605,484
	Ladenburg Thalmann Financial Services, Inc.*	26,715	36,867
	Triangle Capital Corp.	25,871	477,578
	Virtus Investment Partners, Inc.*	8,500	515,950

			3,004,483

Chemicals - 0.93%
	American Vanguard Corp.	59,000	765,230
	Core Molding Technologies, Inc.*	12,500	112,125

			877,355

Commercial Banks - 5.73%
	Ameris Bancorp*	58,800	521,556
	Bancorp, Inc. (The)*	72,000	752,400
	CoBiz Financial, Inc.+	107,000	699,780
	Enterprise Financial Services Corp.	2,100	28,413
	Farmers Capital Bank Corp.*	20,000	105,000
	First Community Bancshares, Inc.	30,400	425,600
	Macatawa Bank Corp.*+	67,800	187,467
	Mercantile Bank Corp.*+	20,900	173,470
	Merchants Bancshares, Inc.	14,300	349,921
	MetroCorp Bancshares, Inc.*	16,000	104,000
	MidWestOne Financial Group, Inc.+	30,000	433,500

Industry	Company	Shares	Value

Commercial Banks (continued)
	Trico Bancshares	22,000	$ 321,200
	United Community Banks, Inc.*+	44,460	469,498
	West Coast Bancorp*	50,000	838,000

			5,409,805

Commercial Services & Supplies - 1.74%
	A.T. Cross Co., Class A*	17,000	193,630
	Casella Waste Systems, Inc., Class A*	107,700	656,970
	Intersections, Inc.	35,000	637,000
	Standard Register Co. (The)	49,013	154,391

			1,641,991

Communications Equipment - 2.40%
	Communications Systems, Inc.	6,500	116,545
	Emcore Corp.*	222,200	608,828
	Westell Technologies, Inc., Class A*	260,700	930,699
	Zoom Technologies, Inc.*+	129,000	317,340
	ZST Digital Networks, Inc.*+	117,500	294,925

			2,268,337

Computers & Peripherals - 1.77%
	Datalink Corp.*	84,200	585,190
	Dot Hill Systems Corp.*	384,100	1,090,844

			1,676,034

Construction & Engineering - 1.07%
	Furmanite Corp.*	70,000	555,800
	Sterling Construction Co., Inc.*	33,100	455,787

			1,011,587

Consumer Finance - 0.50%
	CompuCredit Holdings Corp.*	85,350	198,012
	Nicholas Financial, Inc.*+	12,100	143,748
	White River Capital, Inc.	7,000	134,750

			476,510

Containers & Packaging - 0.43%
	AEP Industries, Inc.*	14,000	408,660

Diversified Consumer Services - 1.10%
	Collectors Universe	40,000	592,400
	Mac-Gray Corp.	29,000	448,050

			1,040,450

www.bridgeway.com	36

Bridgeway Ultra-Small Company Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Diversified Financial Services - 0.11%
	MicroFinancial, Inc.	19,100	$ 105,623

Diversified Telecommunication Services - 2.99%
	8X8, Inc.*+	250,000	1,222,500
	HickoryTech Corp.	32,800	389,664
	IDT Corp., Class B	16,400	443,128
	SureWest Communications	46,000	769,120

			2,824,412

Electrical Equipment - 3.07%
	Allied Motion Technologies, Inc.*	30,000	163,500
	Coleman Cable, Inc.*	51,000	749,190
	Jinpan International, Ltd.+	50,400	563,472
	Preformed Line Products, Co.	13,000	925,340
	SL Industries, Inc.*	7,000	164,850
	Ultralife Corp.*	70,200	329,238

			2,895,590

Electronic Equipment, Instruments & Components - 3.50%
	Advanced Photonix, Inc. - Class A*+	200,000	298,000
	Gerber Scientific, Inc.*	28,000	311,640
	GTSI Corp.*	35,000	187,950
	Kemet Corp.*	34,033	486,332
	LeCroy Corp.*	674	8,115
	PC Connection, Inc.*	27,100	224,388
	PC Mall, Inc.*	62,500	486,250
	Richardson Electronics, Ltd.	85,400	1,160,586
	Wayside Technology Group, Inc.	10,500	142,380

			3,305,641

Energy Equipment & Services - 0.62%
	Mitcham Industries, Inc.*	33,800	584,740

Food & Staples Retailing - 0.70%
	Susser Holdings Corp.*	42,000	660,240

Food Products - 2.86%
	Coffee Holding Co., Inc.+	15,900	246,450
	Feihe International, Inc.*+	30,000	216,900
	Imperial Sugar Co.	32,000	640,000
	Inventure Foods, Inc.*	35,000	139,650
	Omega Protein Corp.*	71,500	986,700
	SunOpta, Inc.*	66,900	475,659

			2,705,359

Health Care Equipment & Supplies - 1.24%
	Synergetics USA, Inc.*	120,412	663,470

Industry	Company	Shares	Value

Health Care Equipment & Supplies (continued)
	Theragenics Corp.*	70,000	$ 123,200
	Uroplasty, Inc.*	51,500	386,250

			1,172,920

Health Care Providers & Services - 7.50%
	Alliance HealthCare Services, Inc.*	125,000	475,000
	Five Star Quality Care, Inc.*	188,900	1,097,509
	Medcath Corp.*	48,800	663,192
	Metropolitan Health Networks, Inc.*	224,300	1,074,397
	Providence Service Corp. (The)*	50,000	632,500
	RadNet, Inc.*	214,100	942,040
	Skilled Healthcare Group, Inc., Class A*	95,000	898,700
	U.S. Physical Therapy, Inc.	52,500	1,298,325

			7,081,663

Health Care Technology - 0.42%
	HealthStream, Inc.*	30,000	398,100

Hotels, Restaurants & Leisure - 5.40%
	Benihana, Inc., Class A*	15,000	157,350
	Caribou Coffee Co., Inc.*	48,400	640,816
	Carrols Restaurant Group, Inc.*	100,000	1,044,000
	Einstein Noah Restaurant Group, Inc.	30,000	449,100
	Kona Grill, Inc.*	2,100	11,802
	Luby’s, Inc.*	35,700	197,064
	Morton’s Restaurant Group, Inc.*	46,000	333,040
	O’Charleys, Inc.*	64,600	472,226
	Ruth’s Hospitality Group, Inc.*	96,800	543,048
	Town Sports International Holdings, Inc.*	164,000	1,248,040

			5,096,486

Household Durables - 1.91%
	Bassett Furniture Industries, Inc.	23,000	181,240
	CSS Industries, Inc.	7,300	152,789
	Lifetime Brands, Inc.	59,400	697,356
	Mad Catz Interactive, Inc.*+	225,000	319,500
	Sealy Corp.*	177,900	450,087

			1,800,972

37	Annual Report | June 30, 2011

Bridgeway Ultra-Small Company Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Insurance - 1.81%
	Crawford & Co., Class B	40,000	$ 282,800
	Meadowbrook Insurance Group, Inc.	83,000	822,530
	Universal Insurance Holdings, Inc.	130,000	607,100

			1,712,430

Internet & Catalog Retail - 1.22%
	1-800-Flowers.com, Inc., Class A*	183,500	568,850
	ValueVision Media, Inc., Class A*	76,800	587,520

			1,156,370

IT Services - 2.25%
	Computer Task Group, Inc.*	43,300	570,261
	Dynamics Research Corp.*	19,000	259,160
	MoneyGram International, Inc.*	390,500	1,296,460

			2,125,881

Leisure Equipment & Products - 0.23%
	Escalade, Inc.	17,900	108,116
	Johnson Outdoors, Inc., Class A*	6,600	112,992

			221,108

Life Sciences Tools & Services - 0.54%
	Cambrex Corp.*	70,000	323,400
	Harvard Bioscience, Inc.*	35,000	186,550

			509,950

Machinery - 4.85%
	Hardinge, Inc.	44,500	485,495
	Hurco Cos., Inc.*	14,800	476,708
	Lydall, Inc.*	41,200	492,752
	MFRI, Inc.*	11,000	87,890
	Miller Industries, Inc.	50,000	934,500
	NN, Inc.*	140,600	2,103,376

			4,580,721

Marine - 1.00%
	International Shipholding Corp.	28,000	595,840
	Star Bulk Carriers Corp.	170,000	351,900

			947,740

Media - 1.71%
	Fisher Communications, Inc.*	18,000	536,760

Industry	Company	Shares	Value

Media (continued)
	Global Traffic Network, Inc.*	36,300	$ 417,087
	Gray Television, Inc.*	250,000	660,000

			1,613,847

Metals & Mining - 2.70%
	Friedman Industries, Inc.	23,700	253,827
	Handy & Harman, Ltd.*	55,000	846,450
	Universal Stainless & Alloy*	31,000	1,449,560

			2,549,837

Oil, Gas & Consumable Fuels - 2.77%
	Callon Petroleum Co.*	75,500	530,010
	PostRock Energy Corp.*	69,500	405,185
	Warren Resources, Inc.*	151,500	577,215
	Westmoreland Coal Co.*	62,100	1,102,275

			2,614,685

Paper & Forest Products - 1.15%
	Mercer International, Inc.*	77,400	780,192
	Verso Paper Corp.*+	113,900	305,252

			1,085,444

Personal Products - 0.17%
	Nature’s Sunshine Products, Inc.*	8,100	157,788

Pharmaceuticals - 1.56%
	Columbia Laboratories, Inc.*+	277,900	858,711
	Heska Corp.*	200	1,932
	ISTA Pharmaceuticals, Inc.*	63,500	485,457
	Jiangbo Pharmaceuticals, Inc.*Δ+	45,000	124,650

			1,470,750

Professional Services - 1.65%
	GP Strategies Corp.*	42,000	573,720
	On Assignment, Inc.*	100,000	983,000

			1,556,720

Real Estate Investment Trusts (REITs) - 5.92%
	Agree Realty Corp.+	26,160	584,153
	ARMOUR Residential REIT, Inc.+	131,800	968,730
	Capital Trust, Inc., Class A*+	110,300	426,861
	Gramercy Capital Corp.*	383,600	1,162,308
	MPG Office Trust, Inc.*+	283,700	811,382
	One Liberty Properties, Inc.	53,500	826,040

www.bridgeway.com	38

Bridgeway Ultra-Small Company Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Real Estate Investment Trusts (REITs) (continued)
	Winthrop Realty Trust	67,900	$ 810,726

			5,590,200

Road & Rail - 2.25%
	Covenant Transportation
	Group, Inc., Class A*	33,000	255,750
	Quality Distribution, Inc.*	95,500	1,243,410
	Saia, Inc.*	30,600	518,670
	Universal Truckload Services, Inc.*	6,300	107,919

			2,125,749

Semiconductors & Semiconductor Equipment - 2.14%
	Amtech Systems, Inc.*+	47,500	980,400
	Cascade Microtech, Inc.*	15,000	85,650
	Photronics, Inc.*	112,200	950,334

			2,016,384

Software - 1.42%
	BSQUARE Corp.*	53,600	336,072
	ePlus, Inc.*	16,800	444,192
	Majesco Entertainment Co.*+	141,000	425,820
	QAD, Inc., Class B	15,000	139,500

			1,345,584

Specialty Retail - 4.54%
	Christopher & Banks Corp.	82,700	475,525
	Conn’s, Inc.*+	86,000	743,900
	Cost Plus, Inc.*#	122,100	1,221,000
	Destination Maternity Corp.	30,000	599,400
	TravelCenters of America LLC*	46,200	251,790
	Winmark Corp.	4,500	194,985
	Zale Corp.*	142,300	796,880

			4,283,480

Textiles, Apparel & Luxury Goods - 0.73%
	Delta Apparel, Inc.*	14,600	248,200
	DGSE Cos., Inc.*	1,200	8,556
	Rocky Brands, Inc.*	35,000	431,900

			688,656

Thrifts & Mortgage Finance - 3.08%
	BankFinancial Corp.	27,800	235,466
	Beacon Federal Bancorp, Inc.	7,000	96,740
	ESSA Bancorp, Inc.	50,000	621,000
	First Financial Holdings, Inc.	36,700	329,199
	First Pactrust Bancorp, Inc.	37,000	549,820
	Meridian Interstate Bancorp, Inc.*	35,500	485,995

Industry	Company		Shares	Value

Thrifts & Mortgage Finance (continued)
	Timberland Bancorp, Inc.*		18,000	$ 106,380
	United Financial Bancorp, Inc.		31,200	481,416

				2,906,016

Trading Companies & Distributors - 0.31%
	Houston Wire & Cable Co.		18,900	293,895

Water Utilities - 0.60%
	Connecticut Water Service, Inc.		22,000	562,760

TOTAL COMMON STOCKS - 98.11%				92,650,075

(Cost $77,853,703)
		Rate^	Shares	Value

MONEY MARKET FUND - 3.23%
BlackRock FedFund		0.01%	3,051,044	3,051,044

TOTAL MONEY MARKET FUND - 3.23%				3,051,044

(Cost $3,051,044)

TOTAL INVESTMENTS - 101.34%				$95,701,119
(Cost $80,904,747)
Liabilities in Excess of Other Assets - (1.34%)				(1,267,583)

NET ASSETS - 100.00%				$94,433,536

*	Non-income producing security.
#	Securities, or a portion thereof, segregated to cover the Fund’s potential obligation under swap agreements. The total value of segregated assets is $1,082,610.
^	Rate disclosed as of June 30, 2011.
Δ	Security was fair valued under procedures adopted by the Board of Directors (see Note 2).
+	This security or a portion of the security is out on loan at June 30, 2011.
Total loaned securities had a value of $8,229,684 at June 30, 2011.

LLC - Limited Liability Company

39	Annual Report | June 30, 2011

Bridgeway Ultra-Small Company Fund SCHEDULE OF INVESTMENTS (continued)

Summary of inputs used to value the Fund’s investments as of 06/30/2011 are as follows (See Note 2 in Notes to Financial Statements):

	Valuation Inputs

	Investment in Securities (Value)

	Level 1 Quoted Prices	Level 2 Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Total

Common Stocks	$92,525,425	$—	$124,650	$92,650,075
Money Market Fund	—	3,051,044	—	3,051,044

TOTAL	$92,525,425	$3,051,044	$124,650	$95,701,119

Other Financial Instruments**
Swaps	$—	$26,702	$—	$26,702

TOTAL	$—	$26,702	$—	$26,702

** Other financial instruments are derivative instruments not reflected in the Schedule of Investments, such as swap contracts, which are valued at the unrealized appreciation/depreciation on the investment.

Following is a reconciliation of Level 3 investments for which significant unobservable inputs were used to determine fair value:

Investment in Securities (Value)

	Common Stocks	Total

Balance as of 06/30/2010	$ —	$ —
Purchases	—	—
Sales	—	—
Realized gain/(loss)	—	—
Change in unrealized appreciation/ (depreciation)[1]	(155,669)	(155,669)
Transfers in2,3	280,319	280,319
Transfers out	—	—

Balance as of 06/30/2011	$ 124,650	$ 124,650

Net change in unrealized appreciation (depreciation) from investments held as of 6/30/11[1]	$(155,669)	$(155,669)

1 Change in unrealized appreciation/(depreciation) for Level 3 securities is included on the Statements of Operations in the Change in Unrealized Appreciation (Depreciation) on Investments.

2 Transfers in represent the value as of the beginning of the year ended June 30, 2011, for any investment security where significant transfers in the pricing level occurred during the period. The purchase value is used in situations where the investment was not held as of the beginning of the period.

3 Transfer took place as a result of a trading halt.

The security in the table above was considered Level 3 security because it was fair valued under procedures adopted by the Board of Directors at June 30, 2011. Such valuation is based on a review of inputs such as, but not limited to, similar securities, company specific financial information and company specific news.

See Notes to Financial Statements.

www.bridgeway.com	40

Ultra-Small Company Market Fund MANAGER’S COMMENTARY

June 30, 2011

Dear Fellow Ultra-Small Company Market Fund Shareholder,

Our Fund declined 2.85% for the quarter ended June 30, 2011, outperforming our primary market benchmark, the CRSP Cap-Based Portfolio 10 Index (-3.95%), and the Russell Microcap Index (-3.48%). The Fund did trail its peer benchmark, the Lipper Micro-Cap Stock Funds Index (-1.98%), as well as the Russell 2000 Index (-1.61%). In a typical down quarter where ultra-small stocks were the biggest negative performers, we are pleased to have outperformed the only index of similar sized companies, the CRSP Cap-Based Portfolio 10 Index, and the larger cap Russell Microcap Index.

For the fiscal year ended June 30, 2011, our Fund appreciated 32.22%, outperforming our primary market benchmark, the CRSP Cap-Based Portfolio 10 Index (+25.64%), but underperforming our peer benchmark, the Lipper Micro-Cap Stock Funds Index (+35.47%), the Russell Microcap Index (+32.70%) and the Russell 2000 Index (+37.41%). While we don’t like trailing any of our benchmarks, ultra-small stocks were at a considerable disadvantage as compared to micro- and small-cap indices, as presented in the table on the following page. We were pleased to beat the CRSP Cap-Based Portfolio 10 Index, the only index of purely ultra-small size companies.

The table below presents our June quarter, one-year, five-year, ten-year and life-to-date financial results according to the formula required by the SEC. See the next page for a graph of performance from inception to June 30, 2011.

	June Qtr. 4/1/11 to 6/30/11	1 Year 7/1/10 to 06/30/11	5 Year 7/1/06 to 6/30/11	10 Year 7/1/01 to 6/30/11	Life-to-Date 7/31/97 to 6/30/11

Ultra-Small Company Market Fund	-2.85%	32.22%	-0.25%	10.48%	10.35%
CRSP Cap-Based Portfolio 10 Index	-3.95%	25.64%	4.13%	12.70%	11.14%
Russell Microcap Index	-3.48%	32.70%	0.55%	5.59%	N/A
Russell 2000 Index (small companies)	-1.61%	37.41%	4.08%	6.27%	6.45%
Lipper Micro-Cap Stock Funds Index	-1.98%	35.47%	2.61%	6.32%	7.01%

Performance figures quoted in the table above and graph below represent past performance and are no guarantee of future results. Total return figures in the table above and the graph below include the reinvestment of dividends and capital gains. The table above and the graph below do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

The CRSP Cap-Based Portfolio 10 Index is an unmanaged index of 1,302 of the smallest publicly traded U.S. stocks (with dividends reinvested), as reported by the Center for Research on Security Prices. The Russell Microcap Index is an unmanaged, market value weighted index that measures performance of 1,000 of the smallest securities in the Russell 2000 Index. The Russell 2000 Index is an unmanaged, market value weighted index that measures performance of the 2,000 companies that are between the 1,000th and 3,000th largest in the market with dividends reinvested. The Lipper Micro-Cap Stock Funds Index is an index of micro-cap funds compiled by Lipper, Inc. It is not possible to invest directly in an index. Periods longer than one year are annualized.

According to data from Lipper, Inc. as of June 30, 2011, Ultra-Small Company Market Fund ranked 44th of 69 micro-cap funds for the twelve months ending June 30, 2011, 50th of 60 over the last five years, 4th of 39 over the last ten years, and 8th of 23 since inception in July 1997. These long-term numbers and the graph below give two snapshots of our long-term success. Lipper, Inc. is an independent mutual fund rating service that ranks funds in various fund categories by making comparative calculations using total returns.

41	Annual Report | June 30, 2011

Ultra-Small Company Market Fund MANAGER’S COMMENTARY (continued)

Ultra-Small Company Market Fund vs. CRSP 10 Index, Lipper Micro-Cap Stock Funds Index, Russell 2000 Index & Russell Microcap Index* from Inception 7/31/97 to 6/30/11

*	The Russell Microcap Index began on 6/30/2000, and the line graph for the Index begins at the same value as the Fund on that date.

The Stock Market by Size:

The Short Version: Unlike the performance over the longer term, ultra-small stocks have lagged the micro-cap and small-cap size companies recently. Fortunately, our models, which seek to avoid ultra-small companies that might go out of business, helped offset some of this size disadvantage over the full fiscal year timeframe.

A significant determinant of our performance relative to most other Funds has to do with the size of the companies in which we invest. These are breathtakingly small companies. The table below shows that ultra-small stocks have been at a disadvantage to all other deciles for the June quarter, which is not unusual for a down quarter such as this one. The disadvantage was even worse for the fiscal year, as the 2nd through 9th deciles outperformed ultra-small stocks by at least nine percent. Nevertheless, our Fund was able to partially overcome this disadvantage in the quarter and fiscal year periods due to the success of our Fund’s risk screens, which seek to avoid companies that might become financially distressed or go into bankruptcy. We still believe in the long term return advantages of 10th decile stocks, as demonstrated by the far right hand column in the table below.

CRSP Decile[1]	June Qtr. 4/1/11 to 6/30/11	1 Year 7/1/10 to 6/30/11	5 Years 7/1/06 to 6/30/11	10 Years 7/1/01 to 6/30/11	85.5 Years 1/1/1926 to 6/30/11
1 (ultra-large)	-0.36%	28.14%	2.74%	1.80%	9.11%
2	1.55%	36.13%	4.74%	6.40%	10.52%
3	0.32%	43.42%	5.97%	7.10%	10.96%
4	0.47%	39.97%	6.92%	8.56%	10.92%
5	-0.70%	44.83%	9.18%	9.25%	11.49%
6	-0.48%	40.35%	5.98%	7.26%	11.41%
7	-1.63%	41.92%	6.62%	8.30%	11.41%
8	-2.97%	36.15%	6.85%	9.17%	11.61%
9	-3.01%	35.10%	5.51%	8.74%	11.65%
10 (ultra-small)	-3.95%	25.64%	4.13%	12.70%	13.20%

[1]

The CRSP Cap-Based Portfolio Indexes are unmanaged indexes of the publicly traded U.S. stocks with dividends reinvested, grouped by market capitalization, as reported by the Center for Research in Security Prices. Past performance is no guarantee of future results.

www.bridgeway.com	42

Ultra-Small Company Market Fund MANAGER’S COMMENTARY (continued)

Detailed Explanation of Quarterly Performance:

The Short Version: Good contributors were found in most sectors while Consumer Discretionary stocks led the worst contributors list.

Amid all the global uncertainties that have existed for the past three months (domestic labor, Japan earthquake repercussions, EU debt crisis part 2, US debt crisis part 1), plenty of winners can be found throughout the various industries. In fact, seven different sectors were represented in the list of top contributors for the quarter, highlighted by two holdings each from the Investment Technology, Materials, and Industrials sectors.

These are the Fund’s ten best-contributing stocks for the quarter ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	Intersections, Inc.	Commercial Services & Supplies	0.2%
2	Globecomm Systems, Inc.	Communications Equipment	0.2%
3	Zagg, Inc.	Chemicals	0.2%
4	Oncothyreon, Inc.	Biotechnology	0.2%
5	Mitcham Industries, Inc.	Energy Equipment & Services	0.2%
6	Universal Stainless & Alloy	Metals & Mining	0.1%
7	Central Vermont Public Service Corp.	Electric Utilities	0.1%
8	Federal Agricultural Mortgage Corp.	Thrift & Mortgage Finance	0.1%
9	Advanced Analogic Technologies, Inc.	Semiconductors & Semiconductor Equipment	0.1%
10	Coleman Cable, Inc.	Electrical Equipment	0.1%

Biotech companies live and die by the success of their clinical trials. In partnership with Merck, biotech company Oncothyreon is developing Stimuvax, a treatment for non-small cell lung cancer. Stimuvax is now in Phase III of its study, and results are expected in the second half of 2011. Analysts are optimistic about prospects for success; 80% of those who cover Oncothyreon rate it a “buy.” The holding doubled in value during the three month period.

Four Consumer Discretionary companies made the list of worst contributors for the quarter, an indication that consumers remain reluctant to buy with the slowing recovery and uncertain labor picture. Two media companies (newspapers) are represented, inviting the question: Is the newspaper business dying a slow death?

These are the Fund’s ten worst-contributing stocks for the quarter ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	Cogo Group, Inc.	Communications Equipment	-0.2%
2	ISTA Pharmaceuticals, Inc.	Pharmaceuticals	-0.1%
3	Spartan Motors, Inc.	Auto Components	-0.1%
4	NIVS IntelliMedia Technology Group, Inc.	Household Durables	-0.1%
5	KVH Industries, Inc.	Communications Equipment	-0.1%
6	Mercer International, Inc.	Paper & Forest Products	-0.1%
7	Lee Enterprises, Inc.	Media	-0.1%
8	FSI International, Inc.	Semiconductors & Semiconductor Equipment	-0.1%
9	Media General, Inc.	Media	-0.1%
10	Greenbrier Cos., Inc.	Machinery	-0.1%

Lee Enterprises owns and publishes about 50 newspapers throughout the country. The company has been hurt by the shift away from print versions to less profitable websites, as advertisers are not willing to pay as much for online publications. Most folks in the 18-34 age group, a key demographic, do not even read a daily paper. In April, the company appeared to be heading toward bankruptcy, but was able to refinance its existing debt through a new high-yield (junk) bond offering. While the move may have kept the doors open, it did not change the negative trend for the industry. In May, Lee reported a significant quarterly loss that management blamed on reduced advertising dollars due to a late Easter holiday. The holding declined almost 70% during the quarter.

43	Annual Report | June 30, 2011

Ultra-Small Company Market Fund MANAGER’S COMMENTARY (continued)

Detailed Explanation of Fiscal Year Performance

The Short Version: Information Technology was the story on both the best and worst contributors list.

Advances in Information Technology areas, such as cloud computing, have represented a boon for the innovators. Four IT companies made the best contributors list, and contributed almost two percent to the Fund’s return.

These are the Fund’s ten best-contributing stocks for the fiscal year ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	Intersections, Inc.	Commercial Services & Supplies	0.7%
2	IDT Corp.	Diversified Telecommunication Services	0.5%
3	Hawk Corp.	Aerospace & Defense	0.5%
4	Web.com Group, Inc.	Internet Software & Services	0.5%
5	Globecomm Systems, Inc.	Communications Equipment	0.5%
6	Applied Signal Technology	Aerospace & Defense	0.5%
7	Mitcham Industries, Inc.	Energy Equipment & Services	0.5%
8	Measurement Specialties, Inc.	Electronic Equipment, Instruments & Components	0.4%
9	Universal Stainless & Alloy	Metals & Mining	0.4%
10	Amtech Systems, Inc.	Semiconductors & Semiconductor Equipment	0.4%

Better safe than sorry. These days, consumers are quite concerned about identity and credit theft. We buy more products online and enter credit card information and occasionally social security numbers. We surf the Net, and our personal data is shared with vendors (and perhaps some unscrupulous people). Intersections Inc. provides consumer protection services to help guard against such threats. During the fiscal year, the company announced new partnerships to help grow its subscription business. In June, it announced a strategic deal with Comcast to provide computer protection when users are shopping or banking online. In March, it forged an alliance with Harland Clarke, the check printing company with over 10,000 bank and credit union customers. Much of this progress is flowing through to the bottom line. Earnings have surged from last year’s levels, and the company continues to experience solid growth. In September 2010, Intersections began rewarding shareholders with an attractive quarterly dividend. Late in the fiscal year, the stock was added to both the Russell 3000 and 2000 Indexes, a move that should provide greater visibility to institutional investors. The holding surged over 300% during the 12-month period and was the top contributor to the Fund’s performance. It’s great to see fundamental corporate success rewarded in the stock price and the performance of our Fund.

While some analysts expected Information Technology to lead the domestic recovery as businesses upgrade outdated systems and processes, many companies continue to lag behind and continue to hold off on major purchases. Three IT stocks were among the biggest drags on Fund performance. Combined, these holdings cost the Fund over a quarter-of-a-percent in return for the fiscal year.

These are the Fund’s ten worst-contributing stocks for the fiscal year ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	Media General, Inc.	Media	-0.3%
2	Tessco Technologies, Inc.	Electronic Equipment, Instruments & Components	-0.2%
3	Taylor Capital Group, Inc.	Commercial Banks	-0.2%
4	Comverge, Inc.	Electrical Equipment, Instruments & Components	-0.1%
5	Lionbridge Technologies, Inc.	IT Services	-0.1%
6	NIVS IntelliMedia Technology Group, Inc.	Household Durables	-0.1%
7	China Sky One Medical, Inc.	Pharmaceuticals	-0.1%
8	Pacer International, Inc.	Air Freight & Logistics	-0.1%
9	Hi-Tech Pharmacal Co., Inc.	Pharmaceuticals	-0.1%
10	Lee Enterprises, Inc.	Media	-0.1%

www.bridgeway.com	44

Ultra-Small Company Market Fund MANAGER’S COMMENTARY (continued)

In 2009, Warren Buffet said “for most newspapers in the United States, we would not buy them at any price... They have the possibility of going to just unending losses.” Once again, Sir Warren is proving prophetic. Sales of print newspapers have been dropping dramatically, and advertisers have moved away from what was once their primary source of reaching the public. Late in 2010, Moody’s lowered its outlook for the domestic newspaper industry to negative (from stable). Media General, the owner of newspapers and TV stations primarily in small- and mid-size markets in the southeastern United States, has been feeling the pressure. In October, it posted a worse-than-expected quarterly loss and has had a very difficult time replacing lost print revenues with online or broadcasting sales. For the fiscal year, Media General dropped 60% and was the biggest drag on the Fund’s performance.

Top Ten Holdings as of June 30, 2011

Because this passively managed fund is designed to model the CRSP Cap-Based Portfolio 10 Index, no single company comprises too high a percentage of its assets. In fact, the top ten holdings represent about six percent of overall Fund net assets and no stock accounts for greater than one percent. Bear in mind, any stock with an allocation of greater than one-half-a-percent has appreciated in value as we never initiate any position in excess of that percentage.

Rank	Description	Industry	% of Net Assets
1	Globecomm Systems, Inc.	Communications Equipment	0.9%
2	Federal Agricultural Mortgage Corp.	Thrifts & Mortgage Finance	0.8%
3	Intersections, Inc.	Commercial Services & Supplies	0.7%
4	Mitcham Industries, Inc.	Energy Equipment & Services	0.7%
5	Actuate Corp.	Software	0.6%
6	Measurement Specialties, Inc.	Electronic Equipment, Instruments & Components	0.5%
7	AFC Enterprises, Inc.	Hotels, Restaurants & Leisure	0.5%
8	Hurco Cos., Inc.	Machinery	0.5%
9	Bolt Technology Corp.	Energy Equipment & Services	0.5%
10	AEP Industries, Inc.	Containers & Packaging	0.5%
	Total		6.2%

Industry Sector Representation as of June 30, 2011

As is inherent in the Fund’s design, no Fund sector allocation is far off from the Index sector allocation. In fact, they are all within one percent of the index.

	% of Portfolio	% of CRSP 10 Index	Difference
Consumer Discretionary	14.8%	15.5%	-0.7%
Consumer Staples	3.4%	4.2%	-0.8%
Energy	5.4%	5.0%	0.4%
Financials	22.7%	22.9%	-0.2%
Health Care	17.1%	17.6%	-0.5%
Industrials	12.4%	12.2%	0.2%
Information Technology	17.0%	17.9%	-0.9%
Materials	3.5%	2.9%	0.6%
Telecommunication Services	0.9%	0.5%	0.4%
Utilities	1.1%	1.3%	-0.2%
Cash & Other Assets	1.7%	0.0%	1.7%
Total	100.0%	100.0%

Disclaimer

The views expressed here are exclusively those of Fund management. These views, including those related to market sectors or individual stocks, are not meant as investment advice and should not be considered predictive in nature. Any favorable (or

45	Annual Report | June 30, 2011

Ultra-Small Company Market Fund MANAGER’S COMMENTARY (continued)

unfavorable) description of a holding applies only as of the quarter end, June 30, 2011, unless otherwise stated. Security positions can and do change thereafter. Discussions of historical performance do not guarantee and may not be indicative of future performance.

The Fund is subject to very high, above market risk (volatility) and is not an appropriate investment for short-term investors. Investments in ultra-small companies generally carry greater risk than is customarily associated with larger companies and even “small companies” for various reasons, such as narrower markets (fewer investors), limited financial resources and greater trading difficulty.

Conclusion

Thank you for your continued investment in Ultra-Small Company Market Fund. We encourage your feedback; your reactions and concerns are important to us.

Sincerely,

The Investment Management Team

www.bridgeway.com	46

Bridgeway Ultra-Small Company Market Fund SCHEDULE OF INVESTMENTS

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
COMMON STOCKS - 98.42%
Aerospace & Defense - 0.91%
	Astronics Corp.*	22,700	$699,160
	Ducommun, Inc.	19,100	392,887
	GenCorp, Inc.*	152,600	979,692
	Innovative Solutions & Support, Inc.*	63,454	347,093
	LMI Aerospace, Inc.*	21,000	513,030
	Sparton Corp.*	63,300	646,926

			3,578,788

Air Freight & Logistics - 0.55%
	Express-1 Expedited Solutions, Inc.*	91,200	283,632
	Pacer International, Inc.*	188,800	891,136
	Park-Ohio Holdings Corp.*	46,000	972,440

			2,147,208

Airlines - 0.18%
	Pinnacle Airlines Corp.*	77,759	353,026
	Republic Airways Holdings, Inc.*	67,700	369,642

			722,668

Auto Components - 1.00%
	Amerigon, Inc.*	42,200	733,436
	Motorcar Parts of America, Inc.*	30,600	459,306
	Shiloh Industries, Inc.	39,600	426,888
	Spartan Motors, Inc.	334,600	1,806,840
	Strattec Security Corp.	24,100	505,618

			3,932,088

Beverages - 0.36%
	Craft Brewers Alliance, Inc.*	89,100	767,151
	MGP Ingredients, Inc.	75,900	661,089

			1,428,240

Biotechnology - 6.42%
	Achillion Pharmaceuticals, Inc.*	134,500	1,000,680
	ADVENTRX Pharmaceuticals, Inc.*	92,500	278,425
	Affymax, Inc.*	55,400	380,598
	Amicus Therapeutics, Inc.*	115,991	688,987
	Anadys Pharmaceuticals, Inc.*	99,705	100,702
	Arena Pharmaceuticals, Inc.*+	209,900	285,464
	ArQule, Inc.*	131,300	820,625
	Array Biopharma, Inc.*	160,100	358,624
	AVI BioPharma, Inc.*+	307,545	439,789
	BioCryst Pharmaceuticals, Inc.*	90,894	347,215

Industry	Company	Shares	Value

Biotechnology (continued)
	BioSante Pharmaceuticals, Inc.*+	212,800	$585,200
	BioSpecifics Technologies Corp.*	12,500	280,000
	Biotime, Inc.*+	1,862	9,552
	Celldex Therapeutics, Inc.*	71,400	253,470
	Curis, Inc.*+	363,100	1,299,898
	Cyclacel Pharmaceuticals, Inc.*+	188,139	253,988
	Cytori Therapeutics, Inc.*+	96,200	460,798
	Dusa Pharmaceuticals, Inc.*	181,000	1,125,820
	Dyax Corp.*	194,200	384,516
	GTx, Inc.*+	146,624	702,329
	Immunomedics, Inc.*+	129,000	525,030
	Infinity Pharmaceuticals, Inc.*+	56,200	464,212
	Ligand Pharmaceuticals, Inc., Class B*	57,133	682,739
	Maxygen, Inc.	49,850	272,680
	Myrexis, Inc.*	98,700	353,346
	Nabi Biopharmaceuticals*	156,100	839,818
	Neurocrine Biosciences, Inc.*	157,600	1,268,680
	Novavax, Inc.*+	154,700	312,494
	Oncothyreon, Inc.*+	124,300	1,142,317
	Orexigen Therapeutics, Inc.*+	40,000	63,600
	Osiris Therapeutics, Inc.*+	52,000	402,480
	PharmAthene, Inc.*+	109,800	322,812
	Progenics Pharmaceuticals, Inc.*	72,400	519,832
	PROLOR Biotech, Inc.*+	75,700	373,958
	Repligen Corp.*	134,734	490,432
	Rexahn Pharmaceuticals, Inc.*+	131,500	163,060
	Sangamo Biosciences, Inc.*+	127,436	750,598
	Sciclone Pharmaceuticals, Inc.*	174,307	1,052,814
	Spectrum Pharmaceuticals, Inc.*+	86,700	803,275
	SuperGen, Inc.*	274,600	818,308
	Synta Pharmaceuticals Corp.*	142,500	716,775
	Transcept Pharmaceuticals, Inc.*+	24,100	263,895
	Trimeris, Inc.*	143,000	353,210
	Vanda Pharmaceuticals, Inc.*+	78,600	561,204
	Vical, Inc.*	233,900	963,668
	Zalicus, Inc.*+	313,021	744,990

			25,282,907

47	Annual Report | June 30, 2011

Bridgeway Ultra-Small Company Market Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Building Products - 0.34%
	Builders FirstSource, Inc.*	238,300	$512,345
	Insteel Industries, Inc.	34,000	426,360
	NCI Building Systems, Inc.*	36,800	419,152

			1,357,857

Capital Markets - 3.43%
	Arlington Asset Investment Corp., Class A	38,700	1,214,793
	Calamos Asset Management, Inc., Class A	32,400	470,448
	Diamond Hill Investment Group, Inc.	5,600	455,224
	Edelman Financial Group, Inc.	51,000	402,390
	FBR & Co.*	161,400	548,760
	Gladstone Capital Corp.+	76,600	707,784
	Gladstone Investment Corp.	28,200	201,348
	Harris & Harris Group, Inc.*	127,900	656,127
	HFF, Inc., Class A*	56,300	849,567
	JMP Group, Inc.	81,100	570,133
	Kohlberg Capital Corp.+	48,900	388,755
	Ladenburg Thalmann Financial Services, Inc.*+	493,000	680,340
	Main Street Capital Corp.+	50,000	947,500
	Medallion Financial Corp.	86,711	845,432
	NGP Capital Resources Co.	48,600	398,520
	PennantPark Investment Corp.+	129,100	1,447,211
	TICC Capital Corp.+	82,300	790,080
	Triangle Capital Corp.	57,212	1,056,134
	Westwood Holdings Group, Inc.	23,025	877,252

			13,507,798

Chemicals - 1.28%
	American Vanguard Corp.	75,100	974,047
	Chase Corp.	27,800	465,928
	KMG Chemicals, Inc.	58,800	990,192
	Landec Corp.*	124,900	824,340
	Senomyx, Inc.*	49,300	253,402
	Zagg, Inc.*+	114,300	1,531,620

			5,039,529

Commercial Banks - 11.07%
	1st United Bancorp, Inc.*	105,319	655,084
	Alliance Financial Corp.	25,000	763,250
	American National Bankshares, Inc.	20,700	380,673
	American River Bankshares*	37,800	230,202
	Ameris Bancorp*	88,600	785,882

Industry	Company	Shares	Value

Commercial Banks (continued)
	Arrow Financial Corp.	16,200	$396,414
	Bancorp, Inc. (The)*	84,600	884,070
	BancTrust Financial Group, Inc.*+	69,000	177,330
	Bank of Commerce Holdings	41,100	172,620
	Bank of Kentucky Financial Corp.+	9,000	200,430
	Banner Corp.	44,959	786,783
	Bar Harbor Bankshares	6,000	169,500
	Bridge Bancorp, Inc.	17,300	368,144
	Bryn Mawr Bank Corp.	41,724	844,911
	Camden National Corp.	18,100	593,861
	Capital City Bank Group, Inc.	60,500	620,730
	Center Bancorp, Inc.+	72,217	753,945
	Centerstate Banks, Inc.	78,300	541,836
	Century Bancorp, Inc., Class A	23,272	615,777
	Citizens Holding Co.	20,670	403,065
	CNB Financial Corp.	40,800	566,712
	CoBiz Financial, Inc.+	155,800	1,018,932
	Eagle Bancorp, Inc.*	5,964	79,321
	Encore Bancshares, Inc.*	19,600	235,592
	Enterprise Financial Services Corp.	85,700	1,159,521
	Farmers Capital Bank Corp.*	67,149	352,532
	Financial Institutions, Inc.	66,487	1,091,717
	First Bancorp	38,900	398,336
	First Bancorp, Inc.	33,300	494,838
	First California Financial Group, Inc.*	67,400	239,607
	First Community Bancshares, Inc.	44,900	628,600
	First Merchants Corp.	95,000	849,300
	First South Bancorp, Inc.	14,300	61,061
	German American Bancorp, Inc.	39,500	654,910
	Great Southern Bancorp, Inc.	21,600	409,320
	Guaranty Bancorp*	123,200	165,088
	Hampden Bancorp, Inc.	33,000	437,910
	Hanmi Financial Corp.*+	337,200	360,804
	Heritage Commerce Corp.*+	144,000	735,840
	Heritage Financial Corp.	74,000	956,820
	Home Bancorp, Inc.*+	41,600	615,264
	Lakeland Bancorp, Inc.	97,860	976,643
	LNB Bancorp, Inc.	20,000	114,400
	Macatawa Bank Corp.*+	103,000	284,795

www.bridgeway.com	48

Bridgeway Ultra-Small Company Market Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Commercial Banks (continued)
	MainSource Financial Group, Inc.	81,700	$678,110
	Merchants Bancshares, Inc.	27,800	680,266
	Metro Bancorp, Inc.*	27,800	317,476
	MidSouth Bancorp, Inc.	42,696	581,947
	MidWestOne Financial Group, Inc.+	54,200	783,190
	National Bankshares, Inc.+	14,300	358,072
	NewBridge Bancorp*	28,287	129,554
	Northrim BanCorp, Inc.	33,300	631,701
	Ohio Valley Banc Corp.	20,500	357,930
	OmniAmerican Bancorp, Inc.*	23,400	350,298
	Pacific Continental Corp.	105,100	961,665
	Peapack-Gladstone Financial Corp.+	39,130	460,951
	Penns Woods Bancorp, Inc.	16,400	563,504
	Peoples Bancorp, Inc.	28,400	320,068
	Preferred Bank*	16,120	116,064
	QCR Holdings, Inc.	13,200	117,744
	Republic First Bancorp, Inc.*	76,300	168,623
	Sandy Spring Bancorp, Inc.	27,600	496,524
	Seacoast Banking Corp. of Florida*	337,300	505,950
	Shore Bancshares, Inc.	70,733	491,594
	Sierra Bancorp	78,600	889,752
	Southside Bancshares, Inc.	62,021	1,231,117
	Southwest Bancorp, Inc.*	47,000	460,130
	State Bancorp, Inc.	95,900	1,279,306
	Sterling Bancorp	41,900	397,631
	Suffolk Bancorp	43,900	612,844
	Sun Bancorp, Inc.*	30,895	112,767
	Taylor Capital Group, Inc.*	48,300	394,128
	Tennessee Commerce Bancorp, Inc.*	40,800	105,672
	Tower Bancorp, Inc.	35,700	978,180
	Trico Bancshares	46,979	685,893
	United Community Banks, Inc.*+	89,260	942,586
	Univest Corp. of Pennsylvania	25,500	398,565
	Virginia Commerce Bancorp, Inc.*	153,159	905,170
	Washington Banking Co.	51,700	683,474
	West Bancorporation, Inc.	27,100	238,751
	West Coast Bancorp*	17,583	294,691
	Wilshire Bancorp, Inc.*	184,200	541,548
	Yadkin Valley Financial Corp.*	64,200	134,178

			43,589,984

Industry	Company	Shares	Value

Commercial Services & Supplies - 2.19%
	Amrep Corp.*	13,400	$122,878
	APAC Customer Services, Inc.*	265,500	1,415,115
	Casella Waste Systems, Inc., Class A*	81,800	498,980
	CECO Environmental Corp.*	61,600	415,184
	Courier Corp.	25,000	276,250
	Fuel Tech, Inc.*	62,700	415,701
	Heritage-Crystal Clean, Inc.*	18,100	347,158
	Intersections, Inc.	158,584	2,886,229
	M&F Worldwide Corp.*	19,798	511,580
	Metalico, Inc.*	110,800	653,720
	Multi-Color Corp.	35,400	874,026
	Standard Register Co. (The)	65,400	206,010

			8,622,831

Communications Equipment - 3.45%
	BigBand Networks, Inc.*	259,858	563,892
	Cogo Group, Inc.*	228,100	1,218,054
	Communications Systems, Inc.	29,100	521,763
	Digi International, Inc.*	67,239	874,107
	Emcore Corp.*	296,300	811,862
	Globecomm Systems, Inc.*	234,100	3,642,596
	KVH Industries, Inc.*	106,700	1,134,221
	Numerex Corp., Class A*	30,000	291,900
	Oplink Communications, Inc.*	92,100	1,715,823
	Opnext, Inc.*	281,000	640,680
	ORBCOMM, Inc.*	67,000	209,710
	PC-Tel, Inc.*	62,800	406,944
	ShoreTel, Inc.*	59,000	601,800
	Telestone Technologies Corp.*+	32,800	204,016
	Westell Technologies, Inc., Class A*	171,200	611,184
	ZST Digital Networks, Inc.*+	55,600	139,556

			13,588,108

Computers & Peripherals - 1.22%
	Concurrent Computer Corp.*	55,300	346,178
	Cray, Inc.*	101,200	647,680
	Datalink Corp.*	54,800	380,860
	Dot Hill Systems Corp.*	526,600	1,495,544
	Immersion Corp.*	104,100	887,973
	TransAct Technologies, Inc.*	89,350	1,045,395

			4,803,630

49	Annual Report | June 30, 2011

Bridgeway Ultra-Small Company Market Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Construction & Engineering - 0.57%
	Argan, Inc.*+	44,700	$453,258
	Furmanite Corp.*	75,400	598,676
	Northwest Pipe Co.*	17,800	463,868
	Sterling Construction Co., Inc.*	28,400	391,068
	UniTek Global Services, Inc.*	44,200	349,622

			2,256,492

Construction Materials - 0.06%
	United States Lime & Minerals, Inc.*	5,300	217,353

Consumer Finance - 0.08%
	First Marblehead Corp. (The)*+	185,600	328,512

Containers & Packaging - 0.47%
	AEP Industries, Inc.*	63,000	1,838,970

Distributors - 0.09%
	Audiovox Corp., Class A*	47,707	360,665

Diversified Consumer Services - 0.79%
	Carriage Services, Inc.	81,100	459,837
	Collectors Universe	69,460	1,028,703
	CPI Corp.	30,700	403,705
	Learning Tree International, Inc.	77,564	691,095
	Mac-Gray Corp.	33,300	514,485

			3,097,825

Diversified Financial Services - 0.72%
	Asta Funding, Inc.	142,300	1,193,897
	Encore Capital Group, Inc.*	22,114	679,342
	Marlin Business Services Corp.*	28,300	357,995
	Resource America, Inc., Class A	100,700	591,109

			2,822,343

Diversified Telecommunication Services - 0.89%
	HickoryTech Corp.	43,495	516,721
	IDT Corp., Class B	48,667	1,314,982
	Otelco, Inc.+	28,600	530,530
	SureWest Communications	42,000	702,240
	Warwick Valley Telephone Co.	30,200	436,088

			3,500,561

Electric Utilities - 0.39%
	Central Vermont Public Service Corp.	42,200	1,525,530

Industry	Company	Shares	Value

Electrical Equipment - 0.95%
	Active Power, Inc.*	166,000	$406,700
	Broadwind Energy, Inc.*	193,900	281,155
	China BAK Battery, Inc.*+	179,200	180,992
	Coleman Cable, Inc.*	77,000	1,131,130
	LSI Industries, Inc.	70,500	559,770
	Magnetek, Inc.*	188,311	342,726
	Ocean Power Technologies, Inc.*	38,087	137,113
	PowerSecure International, Inc.*	41,500	299,630
	UQM Technologies, Inc.*+	183,522	412,925

			3,752,141

Electronic Equipment, Instruments & Components - 2.44%
	Comverge, Inc.*+	85,700	254,529
	DDi Corp.	83,600	797,544
	eMagin Corp.*	56,300	341,741
	Gerber Scientific, Inc.*	64,900	722,337
	IEC Electronics Corp.*+	64,500	422,475
	Iteris, Inc.*	126,700	164,710
	LeCroy Corp.*	56,000	674,240
	LoJack Corp.*	44,100	192,276
	Measurement Specialties, Inc.*	59,552	2,126,006
	Netlist, Inc.*	117,900	242,874
	PAR Technology Corp.*	49,000	187,180
	PC Connection, Inc.*	30,000	248,400
	PC Mall, Inc.*	78,700	612,286
	Pulse Electronics, Corp.	109,800	485,316
	RadiSys Corp.*	97,900	713,691
	Richardson Electronics, Ltd.	52,011	706,830
	SMTC Corp.*	99,300	203,565
	Zygo Corp.*	39,200	518,224

			9,614,224

Energy Equipment & Services - 1.95%
	Bolt Technology Corp.*	155,763	1,931,461
	Dawson Geophysical Co.*	8,200	280,030
	ENGlobal Corp.*	34,761	105,326
	Geokinetics, Inc.*	82,300	648,524
	Mitcham Industries, Inc.*	161,700	2,797,410
	OYO Geospace Corp.*	7,900	790,000
	TGC Industries, Inc.*	117,000	747,630
	Union Drilling, Inc.*	37,100	381,759

			7,682,140

Food & Staples Retailing - 0.50%
	Arden Group, Inc., Class A	5,500	506,110
	Susser Holdings Corp.*	48,900	768,708

www.bridgeway.com	50

Bridgeway Ultra-Small Company Market Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Food & Staples Retailing (continued)
	Village Super Market, Inc., Class A	24,600	$681,666

			1,956,484

Food Products - 1.87%
	AgFeed Industries, Inc.*+	205,801	249,019
	Alico, Inc.	21,000	538,020
	American Lorain Corp.*+	81,200	121,800
	Feihe International, Inc.*+	24,700	178,581
	Griffin Land & Nurseries, Inc.	19,300	627,057
	HQ Sustainable Maritime Industries, Inc.*Δ+	84,300	234,354
	Imperial Sugar Co.	48,100	962,000
	Lifeway Foods, Inc.*+	156,302	1,747,457
	Omega Protein Corp.*	33,100	456,780
	Overhill Farms, Inc.*	102,100	566,655
	Reddy Ice Holdings, Inc.*	169,000	474,890
	SkyPeople Fruit Juice, Inc.*+	63,200	168,744
	Smart Balance, Inc.*	200,500	1,038,590

			7,363,947

Gas Utilities - 0.21%
	Chesapeake Utilities Corp.	15,906	636,717
	Gas Natural, Inc.	15,900	183,645

			820,362

Health Care Equipment & Supplies - 3.82%
	Alphatec Holdings, Inc.*	164,740	573,295
	Anika Therapeutics, Inc.*	98,639	702,310
	Antares Pharma, Inc.*+	197,000	435,370
	AtriCure, Inc.*	133,200	1,718,280
	Atrion Corp.	2,448	484,214
	Cardica, Inc.*	75,300	206,322
	Cardiovascular Systems, Inc.*	38,500	560,560
	Cerus Corp.*	193,304	579,912
	CryoLife, Inc.*	261,470	1,464,232
	IRIS International, Inc.*	44,100	440,559
	Kensey Nash Corp.*	16,800	423,864
	Medical Action Industries, Inc.*	27,700	225,755
	Palomar Medical Technologies, Inc.*	74,300	838,104
	Rockwell Medical Technologies, Inc.*+	72,100	925,764
	RTI Biologics, Inc.*	125,000	338,750
	Solta Medical, Inc.*	158,400	437,184
	Spectranetics Corp.*	54,948	341,777
	Stereotaxis, Inc.*	100,600	353,106
	Synovis Life Technologies, Inc.*	40,100	698,542

Industry	Company	Shares	Value

Health Care Equipment & Supplies (continued)
	Theragenics Corp.*	151,900	$267,344
	TranS1, Inc.*	129,500	590,520
	Utah Medical Products, Inc.	49,900	1,310,374
	Vascular Solutions, Inc.*	49,300	611,320
	Young Innovations, Inc.	18,126	516,953

			15,044,411

Health Care Providers & Services - 3.32%
	Allied Healthcare International, Inc.*	222,800	554,772
	Almost Family, Inc.*	11,600	317,840
	American Dental Partners, Inc.*	32,400	419,904
	Capital Senior Living Corp.*	129,000	1,198,410
	Chindex International, Inc.*+	121,200	1,650,744
	Continucare Corp.*	120,100	742,218
	Five Star Quality Care, Inc.*	121,600	706,496
	LCA -Vision, Inc.*	123,000	587,940
	Medcath Corp.*	43,400	589,806
	Metropolitan Health Networks, Inc.*	268,400	1,285,636
	National Research Corp.	25,500	931,515
	Providence Service Corp. (The)*	115,200	1,457,280
	RadNet, Inc.*	176,300	775,720
	Sunrise Senior Living, Inc.*	85,695	816,673
	U.S. Physical Therapy, Inc.	42,000	1,038,660

			13,073,614

Health Care Technology - 0.43%
	HealthStream, Inc.*	61,500	816,105
	Transcend Services, Inc.*	30,000	881,700

			1,697,805

Hotels, Restaurants & Leisure - 3.50%
	AFC Enterprises, Inc.*	127,732	2,101,191
	Benihana, Inc., Class A*	26,200	274,838
	Bluegreen Corp.*	131,703	385,890
	Caribou Coffee Co., Inc.*	79,600	1,053,904
	Carrols Restaurant Group, Inc.*	78,100	815,364
	Dover Downs Gaming & Entertainment, Inc.	9,637	30,839
	Einstein Noah Restaurant Group, Inc.	49,100	735,027
	Famous Dave’s of America, Inc.*	158,800	1,589,588
	Full House Resorts, Inc.*	60,700	192,419
	Gaming Partners International Corp.	56,300	401,982
	Great Wolf Resorts, Inc.*	164,300	499,472
	Jamba, Inc.*	204,454	437,532

51	Annual Report | June 30, 2011

Bridgeway Ultra-Small Company Market Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Hotels, Restaurants & Leisure (continued)
	Luby’s, Inc.*	73,600	$406,272
	McCormick & Schmick’s Seafood Restaurants, Inc.*	95,000	816,050
	Monarch Casino & Resort, Inc.*	48,685	508,271
	Morgans Hotel Group Co.*	84,300	606,117
	Morton’s Restaurant Group, Inc.*	64,200	464,808
	Multimedia Games Holding Co., Inc.*	119,300	542,815
	Nathan’s Famous, Inc.*	12,000	226,440
	O’Charleys, Inc.*	54,900	401,319
	Premier Exhibitions, Inc.*	142,500	247,950
	Ruth’s Hospitality Group, Inc.*	86,700	486,387
	Town Sports International Holdings, Inc.*	76,387	581,305

			13,805,780

Household Durables - 1.52%
	Bassett Furniture Industries, Inc.	74,200	584,696
	Brookfield Residential Properties, Inc.*	35,491	352,071
	Cavco Industries, Inc.*	17,500	787,500
	Emerson Radio Corp.*	219,300	451,758
	Furniture Brands International, Inc.*	95,000	393,300
	Kid Brands, Inc.*	83,400	430,344
	Libbey, Inc.*	36,825	597,301
	Lifetime Brands, Inc.	63,300	743,142
	M/I Homes, Inc.*	55,500	680,430
	NIVS IntelliMedia Technology Group, Inc.*+	206,300	72,205
	Sealy Corp.*	230,800	583,924
	Skyline Corp.	17,300	302,750

			5,979,421

Household Products - 0.11%
	Oil-Dri Corp. of America	19,800	424,116

Independent Power Producers & Energy Traders - 0.13%
	Synthesis Energy Systems, Inc.*+	272,471	509,521

Insurance - 1.71%
	eHealth, Inc.*	46,800	625,248
	First Acceptance Corp.*	111,700	206,645
	Hallmark Financial Services, Inc.*	80,800	635,896

Industry	Company	Shares	Value

Insurance (continued)
	Independence Holding Co.+	59,700	$623,268
	Meadowbrook Insurance Group, Inc.	185,200	1,835,332
	Presidential Life Corp.	44,000	459,360
	SeaBright Holdings, Inc.	59,400	588,060
	Stewart Information Services Corp.	93,300	935,799
	Universal Insurance Holdings, Inc.+	174,200	813,514

			6,723,122

Internet & Catalog Retail - 0.94%
	1-800-Flowers.com, Inc., Class A*	170,000	527,000
	dELiA’s, Inc.*	118,900	186,673
	Gaiam, Inc., Class A	38,200	189,854
	Geeknet, Inc.*	16,608	443,766
	US Auto Parts Network, Inc.*	100,900	772,894
	ValueVision Media, Inc., Class A*	206,986	1,583,443

			3,703,630

Internet Software & Services - 1.83%
	Globalscape, Inc.*	118,975	255,796
	Internap Network Services Corp.*	82,900	609,315
	Keynote Systems, Inc.	44,400	960,372
	Marchex, Inc., Class B	70,400	625,152
	Stamps.com, Inc.	39,700	529,598
	Support.com, Inc.*	360,650	1,731,120
	TheStreet.com, Inc.	120,000	368,400
	Web.com Group, Inc.*	95,252	1,173,505
	Zix Corp.*	251,982	967,611

			7,220,869

IT Services - 2.13%
	Ciber, Inc.*	121,800	675,990
	Computer Task Group, Inc.*	92,400	1,216,908
	Dynamics Research Corp.*	24,558	334,971
	Echo Global Logistics, Inc.*+	35,200	624,800
	Hackett Group, Inc. (The)*	126,389	643,320
	Lionbridge Technologies, Inc.*	316,595	1,006,772
	MoneyGram International, Inc.*	454,600	1,509,272
	Ness Technologies, Inc.*	157,500	1,192,275
	PRGX Global, Inc.*	50,300	359,645

www.bridgeway.com	52

Bridgeway Ultra-Small Company Market Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
IT Services (continued)
	Virtusa Corp.*	43,900	$831,905

			8,395,858

Leisure Equipment & Products - 0.75%
	Arctic Cat, Inc.*	55,500	745,365
	Black Diamond, Inc.*	62,800	494,864
	Johnson Outdoors, Inc., Class A*	34,800	595,776
	Marine Products Corp.*+	66,400	446,208
	Sturm Ruger & Co., Inc.	31,400	689,230

			2,971,443

Life Sciences Tools & Services - 0.96%
	BioClinica, Inc.*	77,100	383,958
	Caliper Life Sciences, Inc.*	98,100	795,591
	Cambrex Corp.*	104,100	480,942
	Enzo Biochem, Inc.*	71,900	305,575
	Harvard Bioscience, Inc.*	162,817	867,815
	Kendle International, Inc.*	29,500	444,860
	Medtox Scientific, Inc.	29,000	506,630

			3,785,371

Machinery - 4.00%
	Alamo Group, Inc.	21,800	516,660
	Ampco-Pittsburgh Corp.	26,600	623,770
	Commercial Vehicle Group, Inc.*	66,900	949,311
	Dynamic Materials Corp.	34,000	762,280
	Energy Recovery, Inc.*+	117,000	382,590
	Flow International Corp.*	210,551	749,562
	Graham Corp.	59,500	1,213,800
	Greenbrier Cos., Inc.*	43,600	861,536
	Hardinge, Inc.	31,300	341,483
	Hurco Cos., Inc.*	60,234	1,940,137
	Kadant, Inc.*	37,800	1,191,078
	Key Technology, Inc.*	17,600	284,592
	L.S. Starrett Co., Class A	29,200	299,300
	Lydall, Inc.*	74,200	887,432
	Met-Pro Corp.	40,200	457,476
	Miller Industries, Inc.	32,600	609,294
	NN, Inc.*	39,100	584,936
	PMFG, Inc.*+	72,000	1,429,200
	Twin Disc, Inc.	29,600	1,143,448
	Xerium Technologies, Inc.*+	29,200	541,660

			15,769,545

Marine - 0.11%
	International Shipholding Corp.	19,900	423,472

Media - 2.12%
	A.H. Belo Corp., Class A	51,100	380,184

Industry	Company	Shares	Value

Media (continued)
	Carmike Cinemas, Inc.*	51,800	$357,938
	Cumulus Media, Inc., Class A*+	98,700	345,450
	Entravision Communications Corp., Class A*	209,800	388,130
	Fisher Communications, Inc.*	25,200	751,464
	Global Traffic Network, Inc.*	73,874	848,812
	Gray Television, Inc.*	257,200	679,008
	Knology, Inc.*	70,053	1,040,287
	Lee Enterprises, Inc.*+	192,300	171,147
	McClatchy Co., Class A (The)*+	173,000	486,130
	Media General, Inc., Class A*+	134,170	512,530
	Navarre Corp.*	275,500	542,735
	Outdoor Channel Holdings, Inc.*	48,800	333,792
	PRIMEDIA, Inc.	184,137	1,298,166
	Saga Communications, Inc., Class A*	5,604	207,348

			8,343,121

Metals & Mining - 1.15%
	China Direct Industries, Inc.*+	163,410	155,240
	Friedman Industries, Inc.	67,000	717,570
	General Steel Holdings, Inc.*+	67,000	99,830
	Great Northern Iron Ore Properties+	7,700	798,336
	Mines Management, Inc.*+	6,200	13,082
	Paramount Gold & Silver Corp.*+	213,300	695,358
	Synalloy Corp.	19,400	263,258
	Universal Stainless & Alloy*	38,500	1,800,260

			4,542,934

Multiline Retail - 0.28%
	Bon-Ton Stores, Inc. (The)+	45,950	446,634
	Duckwall-ALCO Stores, Inc.*	7,000	74,200
	Tuesday Morning Corp.*	126,500	588,225

			1,109,059

Oil, Gas & Consumable Fuels - 3.46%
	Adams Resources & Energy, Inc.	22,300	568,650
	Callon Petroleum Co.*	179,700	1,261,494
	Cheniere Energy, Inc.*	119,900	1,098,284
	CREDO Petroleum Corp.*	25,300	237,061
	Crimson Exploration, Inc.*	123,700	439,135

53	Annual Report | June 30, 2011

Bridgeway Ultra-Small Company Market Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Oil, Gas & Consumable Fuels (continued)
	Double Eagle Petroleum Co.*	77,200	$674,728
	Endeavour International Corp.*	67,272	1,013,789
	Evolution Petroleum Corp.*	110,000	781,000
	FX Energy, Inc.*	105,800	928,924
	GMX Resources, Inc.*+	62,700	279,015
	HKN, Inc.*	74,134	169,025
	Miller Energy Resources, Inc.*+	143,800	920,320
	Panhandle Oil & Gas, Inc., Class A	23,797	701,774
	PostRock Energy Corp.*	76,200	444,246
	Pyramid Oil Co.*+	69,800	328,060
	RAM Energy Resources, Inc.*+	464,200	580,250
	REX American Resources Corp.*	66,249	1,099,733
	Triangle Petroleum Corp.*+	57,600	372,096
	Uranerz Energy Corp.*+	91,181	275,367
	Uranium Energy Corp.*+	133,100	407,286
	Westmoreland Coal Co.*	59,675	1,059,231

			13,639,468

Paper & Forest Products - 0.54%
	Mercer International, Inc.*	119,400	1,203,552
	Neenah Paper, Inc.	30,000	638,400
	Verso Paper Corp.*	103,400	277,112

			2,119,064

Personal Products - 0.54%
	American Oriental Bioengineering, Inc.*+	87,000	96,570
	CCA Industries, Inc.	14,100	85,446
	Female Health Co. (The)+	43,200	216,000
	Natural Alternatives International, Inc.*	17,500	84,350
	Nutraceutical International Corp.*	35,800	550,604
	Physicians Formula Holdings, Inc.*	101,000	404,000
	Schiff Nutrition International, Inc.	62,758	702,262

			2,139,232

Pharmaceuticals - 2.13%
	Adolor Corp.*	119,947	238,694
	Akorn, Inc.*	132,502	927,514
	China Pharma Holdings, Inc.*+	51,031	114,820
	Columbia Laboratories, Inc.*	254,300	785,787
	Depomed, Inc.*	173,300	1,417,594

Industry	Company	Shares	Value

Pharmaceuticals (continued)
	Durect Corp.*	214,640	$435,719
	ISTA Pharmaceuticals, Inc.*	200,800	1,535,116
	Neostem, Inc.*+	123,500	182,780
	Obagi Medical Products, Inc.*	56,000	528,080
	Pain Therapeutics, Inc.*	19,853	76,831
	Pozen, Inc.*	76,200	320,040
	Santarus, Inc.*	143,872	484,849
	Sucampo Pharmaceuticals, Inc., Class A*	104,000	426,400
	Tianyin Pharmaceutical Co., Inc.*	65,400	94,830
	XenoPort, Inc.*	116,000	825,920

			8,394,974

Professional Services - 1.22%
	Barrett Business Services, Inc.	31,600	452,512
	CRA International, Inc.*	27,200	736,848
	GP Strategies Corp.*	76,500	1,044,990
	Hill International, Inc.*	10,567	60,866
	Hudson Highland Group, Inc.*	101,700	544,095
	National Technical Systems, Inc.	20,092	137,228
	On Assignment, Inc.*	187,000	1,838,210

			4,814,749

Real Estate Management & Development - 0.51%
	Consolidated-Tomoka Land Co.	43,800	1,252,680
	Stratus Properties, Inc.*	17,300	231,820
	Thomas Properties Group, Inc.*	162,800	522,588

			2,007,088

Road & Rail - 0.49%
	Covenant Transportation Group, Inc., Class A*	42,700	330,925
	Quality Distribution, Inc.*	88,000	1,145,760
	Saia, Inc.*	25,900	439,005

			1,915,690

Semiconductors & Semiconductor Equipment - 3.20%
	Advanced Analogic Technologies, Inc.*	200,000	1,211,000
	Amtech Systems, Inc.*+	80,046	1,652,149
	AuthenTec, Inc.*	394,200	1,087,992
	AXT, Inc.*	80,000	678,400
	FSI International, Inc.*	225,400	617,596
	GSI Technology, Inc.*	201,417	1,450,202

www.bridgeway.com	54

Bridgeway Ultra-Small Company Market Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Semiconductors & Semiconductor Equipment (continued)
	Integrated Silicon Solution, Inc.*	149,741	$1,447,996
	Kopin Corp.*	214,143	1,008,614
	Nanometrics, Inc.*	39,200	744,408
	PDF Solutions, Inc.*	103,400	616,264
	Pericom Semiconductor Corp.*	57,700	515,838
	Photronics, Inc.*	81,070	686,663
	QuickLogic Corp.*	95,100	320,487
	Rudolph Technologies, Inc.*	52,600	563,346

			12,600,955

Software - 2.73%
	Actuate Corp.*	410,030	2,398,675
	American Software, Inc., Class A	60,700	504,417
	Callidus Software, Inc.*+	109,200	638,820
	China TransInfo Technology Corp.*+	67,568	250,002
	DemandTec, Inc.*	51,600	469,560
	Digimarc Corp.*	23,100	809,193
	ePlus, Inc.*	19,559	517,140
	Glu Mobile, Inc.*#	140,500	740,435
	Guidance Software, Inc.*	63,000	513,450
	Magma Design Automation, Inc.*	208,365	1,664,836
	PROS Holdings, Inc.*	46,900	820,281
	QAD, Inc., Class A	30,800	314,776
	QAD, Inc., Class B	7,700	71,610
	SRS Labs, Inc.*	54,400	521,696
	TeleCommunication Systems, Inc., Class A*	106,600	514,878

			10,749,769

Specialty Retail - 2.89%
	A.C. Moore Arts & Crafts, Inc.*	80,100	200,250
	America’s Car-Mart, Inc.*	30,000	990,000
	Casual Male Retail Group, Inc.*	163,100	676,865
	China Auto Logistics, Inc.*+	20,582	24,287
	Christopher & Banks Corp.	100,200	576,150
	Cost Plus, Inc.*	79,800	798,000
	Destination Maternity Corp.	45,400	907,092
	Haverty Furniture Cos., Inc.	33,500	385,585
	Hot Topic, Inc.	184,558	1,373,111
	Lithia Motors, Inc., Class A	55,500	1,089,465
	MarineMax, Inc.*	68,200	597,432
	New York & Co., Inc.*	156,100	772,695
	Shoe Carnival, Inc.*	22,400	675,360
	TravelCenters of America LLC*	76,200	415,290

Industry	Company	Shares	Value

Specialty Retail (continued)
	West Marine, Inc.*	37,200	$385,764
	Winmark Corp.	10,200	441,966
	Zale Corp.*	190,200	1,065,120

			11,374,432

Textiles, Apparel & Luxury Goods - 0.94%
	Alpha PRO Tech, Ltd.*+	10,500	12,285
	Charles & Colvard, Ltd.*+	60,900	166,866
	Cherokee, Inc.	20,100	344,916
	Culp, Inc.*	51,016	479,040
	Kenneth Cole Productions, Inc., Class A*	33,600	419,664
	LaCrosse Footwear, Inc.	13,729	198,247
	Perry Ellis International, Inc.*	40,100	1,012,525
	Rocky Brands, Inc.*	52,200	644,148
	Unifi, Inc.*	32,000	441,600

			3,719,291

Thrifts & Mortgage Finance - 5.26%
	Bank Mutual Corp.	132,500	486,275
	BankFinancial Corp.	79,700	675,059
	Beacon Federal Bancorp, Inc.	35,800	494,756
	Bofl Holding, Inc.*	56,200	809,842
	Chicopee Bancorp, Inc.*	26,500	378,950
	Clifton Savings Bancorp, Inc.	64,300	709,872
	ESB Financial Corp.	69,000	891,480
	ESSA Bancorp, Inc.	99,884	1,240,559
	Federal Agricultural Mortgage Corp., Class C	134,300	2,970,716
	First Defiance Financial Corp.*	58,400	857,896
	First Financial Holdings, Inc.	53,800	482,586
	First Financial Northwest, Inc.*+	65,668	332,937
	First Pactrust Bancorp, Inc.	36,100	536,446
	Fox Chase Bancorp, Inc.	57,932	784,979
	Guaranty Federal Bancshares, Inc.*	20,856	111,788
	Heritage Financial Group, Inc.	17,100	203,832
	Home Federal Bancorp, Inc.	32,200	353,878
	Kaiser Federal Financial Group, Inc.	68,900	848,848
	Louisiana Bancorp, Inc.*	18,000	283,860
	Meridian Interstate Bancorp, Inc.*	52,100	713,249
	Meta Financial Group, Inc.	12,100	230,505
	New Hampshire Thrift Bancshares, Inc.	18,100	241,273
	Ocean Shore Holding Co.	32,100	387,768

55	Annual Report | June 30, 2011

Bridgeway Ultra-Small Company Market Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Thrifts & Mortgage Finance (continued)
	OceanFirst Financial Corp.	58,183	$753,470
	Provident Financial Holdings, Inc.	101,300	803,309
	Pulaski Financial Corp.+	43,500	312,330
	Rockville Financial, Inc.+	53,557	530,214
	Territorial Bancorp, Inc.	42,300	876,456
	Tree.com, Inc.*	27,100	138,752
	United Community Financial Corp.*	130,000	165,100
	United Financial Bancorp, Inc.	86,641	1,336,871
	Westfield Financial, Inc.	95,200	773,024

			20,716,880

Trading Companies & Distributors - 0.89%
	Aceto Corp.	58,500	392,535
	CAI International, Inc.*	23,238	480,097
	China Armco Metals, Inc.*+	64,100	88,458
	DXP Enterprises, Inc.*	27,800	704,730
	Houston Wire & Cable Co.+	29,400	457,170
	Lawson Products, Inc.	28,300	556,661
	Titan Machinery, Inc.*	29,100	837,498

			3,517,149

Water Utilities - 0.43%
	Artesian Resources Corp., Class A	10,500	189,210
	Cadiz, Inc.*+	32,700	355,122
	York Water Co.	68,550	1,134,502

			1,678,834

TOTAL COMMON STOCKS - 98.42%			387,649,852

(Cost $272,108,745)

EXCHANGE TRADED FUND - 1.39%
	iShares Russell Microcap Index Fund+	106,925	5,478,837

TOTAL EXCHANGE TRADED FUND - 1.39%			5,478,837

(Cost $3,136,671)

	Rate^	Shares	Value

MONEY MARKET FUND - 0.19%
BlackRock FedFund	0.01%	767,078	$767,078

TOTAL MONEY MARKET FUND - 0.19%			767,078

(Cost $767,078)

TOTAL INVESTMENTS - 100.00%			$393,895,767
(Cost $276,012,494)
Liabilities in Excess of Other Assets - 0.00%			(13,011)

NET ASSETS - 100.00%			$393,882,756

*	Non-income producing security.
#	Securities, or a portion thereof, segregated to cover the Fund’s potential obligation under swap agreements. The total value of segregated assets is $740,435.
^	Rate disclosed as of June 30, 2011.
Δ	Security was fair valued under procedures adopted by the Board of Directors (see Note 2).
+	This security or a portion of the security is out on loan at June 30, 2011. Total loaned securities had a value of $36,234,291 at June 30, 2011.

LLC - Limited Liability Company

Summary of inputs used to value the Fund’s investments as of 06/30/2011 are as follows (See Note 2 in Notes to Financial Statements):

	Valuation Inputs

	Investment in Securities (Value)

	Level 1 Quoted Prices	Level 2 Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Total

Common Stocks	$387,415,498	$—	$234,354	$387,649,852
Exchange-Traded Fund	5,478,837	—	—	5,478,837
Money Market Fund	—	767,078	—	767,078

TOTAL	$392,894,335	$767,078	$234,354	$393,895,767

Other Financial Instruments**
Swaps	$—	$7,993	$—	$7,993

TOTAL	$—	$7,993	$—	$7,993

**	Other financial instruments are derivative instruments not reflected in the Schedule of Investments, such as swap contracts, which are valued at the unrealized appreciation/depreciation on the investment.

www.bridgeway.com	56

Bridgeway Ultra-Small Company Market Fund SCHEDULE OF INVESTMENTS (continued)

Following is a reconciliation of Level 3 investments for which significant unobservable inputs were used to determine fair value:

	Investment in Securities (Value)

	Common Stocks	Rights	Total

Balance as of 06/30/2010	$ 81,300	$754	$82,054
Purchases	—	—	—
Sales	(376,392)	—	(376,392)
Realized gain/(loss)[1]	16,960	—	16,960
Change in unrealized appreciation/ (depreciation)[2]	105,875	(754)	105,121
Transfers in3,4	406,611	—	406,611
Transfers out	—	—	—

Balance as of 06/30/2011	$ 234,354	$—	$234,354

Net change in unrealized appreciation (depreciation) from investments held as of 6/30/11[2]	$(172,257)	$—	$(172,257)

[1]Realized gain/(loss) from Level 3 securities is included on the Statements of Operations in the Realized Gain (Loss) on Investments.

[2]Change in unrealized appreciation/(depreciation) for Level 3 securities is included on the Statements of Operations in the Change in Unrealized Appreciation (Depreciation) on Investments.

[3]Transfers in represent the value as of the beginning of the year ended June 30, 2011, for any investment security where significant transfers in the pricing level occurred during the period. The purchase value is used in situations where the investment was not held as of the beginning of the period.

4Transfer took place as a result of a trading halt.

The securities in the table above were considered Level 3 securities because they were fair valued under procedures adopted by the Board of Directors at June 30, 2011. Such valuation is based on a review of inputs such as, but not limited to, similar securities, company specific financial information and company specific news.

See Notes to Financial Statements.

57	Annual Report | June 30, 2011

Micro-Cap Limited Fund MANAGER’S COMMENTARY

June 30, 2011

Dear Fellow Micro-Cap Limited Fund Shareholder,

Our Fund declined 5.69% in the quarter ended June 30, 2011, trailing our primary market benchmark, the CRSP Cap-Based Portfolio 9 Index (-3.01%), our peer benchmark, the Lipper Micro-Cap Stock Funds Index (-1.98%), the Russell Microcap Index (-3.48%) and the Russell 2000 Index (-1.61%). We are disappointed with the return on an absolute and relative basis.

Our fiscal year was better. For the fiscal year ended June 30, 2011, our Fund appreciated 35.47%, slightly beating our primary market benchmark, the CRSP Cap-Based Portfolio 9 Index (+35.10%), and the Russell Microcap Index (+32.70%). The Fund matched its peer benchmark, the Lipper Micro-Cap Stock Funds Index (+35.47%), and trailed the Russell 2000 Index (+37.41%).

The table below presents our June quarter, one-year, five-year, ten-year and life-to-date financial results according to the formula required by the SEC. See the next page for a graph of performance from inception to June 30, 2011.

	June Qtr. 4/1/11 to 6/30/11	1 Year 7/1/10 to 6/30/11	5 Year 7/1/06 to 6/30/11	10 Year 7/1/01 to 6/30/11	Life-to-Date 6/30/98 to 6/30/11

Micro-Cap Limited Fund	-5.69%	35.47%	-3.23%	4.98%	10.28%
CRSP Cap-Based Portfolio 9 Index	-3.01%	35.10%	5.51%	8.74%	9.02%
Russell Microcap Index	-3.48%	32.70%	0.55%	5.59%	N/A
Russell 2000 Index (small stocks)	-1.61%	37.41%	4.08%	6.27%	6.04%
Lipper Micro-Cap Stock Funds Index	-1.98%	35.47%	2.61%	6.32%	6.70%

Performance figures quoted in the table above and graph below represent past performance and are no guarantee of future results. Total return figures in the table above include the reinvestment of dividends and capital gains. The table above and the graph below do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

The CRSP Cap-Based Portfolio 9 Index is an unmanaged index of 449 publicly traded U.S. micro-cap stocks (with dividends reinvested), as reported by the Center for Research on Security Prices. The Russell Microcap Index is an unmanaged, market value weighted index that measures performance of 1,000 of the smallest securities in the Russell 2000 Index. The Russell 2000 Index is an unmanaged, market value weighted index that measures performance of the 2,000 companies that are between the 1,000th and 3,000th largest in the market with dividends reinvested. The Lipper Micro-Cap Stock Funds Index is an index of micro-cap funds compiled by Lipper, Inc. It is not possible to invest directly in an index. Periods longer than one year are annualized.

According to data from Lipper, Inc., for the period ended June 30, 2011, the Micro-Cap Limited Fund ranked 35th of 69 micro-cap funds for the last twelve months ended June 30, 2011, 59th of 60 such funds for the last five years, 31st of 39 funds for the last 10 years and 15th of 33 funds since inception in June, 1998. Lipper, Inc. is an independent mutual fund rating service that ranks funds in various fund categories by making comparative calculations using total returns.

www.bridgeway.com	58

Micro-Cap Limited Fund MANAGER’S COMMENTARY (continued)

Micro-Cap Limited Fund vs. CRSP 9 Index, Lipper Micro-Cap Stock Funds Index, Russell 2000 Index & Russell Microcap Index* from Inception 6/30/98 to 6/30/11

*	The Russell Microcap Index began on 6/30/2000, and the line graph for the Index begins at the same value as the Fund on that date.

Detailed Explanation of Quarterly Performance

The Short Version: Seven sectors were represented on the best contributors list while the worst contributors list was led by the Industrial and Health Care sectors.

Amid all the global uncertainties in the forefront for the past three months (domestic labor, Japan earthquake repercussions, EU debt crisis part 2, US debt crisis part 1), plenty of winners can be found throughout the various industries. In fact, seven different sectors were represented in the list of top contributors for the quarter, highlighted by three energy and two industrials holdings.

These are the Fund’s ten best-contributing stocks for the quarter ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	TriMas Corp.	Machinery	0.3%
2	Basic Energy Services, Inc.	Energy Equipment & Services	0.3%
3	Twin Disc, Inc.	Machinery	0.2%
4	Delek US Holdings, Inc.	Oil, Gas & Consumable Fuels	0.2%
5	EMS Technologies, Inc.	Communications Equipment	0.2%
6	Advance America Cash Advance Centers, Inc.	Consumer Finance	0.2%
7	Standard Motor Products, Inc.	Auto Components	0.1%
8	Zoll Medical Corp.	Health Care Equipment & Supplies	0.1%
9	Newpark Resources, Inc.	Energy Equipment & Services	0.1%
10	Crosstex Energy, Inc.	Oil, Gas & Consumable Fuels	0.1%

59	Annual Report | June 30, 2011

Micro-Cap Limited Fund MANAGER’S COMMENTARY (continued)

When people need money, sometimes a quick payday loan is the best option. These short-term (high interest rate) loans often charge “fees” that could translate into very high equivalent annual interest. (These lenders rarely use the term “interest.”) Advance America is one such cash advance lender, providing borrowers access to much-needed capital in a timely manner. While banks continue to balk at loaning money to many consumers these days, companies such as Advance America are picking up the slack. Earnings grew by over 30% in the first quarter, and revenues increased by over 5%. The stock offers an attractive dividend yield to investors. While Congress has discussed capping rates on such short-term loans, it has not taken action, and lenders like Advance America continue to provide a service that many consumers choose to take advantage of. For the quarter, the holding jumped over 30%.

The aftermath of the Japanese earthquake and tsunami has been felt throughout the manufacturing sector impacting supply chains, particularly among auto makers and suppliers. Three industrial companies made the worst contributors list. Altogether, they cost over three-quarters-of-a-percent to the performance of the Fund. Additionally, a few nursing home companies gave back some of their stellar gains of the prior quarters.

These are the Fund’s ten worst-contributing stocks for the quarter ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	Skilled Healthcare Group, Inc.	Health Care Providers & Services	-0.7%
2	Bon-Ton Stores, Inc.	Multiline Retail	-0.5%
3	SFN Group Corp.	Professional Services	-0.4%
4	Exide Technologies	Auto Components	-0.3%
5	Sunrise Senior Living, Inc.	Health Care Providers & Services	-0.3%
6	Mercer International, Inc.	Paper & Forest Products	-0.3%
7	Great Lakes Dredge & Dock Corp.	Construction & Engineering	-0.3%
8	Brooks Automation, Inc.	Semiconductors & Semiconductor Equipment	-0.2%
9	Columbia Laboratories, Inc.	Pharmaceuticals	-0.2%
10	NN, Inc.	Machinery	-0.2%

In April, nursing home and home health care provider Skilled Healthcare was riding sky high. Management had just hired an investment bank to explore strategic options and a possible sale of the company. The firm’s real estate holdings were likely to be an attractive kicker to any deal. Its stock hit a 52-week high. Weeks later, government regulators proposed a larger-than-expected reduction in the reimbursement rates for Medicare and Medicaid, moves that would dramatically impact the entire industry. Further, the uncertainty of such a bill put a potential sale on hold. Skilled Healthcare dropped over 30% during the three-month period.

Detailed Explanation of Fiscal Year Performance

The Short Version: Health Care companies added the most to Fund performance while Information Technology stocks led the worst contributors list.

So far, governmental regulations on health care have not killed business or the insurance industry. Health Care holdings headlined the list of top contributors as three related companies combined to add over three percent to the Fund’s performance.

www.bridgeway.com	60

Micro-Cap Limited Fund MANAGER’S COMMENTARY (continued)

These are the Fund’s ten best-contributing stocks for the fiscal year ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	TriMas Corp.	Machinery	1.4%
2	Sunrise Senior Living, Inc.	Health Care Providers & Services	1.1%
3	TPC Group, Inc.	Chemicals	1.1%
4	Air Methods Corp.	Health Care Providers & Services	1.0%
5	Power-One, Inc.	Electrical Equipment	1.0%
6	World Acceptance Corp.	Consumer Finance	1.0%
7	Ensign Group, Inc. (The)	Health Care Providers & Services	0.8%
8	Retail Ventures	Multiline Retail	0.8%
9	Petroleum Development Corp.	Oil, Gas & Consumable Fuels	0.8%
10	Hawkins, Inc.	Chemicals	0.8%

What are the implications of aging populations in America, Canada, and Europe? Senior living facilities such as Sunrise Senior Living have long hoped to reap the rewards and have been doing so lately. With occupancy rates increasing over the past year, the company has seen a steady increase in revenues. As the economy slowly recovers, more elderly folks are turning to retirement communities and long-term care facilities for their twilight years. Sunrise operates facilities primarily in the US, Canada, and Germany. In February, it posted a strong quarterly profit, and its share price soared to a 52-week high. Though the May numbers were not as stellar, Sunrise still beat revenue estimates. The industry faces threats in the form of ever-changing regulation reform (for example, Medicare and Medicaid), but the holding still returned almost 250% during the fiscal year even though it was the fifth worst contributor for the most recent quarter.

While some analysts expected Information Technology companies to lead the domestic recovery as businesses upgrade outdated systems and processes, three IT-related stocks were among the biggest detractors to the Fund. Combined, these holdings cost the Fund over one percent in return for the fiscal year.

These are the Fund’s ten worst-contributing stocks for the fiscal year ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	Sanmina-SCI Corp.	Electronic Equipment, Instruments & Components	-0.5%
2	RINO International Corp.	Health Care Equipment & Supplies	-0.5%
3	Lincoln Educational Services Corp.	Diversified Consumer Services	-0.4%
4	RAIT Financial Trust	Real Estate Investment Trusts (REITs)	-0.3%
5	Citi Trends, Inc.	Specialty Retail	-0.3%
6	Brightpoint, Inc.	Electronic Equipment, Instruments & Components	-0.3%
7	Lionbridge Technologies, Inc.	IT Services	-0.3%
8	NN, Inc.	Machinery	-0.2%
9	Five Star Quality Care, Inc.	Health Care Providers & Services	-0.2%
10	Omnova Solutions, Inc.	Chemicals	-0.2%

Apparently, RINO International investors don’t take too kindly to being given false data by company management. In November 2010, the company disclosed that prior financial statements, stemming back to 2008, should not be relied upon as they included data related to customer contracts that never actually existed. Management had been reporting revenue to the SEC and investors that was significantly higher than the financial numbers it shared with Chinese regulators. The stock price plunged on the news, and shareholder lawsuits were filed before the ink of the RINO press release was even dry. For the fiscal year, the holding lost 75% of its value and was the Fund’s worst performer.

Top Ten Holdings as of June 30, 2011

Three of the Fund’s top contributors for the June 2011 quarter were also among the largest holdings at the end of the fiscal year: TriMas, Delek, Twin Disc. The Fund was broadly diversified across industries and no single holding accounted for greater than 2.1% of the net assets. The ten largest positions represented just over 16% of the total assets of the Fund.

61	Annual Report | June 30, 2011

Micro-Cap Limited Fund MANAGER’S COMMENTARY (continued)

Rank	Description	Industry	% of Net Assets
1	Photronics, Inc.	Semiconductors & Semiconductor Equiptment	2.1%
2	Red Robin Gourmet Burgers, Inc.	Hotels, Restaurants & Leisure	2.1%
3	TriMas Corp.	Machinery	2.0%
4	Ensign Group, Inc. (The)	Health Care Providers & Services	1.6%
5	Altra Holdings, Inc.	Machinery	1.5%
6	Delek US Holdings, Inc.	Oil, Gas & Consumable Fuels	1.5%
7	Insight Enterprises, Inc.	Electronic Equiptment, Instruments & Components	1.4%
8	Skilled Healthcare Group, Inc.	Health Care Providers & Services	1.3%
9	Twin Disc, Inc.	Machinery	1.3%
10	Innospec, Inc.	Chemicals	1.3%
	Total		16.1%

Industry Sector Representation as of June 30, 2011

Industrials was our largest and most overweighted sector in the Fund. It also happened to be one of the poorer performing sectors for the June quarter. Our Fund was significantly underweighted in both the Information Technology and Financial sectors.

	% of Net Assets	% of Russell 2000 Index	Difference
Consumer Discretionary	13.3%	13.3%	0.0%
Consumer Staples	3.9%	3.3%	0.6%
Energy	8.3%	7.1%	1.2%
Financials	16.4%	20.6%	-4.2%
Health Care	10.6%	12.5%	-1.9%
Industrials	21.2%	15.5%	5.7%
Information Technology	12.5%	18.5%	-6.0%
Materials	8.5%	4.9%	3.6%
Telecommunication Services	3.9%	1.1%	2.8%
Utilities	0.0%	3.2%	-3.2%
Cash & Other Assets	1.4%	0.0%	1.4%
Total	100.0%	100.0%

Disclaimer

The views expressed here are exclusively those of Fund management. These views, including those related to market sectors or individual stocks, are not meant as investment advice and should not be considered predictive in nature. Any favorable (or unfavorable) description of a holding applies only as of the quarter end, June 30, 2011, unless otherwise stated. Security positions can and do change thereafter. Discussions of historical performance do not guarantee and may not be indicative of future performance.

The Fund is subject to very high, above market risk (volatility) and is not an appropriate investment for short-term investors. Investments in micro-cap companies generally carry greater risk than is customarily associated with larger companies and even “small companies” for various reasons, such as narrower markets (fewer investors), limited financial resources and greater trading difficulty.

Conclusion

Thank you for your continued investment in Micro-Cap Limited Fund, which remains open to all investors. We encourage your feedback; your reactions and concerns are important to us.

Sincerely,

The Investment Management Team

www.bridgeway.com	62

Bridgeway Micro-Cap Limited Fund SCHEDULE OF INVESTMENTS

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
COMMON STOCKS - 98.56%
Air Freight & Logistics - 0.45%
	Air Transport Services Group, Inc.*	16,400	$112,340

Airlines - 1.04%
	Hawaiian Holdings, Inc.*	32,600	185,820
	Republic Airways Holdings, Inc.*	13,900	75,894

			261,714

Auto Components - 3.50%
	American Axle &
	Manufacturing Holdings, Inc.*	21,300	242,394
	Dorman Products, Inc.*	5,100	201,858
	Modine Manufacturing Co.*	8,000	122,960
	Standard Motor Products, Inc.	20,500	312,215

			879,427

Building Products - 0.69%
	Trex Co., Inc.*	7,100	173,808

Capital Markets - 0.55%
	Calamos Asset Management, Inc., Class A	9,500	137,940

Chemicals - 4.52%
	American Vanguard Corp.	20,800	269,776
	Flotek Industries, Inc.*	31,000	264,120
	Innospec, Inc.*	9,400	315,934
	LSB Industries, Inc.*	3,600	154,512
	Quaker Chemical Corp.	3,100	133,331

			1,137,673

Commercial Banks - 2.98%
	BancFirst Corp.	4,900	189,140
	Bancorp, Inc. (The)*	13,300	138,985
	City Holding Co.	4,400	145,332
	Republic Bancorp, Inc., Class A	13,900	276,610

			750,067

Commercial Services & Supplies - 1.95%
	Cenveo, Inc.*	17,500	112,000
	Consolidated Graphics, Inc.*	4,700	258,265
	EnergySolutions, Inc.	24,200	119,548

			489,813

Communications Equipment - 1.58%
	Globecomm Systems, Inc.*	12,400	192,944

Industry	Company	Shares	Value

Communications Equipment (continued)
	Ituran Location & Control, Ltd.	14,500	$204,305

			397,249

Construction & Engineering - 2.50%
	Great Lakes Dredge & Dock Corp.#	31,900	178,002
	Layne Christensen Co.*	9,200	279,128
	Pike Electric Corp.*	19,300	170,612

			627,742

Consumer Finance - 1.75%
	Advance America, Cash Advance Centers, Inc.	23,800	163,982
	World Acceptance Corp.*+	4,200	275,394

			439,376

Diversified Financial Services - 0.68%
	Interactive Brokers Group, Inc., Class A	10,900	170,585

Diversified Telecommunication Services - 3.91%
	Alaska Communications Systems Group, Inc.+	22,400	198,688
	Consolidated Communications Holdings, Inc.	6,300	122,472
	General Communication, Inc., Class A*	12,400	149,668
	IDT Corp., Class B	9,200	248,584
	Vonage Holdings Corp.*	59,600	262,836

			982,248

Electrical Equipment - 1.34%
	Encore Wire Corp.	5,400	130,788
	Preformed Line Products, Co.	2,900	206,422

			337,210

Electronic Equipment, Instruments & Components - 5.03%
	Brightpoint, Inc.*	17,400	141,114
	GSI Group, Inc.*	12,700	153,035
	Insight Enterprises, Inc.*	19,900	352,429
	Kemet Corp.*	17,400	248,646
	Methode Electronics, Inc.	11,300	131,193
	NAM TAI Electronics, Inc.	17,600	97,152
	OSI Systems, Inc.*	3,300	141,900

			1,265,469

Energy Equipment & Services - 4.29%
	Basic Energy Services, Inc.*	10,000	314,700
	Hercules Offshore, Inc.*	43,800	241,338

63	Annual Report | June 30, 2011

Bridgeway Micro-Cap Limited Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Energy Equipment & Services (continued)
	Newpark Resources, Inc.*	27,300	$247,611
	Pioneer Drilling Co.*	18,100	275,844

			1,079,493

Food & Staples Retailing - 1.11%
	Pantry, Inc. (The)*	7,000	131,530
	Susser Holdings Corp.*	9,400	147,768

			279,298

Food Products - 1.01%
	Chiquita Brands International, Inc.*	9,000	117,180
	SunOpta, Inc.*	19,100	135,801

			252,981

Health Care Equipment & Supplies - 1.18%
	Greatbatch, Inc.*	4,900	131,418
	Zoll Medical Corp.*	2,900	164,314

			295,732

Health Care Providers & Services - 7.31%
	Ensign Group, Inc. (The)	13,400	407,226
	Five Star Quality Care, Inc.*	16,500	95,865
	Healthways, Inc.*	13,000	197,340
	Kindred Healthcare, Inc.*	10,900	234,023
	National Healthcare Corp.	5,800	287,506
	PharMerica Corp.*	10,100	128,876
	Skilled Healthcare Group, Inc., Class A*	35,800	338,668
	Triple-S Management Corp., Class B*	6,800	147,764

			1,837,268

Hotels, Restaurants & Leisure - 2.97%
	Isle of Capri Casinos, Inc.*	12,900	114,165
	Papa John’s International, Inc.*	3,300	109,758
	Red Robin Gourmet Burgers, Inc.*	14,400	523,872

			747,795

Household Durables - 0.50%
	Libbey, Inc.*	7,700	124,894

Insurance - 5.33%
	American Equity Investment Life Holding Co.	22,700	288,517
	Crawford & Co., Class B	17,700	125,139
	Employers Holdings, Inc.	10,100	169,377
	Infinity Property & Casualty Corp.	4,700	256,902

Industry	Company	Shares	Value

Insurance (continued)
	Maiden Holdings, Ltd.	16,400	$149,240
	Meadowbrook Insurance Group, Inc.	14,300	141,713
	Safety Insurance Group, Inc.	5,000	210,200

			1,341,088

Internet & Catalog Retail - 1.49%
	NutriSystem, Inc.+	9,600	134,976
	ValueVision Media, Inc., Class A*	31,400	240,210

			375,186

Internet Software & Services - 0.67%
	Travelzoo, Inc.*+	2,600	168,064
	IT Services - 0.65% Cardtronics, Inc.*	7,000	164,150

Leisure Equipment & Products - 0.43%
	Arctic Cat, Inc.*	8,100	108,783

Machinery - 7.51%
	Alamo Group, Inc.	10,400	246,480
	Altra Holdings, Inc.*	15,400	369,446
	Kadant, Inc.*	5,000	157,550
	NACCO Industries, Inc., Class A	800	77,456
	NN, Inc.*	15,300	228,888
	TriMas Corp.*	19,900	492,525
	Twin Disc, Inc.	8,200	316,766

			1,889,111

Marine - 0.62%
	Navios Maritime Holdings, Inc.+	30,100	155,015

Media - 2.16%
	Knology, Inc.*	15,800	234,630
	Sinclair Broadcast Group, Inc., Class A	28,200	309,636

			544,266

Metals & Mining - 1.62%
	Kaiser Aluminum Corp.	2,900	158,398
	Materion Corp.*	6,700	247,699

			406,097

Oil, Gas & Consumable Fuels - 4.03%
	Alon USA Energy, Inc.	20,000	225,400
	Crosstex Energy, Inc.	14,200	168,980
	Delek US Holdings, Inc.	23,500	368,950

www.bridgeway.com	64

Bridgeway Micro-Cap Limited Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Oil, Gas & Consumable Fuels (continued)
	Knightsbridge Tankers, Ltd.+	11,400	$251,142

			1,014,472

Paper & Forest Products - 2.32%
	Mercer International, Inc.*	18,000	181,440
	Neenah Paper, Inc.	6,500	138,320
	PH Glatfelter Co.	17,200	264,536

			584,296

Personal Products - 1.77%
	Elizabeth Arden, Inc.*	9,300	269,979
	Revlon, Inc., Class A*	10,400	174,720

			444,699

Pharmaceuticals - 2.10%
	Columbia Laboratories, Inc.*+	77,300	238,857
	Medicines Co. (The)*	17,500	288,925

			527,782

Professional Services - 3.39%
	CBIZ, Inc.*+	19,000	139,840
	Insperity, Inc.	6,700	198,387
	On Assignment, Inc.*	18,600	182,838
	School Specialty, Inc.*	8,800	126,632
	SFN Group, Inc.*	22,500	204,525

			852,222

Real Estate Investment Trusts (REITs) - 4.39%
	ARMOUR Residential REIT, Inc.+	31,300	230,055
	iStar Financial, Inc.*	21,900	177,609
	Newcastle Investment Corp.+	31,600	182,648
	RAIT Financial Trust+	79,900	167,790
	Retail Opportunity Investments Corp.	21,700	233,492
	Sabra Healthcare REIT, Inc.	6,700	111,957

			1,103,551

Real Estate Management & Development - 0.70%
	IRSA Inversiones y Representaciones SA - Sponsored ADR	12,800	176,128

Semiconductors & Semiconductor Equipment - 4.60%
	Advanced Energy Industries, Inc.*	16,700	246,993
	Brooks Automation, Inc.*	21,800	236,748
	Kulicke & Soffa Industries, Inc.*	12,000	133,680

Industry	Company	Shares	Value

Semiconductors & Semiconductor Equipment (continued)
	Photronics, Inc.*	63,700	$539,539

			1,156,960

Specialty Retail - 1.69%
	Pep Boys-Manny, Moe & Jack (The)	19,400	212,042
	Select Comfort Corp.*	11,800	212,164

			424,206

Textiles, Apparel & Luxury Goods - 0.56%
	Movado Group, Inc.	8,300	142,013

Trading Companies & Distributors - 1.69%
	DXP Enterprises, Inc.*	11,400	288,990
	Kaman Corp.	3,800	134,786

			423,776

TOTAL COMMON STOCKS - 98.56%			24,781,987

(Cost $21,435,586)

	Rate^	Shares	Value

MONEY MARKET FUND - 1.37%
BlackRock FedFund	0.01%	345,689	345,689

TOTAL MONEY MARKET FUND - 1.37%			345,689

(Cost $345,689)

TOTAL INVESTMENTS - 99.93%			$25,127,676
(Cost $21,781,275)
Other Assets in Excess of Liabilities - 0.07%			16,346

NET ASSETS - 100.00%			$25,144,022

*	Non-income producing security.
#	Securities, or a portion thereof, segregated to cover the Fund’s potential obligation under swap agreements. The total value of segregated assets is $178,002.
^	Rate disclosed as of June 30, 2011.
+	This security or a portion of the security is out on loan at June 30, 2011. Total loaned securities had a value of $1,860,302 at June 30, 2011.

ADR - American Depositary Receipt

65	Annual Report | June 30, 2011

Bridgeway Micro-Cap Limited Fund SCHEDULE OF INVESTMENTS (continued)

Summary of inputs used to value the Fund’s investments as of 06/30/2011 are as follows (See Note 2 in Notes to Financial Statements):
	Valuation Inputs

	Investment in Securities (Value)

	Level 1 Quoted Prices	Level 2 Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Total

Common Stocks	$24,781,987	$—	$—	$24,781,987
Money Market Fund	—	345,689	—	345,689

TOTAL	$24,781,987	$345,689	$—	$25,127,676

Other Financial Instruments**
Swaps	$—	$4,271	$—	$4,271

TOTAL	$—	$4,271	$—	$4,271

**  Other financial instruments are derivative instruments not reflected in the Schedule of Investments, such as swap contracts, which are valued at the unrealized appreciation/depreciation on the investment.

See Notes to Financial Statements.

www.bridgeway.com	66

Small-Cap Momentum Fund MANAGER’S COMMENTARY

June 30, 2011

Dear Fellow Small-Cap Momentum Fund Shareholder,

For the June quarter, our Fund declined 0.93%, beating our primary market benchmark, the Russell 2000 Index (-1.61%). We are pleased with these relative results for the quarter.

For the fiscal year ended June 30, 2011, our Fund was up 37.49%, edging out the Russell 2000 Index. We are pleased with our first full year performance.

The table below presents our June quarter, one-year and life-to-date financial results according to the formula required by the SEC. See the next page for a graph of performance since inception.

	June Qtr. 4/1/11 to 6/30/11	1 Year 7/1/10 to 6/30/11	Life-to-Date 5/28/10 to 6/30/11

Small-Cap Momentum Fund	-0.93%	37.49%	25.66%
Russell 2000 Index	-1.61%	37.41%	26.76%

Performance figures quoted in the table above and graph below represent past performance and are no guarantee of future results. Total return figures in the table above and the graph below include the reinvestment of dividends and capital gains. The table above and the graph below do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

The Russell 2000 Index is an unmanaged, market value weighted index that measures performance of the 2,000 companies that are between the 1,000th and 3,000th largest in the market with dividends reinvested. It is not possible to invest directly in an index. Periods longer than one year are annualized.

According to data from Lipper, Inc. as of June 30, 2011, Small-Cap Momentum Fund ranked 298th of 750 small-cap core funds for the twelve-month period ended June 30, 2011. Lipper, Inc. is an independent mutual fund rating service that ranks funds in various fund categories by making comparative calculations using total returns.

67	Annual Report | June 30, 2011

Small-Cap Momentum Fund MANAGER’S COMMENTARY (continued)

Small-Cap Momentum Funds vs. Russell 2000 Index from Inception 5/28/10 to 6/30/11

Detailed Explanation of Quarterly Performance

The Short Version: Consumer Discretionary companies led the list of best contributors, while Energy companies were the biggest drags on Fund performance.

Despite the fact that many consumers remained concerned about the economy and their individual job prospects for the future, Consumer Discretionary stocks led the list of best contributors for the quarter. Some luxury buyers have been jumping back in with more expensive purchases. Four related companies made the list. Altogether, they contributed over three-quarters-of-a-percent to the Fund’s return.

These are the Fund’s ten best-contributing stocks for the quarter ended June 30, 2011:

Rank	Description	Industry	% Contribution of Return
1	Timberland Co. (The)	Textiles, Apparel & Luxury Goods	0.3%
2	Crocs, Inc.	Textiles, Apparel & Luxury Goods	0.2%
3	GT Solar International, Inc.	Seminconductors & Semiconductor Equipment	0.2%
4	International Coal Group, Inc.	Metals & Mining	0.2%
5	ARIAD Pharmaceuticals, Inc.	Biotechnology	0.2%
6	Pricesmart, Inc.	Food & Staples Retailing	0.2%
7	NetSuite, Inc.	Software	0.1%
8	Questcor Pharmaceuticals, Inc.	Pharmaceuticals	0.1%
9	BJ’s Restaurants, Inc.	Hotels, Restaurants & Leisure	0.1%
10	Graham Packaging Co., Inc.	Containers & Packaging	0.1%

Timberland designs and distributes performance apparel for the rugged outdoorsman/woman (and those who want to look the part). In June, VF agreed to acquire Timberland and announced its intent to pay a 40+% premium relative to the prior day’s close. VF is one of the world’s largest clothing manufacturers and owner of North Face and Wranglers brands (among others). Timberland’s stock had been under considerable pressure, as the company had recently posted a significant decline in earnings as a result of rising leather and labor prices. Though revenues increased during the quarter, management had chosen not to increase prices, and therefore margins were impacted. VF has a history of successfully improving the profitability of companies it has acquired, and it expects Timberland to boost its outdoor apparel business. The company’s stock jumped almost 50% during the quarter and was the top contributor to the Fund.

www.bridgeway.com	68

Small-Cap Momentum Fund MANAGER’S COMMENTARY (continued)

While uncertainties exist throughout the global economy, energy companies have definitely felt their fair share of volatility lately. The extent of the recovery’s strength continues to impact projections for crude demand, because each passing economic data release seems to force traders to rethink their views. Over the past few months, after OPEC failed to set pricing policy, the U.S. and others tapped their strategic reserves due to fears that the turmoil in the Middle East would hinder supply. Three energy companies made the worst contributors list. Combined, they cost the Fund about half-a-percent in return.

These are the Fund’s ten worst-contributing stocks for the quarter ended June 30, 2011:

Rank	Description	Industry	% Contribution of Return
1	InterMune, Inc.	Biotechnology	-0.3%
2	Universal Display Corp.	Electronic Equipment, Instruments & Components	-0.2%
3	OpenTable, Inc.	Internet Software & Services	-0.2%
4	Clayton Williams Energy, Inc.	Oil, Gas & Consumable Fuels	-0.2%
5	Northern Oil & Gas, Inc.	Oil, Gas & Consumable Fuels	-0.2%
6	ION Geophysical Corp.	Energy Equipment & Services	-0.2%
7	United Rentals, Inc.	Trading Companies & Distributors	-0.2%
8	Cirrus Logic, Inc.	Semiconductors & Semiconductor Equipment	-0.2%
9	US Gold Corp.	Metals & Mining	-0.2%
10	Commercial Metals Co.	Metals & Mining	-0.1%

What happens when a company misses revenues by $26 million or more than 25% of analysts’ expectations? ION Geophysical can answer that question, as the energy company’s share price dropped over 25% in the quarter. While earnings were still slightly positive for the quarter, one of ION’s key business units took a sizable hit due to the ongoing turmoil in the Middle East, in particular Libya. In fact, a multi-million dollar sale to the country was put on hold for an indefinite time period.

Detailed Explanation of Fiscal Year Performance

The Short Version: Energy and Materials stocks added the most to performance for the fiscal year, while Consumer Discretionary stocks led the worst contributors list.

Although certain energy-related stocks performed poorly during the quarter, three energy holdings headlined the list of top contributors for the fiscal year. Combined, they added almost two percent to the Fund’s performance. Crude jumped, due to potential supply/demand issues over the past twelve months, and drilling activity slowly reemerged. Materials stocks also performed well as the price of various commodities (metals) jumped with growing demand in emerging markets.

These are the Fund’s ten best-contributing stocks for the fiscal year ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	Kronos Worldwide, Inc.	Chemicals	1.8%
2	Healthspring, Inc.	Health Care Providers & Services	1.1%
3	Gran Tierra Energy, Inc.	Oil, Gas & Consumable Fuels	1.0%
4	Universal American Corp.	Health Care Providers & Services	0.7%
5	Lufkin Industries, Inc.	Energy Equipment & Services	0.5%
6	Catalyst Health Solutions, Inc.	Health Care Providers & Services	0.5%
7	International Coal Group, Inc.	Metals & Mining	0.5%
8	RPC, Inc.	Energy Equipment & Services	0.4%
9	Polypore International, Inc.	Chemicals	0.4%
10	South Jersey Industries, Inc.	Utilities	0.4%

Healthspring wasn’t fazed by the new health care laws that people believed would kill the managed care industry. The managed care company reported earnings that grew over 30% in the recent quarter after its Medicare program was significantly enhanced by the November 2010 acquisition of Bravo Health. Revenues soared by over 80%, and membership growth continued to expand. In May, S&P raised its outlook on the company to “positive,” and analysts believe it will be a key player in

69	Annual Report | June 30, 2011

Small-Cap Momentum Fund MANAGER’S COMMENTARY (continued)

this competitive industry over the long term. Healthspring’s value skyrocketed over 80%, and the holding was the Fund’s second top contributor for the fiscal year.

While some areas of retail have bounced back from the depths of the recession, others continue to struggle as consumers remain weary of the economic recovery and the weak labor market in particular. Four Consumer Discretionary holdings were among the worst contributors to the Fund’s fiscal year performance. In total, they cost the Fund over a percent in return.

These are the Fund’s ten worst-contributing stocks for the fiscal year ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	CVB Financial Corp.	Commercial Banks	-0.6%
2	Brown Shoe Co., Inc.	Specialty Retail	-0.5%
3	GSI Commerce, Inc.	Internet Software & Services	-0.5%
4	Impax Laboratories, Inc.	Pharmaceuticals	-0.3%
5	Acxiom Corp.	IT Services	-0.3%
6	Coinstar, Inc.	Diversified Consumer Services	-0.2%
7	AutoChina International, Ltd.	Specialty Retail	-0.2%
8	McClatchy Co.	Media	-0.2%
9	ION Geophysical Corp.	Energy Equipment & Services	-0.2%
10	Pennsylvania Real Estate Investment Trust	Real Estate Investment Trusts (REITs)	-0.2%

Does anyone rent physical DVDs any more? Coinstar provides automated, self-service DVD rental and coin-counting machines, often found at grocery stores. In January 2011, management reduced its forecast for the year on lower expectations for DVD rentals from its retail kiosks because consumers continue to move to video streaming. Its quarterly earnings and revenues both fell short of analysts’ estimates. In February, a key analyst lowered his company rating to “underweight,” claiming that the consensus EPS outlook remains too high, and the kiosk market may reach saturation over the next two years. Coinstar dropped almost 35% and was the worst performer for the Fund over the twelve month period.

Top Ten Holdings as of June 30, 2011

Two of the Fund’s top contributors for the June 2011 quarter were also among the largest holdings at the end of the fiscal year: Timberland and Crocs. The Fund was broadly diversified across industries and no single holding accounted for greater than 0.7% of the net assets. The ten largest positions represented under 7% of the total assets of the Fund.

Rank	Description	Industry	% of Net Assets
1	Robbins & Myers, Inc.	Machinery	0.7%
2	Stillwater Mining Co.	Metals & Mining	0.7%
3	Cavium, Inc.	Semiconductors & Semiconductor Equipment	0.7%
4	Crocs, Inc.	Textiles, Apparel & Luxury Goods	0.7%
5	WellCare Health Plans, Inc.	Health Care Providers & Services	0.7%
6	Cleco Corp.	Electric Utilities	0.7%
7	OpenTable, Inc.	Internet Software & Services	0.7%
8	CVR Energy, Inc.	Oil, Gas & Consumable Fuels	0.7%
9	Timberland Co. (The)	Textiles, Apparel & Luxury Goods	0.6%
10	Penske Automotive Group, Inc.	Specialty Retail	0.6%
	Total		6.8%

Industry Sector Representation as of June 30, 2011

The Fund’s highest sector weightings were in the Information Technology and Industrials sectors. The Financials sector was underweighted by over seven percent versus the Russell 2000 Index, and it was the only sector that varied from the index by more than four percent.

www.bridgeway.com	70

Small-Cap Momentum Fund
MANAGER’S COMMENTARY (continued)

	% of Net Assets	% of Russell 2000 Index	Difference
Consumer Discretionary	10.3%	13.3%	-3.0%
Consumer Staples	3.6%	3.3%	0.3%
Energy	10.2%	7.1%	3.1%
Financials	13.5%	20.6%	-7.1%
Health Care	10.6%	12.5%	-1.9%
Industrials	18.5%	15.5%	3.0%
Information Technology	18.7%	18.5%	0.2%
Materials	8.7%	4.9%	3.8%
Telecommunication Services	1.2%	1.1%	0.1%
Utilities	4.1%	3.2%	0.9%
Cash & Other Assets	0.6%	0.0%	0.6%
Total	100.0%	100.0%

Disclaimer

The views expressed here are exclusively those of Fund management. These views, including those related to market sectors or individual stocks, are not meant as investment advice and should not be considered predictive in nature. Any favorable (or unfavorable) description of a holding applies only as of June 30, 2011, unless otherwise stated. Security positions can and do change thereafter. Discussions of historical performance do not guarantee and are not indicative of future performance.

Market volatility can significantly impact short-term performance. The Fund is not an appropriate investment for short-term investors. Investments in small companies generally carry greater risk than is customarily associated with larger companies. This additional risk is attributable to a number of factors, including the relatively limited financial resources that are typically available to small companies, and the fact that small companies often have comparatively limited product lines. In addition, the stock of small companies tends to be more volatile than the stock of large companies, particularly in the short term and particularly in the early stages of an economic or market downturn. Shareholders of the Fund, therefore, are taking on more risk than they would if they invested in the stock market as a whole.

Conclusion

Thank you for your continued investment in Small-Cap Momentum Fund. We encourage your feedback; your reactions and concerns are important to us.

Sincerely,

The Investment Management Team

71	Annual Report | June 30, 2011

Bridgeway Small-Cap Momentum Fund SCHEDULE OF INVESTMENTS

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
COMMON STOCKS - 99.38%
Aerospace & Defense - 1.34%
	Ceradyne, Inc.*	250	$9,747
	Cubic Corp.	225	11,473
	HEICO Corp.+	350	19,159

			40,379

Airlines - 0.25%
	SkyWest, Inc.	500	7,530

Auto Components - 0.36%
	Amerigon, Inc.*	200	3,476
	Motorcar Parts of America, Inc.*	125	1,876
	Superior Industries
	International, Inc.	250	5,528

			10,880

Beverages - 0.73%
	Boston Beer Co., Inc., Class A*	100	8,960
	Coca-Cola Bottling Co., Consolidated	100	6,766
	National Beverage Corp.	425	6,226

			21,952

Biotechnology - 1.87%
	Amicus Therapeutics, Inc.*	300	1,782
	Ardea Biosciences, Inc.*	250	6,365
	ARIAD Pharmaceuticals, Inc.*	1,225	13,879
	ArQule, Inc.*	500	3,125
	China Biologic Products, Inc.*+	250	2,550
	Cleveland BioLabs, Inc.*+	250	852
	Exelixis, Inc.*+	1,175	10,528
	Genomic Health, Inc.*	250	6,978
	Peregrine Pharmaceuticals, Inc.*	650	1,209
	PROLOR Biotech, Inc.*+	500	2,470
	Sangamo Biosciences, Inc.*+	475	2,798
	ZIOPHARM Oncology, Inc.*	600	3,672

			56,208

Building Products - 0.97%
	AAON, Inc.+	262	5,722
	Ameresco, Inc. Class A*	400	5,672
	Insteel Industries, Inc.	150	1,881
	NCI Building Systems, Inc.*	200	2,278
	USG Corp.*+	950	13,623

			29,176

Industry	Company	Shares	Value

Capital Markets - 2.27%
	Arlington Asset Investment
	Corp., Class A+	50	$1,570
	BGC Partners, Inc., Class A	2,400	18,552
	Edelman Financial Group, Inc.	250	1,972
	Evercore Partners, Inc., Class A+	350	11,662
	FBR & Co.*	550	1,870
	Financial Engines, Inc.*	425	11,016
	INTL FCStone, Inc.*	150	3,632
	Medallion Financial Corp.	150	1,462
	Prospect Capital Corp.+	900	9,099
	Triangle Capital Corp.	150	2,769
	Virtus Investment Partners, Inc.*	75	4,552

			68,156

Chemicals - 2.11%
	Flotek Industries, Inc.*	450	3,834
	FutureFuel Corp.	350	4,238
	Georgia Gulf Corp.*	300	7,242
	Hawkins, Inc.	100	3,622
	Innospec, Inc.*	200	6,722
	KMG Chemicals, Inc.	100	1,684
	Kraton Performance Polymers, Inc.*	275	10,772
	LSB Industries, Inc.*	225	9,657
	Material Sciences Corp.*	100	725
	Minerals Technologies, Inc.	150	9,944
	TPC Group, Inc.*	125	4,902

			63,342

Commercial Banks - 1.59%
	Banco Latinoamericano de
	Comercio Exterior SA	350	6,062
	Bank of Kentucky Financial Corp.+	50	1,114
	Bank of the Ozarks, Inc.	175	9,110
	Cape Bancorp, Inc.*+	100	1,000
	Center Bancorp, Inc.+	150	1,566
	CNB Financial Corp.	100	1,389
	Enterprise Bancorp, Inc.+	100	1,507
	First California Financial Group, Inc.*	250	889
	First Financial Corp.	100	3,274
	Heritage Commerce Corp.*	250	1,277
	Home Bancorp, Inc.*+	100	1,479
	OmniAmerican Bancorp, Inc.*	125	1,871
	Penns Woods Bancorp, Inc.	50	1,718

www.bridgeway.com	72

Bridgeway Small-Cap Momentum Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Commercial Banks (continued)
	Southside Bancshares, Inc.	150	$2,978
	Texas Capital Bancshares, Inc.*	350	9,040
	West Coast Bancorp*	200	3,352

			47,626

Commercial Services & Supplies - 1.57%
	A.T. Cross Co., Class A*	100	1,139
	ACCO Brands Corp.*	500	3,925
	Heritage-Crystal Clean, Inc.*	150	2,877
	Herman Miller, Inc.	550	14,971
	Interface, Inc., Class A	600	11,622
	Intersections, Inc.	200	3,640
	Multi-Color Corp.	100	2,469
	Team, Inc.*	200	4,826
	TRC Cos., Inc.*	250	1,563

			47,032

Communications Equipment - 0.97%
	Communications Systems, Inc.	100	1,793
	Loral Space & Communications, Inc.*	275	19,104
	Numerex Corp., Class A*	150	1,460
	Powerwave Technologies, Inc.*	1,550	4,573
	Westell Technologies, Inc., Class A*	650	2,320

			29,250

Computers & Peripherals - 0.26%
	Stratasys, Inc.*	200	6,740
	TransAct Technologies, Inc.*	100	1,170

			7,910

Construction & Engineering - 1.23%
	Dycom Industries, Inc.*	300	4,902
	Furmanite Corp.*	325	2,581
	Layne Christensen Co.*	200	6,068
	MasTec, Inc.*	750	14,790
	Tutor Perini Corp.	450	8,631

			36,972

Construction Materials - 0.72%
	Eagle Materials, Inc.	400	11,148
	Texas Industries, Inc.	250	10,408

			21,556

Consumer Finance - 1.86%
	Dollar Financial Corp.*	400	8,660

Industry	Company	Shares	Value

Consumer Finance (continued)
	Ezcorp, Inc., Class A*	450	$16,009
	First Cash Financial Services, Inc.*	275	11,547
	Nelnet, Inc., Class A	450	9,927
	World Acceptance Corp.*+	150	9,835

			55,978

Containers & Packaging - 0.97%
	Boise, Inc.	1,125	8,764
	Graphic Packaging Holding Co.*	3,550	19,312
	UFP Technologies, Inc.*	50	946

			29,022

Diversified Consumer Services - 0.34%
	Ascent Media Corp., Class A*	150	7,946
	Mac-Gray Corp.	150	2,317

			10,263
Diversified Financial Services - 0.48%
	MarketAxess Holdings, Inc.	375	9,397
	NewStar Financial, Inc.*	475	5,073

			14,470

Diversified Telecommunication Services - 1.15%
	AboveNet, Inc.	225	15,854
	Cogent Communications Group, Inc.*	425	7,229
	General Communication, Inc., Class A*	450	5,432
	inContact, Inc.*	350	1,662
	SureWest Communications	150	2,508
	Towerstream Corp.*	400	1,996

			34,681

Electric Utilities - 2.46%
	Cleco Corp.	575	20,039
	El Paso Electric Co.	400	12,920
	Empire District Electric Co. (The)	375	7,222
	PNM Resources, Inc.	800	13,392
	Portland General Electric Co.	700	17,696
	Unitil Corp.	100	2,630

			73,899

Electrical Equipment - 2.08%
	Belden, Inc.	425	14,816
	EnerSys*	450	15,489

73	Annual Report | June 30, 2011

Bridgeway Small-Cap Momentum Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Electrical Equipment (continued)
	Franklin Electric Co., Inc.	200	$9,390
	Global Power Equipment Group, Inc.*	150	3,978
	II-VI, Inc.*	550	14,080
	Lime Energy Co.*	200	1,072
	Preformed Line Products, Co.	50	3,559

			62,384

Electronic Equipment, Instruments & Components - 2.79%
	Coherent, Inc.*	225	12,436
	DTS, Inc.*	175	7,096
	Echelon Corp.*	400	3,636
	eMagin Corp.*	200	1,214
	FARO Technologies, Inc.*	150	6,570
	Gerber Scientific, Inc.*	250	2,782
	Identive Group, Inc.*	500	1,160
	Littelfuse, Inc.	200	11,744
	Measurement Specialties, Inc.*	150	5,355
	MTS Systems Corp.	150	6,274
	Rofin-Sinar Technologies, Inc.*	250	8,538
	TTM Technologies, Inc.*	775	12,416
	Viasystems Group, Inc.*	200	4,498

			83,719

Energy Equipment & Services - 3.25%
	Basic Energy Services, Inc.*	375	11,801
	Bolt Technology Corp.*	100	1,240
	Bristow Group, Inc.	325	16,582
	ENGlobal Corp.*	250	758
	Global Geophysical Services, Inc.*	350	6,230
	Global Industries, Ltd.*	1,100	6,028
	Gulf Island Fabrication, Inc.	150	4,842
	Helix Energy Solutions Group, Inc.*	1,000	16,560
	ION Geophysical Corp.*	1,425	13,480
	Matrix Service Co.*	250	3,345
	Mitcham Industries, Inc.*	100	1,730
	OYO Geospace Corp.*	75	7,500
	Pioneer Drilling Co.*	500	7,620

			97,716

Food & Staples Retailing - 1.15%
	Pricesmart, Inc.	300	15,369
	United Natural Foods, Inc.*	450	19,201

			34,570

Food Products - 1.43%
	B&G Foods, Inc.	450	9,279

Industry	Company	Shares	Value

Food Products (continued)
	Fresh Del Monte Produce, Inc.	550	$14,669
	Hain Celestial Group, Inc. (The)*	400	13,344
	Omega Protein Corp.*	200	2,760
	Smart Balance, Inc.*	550	2,849

			42,901

Gas Utilities - 0.68%
	Chesapeake Utilities Corp.	100	4,003
	South Jersey Industries, Inc.	300	16,293

			20,296

Health Care Equipment & Supplies - 2.42%
	AtriCure, Inc.*	150	1,935
	Cantel Medical Corp.	150	4,036
	DexCom, Inc.*	650	9,418
	Greatbatch, Inc.*	200	5,364
	LeMaitre Vascular, Inc.	150	1,061
	MAKO Surgical Corp.*+	375	11,149
	Neogen Corp.*	200	9,042
	Rockwell Medical Technologies, Inc.*	175	2,247
	Solta Medical, Inc.*	550	1,518
	Vision-Sciences, Inc.*	400	1,032
	West Pharmaceutical Services, Inc.	300	13,128
	Young Innovations, Inc.	50	1,426
	Zoll Medical Corp.*	200	11,332

			72,688

Health Care Providers & Services - 4.52%
	Air Methods Corp.*+	100	7,474
	Amedisys, Inc.*	250	6,658
	Amsurg Corp.*	300	7,839
	Centene Corp.*	450	15,988
	Ensign Group, Inc. (The)	175	5,318
	Five Star Quality Care, Inc.*	350	2,034
	IPC The Hospitalist Co., Inc.*	150	6,952
	Kindred Healthcare, Inc.*	500	10,735
	Medcath Corp.*	200	2,718
	MWI Veterinary Supply, Inc.*	125	10,096
	National Healthcare Corp.	150	7,436
	National Research Corp.	50	1,826
	Skilled Healthcare Group, Inc., Class A*	350	3,311
	Sunrise Senior Living, Inc.*	550	5,242
	Team Health Holdings, Inc.*	600	13,506
	Universal American Corp.	725	7,939

www.bridgeway.com	74

Bridgeway Small-Cap Momentum Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Health Care Providers & Services (continued)
	WellCare Health Plans, Inc.*	400	$20,564

			135,636

Health Care Technology - 0.30%
	Medidata Solutions, Inc.*	250	5,968
	Transcend Services, Inc.*	100	2,939

			8,907

Hotels, Restaurants & Leisure - 1.90%
	AFC Enterprises, Inc.*	250	4,112
	Ameristar Casinos, Inc.	300	7,113
	BJ’s Restaurants, Inc.*	275	14,399
	Domino’s Pizza, Inc.*	550	13,882
	Einstein Noah Restaurant Group, Inc.	175	2,620
	Multimedia Games Holding Co., Inc.*	275	1,251
	Texas Roadhouse, Inc.	700	12,275
	Town Sports International Holdings, Inc.*	200	1,522

			57,174

Household Durables - 0.94%
	American Greetings Corp., Class A	400	9,616
	iRobot Corp.*	225	7,940
	Meritage Homes Corp.*	300	6,768
	Universal Electronics, Inc.*	150	3,789

			28,113

Independent Power Producers & Energy Traders - 0.24%
	Dynegy, Inc.*	1,150	7,119

Industrial Conglomerates - 0.28%
	Raven Industries, Inc.	150	8,356

Insurance - 2.69%
	AmTrust Financial Services, Inc.	575	13,098
	Enstar Group, Ltd.*	150	15,674
	First American Financial Corp.	1,000	15,650
	Global Indemnity PLC*	300	6,654
	Infinity Property & Casualty Corp.	125	6,832
	Safety Insurance Group, Inc.	150	6,306
	Symetra Financial Corp.	1,100	14,773
	Universal Insurance Holdings, Inc.	350	1,635

			80,622

Internet & Catalog Retail - 0.69%
	Shutterfly, Inc.*	300	17,226

Industry	Company	Shares	Value

Internet & Catalog Retail (continued)
	ValueVision Media, Inc., Class A*	450	$3,442

			20,668

Internet Software & Services - 3.14%
	Ancestry.com, Inc.*+	425	17,591
	Dice Holdings, Inc.*	625	8,450
	Keynote Systems, Inc.	150	3,244
	LivePerson, Inc.*	500	7,070
	NIC, Inc.	600	8,076
	OpenTable, Inc.*+	240	19,949
	Perficient, Inc.*	300	3,078
	RightNow Technologies, Inc.*	300	9,720
	Saba Software, Inc.*	250	2,258
	Travelzoo, Inc.*+	175	11,312
	Web.com Group, Inc.*	275	3,388

			94,136

IT Services - 1.79%
	Cardtronics, Inc.*	400	9,380
	Computer Task Group, Inc.*	150	1,976
	Convergys Corp.*	1,125	15,345
	Dynamics Research Corp.*	100	1,364
	Forrester Research, Inc.	225	7,416
	Wright Express Corp.*	350	18,224

			53,705

Life Sciences Tools & Services - 0.19%
	Caliper Life Sciences, Inc.*	475	3,852
	Medtox Scientific, Inc.	100	1,747

			5,599

Machinery - 5.11%
	Albany International Corp., Class A	300	7,917
	Altra Holdings, Inc.*	225	5,398
	Blount International, Inc.*	450	7,862
	Briggs & Stratton Corp.	450	8,937
	Chart Industries, Inc.*	250	13,495
	CIRCOR International, Inc.	150	6,424
	Colfax Corp.*	400	9,920
	ESCO Technologies, Inc.	250	9,200
	Flow International Corp.*	450	1,602
	Hurco Cos., Inc.*	75	2,416
	Lindsay Corp.+	100	6,880
	Middleby Corp.*	150	14,106
	Mueller Industries, Inc.	350	13,268
	NN, Inc.*	150	2,244
	Robbins & Myers, Inc.	425	22,461
	Titan International, Inc.+	375	9,098

75	Annual Report | June 30, 2011

Bridgeway Small-Cap Momentum Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Machinery (continued)
	TriMas Corp.*	300	$7,425
	Twin Disc, Inc.	125	4,829

			153,482

Marine - 0.60%
	Alexander & Baldwin, Inc.	375	18,060

Media - 0.89%
	Fisher Communications, Inc.*	100	2,982
	Global Sources, Ltd.*	300	2,757
	Madison Square Garden Co., Class A (The)*	700	19,271
	Saga Communications, Inc., Class A*	50	1,850

			26,860

Metals & Mining - 3.85%
	AMCOL International Corp.	300	11,448
	Globe Specialty Metals, Inc.	675	15,134
	Haynes International, Inc.	125	7,741
	Horsehead Holding Corp.*	400	5,328
	Metals USA Holdings Corp.*	350	5,215
	Noranda Aluminum Holding Corp.*	600	9,084
	Revett Minerals, Inc.*	300	1,353
	Schnitzer Steel Industries, Inc., Class A	250	14,400
	SinoCoking Coal & Coke Chemical Industries, Inc.*+	200	912
	Stillwater Mining Co.*	950	20,910
	US Gold Corp.*+	1,400	8,442
	Worthington Industries, Inc.	675	15,592

			115,559

Multiline Retail - 0.17%
	Fred’s, Inc., Class A	350	5,050

Multi-Utilities - 0.69%
	Avista Corp.	550	14,130
	CH Energy Group, Inc.	125	6,657

			20,787

Oil, Gas & Consumable Fuels - 6.91%
	Adams Resources & Energy, Inc.	50	1,275
	Approach Resources, Inc.*	275	6,234
	ATP Oil & Gas Corp.*	500	7,655
	Carrizo Oil & Gas, Inc.*	350	14,613
	Clayton Williams Energy, Inc.*	125	7,506

Industry	Company	Shares	Value

Oil, Gas & Consumable Fuels (continued)
	Contango Oil & Gas Co.*	150	$8,766
	CVR Energy, Inc.*	800	19,696
	Enbridge Energy Management LLC*	356	11,000
	Endeavour International Corp.*	350	5,274
	Energy Partners, Ltd.*	375	5,554
	GeoResources, Inc.*+	250	5,622
	Goodrich Petroleum Corp.*+	350	6,444
	Gulfport Energy Corp.*	450	13,360
	Magnum Hunter Resources Corp.*+	1,150	7,774
	Petroquest Energy, Inc.*+	600	4,212
	Resolute Energy Corp.*+	575	9,292
	Stone Energy Corp.*	450	13,676
	Swift Energy Co.*	400	14,908
	Triangle Petroleum Corp.*+	400	2,584
	Vanguard Natural Resources LLC	275	7,733
	W&T Offshore, Inc.	675	17,631
	Western Refining, Inc.*+	825	14,908
	Westmoreland Coal Co.*	100	1,775

			207,492

Paper & Forest Products - 1.06%
	Buckeye Technologies, Inc.	350	9,443
	Clearwater Paper Corp.*	100	6,828
	Deltic Timber Corp.	100	5,369
	KapStone Paper & Packaging Corp.*	425	7,042
	Neenah Paper, Inc.	150	3,192

			31,874

Personal Products - 0.34%
	Elizabeth Arden, Inc.*	250	7,258
	Nature’s Sunshine Products, Inc.*	150	2,922

			10,180

Pharmaceuticals - 1.30%
	Akorn, Inc.*	875	6,125
	Auxilium Pharmaceuticals, Inc.*	450	8,820
	Columbia Laboratories, Inc.*	850	2,626
	Depomed, Inc.*	500	4,090
	ISTA Pharmaceuticals, Inc.*	300	2,294
	Jazz Pharmaceuticals, Inc.*	400	13,340

www.bridgeway.com	76

Bridgeway Small-Cap Momentum Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Pharmaceuticals (continued)
	Pernix Therapeutics Holdings*	200	$ 1,702

			38,997

Professional Services - 2.05%
	Acacia Research - Acacia Technologies*	400	14,676
	Corporate Executive Board Co. (The)	300	13,095
	CoStar Group, Inc.*	225	13,338
	CRA International, Inc.*	100	2,709
	Exponent, Inc.*	150	6,526
	GP Strategies Corp.*	150	2,049
	Mistras Group, Inc.*	225	3,645
	Odyssey Marine Exploration, Inc.*+	650	2,035
	On Assignment, Inc.*	350	3,441

			61,514

Real Estate Investment Trusts (REITs) - 3.91%
	Associated Estates Realty Corp.	400	6,500
	Colonial Properties Trust	750	15,300
	Extra Space Storage, Inc.	875	18,664
	First Industrial Realty Trust, Inc.*	750	8,588
	Glimcher Realty Trust+	950	9,025
	Lexington Realty Trust+	1,350	12,325
	National Health Investors, Inc.	250	11,107
	Post Properties, Inc.	450	18,342
	Sun Communities, Inc.	200	7,462
	U-Store-It Trust	950	9,994

			117,307

Road & Rail - 0.64%
	Amerco, Inc.*	200	19,230

Semiconductors & Semiconductor Equipment - 3.85%
	Cabot Microelectronics Corp.*	200	9,294
	Cavium, Inc.*+	475	20,705
	CEVA, Inc.*	225	6,854
	Diodes, Inc.*	400	10,440
	FEI Co.*	350	13,366
	GT Solar International, Inc.*+	1,150	18,630
	International Rectifier Corp.*	650	18,180
	IXYS Corp*	275	4,120
	PDF Solutions, Inc.*	250	1,490

Industry	Company	Shares	Value

Semiconductors & Semiconductor Equipment (continued)
	Silicon Image, Inc.*	750	$4,845
	Ultratech, Inc.*	250	7,595

			115,519

Software - 5.94%
	ACI Worldwide, Inc.*	300	10,131
	American Software, Inc., Class A	250	2,078
	Bottomline Technologies, Inc.*	300	7,413
	BroadSoft, Inc.*	250	9,532
	Callidus Software, Inc.*+	325	1,901
	CommVault Systems, Inc.*	400	17,780
	EPIQ Systems, Inc.	350	4,977
	ePlus, Inc.*	100	2,644
	Guidance Software, Inc.*	200	1,630
	JDA Software Group, Inc.*	400	12,356
	Magma Design Automation, Inc.*	625	4,994
	MicroStrategy, Inc. Class A*	100	16,268
	Monotype Imaging Holdings, Inc.*	325	4,592
	Opnet Technologies, Inc.	225	9,212
	Pervasive Software, Inc.*	150	963
	RealD, Inc.*+	500	11,695
	SolarWinds, Inc.*	675	17,644
	Taleo Corp., Class A*	375	13,886
	TeleNav, Inc.*	400	7,092
	Tyler Technologies, Inc.*	300	8,034
	Ultimate Software Group, Inc.*	250	13,608

			178,430

Specialty Retail - 3.47%
	Buckle, Inc. (The)+	450	19,215
	Childrens Place Retail Stores, Inc. (The)*+	250	11,122
	Cost Plus, Inc.*	225	2,250
	Finish Line, Inc., Class A (The)	500	10,700
	Hibbett Sports, Inc.*	250	10,178
	Lithia Motors, Inc., Class A	225	4,417
	New York & Co., Inc.*	550	2,722
	Penske Automotive Group, Inc.	850	19,329
	Rent-A-Center, Inc.	600	18,336
	Stage Stores, Inc.	350	5,880

			104,149

77	Annual Report | June 30, 2011

Bridgeway Small-Cap Momentum Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Textiles, Apparel & Luxury Goods - 1.51%
	Crocs, Inc.*	800	$ 20,600
	Maidenform Brands, Inc.*	200	5,532
	Timberland Co. (The), Class A*	450	19,336

			45,468

Thrifts & Mortgage Finance - 0.69%
	Clifton Savings Bancorp, Inc.	250	2,760
	First Pactrust Bancorp, Inc.	100	1,486
	Fox Chase Bancorp, Inc.	150	2,033
	Meridian Interstate Bancorp, Inc.*	225	3,080
	Peoples Federal Bancshares, Inc.*	50	704
	Territorial Bancorp, Inc.	125	2,590
	ViewPoint Financial Group	300	4,140
	WSFS Financial Corp.	100	3,965

			20,758

Trading Companies & Distributors - 1.95%
	CAI International, Inc.*	200	4,132
	GATX Corp.	450	16,704
	H&E Equipment Services, Inc.*	350	4,897
	Textainer Group Holdings, Ltd.	450	13,833
	Titan Machinery, Inc.*	150	4,317
	United Rentals, Inc.*	575	14,605

			58,488

Transportation Infrastructure - 0.41%
	Macquarie Infrastructure Co. LLC	450	12,420

Water Utilities - 0.06%
	York Water Co.	100	1,655

TOTAL COMMON STOCKS - 99.38%			2,983,870

(Cost $2,692,228)

EXCHANGE TRADED FUND - 0.55%
	iShares Russell 2000 Index Fund+	200	16,560

TOTAL EXCHANGE TRADED FUND - 0.55%			16,560

(Cost $16,093)

	Rate^	Shares	Value

MONEY MARKET FUND - 0.09%
BlackRock FedFund	0.01%	2,518	$2,518

TOTAL MONEY MARKET FUND - 0.09%			2,518

(Cost $2,518)

TOTAL INVESTMENTS - 100.02%			$3,002,948
(Cost $2,710,839)
Liabilities in Excess of Other Assets - (0.02%)			(561)

NET ASSETS - 100.00%			$3,002,387

*	Non-income producing security.
^	Rate disclosed as of June 30, 2011.
+	This security or a portion of the security is out on loan at June 30, 2011. Total loaned securities had a value of $346,573 at June 30, 2011.

LLC - Limited Liability Company

PLC - Public Limited Company

Summary of inputs used to value the Fund’s investments as of 06/30/2011 are as follows (See Note 2 in Notes to Financial Statements):

	Valuation Inputs
	Investment in Securities (Value)
	Level 1 Quoted Prices	Level 2 Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Total

Common
Stocks	$2,983,870	$—	$—	$2,983,870
Exchange Traded
Fund	16,560	—	—	16,560
Money Market
Fund	—	2,518	—	2,518

TOTAL	$3,000,430	$2,518	$—	$3,002,948

See Notes to Financial Statements.

www.bridgeway.com	78

Small-Cap Growth Fund MANAGER’S COMMENTARY

June 30, 2011

Dear Fellow Small-Cap Growth Fund Shareholder,

Our Fund appreciated 0.16% for the June 2011 quarter, outperforming our primary market benchmark, the Russell 2000 Growth Index (-0.59%), but slightly underperforming our peer benchmark, the Lipper Small-Cap Growth Funds Index (+0.23%). It was a mixed quarter on a relative basis.

For the fiscal year ended June 30, 2011, our Fund was up 36.17%, trailing both of our benchmarks, the Russell 2000 Growth Index (+43.50) and the Lipper Small-Cap Growth Funds Index (+41.91%). It was a strong fiscal year in absolute returns, but poor on the basis of relative returns.

The table below presents our June quarter, one-year, five-year and life-to-date financial results according to the formula required by the SEC. See the next page for a graph of performance from inception to June 30, 2011.

	June Qtr. 4/01/11 to 6/30/11	1 Year 7/1/10 to 6/30/11	5 Year 7/1/06 to 6/30/11	Life-to-Date 10/31/03 to 6/30/11

Small-Cap Growth Fund	0.16%	36.17%	-3.27%	2.95%
Russell 2000 Growth Index	-0.59%	43.50%	5.79%	7.46%
Lipper Small-Cap Growth Funds Index	0.23%	41.91%	4.77%	6.20%

Performance figures quoted in the table above and graph below represent past performance and are no guarantee of future results. Total return figures in the table above include the reinvestment of dividends and capital gains. The table above and the graph below do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

The Russell 2000 Growth Index is an unmanaged index that consists of stocks in the Russell 2000 Index with higher price-to-book ratios and higher forecasted growth values with dividends reinvested. The Lipper Small-Cap Growth Funds Index is an index of small-company, growth-oriented funds compiled by Lipper, Inc. It is not possible to invest directly in an index. Periods longer than one year are annualized.

According to data from Lipper, Inc. as of June 30, 2011, Small-Cap Growth Fund ranked 451st of 505 small-cap growth funds for the twelve-month period ended June 30, 2011, 391st of 393 over the last five years and 311th of 316 such funds since inception in October, 2003. Lipper, Inc. is an independent mutual fund rating service that ranks funds in various fund categories by making comparative calculations using total returns.

79	Annual Report | June 30, 2011

Small-Cap Growth Fund MANAGER’S COMMENTARY (continued)

Small-Cap Growth Fund vs. Russell 2000 Growth Index & Lipper Small-Cap Growth Funds Index

from Inception 10/31/03 to 6/30/11

Detailed Explanation of Quarterly Performance

The Short Version: Consumer Discretionary stocks highlighted the list of best contributors while Industrial stocks had a strong negative showing on the worst contributors list.

Despite the fact that many consumers remained concerned about the economy and their individual job prospects for the future, Consumer Discretionary stocks highlighted the list of best performers for the quarter. Some luxury buyers have been jumping back in with more expensive purchases. Five related companies made the list; combined they contributed about two-and-a-half percent to the Fund’s return.

These are the Fund’s ten best-contributing stocks for the quarter ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	Crocs, Inc.	Textiles, Apparel & Luxury Goods	0.9%
2	GT Solar International, Inc.	Semiconductors & Semiconductor Equipment	0.9%
3	Ulta Salon Cosmetics & Fragrance, Inc.	Specialty Retail	0.7%
4	Polypore International, Inc.	Electrical Equipment	0.3%
5	Sally Beauty Holdings, Inc.	Specialty Retail	0.3%
6	Digi International, Inc.	Communications Equipment	0.3%
7	Monro Muffler Brake, Inc.	Specialty Retail	0.3%
8	Ezcorp, Inc.	Consumer Finance	0.3%
9	TriMas Corp.	Machinery	0.3%
10	Select Comfort Corp.	Specialty Retail	0.2%

While many consumers have obviously kept spending in check as the recovery lumbers along, some still spare no expense on their appearance. Sally Beauty Holdings provides beauty supplies to salons and retail customers. Some of their brands include Clairol, L’Oreal, Paul Mitchell, and Conair. The company has been around since 1964 and has grown from one small store in New Orleans to over 3,500 across the country. Their most recent earnings report revealed improving margins and a 43% increase in sales. Sally Beauty’s share price jumped over 20% during the three month period.

www.bridgeway.com	80

Small-Cap Growth Fund MANAGER’S COMMENTARY (continued)

The aftermath of the Japanese earthquake and tsunami has been felt throughout the manufacturing sector impacted supply chains, particularly among auto makers and suppliers. Three industrial companies made the list of poorest contributors. Combined, they hindered the performance of the Fund by one percent. Additionally, commodity-related companies gave back some of their stellar gains of the prior quarters.

These are the Fund’s ten worst-contributing stocks for the quarter ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	Cirrus Logic, Inc.	Semiconductors & Semiconductor Equipment	-0.5%
2	Bon-Ton Stores, Inc.	Multiline Retail	-0.5%
3	Great Lakes Dredge & Dock Corp.	Construction & Engineering	-0.4%
4	NN, Inc.	Machinery	-0.3%
5	ION Geophysical Corp.	Energy Equipment & Services	-0.3%
6	Providence Service Corp. (The)	Health Care Providers & Services	-0.3%
7	Corvel Corp.	Health Care Providers & Services	-0.3%
8	Arch Chemicals, Inc.	Chemicals	-0.2%
9	Ferro Corp.	Chemicals	-0.2%
10	Sunrise Senior Living, Inc.	Health Care Providers & Services	-0.2%

So what happens when a company misses revenues by $26 million or more than 25% of analysts’ expectations? ION Geophysical can answer that question; the energy company’s share price dropped over 25% in the quarter. While earnings were still slightly positive for the quarter, one of ION’s key business units took a sizable hit due to the ongoing turmoil in the Middle East, in particular Libya. In fact, a multi-million dollar sale to the country was put on hold for an indefinite time period. ION was the Fund’s fifth worst contributor to quarterly performance.

Detailed Explanation of Fiscal Year Performance

The Short Version: Surprisingly, Consumer Discretionary stocks dominated the best contributors list, even in the slow economy. Information Technology stocks were also well represented.

A surge in retail activity in the second half of 2010 propelled a number of Consumer Discretionary companies to solid results for the fiscal year. All told, five related companies made the top contributors list for the twelve-month period. Combined, they returned over eight percent to the Fund’s performance.

These are the Fund’s ten best-contributing stocks for the fiscal year ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	Crocs, Inc.	Textiles, Apparel & Luxury Goods	1.8%
2	Polypore International, Inc.	Electrical Equipment	1.8%
3	Sauer-Danfoss, Inc.	Machinery	1.7%
4	Nanometrics, Inc.	Semiconductors & Semiconductor Equipment	1.5%
5	TriMas Corp.	Machinery	1.5%
6	Ulta Salon Cosmetics & Fragrance, Inc.	Specialty Retail	1.4%
7	Destination Maternity Corp.	Specialty Retail	1.4%
8	Unisys Corp.	IT Services	1.3%
9	Align Technology, Inc.	Health Care Equipment & Supplies	1.3%
10	Informatica Corp.	Software	1.2%

Just because the economy is stagnant and the recovery has slowed doesn’t mean folks can’t be comfortable. Funky footwear (and apparel) maker Crocs was the Fund’s top contributor for the fiscal year and added almost two percent to the overall return. Since its IPO in early 2006, the company had been a stellar performer as consumers of all shapes and sizes jumped on the Crocs bandwagon. Perhaps laughed at by their friends at first, more and more people soon had an assortment of various colored (and “stylish”) Crocs on their own shoe racks. Suddenly, in late 2007 and 2008, the buzz disappeared, the fad looked to be over, and Crocs’ stock price plummeted close to penny stock territory. However, over the past twelve months, the craze

81	Annual Report | June 30, 2011 `

Small-Cap Growth Fund
MANAGER’S COMMENTARY (continued)

has returned, Crocs is growing again (not just in the US, but also abroad) and revenues jumped over 30% in the most recent quarter. The company has continued to expand and late in 2010 opened new stores in Puerto Rico.

These are the Fund’s ten worst-contributing stocks for the fiscal year ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	Corinthian Colleges, Inc.	Diversified Consumer Services	-0.9%
2	Lincoln Educational Services Corp.	Diversified Consumer Services	-0.7%
3	Lionbridge Technologies, Inc.	Internet Software & Services	-0.6%
4	Amedisys, Inc.	Health Care Providers & Services	-0.6%
5	Kirkland’s, Inc.	Specialty Retail	-0.6%
6	EnerNOC, Inc.	Commercial Services & Supplies	-0.5%
7	Sanmina-SCI Corp.	Electronic Equipment, Instruments & Components	-0.5%
8	FSI International, Inc.	Semiconductors & Semiconductor Equipment	-0.4%
9	Super Micro Computer, Inc.	Computers & Peripherals	-0.4%
10	Almost Family, Inc.	Health Care Providers & Services	-0.4%

An interesting debate has sprung up surrounding the regulation and funding of for-profit colleges. Some colleges have been soundly criticized for charging too much tuition to students who can least afford to repay the loans. These critics believe the for-profit colleges have raised unrealistic expectations for future employment and thus prospects for repayment. On the other hand, some feel that market forces should not be hampered by additional regulations and that the for-profit colleges fill a needed gap. As a result of some pretty dismal statistics released in August 2010 about industry-wide loan repayment rates, the Department of Education proposed new regulations that will penalize schools that fall below certain minimums and will potentially cut them off from being allowed to offer federal student loans. Corinthian Colleges was one of many private education companies that failed to meet the minimum guidelines, and enrollment in its institutions could drop considerably should its students be unable to receive much needed aid. Company management dramatically lowered its earnings outlook as a result of the new proposed standards. For years, certain critics of these institutions have claimed that they fail to prepare students for the jobs market (particularly a tough jobs market), and graduates often are unable to pay back government loans. These regulations could change the entire dynamic of the private education industry. Corinthian Colleges’ stock price dropped almost 50%, and it was the Fund’s worst performer.

Top Ten Holdings as of June 30, 2011

Six of the Fund’s top contributors for the June 2011 quarter were also among the largest holdings at the end of the fiscal year: Ulta Salon, GT Solar, Crocs, Ezcorp, Polypore, and Monro Muffler Brake. The Fund was broadly diversified across industries, and no single holding accounted for greater than 2.6% of the net assets. The ten largest positions represented just over 20% of the total assets of the Fund.

Rank	Description	Industry	% of Net Assets
1	Ulta Salon Cosmetics & Fragrance, Inc.	Specialty Retail	2.6%
2	RPC, Inc.	Energy Equipment & Services	2.5%
3	GT Solar International, Inc.	Semiconductors & Semiconductor Equipment	2.5%
4	Crocs, Inc.	Textiles, Apparel & Luxury Goods	2.4%
5	Ezcorp, Inc.	Consumer Finance	2.2%
6	Polypore International, Inc.	Electrical Equipment	2.2%
7	Monro Muffler Brake, Inc.	Specialty Retail	2.0%
8	Sauer-Danfoss, Inc.	Machinery	2.0%
9	FEI Co.	Semiconductors & Semiconductor Equipment	2.0%
10	Sinclair Broadcast Group, Inc.	Media	1.9%
	Total		22.3%

www.bridgeway.com	82

Small-Cap Growth Fund MANAGER’S COMMENTARY (continued)

Industry Sector Representation as of June 30, 2011

Our Fund’s sectors with the largest overweighting for the June quarter end were Industrials and Consumer Discretionary. The Consumer Discretionary sector was a solid performer, as were our models’ stock picks in that sector. Our largest underweighting was in Health Care.

	% of Net Assets	% of Russell 2000 Growth Index	Difference
Consumer Discretionary	19.0%	14.8%	4.2%
Consumer Staples	1.8%	3.8%	-2.0%
Energy	5.0%	8.7%	-3.7%
Financials	5.4%	7.3%	-1.9%
Health Care	15.0%	19.2%	-4.2%
Industrials	21.6%	15.6%	6.0%
Information Technology	24.5%	24.6%	-0.1%
Materials	4.6%	4.6%	0.0%
Telecommunication Services	2.8%	1.3%	1.5%
Utilities	0.0%	0.1%	-0.1%
Cash & Other Assets	0.3%	0.0%	0.3%
Total	100.0%	100.0%

Disclaimer

The views expressed here are exclusively those of Fund management. These views, including those related to market sectors or individual stocks, are not meant as investment advice and should not be considered predictive in nature. Any favorable (or unfavorable) description of a holding applies only as of the quarter end, June 30, 2011, unless otherwise stated. Security positions can and do change thereafter. Discussions of historical performance do not guarantee and may not be indicative of future performance.

Market volatility can significantly impact short-term performance. The Fund is not an appropriate investment for short-term investors. Investments in small companies generally carry greater risk than is customarily associated with larger companies. This additional risk is attributable to a number of factors, including the relatively limited financial resources that are typically available to small companies and the fact that small companies often have comparatively limited product lines. In addition, the stock of small companies tends to be more volatile than the stock of large companies, particularly in the short term and particularly in the early stages of an economic or market downturn. Shareholders of the Fund, therefore, are taking on more risk than they would if they invested in the stock market as a whole.

Conclusion

Thank you for your continued investment in Small-Cap Growth Fund. We encourage your feedback; your reactions and concerns are important to us.

Sincerely,

The Investment Management Team

83	Annual Report | June 30, 2011

Bridgeway Small-Cap Growth Fund SCHEDULE OF INVESTMENTS

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
COMMON STOCKS - 99.84%
Air Freight & Logistics - 1.11%
	Park-Ohio Holdings Corp.*	24,600	$520,044

Airlines - 1.17%
	Alaska Air Group, Inc.*	8,000	547,680

Auto Components - 2.32%
	American Axle & Manufacturing Holdings, Inc.*	47,100	535,998
	Tenneco, Inc.*	12,400	546,468

			1,082,466

Beverages - 0.75%
	Coca-Cola Bottling Co., Consolidated	5,200	351,832

Capital Markets - 1.51%
	Virtus Investment Partners, Inc.*	11,600	704,120

Chemicals - 2.61%
	Arch Chemicals, Inc.	15,900	547,596
	Flotek Industries, Inc.*	78,900	672,228

			1,219,824

Commercial Services & Supplies - 3.19%
	A.T. Cross Co., Class A*	11,200	127,568
	Consolidated Graphics, Inc.*	14,500	796,775
	Deluxe Corp.	22,900	565,859

			1,490,202

Communications Equipment - 2.60%
	Digi International, Inc.*	43,900	570,700
	Emcore Corp.*+	217,500	595,950
	Globecomm Systems, Inc.*	3,100	48,236

			1,214,886

Construction & Engineering - 1.01%
	MYR Group, Inc.*	20,200	472,680

Consumer Finance - 3.89%
	Credit Acceptance Corp.*	6,400	540,608
	Dollar Financial Corp.*	10,500	227,325
	Ezcorp, Inc., Class A*	29,500	1,049,463

			1,817,396

Containers & Packaging - 0.47%
	Rock-Tenn Co., Class A	3,300	218,922

Diversified Consumer Services - 1.02%
	Bridgepoint Education, Inc.*+	19,000	475,000

Industry	Company	Shares	Value

Diversified Telecommunication Services - 2.81%
	Alaska Communications Systems Group, Inc.+	51,700	$458,579
	SureWest Communications	14,400	240,768
	Vonage Holdings Corp.*	138,700	611,667

			1,311,014

Electrical Equipment - 2.21%
	Polypore International, Inc.*	15,200	1,031,168

Electronic Equipment, Instruments & Components - 6.59%
	Brightpoint, Inc.*	31,600	256,276
	Insight Enterprises, Inc.*	33,700	596,827
	LeCroy Corp.*	57,800	695,912
	OSI Systems, Inc.*	16,300	700,900
	Richardson Electronics, Ltd.	60,900	827,631

			3,077,546

Energy Equipment & Services - 3.31%
	ION Geophysical Corp.*	38,500	364,210
	RPC, Inc.+	48,050	1,179,147

			1,543,357

Food & Staples Retailing - 1.03%
	Ruddick Corp.	11,000	478,940

Health Care Equipment & Supplies - 3.52%
	Align Technology, Inc.*	21,900	499,320
	Invacare Corp.	7,700	255,563
	Orthofix International NV*	10,084	428,267
	Synergetics USA, Inc.*	83,900	462,289

			1,645,439

Health Care Providers & Services - 10.97%
	AMERIGROUP Corp.*#	11,700	824,499
	Corvel Corp.*	18,500	867,650
	Ensign Group, Inc. (The)	14,300	434,577
	Metropolitan Health Networks, Inc.*	129,900	622,221
	MWI Veterinary Supply, Inc.*	9,500	767,315
	PharMerica Corp.*	22,500	287,100
	Providence Service Corp. (The)*	52,100	659,065
	Sunrise Senior Living, Inc.*+	43,100	410,743
	U.S. Physical Therapy, Inc.	10,200	252,246

			5,125,416

Hotels, Restaurants & Leisure - 0.67%
	CEC Entertainment, Inc.	7,800	312,858

www.bridgeway.com	84

Bridgeway Small-Cap Growth Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Internet Software & Services - 1.90%
	j2 Global Communications, Inc.*	11,800	$333,114
	Travelzoo, Inc.*+	8,600	555,904

			889,018

IT Services - 4.10%
	CACI International, Inc., Class A*	7,700	485,716
	Cardtronics, Inc.*	20,700	485,415
	Cognizant Technology Solutions Corp., Class A*	6,680	489,911
	Computer Task Group, Inc.*	34,600	455,682

			1,916,724

Machinery - 9.14%
	Altra Holdings, Inc.*	19,700	472,603
	NACCO Industries, Inc., Class A	4,800	464,736
	NN, Inc.*	55,100	824,296
	Sauer-Danfoss, Inc.*	18,400	927,176
	Titan International, Inc.	18,600	451,236
	TriMas Corp.*	30,800	762,300
	Twin Disc, Inc.	9,500	366,985

			4,269,332

Media - 2.41%
	Knology, Inc.*	16,700	247,995
	Sinclair Broadcast Group, Inc., Class A	80,100	879,498

			1,127,493

Metals & Mining - 1.54%
	Materion Corp.*	19,400	717,218

Oil, Gas & Consumable Fuels - 1.76%
	Cheniere Energy, Inc.*	42,900	392,964
	Venoco, Inc.*	13,700	174,538
	Westmoreland Coal Co.*	14,400	255,600

			823,102

Pharmaceuticals - 0.49%
	Medicines Co. (The)*	13,900	229,489

Professional Services - 1.11%
	Insperity, Inc.	17,500	518,175

Semiconductors & Semiconductor Equipment - 8.15%
	Brooks Automation, Inc.*	34,300	372,498
	Entegris, Inc.*	37,600	380,512
	FEI Co.*	24,200	924,198
	GT Solar International, Inc.*+	71,700	1,161,540

Industry	Company	Shares	Value

Semiconductors & Semiconductor Equipment (continued)
	Kulicke & Soffa Industries, Inc.*	28,200	$314,148
	Lattice Semiconductor Corp.*	35,500	231,460
	Veeco Instruments, Inc.*+	8,700	421,167

			3,805,523

Software - 1.18%
	ePlus, Inc.*	8,900	235,316
	Informatica Corp.*	5,400	315,522

			550,838

Specialty Retail - 8.95%
	Cost Plus, Inc.*	44,800	448,000
	Destination Maternity Corp.	10,800	215,784
	Monro Muffler Brake, Inc.	25,050	934,115
	Sally Beauty Holdings, Inc.*	48,800	834,480
	Select Comfort Corp.*	29,400	528,612
	Ulta Salon Cosmetics & Fragrance, Inc.*	18,900	1,220,562

			4,181,553

Textiles, Apparel & Luxury Goods - 3.63%
	Crocs, Inc.*	43,300	1,114,975
	Deckers Outdoor Corp.*	6,600	581,724

			1,696,699

Trading Companies & Distributors - 2.72%
	DXP Enterprises, Inc.*	27,700	702,195
	Kaman Corp.	6,500	230,555
	Titan Machinery, Inc.*	11,800	339,604

			1,272,354

TOTAL COMMON STOCKS - 99.84% (Cost $36,805,813)			46,638,308

	Rate^	Shares	Value

MONEY MARKET FUND - 1.01%
BlackRock FedFund	0.01%	472,996	472,996

TOTAL MONEY MARKET FUND - 1.01% (Cost $472,996)			472,996

85	Annual Report | June 30, 2011

Bridgeway Small-Cap Growth Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Value
TOTAL INVESTMENTS - 100.85%	$47,111,304
(Cost $37,278,809)
Liabilities in Excess of Other Assets - (0.85%)	(394,802)

NET ASSETS - 100.00%	$46,716,502

*	Non-income producing security.
#	Securities, or a portion thereof, segregated to cover the Fund’s potential obligation under swap agreements. The total value of segregated assets is $824,499.
^	Rate disclosed as of June 30, 2011.
+	This security or a portion of the security is out on loan at June 30, 2011.
Total loaned securities had a value of $5,093,630 at June 30, 2011.

Summary of inputs used to value the Fund’s investments as of 06/30/2011 are as follows (See Note 2 in Notes to Financial Statements):

	Valuation Inputs

	Investment in Securities (Value)

	Level 1 Quoted Prices	Level 2 Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Total

Common Stocks	$46,638,308	$—	$—	$46,638,308
Money Market Fund	—	472,996	—	472,996

TOTAL	$46,638,308	$472,996	$—	$47,111,304

Other Financial Instruments** Swaps	$—	$7,720	$—	$7,720

TOTAL	$—	$7,720	$—	$7,720

** Other financial instruments are derivative instruments not reflected in the Schedule of Investments, such as swap contracts, which are valued at the unrealized appreciation/depreciation on the investment.

See Notes to Financial Statements.

www.bridgeway.com	86

Small-Cap Value Fund MANAGER’S COMMENTARY

June 30, 2011

Dear Fellow Small-Cap Value Fund Shareholder,

Our Fund declined 1.37% for the quarter ended June 30, 2011, outpacing both our primary market benchmark, the Russell 2000 Value Index (-2.65%), and our peer benchmark, the Lipper Small-Cap Value Funds Index (-2.75%). We are pleased with the result.

For the fiscal year ended June 30, 2011, our Fund appreciated 32.73%, beating the Russell 2000 Value Index (+31.35%), but trailing the Lipper Small-Cap Value Funds Index (33.07%). We are generally pleased with the returns, although we still have ground to make up on the longer-term five year returns.

The table below presents our June quarter, one-year, five-year and life-to-date financial results according to the formula required by the SEC. See the next page for a graph of performance from inception to June 30, 2011.

	June Qtr. 4/1/11 to 6/30/11	1 Year 7/1/10 to 6/30/11	5 Year 7/1/06 to 6/30/11	Life-to-Date 10/31/03 to 6/30/11

Small-Cap Value Fund	-1.37%	32.73%	-0.78%	5.80%
Russell 2000 Value Index	-2.65%	31.35%	2.24%	7.16%
Lipper Small-Cap Value Funds Index	-2.75%	33.07%	4.02%	8.29%

Performance figures quoted in the table above and graph below represent past performance and are no guarantee of future results. Total return figures in the table above include the reinvestment of dividends and capital gains. The table above and the graph below do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

The Russell 2000 Value Index is an unmanaged index that consists of stocks in the Russell 2000 Index with lower price-to-book ratios and lower forecasted growth values with dividends reinvested. The Lipper Small-Cap Value Funds Index is an index of small-company, value-oriented funds compiled by Lipper, Inc. It is not possible to invest directly in an index. Periods longer than one year are annualized.

According to data from Lipper, Inc. as of June 30, 2011, Small-Cap Value Fund ranked 121st of 246 small-cap core funds for the twelve-month period ended June 30, 2011, 188th of 197 over the last five years and 128th of 142 such funds since inception in October, 2003. Lipper, Inc. is an independent mutual fund rating service that ranks funds in various fund categories by making comparative calculations using total returns.

87	Annual Report | June 30, 2011

Small-Cap Value Fund MANAGER’S COMMENTARY (continued)

Small-Cap Value Fund vs. Russell 2000 Value Index & Lipper Small-Cap Value Funds Index from Inception 10/31/03 to 6/30/11

Detailed Explanation of Quarterly Performance

The Short Version: Consumer Discretionary stocks led the best contributors list, while Materials stocks had three companies on the worst contributors list.

Despite the fact that many consumers remained concerned about the economy and their individual job prospects for the future, consumer discretionary stocks topped the list of best performers for the quarter. Some luxury buyers have been jumping back in with more expensive purchases. Four related companies made the list and combined they contributed about one-and-a-quarter percent to the Fund’s return.

These are the Fund’s ten best-contributing stocks for the quarter ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	Healthspring, Inc.	Health Care Providers & Services	0.5%
2	International Coal Group, Inc.	Metals & Mining	0.4%
3	Advance America, Cash Advance Centers, Inc.	Consumer Finance	0.4%
4	Blyth, Inc.	Household Durables	0.4%
5	Sally Beauty Holdings, Inc.	Specialty Retail	0.3%
6	Dillard’s, Inc.	Multiline Retail	0.3%
7	ValueVision Media, Inc.	Internet & Catalog Retail	0.2%
8	OSI Systems, Inc.	Electronic Equipment, Instruments & Components	0.2%
9	Emcore Corp.	Communication Equipment	0.2%
10	PH Glatfelter Co.	Paper & Forest Products	0.2%

While consumers have kept spending in check as the recovery progresses more slowly than expected, many still spare no expense to look beautiful. Sally Beauty Holdings provides beauty supplies to salons and retail customers. Some of their brands include Clairol, L’Oreal, Paul Mitchell, and Conair. Founded in 1964, the company has grown from one small store in New Orleans to over 3,500 across the country. The most recent earnings report revealed improving margins and a 43% increase in sales. Sally Beauty’s share price jumped over 20% during the three month period.

The aftermath of the Japanese earthquake and tsunami has been felt throughout the manufacturing sector as supply chains have been impacted, particularly among auto makers and suppliers. Additionally, commodity-related companies gave back some of their stellar gains of the prior quarters. The three chemical companies appearing among the quarter’s worst performers cost the Fund about three-quarters-of-a-percent in return.

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Small-Cap Value Fund MANAGER’S COMMENTARY (continued)

These are the Fund’s ten worst-contributing stocks for the quarter ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	Hercules Offshore, Inc.	Energy Equipment & Services	-0.4%
2	Great Lakes Dredge & Dock Corp.	Construction & Engineering	-0.4%
3	Employers Holdings, Inc.	Insurance	-0.4%
4	Ferro Corp.	Chemicals	-0.3%
5	MPG Office Trust, Inc.	Real Estate Investment Trusts (REITs)	-0.3%
6	Petroleum Development Corp.	Oil, Gas & Consumable Fuels	-0.3%
7	United Rentals, Inc.	Trading Companies & Distributors	-0.3%
8	Gramercy Capital Corp.	Real Estate Investment Trusts (REITs)	-0.3%
9	Arch Chemicals, Inc.	Chemicals	-0.2%
10	Georgia Gulf Corp.	Chemicals	-0.2%

Arch Chemicals was one of three chemical companies to make the list of worst performers. The company provides solutions to eliminate bacteria in a number of consumer-related products, including shampoos and pool water cleaners. In May, it posted lower-than-expected earnings after costs had increased at a higher pace than revenues. As commodity prices rose in recent months, the inflated cost of Arch’s raw materials put pressure on profit margins. Further, management was hesitant to raise prices due to intense competition in several of its markets. The holding lost over 15% of its value during the period.

Detailed Explanation of Fiscal Year Performance

The Short Version: Health Care stocks proved to be among the strongest contributors to the Fund’s return, while Financial stocks hurt performance the most.

So far, governmental regualtions on health care have not killed business or the insurance indutry. Health Care holdings headlined the list of top contributors as two Health Care companies combined to add four-and-a-half percent to the Fund’s performance.

These are the Fund’s ten best-contributing stocks for the fiscal year ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	Healthspring, Inc.	Health Care Providers & Services	3.5%
2	World Acceptance Corp.	Consumer Finance	1.6%
3	Hercules Offshore, Inc.	Energy Equipment & Services	1.3%
4	Polypore International, Inc.	Chemicals	1.3%
5	Pioneer Drilling Co.	Energy Equipment & Services	1.2%
6	Unisys Corp.	IT Services	1.2%
7	First Industrial Realty Trust, Inc.	Real Estate Investment Trusts (REITs)	1.2%
8	Vonage Holdings Corp.	Diversified Telecommunication Services	1.1%
9	Cinemark Holdings, Inc.	Media	1.0%
10	Par Pharmaceutical Cos., Inc.	Pharmaceuticals	1.0%

89	Annual Report | June 30, 2011

Small-Cap Value Fund MANAGER’S COMMENTARY (continued)

Healthspring wasn’t fazed by the new health care laws that people believed would kill the managed care industry. The managed care company reported earnings that grew over 30% in the recent quarter after its Medicare program was significantly enhanced by the November 2010 acquisition of Bravo Health. Revenues soared by over 80%, and membership growth continued to expand. In May, S&P raised its outlook on the company to “positive,” and analysts believe it will be a key player in this competitive industry over the long-term. Healthspring’s value skyrocketed almost 200%; the holding was the Fund’s top contributor for the fiscal year.

While many “too big to fail” financial services companies appeared to be back on track after the mortgage debacle of 2008, a number of the middle market institutions have struggled. Three finance-related stocks made the worst contributors list. Combined, they cost the Fund over one-and-a-half percent of return over the past 12 months.

These are the Fund’s ten worst-contributing stocks for the fiscal year ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	Callon Petroleum Co.	Oil, Gas & Consumable Fuels	-0.7%
2	Flagstar Bancorp, Inc.	Commercial Banks	-0.7%
3	Sanmina-SCI Corp.	Electronic Equipment, Instruments & Components	-0.6%
4	Beneficial Mutual Bancorp, Inc.	Commercial Banks	-0.5%
5	Gentiva Health Services, Inc.	Health Care Providers & Services	-0.4%
6	Wave Systems Corp.	Internet Software & Services	-0.4%
7	Seneca Foods Corp.	Food Products	-0.4%
8	Super Micro Computer, Inc.	Computers & Peripherals	-0.4%
9	Gramercy Capital Corp.	Real Estate Investment Trusts (REITs)	-0.3%
10	Newpark Resources, Inc.	Energy Equipment & Services	-0.3%

Flagstar Bancorp serves individuals and small- to mid-sized businesses, primarily in Michigan and Indiana. In October, it was forced to raise an additional $380 million in capital to improve its balance sheet position, diluting the ownership of its prior shareholders by a considerable amount. In fact, the new shares began trading at half the closing price of the prior day. Flagstar posted a net loss in a recent report that nevertheless showed improvement from the prior quarter. Management believes the steps it has taken will improve prospects for success over the long haul. Flagstar lost almost 50% during the fiscal year and was the Fund’s worst performer.

Top Ten Holdings as of June 30, 2011

Two of the Fund’s top contributors for the June 2011 quarter were also among the largest holdings at the end of the fiscal year: Healthspring and Sally Beauty. The Fund was diversified across industries, although Financials maintained a sizable allocation (as did the market benchmark). No single holding accounted for greater than 2.7% of the net assets. The ten largest positions represented just over 20% of the total assets of the Fund.

Rank	Description	Industry	% of Net Assets
1	Healthspring, Inc.	Health Care Providers & Services	2.7%
2	First Industrial Realty Trust, Inc.	Real Estate Investment Trusts (REITs)	2.6%
3	BioMed Realty Trust, Inc.	Real Estate Investment Trusts (REITs)	2.1%
4	Photronics, Inc.	Semiconductors & Semiconductor Equipment	2.1%
5	Sinclair Broadcast Group, Inc.	Media	2.0%
6	Hercules Offshore, Inc.	Energy Equipment & Services	2.0%
7	Kaiser Aluminum Corp.	Metals & Mining	1.9%
8	Sally Beauty Holdings, Inc.	Specialty Retail	1.8%
9	Mueller Industries, Inc.	Machinery	1.8%
10	Safety Insurance Group, Inc.	Insurance	1.7%
	Total		20.7%

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Small-Cap Value Fund MANAGER’S COMMENTARY (continued)

Industry Sector Representation as of June 30, 2011

The Fund’s sector weightings were similar to those on the Russell 2000 Value Index. The largest overweighted sector, Materials, had about two and one half percent more than the Index.

	% of Net Assets	% of Russell 2000 Value Index	Difference
Consumer Discretionary	10.6%	11.9%	-1.3%
Consumer Staples	3.4%	2.9%	0.5%
Energy	7.1%	5.4%	1.7%
Financials	35.9%	34.1%	1.8%
Health Care	5.8%	5.7%	0.1%
Industrials	14.3%	15.3%	-1.0%
Information Technology	9.4%	12.1%	-2.7%
Materials	7.9%	5.3%	2.6%
Telecommunication Services	2.5%	0.9%	1.6%
Utilities	2.5%	6.4%	-3.9%
Cash & Other Assets	0.6%	0.0%	0.6%
Total	100.0%	100.0%

Disclaimer

The views expressed here are exclusively those of Fund management. These views, including those related to market sectors or individual stocks, are not meant as investment advice and should not be considered predictive in nature. Any favorable (or unfavorable) description of a holding applies only as of the quarter end, June 30, 2011, unless otherwise stated. Security positions can and do change thereafter. Discussions of historical performance do not guarantee and may not be indicative of future performance

Market volatility can significantly impact short-term performance. The Fund is not an appropriate investment for short-term investors. Investments in small companies generally carry greater risk than is customarily associated with larger companies. This additional risk is attributable to a number of factors, including the relatively limited financial resources that are typically available to small companies and the fact that small companies often have comparatively limited product lines. In addition, the stock of small companies tends to be more volatile than the stock of large companies, particularly in the short term and particularly in the early stages of an economic or market downturn. Shareholders of the Fund, therefore, are taking on more risk than they would if they invested in the stock market as a whole.

Conclusion

Thank you for your continued investment in Small-Cap Value Fund. We encourage your feedback; your reactions and concerns are important to us.

Sincerely,

The Investment Management Team

91	Annual Report | June 30, 2011

Bridgeway Small-Cap Value Fund SCHEDULE OF INVESTMENTS

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
COMMON STOCKS - 99.45%
Aerospace & Defense - 2.23%
	Ceradyne, Inc.*	20,300	$791,497
	Curtiss-Wright Corp.	15,300	495,261
	Esterline Technologies Corp.*	10,500	802,200

			2,088,958

Airlines - 3.84%
	Alaska Air Group, Inc.*	22,200	1,519,812
	Republic Airways Holdings, Inc.*	157,500	859,950
	SkyWest, Inc.	37,200	560,232
	US Airways Group, Inc.*+	73,600	655,776

			3,595,770

Auto Components - 0.46%
	Modine Manufacturing Co.*	28,000	430,360

Beverages - 0.96%
	Craft Brewers Alliance, Inc.*+	104,500	899,745

Capital Markets - 1.62%
	Arlington Asset Investment Corp., Class A+	32,700	1,026,453
	Calamos Asset Management, Inc., Class A	34,100	495,132

			1,521,585

Chemicals - 4.20%
	Arch Chemicals, Inc.	32,900	1,133,076
	Quaker Chemical Corp.	32,500	1,397,825
	Westlake Chemical Corp.	27,000	1,401,300

			3,932,201

Commercial Banks - 4.18%
	BancFirst Corp.	11,000	424,600
	Bancorp, Inc. (The)*	47,200	493,240
	City Holding Co.	39,100	1,291,473
	Merchants Bancshares, Inc.	11,500	281,405
	Republic Bancorp, Inc., Class A	19,700	392,030
	SVB Financial Group*	8,400	501,564
	United Community Banks, Inc.*+	50,452	532,773

			3,917,085

Commercial Services & Supplies - 0.59%
	UniFirst Corp.	9,800	550,662

Communications Equipment - 1.26%
	Emcore Corp.*+	430,000	1,178,200

Industry	Company	Shares	Value

Construction & Engineering - 2.58%
	Great Lakes Dredge & Dock Corp.	168,600	$940,788
	MasTec, Inc.*	75,000	1,479,000

			2,419,788

Consumer Finance - 4.39%
	Advance America, Cash Advance Centers, Inc.	217,400	1,497,886
	Ezcorp, Inc., Class A*	32,400	1,152,630
	Nelnet, Inc., Class A	22,200	489,732
	World Acceptance Corp.*+	14,900	976,993

			4,117,241

Containers & Packaging - 0.45%
	Rock-Tenn Co., Class A	6,400	424,576

Diversified Financial Services - 0.61%
	Interactive Brokers Group, Inc., Class A	36,400	569,660

Diversified Telecommunication Services - 2.50%
	IDT Corp., Class B	41,500	1,121,330
	Vonage Holdings Corp.*	277,700	1,224,657

			2,345,987

Electric Utilities - 1.48%
	Cleco Corp.	10,500	365,925
	El Paso Electric Co.	31,500	1,017,450

			1,383,375

Electronic Equipment, Instruments & Components - 4.54%
	Insight Enterprises, Inc.*	67,400	1,193,654
	OSI Systems, Inc.*	33,700	1,449,100
	Richardson Electronics, Ltd.	118,600	1,611,774

			4,254,528

Energy Equipment & Services - 4.27%
	Complete Production Services, Inc.*	29,500	984,120
	Hercules Offshore, Inc.*	339,300	1,869,543
	Pioneer Drilling Co.*	75,100	1,144,524

			3,998,187

Food & Staples Retailing - 1.13%
	Pantry, Inc. (The)*	31,900	599,401
	Ruddick Corp.	10,600	461,524

			1,060,925

Food Products - 1.32%
	Fresh Del Monte Produce, Inc.	20,600	549,402

www.bridgeway.com	92

Bridgeway Small-Cap Value Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Food Products (continued)
	Omega Protein Corp.*	50,000	$690,000

			1,239,402

Gas Utilities - 0.48%
	Chesapeake Utilities Corp.	11,300	452,339

Health Care Providers & Services - 5.35%
	Healthspring, Inc.*	54,500	2,512,995
	Kindred Healthcare, Inc.*	39,500	848,065
	PharMerica Corp.*	44,400	566,544
	Triple-S Management Corp., Class B*	26,100	567,153
	U.S. Physical Therapy, Inc.	21,000	519,330

			5,014,087

Hotels, Restaurants & Leisure - 0.52%
	Town Sports International Holdings, Inc.*	64,400	490,084

Household Durables - 1.11%
	Blyth, Inc.	20,600	1,037,210

Insurance - 11.95%
	AmTrust Financial Services, Inc.	27,200	619,616
	Argo Group International Holdings, Ltd.	14,900	442,828
	CNO Financial Group, Inc.*	130,000	1,028,300
	Employers Holdings, Inc.	89,900	1,507,623
	Harleysville Group, Inc.	35,200	1,097,184
	Infinity Property & Casualty Corp.	22,400	1,224,384
	Meadowbrook Insurance Group, Inc.	149,800	1,484,518
	ProAssurance Corp.*	13,300	931,000
	RLI Corp.+	13,400	829,728
	Safety Insurance Group, Inc.	38,600	1,622,744
	Universal Insurance Holdings, Inc.	87,491	408,583

			11,196,508

Internet & Catalog Retail - 1.20%
	ValueVision Media, Inc., Class A*	147,000	1,124,550

IT Services - 1.06%
	CACI International, Inc., Class A*	15,800	996,664

Machinery - 2.54%
	Lydall, Inc.*	58,500	699,660
	Mueller Industries, Inc.	44,400	1,683,204

			2,382,864

Industry	Company	Shares	Value

Marine - 0.91%
	International Shipholding Corp.	39,900	$849,072

Media - 2.01%
	Sinclair Broadcast Group, Inc., Class A	171,200	1,879,776

Metals & Mining - 1.86%
	Kaiser Aluminum Corp.	31,900	1,742,378

Multiline Retail - 1.47%
	Dillard’s, Inc., Class A	26,500	1,381,710

Multi-Utilities - 0.50%
	Avista Corp.	18,400	472,696

Oil, Gas & Consumable Fuels - 2.82%
	Knightsbridge Tankers, Ltd.+	57,800	1,273,334
	Petroleum Development Corp.*	15,700	469,587
	Swift Energy Co.*	10,200	380,154
	Westmoreland Coal Co.*	29,300	520,075

			2,643,150

Paper & Forest Products - 1.40%
	PH Glatfelter Co.	85,600	1,316,528

Pharmaceuticals - 0.50%
	Medicines Co. (The)*	28,500	470,535

Real Estate Investment Trusts (REITs) - 12.49%
	ARMOUR Residential REIT, Inc.+	59,300	435,855
	BioMed Realty Trust, Inc.	103,000	1,981,720
	First Industrial Realty Trust, Inc.*+	209,700	2,401,065
	Gramercy Capital Corp.*+	225,300	682,659
	iStar Financial, Inc.*	81,300	659,343
	MPG Office Trust, Inc.*#	392,700	1,123,122
	Newcastle Investment Corp.	181,500	1,049,070
	Retail Opportunity Investments Corp.	123,500	1,328,860
	Sabra Healthcare REIT, Inc.	27,400	457,854
	Weingarten Realty Investors	62,940	1,583,570

			11,703,118

Road & Rail - 1.61%
	Amerco, Inc.*	15,700	1,509,555

Semiconductors & Semiconductor Equipment - 2.58%
	Brooks Automation, Inc.*	42,700	463,722
	Photronics, Inc.*	230,300	1,950,641

			2,414,363

93	Annual Report | June 30, 2011

Bridgeway Small-Cap Value Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Specialty Retail - 3.78%
	Cost Plus, Inc.*	93,600	$936,000
	MarineMax, Inc.*	56,000	490,560
	Pep Boys-Manny, Moe & Jack (The)	37,800	413,154
	Sally Beauty Holdings, Inc.*	99,600	1,703,160

			3,542,874

Thrifts & Mortgage Finance - 0.70%
	Ocwen Financial Corp.*	51,100	652,036

TOTAL COMMON STOCKS - 99.45%			93,200,332

(Cost $74,594,087)

	Rate^	Shares	Value
MONEY MARKET FUND - 0.72%
BlackRock FedFund	0.01%	668,253	668,253

TOTAL MONEY MARKET FUND - 0.72%			668,253

(Cost $668,253)

TOTAL INVESTMENTS - 100.17%			$93,868,585
(Cost $75,262,340)
Liabilities in Excess of Other Assets - (0.17%)			(154,833)

NET ASSETS - 100.00%			$93,713,752

*    Non-income producing security.

#    Securities, or a portion thereof, segregated to cover the Fund’s potential obligation under swap agreements. The total value of segregated assets is $1,123,122.

^    Rate disclosed as of June 30, 2011.

+    This security or a portion of the security is out on loan at June 30, 2011.

      Total loaned securities had a value of $5,813,982 at June 30, 2011.

Summary of inputs used to value the Fund’s investments as of 06/30/2011 are as follows (See Note 2 in Notes to Financial Statements):

	Valuation Inputs

	Investment in Securities (Value)

	Level 1 Quoted Prices	Level 2 Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Total

Common Stocks	$93,200,332	$—	$—	$93,200,332
Money Market Fund	—	668,253	—	668,253

TOTAL	$93,200,332	$668,253	$—	$93,868,585

Other Financial Instruments**
Swaps	$—	$9,894	$—	$9,894

TOTAL	$—	$9,894	$—	$9,894

**	Other financial instruments are derivative instruments not reflected in the Schedule of Investments, such as swap contracts, which are valued at the unrealized appreciation/depreciation on the investment.

See Notes to Financial Statements

www.bridgeway.com	94

Large-Cap Growth Fund MANAGER’S COMMENTARY

June 30, 2011

Dear Fellow Large-Cap Growth Fund Shareholder,

Our Fund appreciated 0.98% for the quarter ended June 30, 2011, slightly beating both our primary market benchmark, the Russell 1000 Growth Index (+0.76%) and our peer benchmark, the Lipper Large-Cap Growth Funds Index (+0.43%). We are pleased with the results.

For the fiscal year ended June 30, 2011, our Fund appreciated 32.31%, underperforming both our primary market benchmark, the Russell 1000 Growth Index (+35.01%), and our peer benchmark, the Lipper Large-Cap Growth Funds Index (+32.67%). While we like the absolute return, we are never pleased to trail our indices, especially for the longer five year and inception-to-date periods. We still have some catch-up work to do.

The table below presents our June quarter, one-year, five-year and life-to-date financial results according to the formula required by the SEC. See the next page for a graph of performance from inception to June 30, 2011.

	June Qtr. 4/1/11 to 6/30/11	1 Year 7/1/10 to 6/30/11	5 Year 7/1/06 to 6/30/11	Life-to-Date 10/31/03 to 6/30/11

Large-Cap Growth Fund	0.98%	32.31%	2.55%	4.23%
Russell 1000 Growth Index	0.76%	35.01%	5.33%	5.46%
Lipper Large-Cap Growth Funds Index	0.43%	32.67%	4.05%	4.69%

Performance figures quoted in the table above and graph below represent past performance and are no guarantee of future results. The table above and the graph below do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

The Russell 1000 Growth Index is an unmanaged index that consists of stocks in the Russell 1000 Index with higher price-to-book ratios and higher forecasted growth values with dividends reinvested. The Lipper Large-Cap Growth Funds Index is an index of large-company, growth-oriented funds compiled by Lipper, Inc. It is not possible to invest directly in an index. Periods longer than one year are annualized.

According to data from Lipper, Inc. as of June 30, 2011, Large-Cap Growth Fund ranked 328th of 463 large-cap growth funds for the twelve-month period ended June 30, 2011, 253rd of 324 over the last five years and 236th of 270 such funds since inception in October, 2003. Lipper, Inc. is an independent mutual fund rating service that ranks funds in various fund categories by making comparative calculations using total returns.

95	Annual Report | June 30, 2011

Large-Cap Growth Fund MANAGER’S COMMENTARY (continued)

Large-Cap Growth Fund vs. Russell 1000 Growth Index & Lipper Large-Cap Growth Funds Index from Inception 10/31/03 to 6/30/11

Detailed Explanation of Quarterly Performance

The Short Version: Consumer Discretionary stocks led the list of best contributors, and Information Technology stocks dominated the worst contributors list. While the best market performers were growth leaning (see table on page 2), our star stock picking model in the June quarter had a significant valuation metric.

Despite the fact that many consumers remain concerned about the economy and their individual job prospects for the future, Consumer Discretionary stocks led the list of best performers for the quarter. Apparently some luxury buyers have been jumping back in with more expensive purchases. Three Consumer Discretionary companies made the list; combined, they contributed about three-quarters of a percent to the Fund’s return.

These are the Fund’s ten best-contributing stocks for the quarter ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	Coach, Inc.	Textiles, Apparel & Luxury Goods	0.4%
2	VMware, Inc.	Software	0.2%
3	Netflix, Inc.	Internet & Catalog Retail	0.2%
4	W.W. Grainger, Inc.	Trading Companies & Distributors	0.2%
5	MasterCard, Inc.	IT Services	0.2%
6	Intel Corp.	Semiconductors & Semiconductor Equipment	0.2%
7	Brown-Forman Corp.	Beverages	0.2%
8	Ross Stores, Inc.	Specialty Retail	0.2%
9	Dr. Pepper Snapple Group, Inc.	Beverages	0.2%
10	CR Bard, Inc.	Health Care Equipment & Supplies	0.1%

Coach designs and manufactures upper-end handbags and other accessories for both men and women. In the June quarter, the company reported earnings and revenue that beat analysts’ forecasts as sales from China and other emerging markets helped the bottom line. The company continues to expand globally and plans to open another 30 stores in China over the next three years. Coach increased its dividend by 50% during the period, and an industry analyst recently raised the price target, due to prospects for a successful Chinese expansion strategy. This holding, identified by a Bridgeway model that included a strong valuation score, was the Fund’s top performer and contributor during the quarter.

www.bridgeway.com	96

Large-Cap Growth Fund MANAGER’S COMMENTARY (continued)

While some analysts expected IT companies to lead the domestic recovery as businesses upgrade outdated systems and processes, six related stocks were among the biggest drags on Fund performance. Combined, these holdings cost the Fund over a percent in return for the fiscal quarter.

These are the Fund’s ten worst-contributing stocks for the quarter ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	Gap, Inc. (The)	Specialty Retail	-0.3%
2	Google, Inc.	Internet Software & Services	-0.3%
3	JDS Uniphase Corp.	Communications Equipment	-0.2%
4	Lam Research Corp.	Semiconductors & Semiconductor Equipment	-0.2%
5	Cimarex Energy Co.	Oil, Gas & Consumable Fuels	-0.2%
6	SanDisk Corp.	Computers & Peripherals	-0.2%
7	Alpha Natural Resources, Inc.	Oil, Gas & Consumable Fuels	-0.2%
8	Akamai Technologies, Inc.	Internet Software & Services	-0.1%
9	First Solar, Inc.	Semiconductors & Semiconductor Equipment	-0.1%
10	Nabors Industries, Ltd.	Energy Equipment & Services	-0.1%

What happens when commodity prices rise and consumers are fearful of buying, due to the uncertain labor market? While Coach may have been somewhat immune, other retailers like Gap Inc., the largest US apparel chain, struggled mightily. In May, the company slashed its outlook for full-year earnings by over 20% as its climbing cost structure continued to pressure margins. Cotton prices have surged in recent months, and the once cheap labor in China is no longer quite as cheap as it was. Gap’s stock price dropped over 15% on the earnings forecast news, the biggest daily decline in a decade. Additionally, a key analyst downgraded the company and lowered the price target, while management announced its intent to close 200 stores across North America. Gap’s stock price plunged almost 20% during the quarter.

Detailed Explanation of Fiscal Year Performance

The Short Version: Surprisingly, Consumer Discretionary stocks dominated the best contributors list even in the slow economy, supporting the view that stock prices lead economic movements. Information Technology stocks had the biggest presence on the worst contributors list.

A surge in retail activity in the second half of 2010 propelled a number of Consumer Discretionary companies to solid results for the fiscal year. All told, four related companies made the best contributing stocks list for the 12-month period. Combined, they returned a whopping five percent to the Fund’s performance.

These are the Fund’s ten best-contributing stocks for the fiscal year ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	TRW Automotive Holdings Corp.	Auto Components	1.7%
2	Netflix, Inc.	Internet & Catalog Retail	1.6%
3	FMC Technologies, Inc.	Energy Equipment & Services	1.3%
4	Apple, Inc.	Computers & Peripherals	1.1%
5	Union Pacific Corp.	Road & Rail	1.1%
6	MetroPCS Communications, Inc.	Wireless Telecommunication Services	1.0%
7	Estee Lauder Cos., Inc.	Personal Products	1.0%
8	W.W. Grainger, Inc.	Trading Companies & Distributors	1.0%
9	Arrow Electronics, Inc.	Electronic Equipment, Instruments & Components	0.9%
10	Coach, Inc.	Textiles, Apparel & Luxury Goods	0.9%

97	Annual Report | June 30, 2011

Large-Cap Growth Fund MANAGER’S COMMENTARY (continued)

First, Blockbuster. Next, the cable companies? Netflix is the largest online movie rental subscription service in the United States, offering over 18,000 entertainment titles (movies, TV shows) delivered either via mail or streamed directly to users’ TVs or computers. Its business model was credited by some for the demise of one-time giant Blockbuster. Now, even cable companies are worried that their current subscribers may cancel (or downgrade) their services and simply use Netflix more. In May, Netflix inked an agreement with Miramax to add to its library of movies. In April, the company posted earnings and revenues that beat expectations, after reporting similarly strong results in January. A major analyst recently upgraded the stock and claimed that subscribers could hit 50 million by 2013 from 24 million currently. Late in the fiscal year, Netflix’s CEO joined Facebook’s board of directors, prompting speculation that some business relationship between the two companies may be in the works. For the 12-month period, Netflix stock more than doubled in price and was the second best contributor to the Fund.

As was the case for the most recent quarter, IT companies were among the biggest drags on Fund performance for the 12-month period as six related holdings made the worst contributors list. Combined, these stocks cost the Fund over a percent-and-a-half in performance; businesses were apparently not quite ready to invest in significant (and long overdue) hardware and systems expansion.

These are the Fund’s ten worst-contributing stocks for the fiscal year ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	Micron Technology, Inc.	Semiconductors & Semiconductor Equipment	-0.5%
2	Akamai Technologies ,Inc.	Internet Software & Services	-0.5%
3	Ford Motor Co.	Automobiles	-0.3%
4	ITT Educational Services, Inc.	Diversified Consumer Services	-0.3%
5	Hewlett-Packard Co.	Computers & Peripherals	-0.2%
6	Big Lots, Inc.	Multiline Retail	-0.2%
7	Alpha Natural Resources, Inc.	Oil, Gas & Consumable Fuels	-0.2%
8	Target Corp.	Multiline Retail	-0.1%
9	JDS Uniphase Corp.	Communications Equipment	-0.1%
10	Nabors Industries, Ltd	Energy Equipment & Services	-0.1%

Does the dramatic growth in tablets mean the end of the personal computer? Micron Technology certainly hopes not. While Apple’s iPad leads the way in the booming tablet business, PC sales have suffered, and chipmakers are definitely feeling the pinch. Micron focuses on producing memory chips for PCs, and it has struggled because of the changing industry dynamic. Further, some of its key smart-phone customers like Nokia and Research in Motion have also experienced competitive problems of their own. Sales have plunged over six percent year-over-year, and revenues have dropped significantly. Still, some analysts are hopeful. Micron remains an industry leader and maintains attractive margins as management has been able to reduce its cost structure. Recently, an industry analyst upgraded its rating to “outperform,” believing its declining stock price has moved too far. During the 12-month period, Micron’s share price dropped over 15%.

Top Ten Holdings as of June 30, 2011

Three of the Fund’s top contributors for the June 2011 quarter were also among the largest holdings at the end of the fiscal year: Netflix, Intel, and Coach. The Fund was well diversified across industries, although Investment Technology made up a sizable allocation (as was the case for the Russell 1000 Growth Index). Still, no single holding accounted for greater than 2.2% of the net assets. The ten largest positions represented less than twenty percent of the total assets of the Fund.

www.bridgeway.com	98

Large-Cap Growth Fund MANAGER’S COMMENTARY (continued)

Rank	Description	Industry	% of Net Assets
1	Netflix, Inc.	Internet & Catalog Retail	2.2%
2	Intel Corp.	Semiconductors & Semiconductor Equipment	2.1%
3	MetroPCS Communications, Inc.	Wireless Telecommunication Services	2.0%
4	Apple, Inc.	Computers & Peripherals	2.0%
5	priceline.com, Inc.	Internet & Catalog Retail	1.9%
6	International Business Machines Corp.	IT Services	1.8%
7	Coach, Inc.	Textiles, Apparel & Luxury Goods	1.8%
8	Southwestern Energy Co.	Oil, Gas & Consumable Fuels	1.7%
9	Atmel Corp.	Semiconductors & Semiconductor Equipment	1.7%
10	F5 Networks, Inc.	Communications Equipment	1.7%
	Total		18.9%

Industry Sector Representation as of June 30, 2011

The Fund was overweighted in Consumer Discretionary stocks by more than five percent, and it proved to be one of the best performing sectors for the quarter. Health Care and Consumer Staples were the most underweighted sectors.

	% of Net Assets	% of Russell 1000 Growth Index	Difference
Consumer Discretionary	19.3%	14.0%	5.3%
Consumer Staples	9.7%	11.8%	-2.1%
Energy	10.3%	11.6%	-1.3%
Financials	3.8%	4.0%	-0.2%
Health Care	8.5%	10.9%	-2.4%
Industrials	12.2%	13.5%	-1.3%
Information Technology	28.0%	27.0%	1.0%
Materials	5.8%	6.0%	-0.2%
Telecommunication Services	2.0%	1.1%	0.9%
Utilities	0.0%	0.1%	-0.1%
Cash & Other Assets	0.4%	0.0%	0.4%
Total	100.0%	100.0%

Disclaimer

The views expressed here are exclusively those of Fund management. These views, including those related to market sectors or individual stocks, are not meant as investment advice and should not be considered predictive in nature. Any favorable (or unfavorable) description of a holding applies only as of the quarter end, June 30, 2011, unless otherwise stated. Security positions can and do change thereafter. Discussions of historical performance do not guarantee and may not be indicative of future performance.

The Fund is subject to market risk (volatility) and is not an appropriate investment for short-term investors.

Conclusion

Thank you for your continued investment in Large-Cap Growth Fund. We encourage your feedback; your reactions and concerns are important to us.

Sincerely,

The Investment Management Team

99	Annual Report | June 30, 2011

Bridgeway Large-Cap Growth Fund SCHEDULE OF INVESTMENTS

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
COMMON STOCKS - 99.57%
	Aerospace & Defense - 2.99%
	Boeing Co. (The)	5,900	$436,187
	Lockheed Martin Corp.	7,200	582,984
	Northrop Grumman Corp.	10,500	728,175

			1,747,346

	Auto Components - 1.61%
	TRW Automotive Holdings Corp.*	16,000	944,480

	Automobiles - 0.76%
	Ford Motor Co.*	32,300	445,417

	Beverages - 3.80%
	Brown-Forman Corp., Class B	12,600	941,094
	Coca-Cola Enterprises, Inc.	20,200	589,436
	Dr. Pepper Snapple Group, Inc.	16,500	691,845

			2,222,375

	Capital Markets - 0.52%
	Franklin Resources, Inc.	2,300	301,967

	Chemicals - 1.26%
	Sherwin-Williams Co. (The)	8,800	738,056

Communications Equipment - 3.21%
	Cisco Systems, Inc.	29,000	452,690
	F5 Networks, Inc.*	9,000	992,250
	JDS Uniphase Corp.*	25,800	429,828

			1,874,768

Computers & Peripherals - 6.28%
	Apple, Inc.*	3,400	1,141,278
	Dell, Inc.*	36,700	611,789
	Hewlett-Packard Co.	14,200	516,880
	NetApp, Inc.*	9,800	517,244
	SanDisk Corp.*	21,400	888,100

			3,675,291

Containers & Packaging - 0.94%
	Crown Holdings, Inc.*	14,100	547,362

Diversified Financial Services - 0.96%
	Moody’s Corp.+	14,600	559,910

Electrical Equipment - 0.71%
	Thomas & Betts Corp.*	7,700	414,645

Electronic Equipment, Instruments & Components - 0.95%
	Arrow Electronics, Inc.*	13,400	556,100

Industry	Company	Shares	Value

Energy Equipment & Services - 2.66%
	Diamond Offshore Drilling, Inc.+	6,300	$443,583
	Halliburton Co.	17,400	887,400
	Nabors Industries, Ltd.*	9,100	224,224

			1,555,207

Food & Staples Retailing - 2.46%
	CVS Caremark Corp.	20,440	768,135
	Wal-Mart Stores, Inc.	12,600	669,564

			1,437,699

Health Care Equipment & Supplies - 3.11%
	Becton Dickinson & Co.	6,400	551,488
	CR Bard, Inc.	7,900	867,894
	Medtronic, Inc.	10,400	400,712

			1,820,094

Health Care Providers & Services - 3.80%
	AmerisourceBergen Corp.	21,400	885,960
	DaVita, Inc.*	6,800	588,948
	Quest Diagnostics, Inc.#	12,600	744,660

			2,219,568

Hotels, Restaurants & Leisure - 1.67%
	International Game Technology	23,800	418,404
	Wynn Resorts, Ltd.	3,900	559,806

			978,210

Household Products - 2.36%
	Colgate-Palmolive Co.	7,500	655,575
	Procter & Gamble Co. (The)	11,400	724,698

			1,380,273

Industrial Conglomerates - 3.43%
	3M Co.	7,800	739,830
	General Electric Co.	38,400	724,224
	Tyco International, Ltd.	11,000	543,730

			2,007,784

Insurance - 2.33%
	Aflac, Inc.	5,400	252,072
	Axis Capital Holdings, Ltd.	12,700	393,192
	Travelers Cos., Inc. (The)	12,300	718,074

			1,363,338

Internet & Catalog Retail - 4.13%
	Netflix, Inc.*+	4,900	1,287,181

www.bridgeway.com	100

Bridgeway Large-Cap Value Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Internet & Catalog Retail (continued)
	priceline.com, Inc.*	2,200	$1,126,246

			2,413,427

Internet Software & Services - 1.56%
	Google, Inc., Class A*	1,800	911,484

IT Services - 4.19%
	Cognizant Technology Solutions Corp., Class A*	3,600	264,024
	International Business Machines Corp.	6,300	1,080,765
	Mastercard, Inc., Class A	1,900	572,546
	Western Union Co. (The)	26,700	534,801

			2,452,136

Machinery - 1.34%
	Cummins, Inc.	7,600	786,524

Media - 2.31%
	Omnicom Group, Inc.	9,400	452,704
	Viacom, Inc., Class B	17,600	897,600

			1,350,304

Metals & Mining - 2.67%
	Alcoa, Inc.	26,700	423,462
	Freeport-McMoRan Copper & Gold, Inc.	16,400	867,560
	Newmont Mining Corp.	5,000	269,850

			1,560,872

Multiline Retail - 0.87%
	Target Corp.	10,900	511,319

Oil, Gas & Consumable Fuels - 7.67%
	Alpha Natural Resources, Inc.*	7,100	322,624
	Chevron Corp.	7,500	771,300
	Cimarex Energy Co.	4,200	377,664
	ConocoPhillips	5,900	443,621
	El Paso Corp.	15,500	313,100
	Exxon Mobil Corp.	6,800	553,384
	SM Energy Co.	4,200	308,616
	Southwestern Energy Co.*	23,700	1,016,256
	Williams Cos., Inc. (The)	12,500	378,125

			4,484,690

Paper & Forest Products - 0.94%
	International Paper Co.	18,400	548,688

Industry	Company	Shares	Value

Personal Products - 1.10%
	Estee Lauder Cos., Inc., Class A (The)	6,100	$641,659

Pharmaceuticals - 1.62%
	Bristol-Myers Squibb Co.	21,653	627,071
	Johnson & Johnson	4,800	319,296

			946,367

Road & Rail - 2.10%
	CSX Corp.	22,200	582,084
	Union Pacific Corp.	6,200	647,280

			1,229,364

Semiconductors & Semiconductor Equipment - 8.11%
	Altera Corp.	14,600	676,710
	Atmel Corp.*	71,600	1,007,412
	First Solar, Inc.*+	2,800	370,356
	Intel Corp.	54,200	1,201,072
	Lam Research Corp.*	9,000	398,520
	Linear Technology Corp.+	8,500	280,670
	Xilinx, Inc.	22,100	805,987

			4,740,727

Software - 3.67%
	Microsoft Corp.	23,600	613,600
	Oracle Corp.	24,900	819,459
	VMware, Inc., Class A*	7,100	711,633

			2,144,692

Specialty Retail - 6.07%
	Advance Auto Parts, Inc.	7,100	415,279
	AutoZone, Inc.*	2,000	589,700
	Bed Bath & Beyond, Inc.*	11,000	642,070
	Gap, Inc. (The)	33,500	606,350
	Limited Brands, Inc.	6,900	265,305
	Ross Stores, Inc.	9,400	753,128
	TJX Cos., Inc.	5,300	278,409

			3,550,241

Textiles, Apparel & Luxury Goods - 1.84%
	Coach, Inc.	16,800	1,074,024

Trading Companies & Distributors - 1.60%
	W.W. Grainger, Inc.	6,100	937,265

101	Annual Report | June 30, 2011

Bridgeway Large-Cap Growth Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company		Shares	Value
Common Stocks (continued)
Wireless Telecommunication Services - 1.97%
	MetroPCS Communications, Inc.*		66,900	$1,151,349

TOTAL COMMON STOCKS - 99.57%				58,225,022

(Cost $47,696,407)

		Rate^	Shares	Value
MONEY MARKET FUND - 0.44%
BlackRock FedFund		0.01%	258,125	258,125

TOTAL MONEY MARKET FUND - 0.44%				258,125

(Cost $258,125)

TOTAL INVESTMENTS - 100.01%				$58,483,147
(Cost $47,954,532)
Liabilities in Excess of Other Assets - (0.01%)				(5,613)

NET ASSETS - 100.00%				$58,477,534

*      Non-income producing security.

#      Securities, or a portion thereof, segregated to cover the Fund’s potential obligation under swap agreements. The total value of segregated assets is $744,660.

^     Rate disclosed as of June 30, 2011.

+     This security or a portion of the security is out on loan at June 30, 2011. Total loaned securities had a value of $2,941,700 at June 30, 2011.

Summary of inputs used to value the Fund’s investments as of 06/30/2011 are as follows (See Note 2 in Notes to Financial Statements):

	Valuation Inputs
	Investment in Securities (Value)
	Level 1 Quoted Prices	Level 2 Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Total

Common Stocks	$58,225,022	$—	$—	$58,225,022
Money Market Fund	—	258,125	—	258,125

TOTAL	$58,225,022	$258,125	$—	$58,483,147

Other Financial Instruments**
Swaps	$ —	$5,184	$—	$5,184

TOTAL	$ 1—	$5,184	$—	$5,184

**     Other financial instruments are derivative instruments not reflected in the Schedule of Investments, such as swap contracts, which are valued at the unrealized appreciation/depreciation on the investment.

See Notes to Financial Statements.

www.bridgeway.com	102

Large-Cap Value Fund MANAGER’S COMMENTARY

June 30, 2011

Dear Fellow Large-Cap Value Fund Shareholder,

Our Fund declined 0.41% in the quarter ended June 30, 2011, edging out our primary market benchmark, the Russell 1000 Value Index (-0.50%), but slightly trailing our peer benchmark, the Lipper Large-Cap Value Funds Index (-0.37%). It was a mixed quarter on a relative basis.

For the fiscal year ended June 30, 2011, our Fund returned 30.02%, beating both of our benchmarks, the Russell 1000 Value Index (+28.94%) and the Lipper Large-Cap Value Funds Index (+28.35%). We are pleased with these results and also the fact that we continue to lead the benchmarks over the longer five year and life-to-date time periods.

The table below presents our June quarter, one-year, five-year and life-to-date financial results according to the formula required by the SEC. See the next page for a graph of performance from inception to June 30, 2011.

	June Qtr. 4/1/11 to 6/30/11	1 Year 7/1/10 to 6/30/11	5 Year 7/1/06 to 6/30/11	Life-to-Date 10/31/03 to 6/30/11

Large-Cap Value Fund	-0.41%	30.02%	2.59%	6.90%
Russell 1000 Value Index	-0.50%	28.94%	1.15%	5.56%
Lipper Large-Cap Value Funds Index	-0.37%	28.35%	1.71%	5.01%

Performance figures quoted in the table above and graph below represent past performance and are no guarantee of future results. The table above and the graph below do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

The Russell 1000 Value Index is an unmanaged index that consists of stocks in the Russell 1000 Index with lower price-to-book ratios and lower forecasted growth values with dividends reinvested. The Lipper Large-Cap Value Funds Index is an index of large-company, value-oriented funds compiled by Lipper, Inc. It is not possible to invest directly in an index. Periods longer than one year are annualized.

According to data from Lipper, Inc. as of June 30, 2011, Large-Cap Value Fund ranked 166th of 291 large-cap value funds for the twelve-month period ended June 30, 2011, 59th of 210 over the last five years and 46th of 156 such funds since inception in October, 2003. Lipper, Inc. is an independent mutual fund rating service that ranks funds in various fund categories by making comparative calculations using total returns.

103	Annual Report | June 30, 2011

Large-Cap Value Fund MANAGER’S COMMENTARY (continued)

Large-Cap Value Fund vs. Russell 1000 Value Index & Lipper Large-Cap Value Funds Index from Inception 10/31/03 to 6/30/11

Detailed Explanation of Quarterly Performance

The Short Version: The Health Care sector had a very strong showing on the best contributors list, while the Financial sector struggled heavily.

So far, new governmental regulations on health care have not killed business or the insurance industry. Four of the top 10 contributors to the Fund came from the Health Care sector. Combined, they added over half-a-percent to overall performance during the quarter.

These are the Fund’s ten best-contributing stocks for the quarter ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	UnitedHealth Group, Inc.	Health Care Providers & Services	0.2%
2	Aetna, Inc.	Health Care Providers & Services	0.2%
3	McKesson Corp.	Health Care Providers & Services	0.2%
4	Northrop Grumman Corp.	Aerospace & Defense	0.2%
5	L-3 Communications Holdings, Inc.	Aerospace & Defense	0.1%
6	VF Corp.	Textiles, Apparel & Luxury Goods	0.1%
7	CVS Caremark Corp.	Food & Staples Retailing	0.1%
8	Union Pacific Corp.	Road & Rail	0.1%
9	WellPoint, Inc.	Health Care Providers & Services	0.1%
10	Dr. Pepper Snapple Group, Inc.	Beverages	0.1%

UnitedHealth Group, the nation’s largest health insurer, was the Fund’s top contributor over the past three months, and its stock price jumped almost 15% during the quarter. Its recent earnings soared beyond analysts’ forecasts on better-than-expected revenue growth. In a show of confidence for shareholders, the company raised its dividend by 30% and also announced a new share buyback program. Recently, a key industry analyst raised the price target for UnitedHealth as the uncertainty in the industry seems to be subsiding despite ongoing political rhetoric.

So much for the rebound in the financial sector. With the recovery slowing and the Fed ending its latest QE2 stimulus, four financial services companies made the worst contributors list this past quarter. Combined, these holdings cost the Fund over half-a-percent in return.

www.bridgeway.com	104

Large-Cap Value Fund MANAGER’S COMMENTARY (continued)

These are the Fund’s ten worst-contributing stocks for the quarter ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	Micron Technology, Inc.	Semiconductors & Semiconductor Equipment	-0.5%
2	Wells Fargo & Co.	Commercial Banks	-0.2%
3	Gap, Inc. (The)	Specialty Retail	-0.2%
4	Unit Corp.	Energy Equipment & Services	-0.2%
5	Vishay Intertechnology, Inc.	Electronic Equipment, Instruments & Components	-0.2%
6	Chesapeake Energy Corp.	Oil, Gas & Consumable Fuels	-0.2%
7	Morgan Stanley	Capital Markets	-0.2%
8	Aflac, Inc.	Insurance	-0.2%
9	Berkshire Hathaway, Inc.	Insurance	-0.1%
10	Valero Energy Corp.	Oil, Gas & Consumable Fuels	-0.1%

What happens when commodity prices rise and consumers are fearful of buying, due to the uncertain labor market? While Coach may have been somewhat immune, other retailers like Gap Inc., the largest US apparel chain, struggled mightily. In May, the company slashed its outlook for full-year earnings by over 20% as its climbing cost structure continued to pressure margins. Cotton prices have surged in recent months, and the once cheap labor in China is no longer quite as cheap as it was. Gap’s stock price dropped over 15% on the earnings forecast news, the biggest daily decline in a decade. Additionally, a key analyst downgraded the company and lowered the price target, while management announced its intent to close 200 stores across North America. Gap’s stock price plunged almost 20% during the quarter.

Detailed Explanation of Fiscal Year Performance

The Short Version: The best and worst contributors lists were very diversified, with six sectors making the best contributors list.

The strong performance of the past 12 months was broad based; contributions came from virtually all areas of the economy. In fact, six different sectors were represented on the list of top contributors, with energy in two of the top three spots. Two holdings actually doubled in price during the fiscal year.

These are the Fund’s ten best-contributing stocks for the fiscal year ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	National Oilwell Varco, Inc.	Energy Equipment & Services	1.7%
2	Chevron Corp.	Oil, Gas & Consumable Fuels	1.3%
3	TRW Automotive Holdings Corp.	Auto Components	1.2%
4	E.I. du Pont de Nemours & Co.	Chemicals	1.1%
5	Pfizer, Inc.	Pharmaceuticals	1.1%
6	AT&T, Inc.	Diversified Telecommunication Services	1.0%
7	Ford Motor Co.	Automobiles	1.0%
8	ConocoPhillips	Oil, Gas & Consumable Fuels	1.0%
9	Union Pacific Corp.	Road & Rail	0.9%
10	Exxon Mobil Corp.	Oil, Gas & Consumable Fuels	0.9%

National Oilwell Varco manufactures products and develops systems for use in oil and gas drilling. Over the past year, deep-water drilling has become the most viable option for exploration opportunities. National Oilwell provides key equipment to this growing fleet of rigs. While the company posted somewhat disappointing earnings in April that sent its stock lower, some analysts found value in the fine print of the report. For one, it experienced solid inbound order growth and looked primed to continue benefiting from enhanced offshore activity. Its share price more than doubled during the 12-month period; the holding was the top contributor to the Fund’s performance.

Four sectors were represented on this list of Fund worst performers, proving that even in strong years, laggards will exist in virtually every industry. Five Financial holdings highlighted the worst contributors list for the fiscal year.

105	Annual Report | June 30, 2011

Large-Cap Value Fund MANAGER’S COMMENTARY (continued)

These are the Fund’s ten worst-contributing stocks for the fiscal year ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	Morgan Stanley	Capital Markets	-0.2%
2	Nabors Industries, Ltd.	Energy Equipment & Services	-0.1%
3	American International Group, Inc.	Insurance	-0.1%
4	Valero Energy Corp.	Oil, Gas & Consumable Fuels	-0.1%
5	PartnerRe, Ltd.	Insurance	-0.1%
6	Alcoa, Inc.	Metals & Mining	-0.1%
7	Axis Capital Holdings, Ltd.	Insurance	-0.1%
8	Xerox Corp.	Office Electronics	-0.1%
9	Tyco International, Ltd.	Industrial Conglomerates	-0.1%
10	Ameriprise Financial, Inc.	Capital Markets	-0.1%

After completing its acquisition of Superior Well Services in September 2010, land rig contractor Nabors Industries had been flying high with its enhanced exposure to the growing domestic onshore drilling market. Its stock price even hit a 52-week high before the April 2011 earnings release, when the company reported higher profits and revenues that grew by over 50 percent. However, both numbers came in slightly below expectations. Management pointed to severe weather that prompted operations to slow in certain regions of the US, as well as political unrest in Yemen and Oman that caused further disruptions overseas. In June, the company lowered its forecast for second quarter earnings, citing similar concerns. Drilling conditions have improved in the Gulf of Mexico since the BP accident, even though issuance of permits remains slower than desired. Nabors’ stock has plummeted since the earnings news; the holding was the second poorest contributor to the Fund’s performance.

Top Ten Holdings as of June 30, 2011

Only one of the Fund’s top contributors for the June 2011 quarter was also among the largest holdings at the end of the fiscal year: Union Pacific. The Fund was well diversified across industries, though financials made up a sizable portion of the Fund as well as of the Russell 1000 Value Index. Still, no single holding accounted for greater than 2.6% of the net assets. The ten largest positions represented less than 20% of the total assets of the Fund.

Rank	Description	Industry	% of Net Assets
1	Chevron Corp.	Oil, Gas & Consumable Fuels	2.6%
2	Exxon Mobil Corp.	Oil, Gas & Consumable Fuels	2.2%
3	Union Pacific Corp.	Road & Rail	2.1%
4	Pfizer, Inc.	Pharmaceuticals	2.0%
5	AT&T, Inc.	Diversified Telecommunications Services	2.0%
6	Wells Fargo & Co.	Commercial Banks	1.9%
7	Berkshire Hathaway, Inc.	Insurance	1.8%
8	Chubb Corp.	Insurance	1.7%
9	AvalonBay Communities, Inc.	Real Estate Investment Trusts (REITs)	1.7%
10	ConocoPhillips	Oil, Gas & Consumable Fuels	1.7%
	Total		19.7%

www.bridgeway.com	106

Large-Cap Value Fund MANAGER’S COMMENTARY (continued)

Industry Sector Representation as of June 30, 2011

Financial stocks made up more than one fourth of the Fund assets at the end of the June quarter, and our picks in that sector helped our relative performance by more than half a percent. The largest underweighting was in Utility stocks, which was a strong performing sector in the quarter.

	% of Net Assets	% of Russell 1000 Value Index	Difference
Consumer Discretionary	8.4%	9.0%	-0.6%
Consumer Staples	10.7%	7.2%	3.5%
Energy	10.7%	12.4%	-1.7%
Financials	26.0%	26.7%	-0.7%
Health Care	13.7%	12.3%	1.4%
Industrials	10.7%	9.4%	1.3%
Information Technology	8.5%	8.6%	-0.1%
Materials	4.5%	2.9%	1.6%
Telecommunication Services	3.4%	4.7%	-1.3%
Utilities	3.2%	6.8%	-3.6%
Cash & Other Assets	0.2%	0.0%	0.2%
Total	100.0%	100.0%

Disclaimer

The views expressed here are exclusively those of Fund management. These views, including those related to market sectors or individual stocks, are not meant as investment advice and should not be considered predictive in nature. Any favorable (or unfavorable) description of a holding applies only as of the quarter end, June 30, 2011, unless otherwise stated. Security positions can and do change thereafter. Discussions of historical performance do not guarantee and may not indicative of future performance.

The Fund is subject to market risk (volatility) and is not an appropriate investment for short-term investors.

Conclusion

Thank you for your continued investment in Large-Cap Value Fund. We encourage your feedback; your reactions and concerns are important to us.

Sincerely,

The Investment Management Team

107	Annual Report | June 30, 2011

Bridgeway Large-Cap Value Fund SCHEDULE OF INVESTMENTS

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
COMMON STOCKS - 99.52%
Aerospace & Defense - 5.57%
	L-3 Communications
	Holdings, Inc.	4,300	$376,035
	Lockheed Martin Corp.	5,600	453,432
	Northrop Grumman Corp.	6,100	423,035
	Raytheon Co.	8,000	398,800

			1,651,302

Auto Components - 1.45%
	TRW Automotive Holdings Corp.*	7,300	430,919

Beverages - 2.85%
	Brown-Forman Corp., Class B	4,600	343,574
	Coca-Cola Enterprises, Inc.	7,000	204,260
	Dr. Pepper Snapple Group, Inc.	7,100	297,703

			845,537

Biotechnology - 1.08%
	Biogen Idec, Inc.*	3,000	320,760

Capital Markets - 1.66%
	Ameriprise Financial, Inc.	4,500	259,560
	Morgan Stanley	10,100	232,401

			491,961

Chemicals - 2.56%
	E.I. du Pont de Nemours & Co.	8,000	432,400
	Sherwin-Williams Co. (The)	3,900	327,093

			759,493

Commercial Banks - 4.45%
	City National Corp.	2,400	130,200
	M&T Bank Corp.+	3,700	325,415
	U.S. Bancorp	11,700	298,467
	Wells Fargo & Co.	20,100	564,006

			1,318,088

Computers & Peripherals - 1.83%
	Dell, Inc.*	18,100	301,727
	SanDisk Corp.*	5,800	240,700

			542,427

Construction & Engineering - 1.03%
	URS Corp.*	6,800	304,232

Consumer Finance - 2.06%
	Capital One Financial Corp.	5,900	304,853
	Discover Financial Services	11,400	304,950

			609,803

Industry	Company	Shares	Value

Diversified Financial Services - 1.18%
	CME Group, Inc.	1,200	$349,908

Diversified Telecommunication Services - 1.95%
	AT&T, Inc.	18,449	579,483

Electric Utilities - 3.16%
	American Electric Power Co., Inc.	8,100	305,208
	Duke Energy Corp.	17,400	327,642
	Southern Co.	7,550	304,869

			937,719

Electronic Equipment, Instruments & Components - 2.05%
	Arrow Electronics, Inc.*	7,500	311,250
	Vishay Intertechnology, Inc.*	19,800	297,792

			609,042

Energy Equipment & Services - 1.29%
	Nabors Industries, Ltd.*	4,700	115,808
	National Oilwell Varco, Inc.	3,400	265,914

			381,722

Food & Staples Retailing - 3.57%
	CVS Caremark Corp.	11,480	431,418
	Safeway, Inc.	13,000	303,810
	Wal-Mart Stores, Inc.	6,100	324,154

			1,059,382

Food Products - 0.86%
	Campbell Soup Co.	7,400	255,670

Health Care Providers & Services - 8.15%
	Aetna, Inc.	8,000	352,720
	AmerisourceBergen Corp.	6,800	281,520
	CIGNA Corp.	4,900	252,007
	McKesson Corp.	5,200	434,980
	Quest Diagnostics, Inc.	5,400	319,140
	UnitedHealth Group, Inc.	8,800	453,904
	WellPoint, Inc.	4,100	322,957

			2,417,228

Household Products - 3.35%
	Colgate-Palmolive Co.	4,300	375,863
	Kimberly-Clark Corp.	4,300	286,208
	Procter & Gamble Co. (The)	5,200	330,564

			992,635

Industrial Conglomerates - 1.98%
	General Electric Co.	16,400	309,304
	Tyco International, Ltd.	5,600	276,808

			586,112

www.bridgeway.com	108

Bridgeway Large-Cap Value Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
	Insurance - 10.99%
	Aflac, Inc.	7,300	$340,764
	American International Group, Inc.*	4,700	137,804
	Axis Capital Holdings, Ltd.	3,900	120,744
	Berkshire Hathaway, Inc., Class B*	6,700	518,513
	Chubb Corp.	8,000	500,880
	Everest Re Group, Ltd.	1,600	130,800
	Loews Corp.	7,100	298,839
	PartnerRe, Ltd.	1,700	117,045
	Prudential Financial, Inc.	7,600	483,284
	Reinsurance Group of America, Inc.	3,500	213,010
	Travelers Cos., Inc. (The)	6,800	396,984

			3,258,667

	IT Services - 0.72%
	Fidelity National Information
	Services, Inc.	6,900	212,451

	Media - 3.90%
	DIRECTV, Class A*	6,200	315,084
	Omnicom Group, Inc.	4,800	231,168
	Time Warner, Inc.	8,466	307,909
	Walt Disney Co. (The)	7,700	300,608

			1,154,769

	Metals & Mining - 0.88%
	Alcoa, Inc.	16,500	261,690

	Multiline Retail - 0.97%
	Target Corp.	6,100	286,151

	Oil, Gas & Consumable Fuels - 9.37%
	Chesapeake Energy Corp.	11,400	338,466
	Chevron Corp.	7,514	772,740
	ConocoPhillips	6,600	496,254
	Exxon Mobil Corp.	8,100	659,178
	Hess Corp.	1,700	127,092
	Valero Energy Corp.	9,700	248,029
	Williams Cos., Inc. (The)	4,500	136,125

			2,777,884

	Paper & Forest Products - 1.02%
	International Paper Co.	10,100	301,182

	Pharmaceuticals - 4.41%
	Bristol-Myers Squibb Co.	12,172	352,501
	Merck & Co., Inc.	10,100	356,429
	Pfizer, Inc.	29,100	599,460

			1,308,390

Industry	Company	Shares	Value

Real Estate Investment Trusts (REITs) - 4.83%
	AvalonBay Communities, Inc.	3,900	$500,760
	CommonWealth REIT	5,100	131,784
	HCP, Inc.	10,165	372,954
	Ventas, Inc.	8,100	426,951

			1,432,449

Road & Rail - 2.08%
	Union Pacific Corp.	5,900	615,960

Semiconductors & Semiconductor Equipment - 3.00%
	Atmel Corp.*	21,200	298,284
	Intel Corp.	13,500	299,160
	Micron Technology, Inc.*	39,100	292,468

			889,912

Software - 0.91%
	Microsoft Corp.#	10,400	270,400

Specialty Retail - 0.90%
	Gap, Inc. (The)	14,700	266,070

Textiles, Apparel & Luxury Goods - 1.21%
	VF Corp.	3,300	358,248

Thrifts & Mortgage Finance -0.78%
	New York Community Bancorp, Inc.	15,400	230,846

Wireless Telecommunication Services - 1.47%
	MetroPCS Communications, Inc.*	25,400	437,134

TOTAL COMMON STOCKS - 99.52%			29,505,626

(Cost $23,125,107)

	Rate^	Shares	Value
MONEY MARKET FUND - 2.35%
BlackRock FedFund	0.01%	697,039	697,039

TOTAL MONEY MARKET FUND - 2.35%			697,039

(Cost $697,039)

109	Annual Report | June 30, 2011

Bridgeway Large-Cap Value Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Value
TOTAL INVESTMENTS - 101.87% (Cost $23,822,146)	$30,202,665
Liabilities in Excess of Other Assets - (1.87%)	(555,370)

NET ASSETS - 100.00%	$29,647,295

*   Non-income producing security.

#  Securities, or a portion thereof, segregated to cover the Fund’s potential obligation under swap agreements. The total value of segregated assets is $270,400.

^  Rate disclosed as of June 30, 2011.

+  This security or a portion of the security is out on loan at June 30, 2011. Total loaned securities had a value of $325,415 at June 30, 2011.

Summary of inputs used to value the Fund’s investments as of 06/30/2011 are as follows (See Note 2 in Notes to Financial Statements):

	Valuation Inputs
	Investment in Securities (Value)
	Level 1 Quoted Prices	Level 2 Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Total

Common Stocks	$29,505,626	$—	$—	$29,505,626

Money Market Fund	—	697,039	—	697,039

TOTAL	$29,505,626	$697,039	$—	$30,202,665

See Notes to Financial Statements.

www.bridgeway.com	110

Blue Chip 35 Index Fund MANAGER’S COMMENTARY

June 30, 2011

Dear Fellow Blue Chip 35 Index Fund Shareholder,

For the quarter ending June 30, 2011, our Fund depreciated 0.26%, underperforming our primary market benchmark, the S&P 500 Index (+0.10%) and our peer benchmark, the Lipper Large-Cap Core Funds Index (+0.14%). Our Fund outperformed the index of the most similar sized companies, the Russell Top 50 Index (-0.56%), and the Bridgeway Ultra-Large 35 Index (-0.35%). We expect to underperform our primary market benchmark about half the time in periods where smaller and mid-size companies outperform larger ones. Details of this “size effect” are shown in the table on the next page. We are pleased to beat the Russell Top 50 Index in this type of market.

For the fiscal year ending June 30, 2011, our Fund returned 25.10%, trailing our primary market benchmark, the S&P 500 Index (+30.69%), our peer benchmark, the Lipper Large-Cap Core Funds Index (+28.64%), the Russell Top 50 Index (+25.66%) and the Bridgeway Ultra-Large 35 Index (+25.17%). This was an environment classically less favorable to our Fund: a strong up market led by small and mid-size companies. Relative to the S&P 500 Index, the mid-size companies of the S&P 500 had a huge performance advantage, as demonstrated in the second column of numbers on the next page. Relative to the Russell Top 50 Index, a market cap weighted index of companies of similar size to our Fund, our “roughly equal weighting strategy” swims upstream in the momentum leaning environment of the last fiscal year. Our strategy tends to shine more in large cap dominated markets and “choppy” markets, in which we expect our roughly equal weighting to shine.

The table below presents our June quarter, one-year, five-year, ten-year and life-to-date financial results according to the formula required by the SEC. See the next page for a graph of performance from inception.

	June Qtr. 4/1/11 to 6/30/11	1 Year 7/1/10 to 6/30/11	5 Year 7/1/06 to 6/30/11	10 Year 7/1/01 to 6/30/11	Life-to-Date 7/31/97 to 06/30/11

Blue Chip 35 Index Fund	-0.26%	25.10%	3.03%	2.15%	4.45%
S&P 500 Index	0.10%	30.69%	2.94%	2.72%	4.17%
Russell Top 50 Index	-0.56%	25.66%	2.18%	0.68%	NA
Bridgeway Ultra-Large 35 Index	-0.35%	25.17%	3.16%	2.42%	4.60%
Lipper Large-Cap Core Funds Index	0.14%	28.64%	2.54%	2.11%	3.53%

Performance figures quoted in the table above and graph below represent past performance and are no guarantee of future results. Total return figures in the table above include the reinvestment of dividends and capital gains. The table above and the graph below do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

The S&P 500 Index is a broad-based, unmanaged measurement of changes in stock market conditions, based on the average of 500 widely held common stocks with dividends reinvested. The Russell Top 50 Index measures the performance of the largest companies in the Russell 3000 Index. It includes 50 of the largest securities, based on a combination of their market cap and current index membership, and represents approximately 40% of the total market capitalization of the Russell 3000 Index. The Bridgeway Ultra-Large 35 Index is an index comprised of very large, “blue chip” U.S. stocks, excluding tobacco; it is compiled by the adviser of the Fund. The Lipper Large-Cap Core Funds Index reflects the aggregate record of domestic large-cap core mutual funds as reported by Lipper, Inc. It is not possible to invest directly in an index. Periods longer than one year are annualized.

According to data from Lipper, Inc. as of June 30, 2011, Blue-Chip 35 Index Fund ranked 929th of 1,072 large-cap core funds for the twelve months ending June 30, 2011, 303rd of 815 over the last five years, 294th of 491 over the last ten years, and 95th of 270 since inception in July 1997. Lipper, Inc. is an independent mutual fund rating service that ranks funds in various fund categories by making comparative calculations using total returns.

111	Annual Report | June 30, 2011

Blue Chip 35 Index Fund MANAGER’S COMMENTARY (continued)

Blue Chip 35 Index Fund vs. S&P 500 Index, Russell Top 50 Index*, Bridgeway Ultra-Large 35 Index & Lipper Large-Cap Core Funds Index from Inception 7/31/97 to 6/30/11

*	The Russell Top 50 Index began on12/31/2001, and the line graph for the Index begins at the same value as the Fund on that date.

Quarterly and Fiscal Year Performance by Company Size:

The Short Version: Mid-cap size dominance and a very strong market created a considerable headwind in our fiscal year ending June 30, 2011.

As demonstrated in the table below, ultra-large stocks were the performance anomaly for the quarter ended June 30, 2011. The other nine categories were almost in rank order, with smaller companies performing more poorly. Unfortunately for our Fund, the largest company category lagged its nearby large brethren (deciles 2 and 3), presenting some headwind relative to our primary market and peer benchmarks. Specifically, this explains why we underperformed the S&P 500 Index, which is made up of the three largest deciles of stocks.

Mid-cap stocks were dominant in the fiscal year ended June 30, 2011, with ultra-large, and ultra-small stocks lagging by a considerable margin. Ultra-large stocks trailed the second largest decile of stocks by a whopping eight percent for the year. This is very unusual and created a performance challenge for our Fund.

CRSP Decile[1]	Three Month 4/1/11 to 6/30/11	1 Year 7/1/10 to 6/30/11	5 Years 7/1/06 to 6/30/11	10 Years 7/1/01 to 6/30/11	85.5 Years 1/1/1926 to 6/30/11
1 (ultra-large)	-0.36%	28.14%	2.74%	1.80%	9.11%
2	1.55%	36.13%	4.74%	6.40%	10.52%
3	0.32%	43.42%	5.97%	7.10%	10.96%
4	0.47%	39.97%	6.92%	8.56%	10.92%
5	-0.70%	44.83%	9.18%	9.25%	11.49%
6	-0.48%	40.35%	5.98%	7.26%	11.41%
7	-1.63%	41.92%	6.62%	8.30%	11.41%
8	-2.97%	36.15%	6.85%	9.17%	11.61%
9	-3.01%	35.10%	5.51%	8.74%	11.65%
10 (ultra-small)	-3.95%	25.64%	4.13%	12.70%	13.20%

[1]

The CRSP Cap-Based Portfolio Indexes are unmanaged indexes of the publicly traded U.S. stocks with dividends reinvested, grouped by market capitalization, as reported by the Center for Research in Security Prices. Past performance is no guarantee of future results.

www.bridgeway.com	112

Blue Chip 35 Index Fund MANAGER’S COMMENTARY (continued)

Fiscal Year Performance

The Short Version: Energy companies were the biggest contributors to Fund performance, while the Financials sector led the worst contributors list.

Over the course of the fiscal year, crude oil prices surged from the low $70s to the mid $90s before the U.S. tapped into its strategic reserve late in the period. Based on the price movement alone, the major oil producers and other related energy companies reaped tremendous benefits to their bottom lines and performed very well during the 12-month period. Three energy companies were among the top five Fund contributors. Combined, they added over four-and-a-half percent to overall performance.

In the aftermath of the recession, banks began the long road to recovery in a stricter regulatory environment. Yet the mortgage debacle left many remnants as banks are making charges to earnings, settling lawsuits, and the sluggish housing sector and weak labor market continue to hinder consumer activity. Four financials were among the worst contributors to the Fund’s performance.

Here’s the full list of our companies:

Rank	Company	Industry	% Contribution to Return
1	Schlumberger, Ltd.	Energy Equipment & Services	1.8%
2	Apple, Inc.	Computers & Peripherals	1.7%
3	ConocoPhillips	Oil, Gas & Consumable Fuels	1.6%
4	Oracle Corp.	Software	1.5%
5	Chevron Corp.	Oil, Gas & Consumable Fuels	1.4%
6	Verizon Communications, Inc.	Diversified Telecommunication Services	1.2%
7	Pfizer, Inc.	Pharmaceuticals	1.1%
8	United Technologies Corp.	Aerospace & Defense	1.1%
9	International Business Machines Corp.	IT Services	1.0%
10	Coca-Cola Co. (The)	Beverages	1.0%
11	Exxon Mobil Corp.	Oil, Gas & Consumable Fuels	1.0%
12	McDonald’s Corp.	Hotels, Restaurants & Leisure	0.9%
13	Occidental Petroleum Corp.	Oil, Gas & Consumable Fuels	0.9%
14	United Parcel Service, Inc.	Air Freight & Logistics	0.9%
15	AT&T, Inc.	Diversified Telecommunication Services	0.9%
16	Monsanto Co.	Chemicals	0.9%
17	General Electric Co.	Industrial Conglomerates	0.8%
18	3M Co.	Industrial Conglomerates	0.7%
19	CVS Caremark Corp.	Food & Staples Retailing	0.7%
20	PepsiCo, Inc.	Beverages	0.5%
21	Visa, Inc.	IT Services	0.5%
22	Abbott Laboratories	Pharmaceuticals	0.5%
23	Johnson & Johnson	Pharmaceuticals	0.5%
24	Microsoft Corp.	Software	0.5%
25	Intel Corp.	Semiconductors & Semiconductor Equipment	0.5%
26	JPMorgan Chase & Co.	Diversified Financials Services	0.4%
27	Google, Inc.	Internet Software & Services	0.4%
28	Wal-Mart Stores, Inc.	Food & Staples Retailing	0.4%
29	Wells Fargo & Co.	Commercial Banks	0.3%
30	Procter & Gamble Co. (The)	Household Products	0.3%
31	Goldman Sachs Group, Inc. (The)	Capital Markets	0.2%
32	Merck & Co., Inc.	Pharmaceuticals	0.1%
33	Frontier Communications Corp.*	Diversified Telecommunication Services	0.1%

113	Annual Report | June 30, 2011

Blue Chip 35 Index Fund MANAGER’S COMMENTARY (continued)

Rank	Company	Industry	% Contribution to Return
34	Berkshire Hathaway, Inc.	Insurance	0.0%
35	Hewlett-Packard Co.	Computers & Peripherals	-0.5%
36	Bank of America Corp.	Diversified Financials Services	-0.8%
37	Cisco Systems, Inc.	Communications Equipment	-0.8%

*	Spinoff from Verizon Communications, Inc.

What Worked

Over the course of the fiscal year, crude oil prices surged from the low $70s to the mid $90s and even pushed above $110/ barrel before the US tapped into its strategic reserve late in the period. Based on the price movement alone, the major oil producers reaped tremendous benefits to their bottom lines. Chevron is one such company; its share price surged over 50% during the fiscal year on higher oil prices and strong refining margins. The political unrest in the Middle East raised concerns about global supply issues, especially as emerging economies continue to grow, thus boosting demand. Chevron has continued to post solid earnings and revenues in recent quarters, and analysts expect more of the same in the periods to follow. In fact, 11 of 20 analysts recently raised estimates for 2011, and 12 out of 19 did the same for 2012. Management has improved margins through aggressive cost-cutting moves and made strategic decisions to focus on its more profitable markets. Earlier in the period, Chevron raised its dividend by over 8%, a nice vote of confidence for its shareholders. The holding contributed over one-and-a-quarter-percent to the return of the Fund over the 12-month period.

What Didn’t Work

When Bank of America bought leading mortgage lender Countrywide Mortgage for a mere $4 billion in 2008, many analysts and investors believed it to be a no-lose situation. After all, the major money center bank was paying only about one-third of Countrywide’s book value and should have had more than enough cushion should any fallout from bad loans occur down the road. However, in late June 2011, Bank of America agreed to an $8.5 billion settlement with a group of institutional investors and will be taking a $20+ billion charge to its second quarter earnings because of bad mortgage-backed securities. While Bank of America believes it is moving closer to putting the memories of the bad deal behind it, analysts point out that it has made similar claims in the past. In fact, in January, the bank settled with Fannie Mae and Freddie Mac over bad loans to the tune of $2.8 billion, hoping the worst had ended. Needless to say, Bank of America lowered its earnings estimates for the second quarter, and many analysts have reduced their price targets. However, within the fine print of the bank’s warning, management mentioned that sales and trading results for the quarter would most likely exceed those of last year. For the fiscal year, Bank of America lost over 20% and was the Fund’s second biggest hindrance to Fund performance.

Industry Sector Representation as of June 30, 2011

The Information Technology sector made up over a quarter of the Fund and was also the most overweighted sector. The most underweighted sector was Consumer Discretionary, which made up only three percent of the Fund.

	% of Net Assets	% of S&P 500 Index	Difference
Consumer Discretionary	3.0%	10.7%	-7.7%
Consumer Staples	13.9%	10.7%	3.2%
Energy	13.6%	12.6%	1.0%
Financials	13.4%	15.0%	-1.6%
Health Care	11.2%	11.7%	-0.5%
Industrials	10.8%	11.3%	-0.5%
Information Technology	25.9%	17.8%	8.1%
Materials	2.7%	3.7%	-1.0%
Telecommunication Services	5.4%	3.1%	2.3%
Utilities	0.0%	3.4%	-3.4%
Cash & Other Assets	0.1%	0.0%	0.1%
Total	100.0%	100.0%

www.bridgeway.com	114

Blue Chip 35 Index Fund MANAGER’S COMMENTARY (continued)

Disclaimer

The views expressed here are exclusively those of Fund management. These views, including those of market sectors or individual stocks, are not meant as investment advice and should not be considered predictive in nature. Any favorable (or unfavorable) description of a holding applies only as of the quarter end, June 30, 2011, unless otherwise stated. Security positions can and do change thereafter. Discussions of historical performance do not guarantee and are not indicative of future performance.

The Fund is subject to significant market risk (volatility) and is not an appropriate investment for short-term investors.

Conclusion

Thank you for your continued investment in Blue Chip 35 Index Fund. We encourage your feedback; your reactions and concerns are important to us.

Sincerely,

The Investment Management Team

115	Annual Report | June 30, 2011

Bridgeway Blue Chip 35 Index Fund SCHEDULE OF INVESTMENTS

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
COMMON STOCKS - 100.11%
Aerospace & Defense - 2.72%
	United Technologies Corp.	101,780	$9,008,548

Air Freight & Logistics - 2.76%
	United Parcel Service, Inc., Class B	125,263	9,135,430

Beverages - 5.72%
	Coca-Cola Co. (The)	134,057	9,020,696
	PepsiCo, Inc.	141,350	9,955,280

			18,975,976

Capital Markets - 2.68%
	Goldman Sachs Group, Inc. (The)	66,700	8,877,103

Chemicals - 2.72%
	Monsanto Co.	124,550	9,034,857

Commercial Banks - 2.61%
	Wells Fargo & Co.	308,759	8,663,777

Communications Equipment - 2.73%
	Cisco Systems, Inc.	579,108	9,039,876

Computers & Peripherals - 6.07%
	Apple, Inc.*	33,300	11,177,811
	Hewlett-Packard Co.	246,200	8,961,680

			20,139,491

Diversified Financial Services - 5.36%
	Bank of America Corp.	809,508	8,872,208
	JPMorgan Chase & Co.	217,195	8,891,963

			17,764,171

Diversified Telecommunication Services - 5.44%
	AT&T, Inc.	286,925	9,012,314
	Verizon Communications, Inc.	242,089	9,012,974

			18,025,288

Energy Equipment & Services - 2.73%
	Schlumberger, Ltd.	104,800	9,054,720

Food & Staples Retailing - 5.47%
	CVS Caremark Corp.	241,000	9,056,780
	Wal-Mart Stores, Inc.	170,919	9,082,636

			18,139,416

Hotels, Restaurants & Leisure - 3.00%
	McDonald’s Corp.	118,100	9,958,192

Industry	Company	Shares	Value

Household Products - 2.73%
	Procter & Gamble Co. (The)	142,126	$9,034,950

Industrial Conglomerates - 5.36%
	3M Co.	94,900	9,001,265
	General Electric Co.	465,143	8,772,597

			17,773,862

Insurance - 2.72%
	Berkshire Hathaway, Inc., Class B*	116,550	9,019,804

Internet Software & Services - 2.68%
	Google, Inc., Class A*	17,570	8,897,097

IT Services - 6.03%
	International Business Machines Corp.	56,567	9,704,069
	Visa, Inc., Class A	122,200	10,296,572

			20,000,641

Oil, Gas & Consumable Fuels - 10.94%
	Chevron Corp.	87,895	9,039,122
	ConocoPhillips	120,215	9,038,966
	Exxon Mobil Corp.	110,487	8,991,432
	Occidental Petroleum Corp.	88,400	9,197,136

			36,266,656

Pharmaceuticals - 11.24%
	Abbott Laboratories	171,900	9,045,378
	Johnson & Johnson	150,552	10,014,719
	Merck & Co., Inc.	255,835	9,028,417
	Pfizer, Inc.	445,844	9,184,386

			37,272,900

Semiconductors & Semiconductor Equipment - 2.96%
	Intel Corp.	442,943	9,815,617

Software - 5.44%
	Microsoft Corp.	347,245	9,028,370
	Oracle Corp.	273,813	9,011,186

			18,039,556

TOTAL COMMON STOCKS - 100.11%			331,937,928

(Cost $267,058,972)

www.bridgeway.com	116

Bridgeway Blue Chip 35 Index Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

	Rate^	Shares	Value
MONEY MARKET FUND - 0.01%
BlackRock FedFund	0.01%	29,942	$29,942

TOTAL MONEY MARKET FUND - 0.01%			29,942

(Cost $29,942)

TOTAL INVESTMENTS - 100.12%			$331,967,870
(Cost $267,088,914)
Liabilities in Excess of Other Assets - (0.12%)			(402,818)

NET ASSETS - 100.00%			$331,565,052

* Non-income producing security. ^ Rate disclosed as of June 30, 2011.

Summary of inputs used to value the Fund’s investments as of 06/30/2011 are as follows (See Note 2 in Notes to Financial Statements):

	Valuation Inputs

	Investment in Securities (Value)

	Level 1 Quoted Prices	Level 2 Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Total

Common Stocks	$331,937,928	$—	$—	$331,937,928
Money Market Fund	—	29,942	—	29,942

TOTAL	$331,937,928	$29,942	$—	$331,967,870

See Notes to Financial Statements.

117	Annual Report | June 30, 2011

Managed Volatility Fund MANAGER’S COMMENTARY

June 30, 2011

Dear Fellow Managed Volatility Fund Shareholder:

For the quarter ended June 30, 2011, Managed Volatility Fund declined 0.94%, trailing our primary market benchmark, the S&P 500 Index (+0.10%), our peer benchmark, the Lipper Balanced Funds Index (+0.74%), and the fixed income only Bloomberg/ EFFAS U.S. Government 1-3 Year Total Return Bond Index (+0.96%). It was a relatively poor quarter, though this is a very short time period within which to evaluate this Fund. Looking at the risk side of the equation, the S&P 500 dropped 6.9% from the peak (4/29/11) to the low point (6/15/11) while the Fund dropped 3.8% over the same period, providing a nice “cushion” to the downturn, though not as much as our average target — we seek to provide “60% cushion” on average.

For the full fiscal year ended June 30, 2011, Managed Volatility Fund returned 14.15%, versus 30.69% for the S&P 500 Index. This is a very good result, as our Fund returned 46% (significantly above our 40 percent capture ratio goal) of the market’s appreciation with only 43% of the risk (as measured by standard deviation of monthly returns). Our peer benchmark, the Lipper Balanced Funds Index returned +20.32%. We outperformed the fixed income only Bloomberg/ EFFAS U.S. Government 1-3 Year Total Return Bond Index (+1.46%), an expected result in a bull market period.

As presented on page 4, the Fund just celebrated its tenth anniversary. Please see that section for a view of the longer term decade.

This hybrid Fund invests in both equity and fixed-income securities, while incorporating an options strategy designed to produce a conservative, lower-volatility balanced portfolio. During very favorable equity market conditions, the Fund often under-performs many of the more aggressive benchmarks. On the other hand, when stocks struggle and investors seek the safe haven of more conservative bonds, Managed Volatility Fund tends to perform better than the equity-only indexes.

The table below presents our June quarter, one-year, five-year, ten-year and life-to-date financial results according to the formula required by the SEC. See the next page for a graph of performance since inception.

	June Qtr. 4/1/11 to 6/30/11	1 Year 7/1/10 to 6/30/11	5 Year 7/1/06 to 6/30/11	10 Year 7/1/01 to 6/30/11	Life-to-Date 6/30/01 to 6/30/11

Managed Volatility Fund	-0.94%	14.15%	1.33%	3.58%	3.58%
S&P 500 Index	0.10%	30.69%	2.94%	2.72%	2.72%
Bloomberg/EFFAS U.S. Government 1-3 Year Total Return Bond Index	0.96%	1.46%	4.21%	3.66%	3.66%
Lipper Balanced Funds Index	0.74%	20.32%	4.40%	4.36%	4.36%

Performance figures quoted in the table above and graph below represent past performance and are no guarantee of future results. Total return figures in the table above include the reinvestment of dividends and capital gains. The table above and the graph below do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

The S&P 500 Index is a broad-based, unmanaged measurement of changes in stock market conditions, based on the average of 500 widely held common stocks with dividends reinvested. The Bloomberg/ EFFAS U.S. Government 1-3 year Total Return Bond Index is a transparent benchmark for the total return of the 1-3 year U.S. Government bond market. The Lipper Balanced Funds Index is an index of balanced funds compiled by Lipper, Inc. It is not possible to invest directly in an index. Periods longer than one year are annualized.

According to data from Morningstar as of June 30, 2011, the Managed Volatility Fund ranked 38th of 129 Long-Short funds for the fiscal year ended June 30, 2011, 18th out of 44 funds over the past five years and 7th out of 17 funds over the last ten years. Morningstar ranks funds in various fund categories by making comparative calculations using total returns.

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Managed Volatility Fund MANAGER’S COMMENTARY (continued)

According to data from Lipper, Inc. as of June 30, 2011, the Managed Volatility Fund ranked 455th of 473 Mixed-Asset Target Allocation Moderate funds for the calendar year ended June 30, 2011, 357th of 376 over the past five years and 130th of 181 funds since inception on June 30, 2001. Lipper, Inc. is an independent mutual fund rating service that ranks funds in various fund categories by making comparative calculations using total returns.

Managed Volatility Fund vs. S&P 500 Index, Bloomberg/EFFAS Bond Index & Lipper Balanced Funds Index from Inception 6/30/01 to 6/30/11

Detailed Explanation of Quarterly Performance

The Short Version: Consumer Staples and Health Care stocks added the most to Fund Performance. Financials and Energy stocks hurt Fund returns.

Despite the fact that many consumers remained pretty concerned about the economy and their individual job prospects for the future, the Consumer Staples sector added the most to Fund performance for the quarter. So far, new governmental regulations on health care have not killed business or the insurance industry and Health Care stocks were the second largest contributor to Fund performance.

With the recovery slowing and the Fed ending its latest QE2 stimulus, the Financials sector rebound ground to a halt and Financial Stocks were the biggest hindrance to Fund Performance for the quarter. Following closely, the Energy Sector was the second worst drag on the Fund’s returns as energy companies have felt their fair share of volatility lately. The extent of the economic recovery’s strength continues to impact projections for crude demand because each passing economic data release seems to force traders to rethink their views. Over the past few months, after OPEC failed to act, the US and others tapped their strategic reserves on fears that the turmoil in the Middle East would hinder supply.

Detailed Explanation of Calender Year Performance

The Short Version: Information Technology stocks added to Fund performance, while Energy was the biggest hinderance to returns.

Advances in Information Technology areas, such as cloud computing, have represented a boon for the innovators and, as a result, IT-related stocks added the most to the Fund’s returns for the fiscal year. While Energy stocks were among the worst contributors for the quarter, they were the second best contributors for the fiscal year. Crude oil jumped on potential supply/ demand issues over the past 12 months and drilling activity slowly but surely reemerged. No sectors had an absolute negative impact on Fund performance for the fiscal year.

119	Annual Report | June 30, 2011

Managed Volatility Fund MANAGER’S COMMENTARY (continued)

Top Ten Holdings as of June 30, 2011

The Fund was broadly diversified and no single holding accounted for greater than 3% of the net assets. Two energy companies were among the largest holdings at fiscal year-end. The ten largest positions represented just more than 15% of the total assets of the Fund.

Rank	Description	Industry	% of Net Assets
1	Travelers Cos., Inc. (The)	Insurance	2.9%
2	Timberland Co. (The)	Textiles, Apparel & Luxury Goods	2.1%
3	Berkshire Hathaway, Inc.	Insurance	1.6%
4	TRW Automotive Holdings Corp.	Auto Components	1.5%
5	Exxon Mobil Corp.	Oil, Gas & Consumable Fuels	1.4%
6	Chevron Corp.	Oil, Gas & Consumable Fuels	1.2%
7	JDS Uniphase Corp.	Communications Equipment	1.1%
8	JPMorgan Chase & Co.	Diversified Financial Services	1.0%
9	Apple, Inc.	Computers & Peripherals	0.9%
10	US Airways Group, Inc.	Airlines	0.9%
	Total		15.6%

Industry Sector Representation as of June 30, 2011

As of June 30, 2011, our equities weighting increased to 60.2% of the Fund’s overall allocation. Information Technology and Financial stocks continue to be the highest weighted sectors. These sectors hurt performance for the quarter, but helped for the fiscal year.

The fixed income portion of the portfolio continues to be all in U.S. Treasuries as we have chosen to avoid more risky corporate notes. Finally, we utilized the options markets to generate additional income by selling puts and calls, a strategy that can be quite effective when premiums are high during volatile equity market environments.

Asset Type	% of Net Assets
Common Stock	60.2%
Consumer Discretionary	9.1%
Consumer Staples	5.6%
Energy	6.7%
Financials	10.3%
Health Care	4.4%
Industrials	7.3%
Information Technology	12.1%
Materials	1.3%
Telecommunication Services	1.4%
Utilities	2.0%
U.S. Government Obligations	39.2%
Covered Call Options Written	-1.9%
Put Options Written	-0.8%
Money Market Funds	3.2%
Other Assets in Excess of Liabilities	0.1%
Total	100.0%

Disclaimer

The views expressed here are exclusively those of Fund management. These views, including those related to market sectors or individual stocks, are not meant as investment advice and should not be considered predictive in nature. Any favorable (or

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Managed Volatility Fund MANAGER’S COMMENTARY (continued)

unfavorable) description of a holding applies only as of the quarter-end, June 30, 2011, unless otherwise stated. Security positions can and do change thereafter. Discussions of historical performance do not guarantee and may not be indicative of future performance.

Market volatility can significantly affect short-term performance. The Fund is not an appropriate investment for short-term investors. Investments in the small companies within this multi-cap fund generally carry greater risk than is customarily associated with larger companies. This additional risk is attributable to a number of factors, including the relatively limited financial resources that are typically available to small companies and the fact that small companies often have comparatively limited product lines. In addition, the stock of small companies tends to be more volatile than the stock of large companies, particularly in the short term and particularly in the early stages of an economic or market downturn. The Fund’s use of options, futures, and leverage can magnify the risk of loss in an unfavorable market, and the Fund’s use of short-sale positions can, in theory, expose shareholders to unlimited loss. Shareholders of the Fund, therefore, are taking on more risk than they would if they invested in the stock market as a whole. The Fund uses an option writing strategy in which the Fund may sell covered calls or secured put options. Up to 75% of Fund assets may be invested in options. Options are subject to special risks and may not fully protect the Fund against declines in the value of its stocks. In addition, an option writing strategy limits the upside profit potential normally associated with stocks. Finally, the Fund’s fixed-income holdings are subject to three types of risk. Interest rate risk is the chance that bond prices overall will decline as interest rates rise. Credit risk is the chance a bond issuer will fail to pay interest and principal. Prepayment risk is the chance a mortgage-backed bond issuer will repay a higher yielding bond, resulting in a lower paying yield.

Conclusion

Thank you for your continued investment in the Managed Volatility Fund. We encourage your feedback; your reactions and concerns are important to us.

Sincerely,

Your Investment Management Team

121	Annual Report | June 30, 2011

Bridgeway Managed Volatility Fund

SCHEDULE OF INVESTMENTS

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
COMMON STOCKS - 60.21%
Aerospace & Defense - 1.50%
	General Dynamics Corp.	1,400	$104,328
	Honeywell International, Inc.	2,100	125,139
	Lockheed Martin Corp.	870	70,444
	Northrop Grumman Corp.	800	55,480
	United Technologies Corp.	940	83,199

			438,590

Air Freight & Logistics - 0.39%
	FedEx Corp.	1,200	113,820

Airlines - 0.91%
	US Airways Group, Inc.*#	30,000	267,300

Auto Components - 1.65%
	American Axle & Manufacturing Holdings, Inc.*#	3,500	39,830
	TRW Automotive Holdings Corp.*#	7,500	442,725

			482,555

Beverages - 1.57%
	Brown-Forman Corp., Class B	2,950	220,335
	Coca-Cola Co. (The)	2,500	168,225
	PepsiCo, Inc.	1,000	70,430

			458,990

Biotechnology - 0.48%
	Gilead Sciences, Inc.*#	3,400	140,794

Capital Markets - 1.10%
	Ameriprise Financial, Inc.#	2,080	119,974
	Bank of New York Mellon Corp. (The)	1,032	26,440
	Charles Schwab Corp. (The)#	3,500	57,575
	Franklin Resources, Inc.	300	39,387
	Morgan Stanley#	800	18,408
	State Street Corp.	1,300	58,617

			320,401

Chemicals - 0.95%
	Dow Chemical Co. (The)	3,900	140,400
	Monsanto Co.	500	36,270
	Sherwin-Williams Co. (The)	600	50,322
	Sigma-Aldrich Corp.	700	51,366

			278,358

Commercial Banks - 1.19%
	Comerica, Inc.	1,600	55,312
	KeyCorp	3,700	30,821
	U.S. Bancorp	4,100	104,591

Industry	Company	Shares	Value

Commercial Banks (continued)
	Wells Fargo & Co.	5,571	$156,322

			347,046

Communications Equipment - 2.77%
	Alcatel-Lucent - Sponsored ADR*#	35,000	201,950
	Cisco Systems, Inc.#	14,100	220,101
	JDS Uniphase Corp.*#	20,000	333,200
	Juniper Networks, Inc.*#	1,700	53,550

			808,801

Computers & Peripherals - 1.55%
	Apple, Inc.*	800	268,536
	Lexmark International, Inc., Class A*#	3,600	105,336
	SanDisk Corp.*#	1,900	78,850

			452,722

Consumer Finance - 0.83%
	American Express Co.	1,500	77,550
	Capital One Financial Corp.	3,200	165,344

			242,894

Diversified Financial Services - 1.50%
	Bank of America Corp.#	10,800	118,368
	Citigroup, Inc.	510	21,236
	JPMorgan Chase & Co.#	7,300	298,862

			438,466

Diversified Telecommunication Services - 0.96%
	AT&T, Inc.	5,400	169,614
	Frontier Communications Corp.+	672	5,423
	Verizon Communications, Inc.	1,400	52,122
	Vonage Holdings Corp.*#	12,000	52,920

			280,079

Electric Utilities - 0.51%
	American Electric Power Co., Inc.	1,600	60,288
	Exelon Corp.	1,100	47,124
	Progress Energy, Inc.	900	43,209

			150,621

Electrical Equipment - 0.21%
	Emerson Electric Co.	1,100	61,875

Electronic Equipment, Instruments & Components - 1.28%
	Corning, Inc.#	3,300	59,895
	FLIR Systems, Inc.	1,200	40,452
	Jabil Circuit, Inc.#	7,000	141,400

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Bridgeway Managed Volatility Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2010

Industry	Company	Shares	Value
Common Stocks (continued)
Electronic Equipment, Instruments & Components (continued)
	Power-One, Inc.*#+	16,500	$133,650

			375,397

Energy Equipment & Services - 1.61%
	Halliburton Co.#	3,500	178,500
	ION Geophysical Corp.*#	11,300	106,898
	National Oilwell Varco, Inc.	800	62,568
	RPC, Inc.#	5,000	122,700

			470,666

Food & Staples Retailing - 1.65%
	CVS Caremark Corp.#	5,400	202,932
	Kroger Co. (The)	1,000	24,800
	Safeway, Inc.	2,900	67,773
	Wal-Mart Stores, Inc.	3,500	185,990

			481,495

Food Products - 1.17%
	Archer-Daniels-Midland Co.#	2,500	75,375
	General Mills, Inc.	2,400	89,328
	Kraft Foods, Inc., Class A	1,200	42,276
	Mead Johnson Nutrition Co.	2,016	136,181

			343,160

Health Care Equipment & Supplies - 0.77%
	Baxter International, Inc.	1,300	77,597
	Becton Dickinson & Co.	220	18,957
	CR Bard, Inc.	500	54,930
	Stryker Corp.	1,260	73,950

			225,434

Health Care Providers & Services - 1.04%
	Express Scripts, Inc.*	1,500	80,970
	Laboratory Corp. of America Holdings*	300	29,037
	Medco Health Solutions, Inc.*	1,400	79,128
	Quest Diagnostics, Inc.	800	47,280
	UnitedHealth Group, Inc.	1,300	67,054

			303,469

Hotels, Restaurants & Leisure - 0.26%
	McDonald’s Corp.	900	75,888

Household Products - 1.20%
	Colgate-Palmolive Co.	1,500	131,115
	Kimberly-Clark Corp.	1,000	66,560
	Procter & Gamble Co. (The)#	2,400	152,568

			350,243

Industry	Company	Shares	Value

Independent Power Producers & Energy Traders - 0.27%
	AES Corp. (The)*	6,100	$77,714

Industrial Conglomerates - 1.20%
	3M Co.#	2,800	265,580
	General Electric Co.	4,500	84,870

			350,450

Insurance - 5.60%
	Aflac, Inc.	800	37,344
	AON Corp.#	1,700	87,210
	Berkshire Hathaway, Inc., Class B*#	6,000	464,340
	Chubb Corp.#	2,500	156,525
	Principal Financial Group, Inc.	400	12,168
	Progressive Corp. (The)	1,620	34,636
	Travelers Cos., Inc. (The)#	14,500	846,510

			1,638,733

Internet & Catalog Retail - 0.70%
	Amazon.com, Inc.*#	1,000	204,490

Internet Software & Services - 0.68%
	eBay, Inc.*#	3,000	96,810
	Google, Inc., Class A*	200	101,276

			198,086

IT Services - 2.29%
	Automatic Data Processing, Inc.	800	42,144
	Cognizant Technology Solutions Corp., Class A*	1,000	73,340
	International Business Machines Corp.#	1,200	205,860
	Paychex, Inc.	500	15,360
	Teradata Corp.*#	3,200	192,640
	Visa, Inc., Class A	1,300	109,538
	Western Union Co. (The)	1,500	30,045

			668,927

Leisure Equipment & Products - 0.23%
	Hasbro, Inc.#	1,500	65,895

Life Sciences Tools & Services - 0.26%
	Thermo Fisher Scientific, Inc.*	1,200	77,268

Machinery - 2.07%
	Danaher Corp.#	3,000	158,970
	Eaton Corp.#	4,800	246,960
	Sauer-Danfoss, Inc.*#	3,000	151,170

123	Annual Report | June 30, 2011

Bridgeway Managed Volatility Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Machinery (continued)
	Titan International, Inc.#	2,000	$48,520

			605,620

Media - 1.50%
	Comcast Corp., Class A#	6,450	163,443
	News Corp., Class A#	9,100	161,070
	Omnicom Group, Inc.#	1,000	48,160
	Time Warner, Inc.	1,833	66,666

			439,339

Metals & Mining - 0.16%
	Alcoa, Inc.	600	9,516
	United States Steel Corp.+	800	36,832

			46,348

Multiline Retail - 1.30%
	Big Lots, Inc.*#	2,800	92,820
	Sears Holdings Corp.*+	400	28,576
	Target Corp.#	5,500	258,005

			379,401

Multi-Utilities - 1.23%
	Dominion Resources, Inc.#	2,620	126,467
	Public Service Enterprise Group, Inc.	2,600	84,864
	Sempra Energy	2,800	148,064

			359,395

Oil, Gas & Consumable Fuels - 5.06%
	Anadarko Petroleum Corp.	1,000	76,760
	Apache Corp.	500	61,695
	Chesapeake Energy Corp.	1,000	29,690
	Chevron Corp.#	3,378	347,394
	ConocoPhillips#	1,687	126,846
	EOG Resources, Inc.	1,500	156,825
	Exxon Mobil Corp.	5,000	406,900
	Occidental Petroleum Corp.	1,200	124,848
	Peabody Energy Corp.	1,200	70,692
	Spectra Energy Corp.	2,850	78,118

			1,479,768

Paper & Forest Products - 0.20%
	International Paper Co.#	2,000	59,640

Pharmaceuticals - 1.82%
	Allergan, Inc.#	1,900	158,175
	Bristol-Myers Squibb Co.	4,079	118,128

Industry	Company	Shares	Value

Pharmaceuticals (continued)
	Merck & Co., Inc.#	2,800	$98,812
	Pfizer, Inc.	7,600	156,560

			531,675

Road & Rail - 0.71%
	Union Pacific Corp.	2,000	208,800

Semiconductors & Semiconductor Equipment - 1.81%
	Broadcom Corp., Class A*#	3,500	117,740
	Fairchild Semiconductor International, Inc.*#	7,000	116,970
	Intel Corp.	6,500	144,040
	Texas Instruments, Inc.#	4,570	150,033

			528,783

Software - 1.69%
	BMC Software, Inc.*	520	28,444
	Citrix Systems, Inc.*	1,400	112,000
	Intuit, Inc.*#	2,100	108,906
	Microsoft Corp.	3,300	85,800
	Oracle Corp.	4,860	159,943

			495,093

Specialty Retail - 0.97%
	AutoZone, Inc.*	900	265,365
	Staples, Inc.	1,250	19,750

			285,115

Textiles, Apparel & Luxury Goods - 2.55%
	NIKE, Inc., Class B	1,500	134,970
	Timberland Co. (The), Class A*#	14,200	610,174

			745,144

Thrifts & Mortgage Finance - 0.13%
	Hudson City Bancorp, Inc.#	4,800	39,312

Trading Companies & Distributors - 0.26%
	W.W. Grainger, Inc.	500	76,825

Wireless Telecommunication Services - 0.47%
	American Tower Corp., Class A*#	1,500	78,495
	MetroPCS Communications, Inc.*#	1,500	25,815

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Bridgeway Managed Volatility Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Wireless Telecommunication Services (continued)
Sprint Nextel Corp.*#		6,000	$32,340

			136,650

TOTAL COMMON STOCKS -60.21%			17,607,535

(Cost $13,507,680)

Due Date	Discount Rate or Coupon Rate	Principal Amount	Value
U.S. GOVERNMENT OBLIGATIONS - 39.26%
U.S. Treasury Bills - 30.77%
07/21/2011	0.185%(a)	$1,500,000	1,499,986
07/28/2011	1.798%(a)	1,500,000	1,499,973
09/01/2011	0.170%(a)	1,500,000	1,499,957
09/29/2011	0.250%(a)	1,500,000	1,499,925
10/27/2011	0.115%(a)	1,500,000	1,499,819
12/01/2011	0.115%(a)	1,500,000	1,499,541

			8,999,201
U.S. Treasury Notes - 8.49%
08/31/2011	4.625%	300,000	302,262
12/31/2011	1.000%	200,000	200,867
04/30/2012	4.500%	300,000	310,699
07/15/2012	1.500%	200,000	202,609
08/15/2012	1.750%	300,000	305,016
11/30/2012	3.375%	300,000	312,844
12/31/2012	3.625%	200,000	209,758
01/31/2013	0.625%	100,000	100,394
11/15/2013	4.250%	200,000	217,109
03/15/2014	1.250%	100,000	101,453
02/15/2015	4.000%	200,000	220,438

			2,483,449

TOTAL U.S. GOVERNMENT OBLIGATIONS - 39.26%			11,482,650

(Cost $11,396,183)

	Number of Contracts	Value
PUT OPTIONS PURCHASED - 0.01%
SPDR S&P 500 ETF Trust
Expiring July, 2011 at $130.00	40	3,200

TOTAL PUT OPTIONS PURCHASED - 0.01%		3,200

(Cost $11,694)

Value

TOTAL INVESTMENTS - 99.48%	$29,093,385
(Cost $24,915,557)
Other Assets in Excess of Liabilities - 0.52%	152,880

NET ASSETS - 100.00%	$29,246,265

*	Non-income producing security.
#	Security subject to call or put option written by the Fund.
+	This security or a portion of the security is out on loan at June 30, 2011.
Total loaned securities had a value of $243,890 at June 30, 2011.
(a)	Rate represents the effective yield at purchase.
ADR	- American Depositary Receipt

See Notes to Financial Statements.

125	Annual Report | June 30, 2011

Bridgeway Managed Volatility Fund SCHEDULE OF OPTIONS WRITTEN

Showing percentage of net assets as of June 30, 2011

Company	Number of Contracts	Value
CALL OPTIONS WRITTEN - (1.91%)
3M Co.
Expiring October, 2011 at $97.50	10	$(2,390)
Alcatel-Lucent - Sponsored ADR
Expiring September, 2011 at $5.00	350	(32,900)
Allergan, Inc.
Expiring July, 2011 at $75.00	7	(5,880)
Amazon.com, Inc.
Expiring July, 2011 at $200.00	5	(3,550)
American Axle & Manufacturing Holdings, Inc.
Expiring July, 2011 at $11.00	35	(2,450)
American Tower Corp., Class A
Expiring July, 2011 at $55.00	8	(120)
Ameriprise Financial, Inc.
Expiring September, 2011 at $60.00	7	(1,330)
AON Corp.
Expiring October, 2011 at $52.50	7	(980)
Archer-Daniels-Midland Co.
Expiring September, 2011 at $31.00	10	(980)
Bank of America Corp.
Expiring August, 2011 at $13.00	50	(350)
Berkshire Hathaway, Inc., Class B
Expiring September, 2011 at $80.00	60	(7,800)
Big Lots, Inc.
Expiring October, 2011 at $35.00	7	(945)
Expiring October, 2011 at $45.00	10	(100)

		(1,045)
Broadcom Corp., Class A
Expiring August, 2011 at $40.00	15	(180)
Expiring November, 2011 at $35.00	10	(2,280)

		(2,460)
Charles Schwab Corp. (The)
Expiring September, 2011 at $17.00	10	(580)
Chevron Corp.
Expiring August, 2011 at $105.00	15	(2,715)
Chubb Corp.
Expiring July, 2011 at $60.00	7	(1,792)
Cisco Systems, Inc.
Expiring July, 2011 at $17.50	30	(30)

Company	Number of Contracts	Value

Expiring October, 2011 at $16.00	30	$(2,190)

		(2,220)
Comcast Corp., Class A
Expiring October, 2011 at $25.00	15	(2,250)
ConocoPhillips
Expiring August, 2011 at $85.00	6	(36)
Corning, Inc.
Expiring August, 2011 at $21.00	8	(48)
CVS Caremark Corp.
Expiring August, 2011 at $34.00	15	(5,700)
Danaher Corp.
Expiring September, 2011 at $55.00	10	(1,300)
Dominion Resources, Inc.
Expiring October, 2011 at $45.00	7	(2,520)
Eaton Corp.
Expiring October, 2011 at $55.00	15	(2,400)
eBay, Inc.
Expiring August, 2011 at $31.00	10	(2,340)
Fairchild Semiconductor International, Inc.
Expiring July, 2011 at $19.00	70	(1,050)
Gilead Sciences, Inc.
Expiring August, 2011 at $41.00	8	(1,432)
Halliburton Co.
Expiring October, 2011 at $50.00	8	(3,520)
Hasbro, Inc.
Expiring July, 2011 at $47.50	8	(80)
Hudson City Bancorp, Inc.
Expiring July, 2011 at $10.00	24	(120)
International Business Machines Corp.
Expiring October, 2011 at $175.00	5	(2,330)
International Paper Co.
Expiring October, 2011 at $31.00	7	(987)
Intuit, Inc.
Expiring August, 2011 at $52.50	7	(1,190)
ION Geophysical Corp.
Expiring July, 2011 at $9.00	113	(6,215)
Jabil Circuit, Inc.
Expiring September, 2011 at $18.00	70	(18,200)
JDS Uniphase Corp.
Expiring August, 2011 at $15.00	200	(44,600)

www.bridgeway.com	126

Bridgeway Managed Volatility Fund SCHEDULE OF OPTIONS WRITTEN (continued)

Showing percentage of net assets as of June 30, 2011

Company	Number of Contracts	Value
Call Options Written (continued)
JPMorgan Chase & Co.
Expiring August, 2011 at $45.00	25	$(550)
Juniper Networks, Inc.
Expiring October, 2011 at $31.00	5	(1,385)
Lexmark International, Inc., Class A
Expiring July, 2011 at $40.00	8	(40)
Expiring August, 2011 at $28.00	8	(1,680)

		(1,720)
Merck & Co., Inc.
Expiring July, 2011 at $34.00	12	(1,632)
MetroPCS Communications, Inc.
Expiring November, 2011 at $16.00	15	(3,600)
Morgan Stanley
Expiring October, 2011 at $27.00	8	(264)
News Corp., Class A
Expiring October, 2011 at $17.00	25	(3,750)
Power-One, Inc.
Expiring July, 2011 at $7.00	165	(18,975)
Procter & Gamble Co. (The)
Expiring October, 2011 at $65.00	7	(749)
RPC, Inc.
Expiring September, 2011 at $22.50	50	(15,500)
SanDisk Corp.
Expiring August, 2011 at $44.00	7	(1,057)
Sauer-Danfoss, Inc.
Expiring August, 2011 at $45.00	30	(22,200)
Sprint Nextel Corp.
Expiring August, 2011 at $5.00	25	(1,250)
Target Corp.
Expiring July, 2011 at $50.00	35	(175)
Expiring July, 2011 at $52.50	20	(40)

		(215)
Teradata Corp.
Expiring October, 2011 at $60.00	10	(3,900)
Texas Instruments, Inc.
Expiring October, 2011 at $33.00	12	(1,836)
Timberland Co. (The), Class A
Expiring August, 2011 at $30.00	142	(188,860)
Titan International, Inc.
Expiring October, 2011 at $20.00	20	(11,000)
Travelers Cos., Inc. (The)
Expiring July, 2011 at $60.00	122	(2,440)

Company	Number of Contracts	Value

TRW Automotive Holdings Corp.
Expiring July, 2011 at $50.00	75	$(70,500)
US Airways Group, Inc.
Expiring August, 2011 at $8.00	300	(36,600)
Vonage Holdings Corp.
Expiring September, 2011 at $5.00	120	(6,000)

TOTAL CALL OPTIONS WRITTEN – (1.91%)		(559,843)

(Premiums received $(378,986))

PUT OPTIONS WRITTEN - (0.78%)

Aetna, Inc.
Expiring July, 2011 at $42.00	40	(1,120)
Ball Corp.
Expiring August, 2011 at $35.00	35	(1,400)
Brooks Automation, Inc.
Expiring July, 2011 at $10.00	50	(2,000)
Ceradyne, Inc.
Expiring September, 2011 at $45.00	20	(14,400)
CF Industries Holdings, Inc.
Expiring August, 2011 at $130.00	5	(2,235)
Chubb Corp.
Expiring July, 2011 at $65.00	45	(11,610)
Coca-Cola Enterprises
Expiring August, 2011 at $28.00	115	(6,325)
CSX Corp.
Expiring November, 2011 at $25.00	100	(12,800)
Dillards, Inc., Class A
Expiring July, 2011 at $50.00	20	(1,600)
Expiring August, 2011 at $45.00	50	(5,500)

		(7,100)
Domino’s Pizza, Inc.
Expiring September, 2011 at $23.00	40	(2,600)
Dr. Pepper Snapple Group, Inc.
Expiring August, 2011 at $40.00	50	(3,750)
Everest Re Group, Ltd.
Expiring July, 2011 at $85.00	35	(14,000)
Fidelity National Information Services, Inc.
Expiring October, 2011 at $29.00	75	(6,000)
Gap, Inc.
Expiring September, 2011 at $19.00	40	(5,960)
GT Solar International, Inc.
Expiring September, 2011 at $12.50	140	(7,000)

127	Annual Report | June 30, 2011

Bridgeway Managed Volatility Fund SCHEDULE OF OPTIONS WRITTEN (continued)

Showing percentage of net assets as of June 30, 2011

Company	Number of Contracts	Value

Put Options Written (continued)
ION Geophysical Corp.
Expiring August, 2011 at $12.00	110	$(30,800)
Kulicke & Soffa Industries, Inc.
Expiring July, 2011 at $12.00	30	(2,700)
MasTec, Inc.
Expiring July, 2011 at $17.50	50	(750)
Omnicom Group, Inc.
Expiring July, 2011 at $45.00	65	(975)
PartnerRe, Ltd.
Expiring August, 2011 at $65.00	15	(1,590)
Expiring August, 2011 at $80.00	20	(27,600)

		(29,190)
Red Robin Gourmet Burgers, Inc.
Expiring September, 2011 at $30.00	75	(5,625)
Rogers Communications, Inc.
Expiring October, 2011 at $35.00	75	(4,500)
RPC, Inc.
Expiring September, 2011 at $20.00	60	(4,800)
Sauer-Danfoss, Inc.
Expiring July, 2011 at $50.00	25	(4,200)
Titan International, Inc.
Expiring July, 2011 at $25.00	60	(9,300)
Vonage Holdings Corp.
Expiring September, 2011 at $4.00	200	(8,000)
WellPoint, Inc.
Expiring September, 2011 at $75.00	40	(8,960)
Westlake Chemical Corp.
Expiring July, 2011 at $55.00	50	(20,000)

TOTAL PUT OPTIONS WRITTEN — (0.78%)		(228,100)

(Premiums received $(251,738))

TOTAL OPTIONS WRITTEN — (2.69%)		$(787,943)

(Premiums received $(630,724))

Summary of inputs used to value the Fund’s investments as of 06/30/2011 are as follows (See Note 2 in Notes to Financial Statements):

Assets Table
Valuation Inputs
Investment in Securities (Value)
	Level 1 Quoted Prices	Level 2 Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Total
Common Stocks	$17,607,536	$—	$—	$17,607,536
U.S. Government Obligations	—	11,482,650	—	11,482,650
Put Options Purchased	3,200	—	—	3,200
Money Market Fund	—	941,568	—	941,568

TOTAL	$17,610,736	$12,424,218	$—	$30,034,954

Liabilities Table
Valuation Inputs
Investment in Securities (Value)
	Level 1 Quoted Prices	Level 2 Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Total
Written Options	$(787,943)	$—	$—	$(787,943)

TOTAL	$(787,943)	$—	$—	$(787,943)

See Notes to Financial Statements.

www.bridgeway.com	128

STATEMENTS OF ASSETS AND LIABILITIES

June 30, 2011

ASSETS	Aggressive Investors 1	Aggressive Investors 2	Ultra-Small Company	Ultra-Small Company Market
Investments at value	$107,139,556	$225,995,254	$95,701,119	$393,895,767
Cash	-	-	-	-
Receivables:
Portfolio securities sold	1,743,361	4,727,714	892,710	894,599
Fund shares sold	6,801	33,388	2,701	212,258
Dividends and interest	73,718	181,818	124,262	368,817
Reclaims receivable	1,406	2,113	-	-
Receivable from investment adviser	53,569	-	-	-
Deposits with brokers	-	-	-	-
Total return swap	3,655	15,113	26,702	7,993
Prepaid expenses	24,696	38,144	14,966	62,437
Total assets	109,046,762	230,993,544	96,762,460	395,441,871

LIABILITIES
Payables:
Portfolio securities purchased	2,096,004	4,425,344	2,195,486	462,098
Fund shares redeemed	129,434	96,370	24,444	749,908
Accrued Liabilities:
Investment adviser fees	-	40,977	67,123	150,385
Administration fees	3,213	6,819	2,825	11,849
Directors’ fees	367	781	316	1,332
Other	60,536	203,672	38,730	183,543
Call options written at value	-	-	-	-
Put options written at value	-	-	-	-
Total liabilities	2,289,554	4,773,963	2,328,924	1,559,115
NET ASSETS	$106,757,208	$226,219,581	$94,433,536	$393,882,756

NET ASSETS REPRESENT
Paid-in capital	$158,255,548	$380,207,014	$82,359,605	$260,169,865
Undistributed (distributions in excess of) net investment income	1,673,564	71,250	918,104	3,445,648
Accumulated net realized gain (loss) on investments	(70,102,305)	(190,162,017)	(3,667,247)	12,375,977
Net unrealized appreciation on investments	16,930,401	36,103,334	14,823,074	117,891,266
NET ASSETS	$106,757,208	$226,219,581	$94,433,536	$393,882,756
Shares of common stock outstanding of $.001 par value*	2,795,541	14,844,911	3,184,581	25,669,108
Net asset value per share	$38.19	$15.24	$29.65	$15.34
Total investments at cost	$90,212,810	$189,907,033	$80,904,747	$276,012,494
Premiums received on call options written	$-	$-	$-	$-
Premiums received on put options written	$-	$-	$-	$-

*	See Note 1 - Organization in the Notes to Financial Statements for shares authorized for each Fund.

See Notes to Financial Statements.

129	Annual Report | June 30, 2011

Micro-Cap Limited	Small-Cap Momentum	Small-Cap Growth	Small-Cap Value	Large-Cap Growth	Large-Cap Value	Blue Chip 35 Index	Managed Volatility
$25,127,676	$3,002,948	$47,111,304	$93,868,585	$58,483,147	$30,202,665	$331,967,870	$29,093,385

-	-	-	-	-	-	-	912,693
179,376	-	1,172,594	-	-	537,028	4,572,408	36,380
2,313	325	8,340	2,637	4,917	99,002	15,960	1,360
30,606	2,421	19,104	137,331	53,149	31,542	336,859	34,507
-	-	-	-	-	-	-	-
4,479	9,697	-	-	-	-	12,619	-
-	-	-	-	-	-	-	93
4,271	-	7,720	9,894	5,184	10,474	-	-
12,474	9,857	10,358	17,307	11,600	7,920	48,427	14,060
25,361,195	3,025,248	48,329,420	94,035,754	58,557,997	30,888,631	336,954,143	30,092,478

189,782	2,052	1,462,421	155,208	-	1,178,539	4,641,301	-
-	-	82,748	57,419	13,965	25,796	658,194	17,484
-	-	18,824	36,353	19,904	7,204	-	4,741
757	89	1,377	2,826	1,755	892	10,186	907
87	10	156	321	189	98	1,128	99
26,547	20,710	47,392	69,875	44,650	28,807	78,282	35,039
-	-	-	-	-	-	-	559,843
-	-	-	-	-	-	-	228,100
217,173	22,861	1,612,918	322,002	80,463	1,241,336	5,389,091	846,213
$25,144,022	$3,002,387	$46,716,502	$93,713,752	$58,477,534	$29,647,295	$331,565,052	$29,246,265

$29,808,600	$2,423,070	$70,357,852	$139,658,428	$85,886,684	$26,650,531	$335,608,287	$32,137,975

395,079	2,340	(4,548)	760,775	121,976	175,553	3,448,573	151,301
(8,410,329)	284,868	(33,477,017)	(65,321,590)	(38,064,925)	(3,559,308)	(72,370,764)	(7,063,621)
3,350,672	292,109	9,840,215	18,616,139	10,533,799	6,380,519	64,878,956	4,020,610
$25,144,022	$3,002,387	$46,716,502	$93,713,752	$58,477,534	$29,647,295	$331,565,052	$29,246,265

3,447,452	235,653	3,762,853	6,198,929	4,369,461	2,028,230	43,649,454	2,525,040
$7.29	$12.74	$12.42	$15.12	$13.38	$14.62	$7.60	$11.58
$21,781,275	$2,710,839	$37,278,809	$75,262,340	$47,954,532	$23,822,146	$267,088,914	$24,915,557
$-	$-	$-	$-	$-	$-	$-	$378,986
$-	$-	$-	$-	$-	$-	$-	$251,738

www.bridgeway.com	130

STATEMENTS OF OPERATIONS
Year Ended June 30, 2011

	Aggressive Investors 1	Aggressive Investors 2	Ultra-Small Company	Ultra-Small Company Market
INVESTMENT INCOME
Dividends	$1,053,981	$2,578,073	$1,088,248	$ 3,885,323
Less: foreign taxes withheld	(11,375)	(34,851)	-	(303)
Interest	-	-	-	-
Securities lending	102,274	203,128	227,256	2,235,803
Total Investment Income	1,144,880	2,746,350	1,315,504	6,120,823

EXPENSES
Investment advisory fees - Base fees	951,255	2,316,646	816,528	1,943,016
Investment advisory fees - Performance adjustment	(1,750,966)	(1,524,342)	-	-
Administration fees	39,044	95,757	33,492	143,530
Accounting fees	58,395	78,140	59,430	120,041
Transfer agent fees	66,704	288,939	47,840	162,214
Professional fees	36,604	80,561	34,855	139,199
Custody fees	7,273	-	14,206	50,220
Blue sky fees	22,184	31,111	8,479	22,527
Directors’ and officers’ fees	17,254	43,291	14,801	63,819
Shareholder servicing fees	67,744	247,524	7,517	227,077
Reports to shareholders	24,774	67,228	6,499	61,361
Miscellaneous expenses	31,477	93,620	29,630	117,617
Total Expenses	(428,258)	1,818,475	1,073,277	3,050,621
Less investment advisory fees waived	-	-	-	(135,023)
Less other fees waived	-	-	-	-
Less expense reimbursed by investment adviser	-	-	-	-
Net Expenses	(428,258)	1,818,475	1,073,277	2,915,598
NET INVESTMENT INCOME (LOSS)	1,573,138	927,875	242,227	3,205,225

NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Realized Gain (Loss) on:
Investments	15,394,243	43,353,786	13,055,558	24,198,635
Written options	-	-	-	-
Futures contracts	-	-	-	-
Swaps	14,916	126,891	595,827	636,929
Net Realized Gain (Loss)	15,409,159	43,480,677	13,651,385	24,835,564
Change in Unrealized Appreciation (Depreciation) on:
Investments	18,210,197	37,056,414	9,031,585	78,993,823
Written options	-	-	-	-
Swaps	86,626	15,113	26,702	7,993
Net Change in Unrealized Appreciation (Depreciation)	18,296,823	37,071,527	9,058,287	79,001,816
Net Realized and Unrealized Gain on Investments	33,705,982	80,552,204	22,709,672	103,837,380
INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$35,279,120	$81,480,079	$22,951,899	$107,042,605

See Notes to Financial Statements.

131	Annual Report | June 30, 2011

Micro-Cap Limited	Small-Cap Momentum	Small-Cap Growth	Small-Cap Value	Large-Cap Growth	Large-Cap Value	Blue Chip 35 Index	Managed Volatility

$269,317	$ 36,469	$241,175	$1,788,654	$757,700	$638,052	$6,569,294	$304,502
(2,900)	(81)	-	-	-	-	-	(94)
-	-	-	-	-	-	-	186,331
99,177	5,494	181,880	204,109	10,813	4,411	-	8,834
365,594	41,882	423,055	1,992,763	768,513	642,463	6,569,294	499,573

216,885	13,641	307,580	627,372	293,035	137,059	234,974	190,919
(303,051)	-	(62,293)	(106,506)	(49,900)	10,594	-	-
8,887	914	19,011	38,765	21,704	10,135	108,307	11,797
48,972	53,825	50,691	57,822	51,625	47,518	81,287	56,670
42,360	31,330	65,597	95,516	60,674	45,807	48,478	39,838
13,572	9,663	22,016	35,960	22,924	14,888	96,974	27,934
4,877	13,052	4,721	6,678	3,398	2,666	6,757	9,638
20,682	10,599	16,575	17,403	16,411	17,728	30,814	19,975
3,901	366	8,592	17,495	9,642	4,474	47,951	5,272
9,251	151	36,746	65,143	36,302	14,509	41,692	13,410
3,820	-	12,557	22,816	14,134	5,505	20,177	3,915
7,765	1,227	18,368	35,048	21,411	8,994	82,165	9,751
77,921	134,768	500,161	913,512	501,360	319,877	799,576	389,119
-	(13,641)	(17,669)	-	(8,387)	(89,696)	(234,974)	(90,013)
-	(11,250)	-	-	-	-	-	-
-	(87,555)	-	-	-	-	(121,986)	-
77,921	22,322	482,492	913,512	492,973	230,181	442,616	299,106
287,673	19,560	(59,437)	1,079,251	275,540	412,282	6,126,678	200,467

4,397,159	283,835	7,049,367	20,632,270	8,849,005	3,085,131	(2,697,030)	512,252
-	-	-	-	-	-	-	1,457,055
-	-	-	-	-	-	-	(979,384)
51,205	-	9,726	(164,893)	1,032	8,059	-	-
4,448,364	283,835	7,059,093	20,467,377	8,850,037	3,093,190	(2,697,030)	989,923

2,252,926	427,560	8,648,324	8,548,371	7,451,541	3,511,524	54,984,311	3,283,814
-	-	-	-	-	-	-	(90,078)
4,271	-	52,927	58,141	5,184	-	-	-
2,257,197	427,560	8,701,251	8,606,512	7,456,725	3,511,524	54,984,311	3,193,736
6,705,561	711,395	15,760,344	29,073,889	16,306,762	6,604,714	52,287,281	4,183,659

$6,993,234	$730,955	$15,700,907	$30,153,140	$16,582,302	$7,016,996	$58,413,959	$4,384,126

www.bridgeway.com	132

STATEMENTS OF CHANGES IN NET ASSETS

	Aggressive Investors 1		Aggressive Investors 2

	Year Ended June 30,		Year Ended June 30,
	2011	2010	2011	2010

OPERATIONS
Net investment income	$1,573,138	$2,258,003	$927,875	$1,950,934
Net realized gain (loss) on investments	15,409,159	11,290,324	43,480,677	32,280,345
Net change in unrealized appreciation/(depreciation) on investments	18,296,823	(2,367,120)	37,071,527	8,446,736
Net increase/(decrease) in net assets resulting from operations	35,279,120	11,181,207	81,480,079	42,678,015
DISTRIBUTIONS:
From net investment income	(2,167,451)	(930,085)	(1,764,382)	(1,620,063)
Net decrease in net assets from distributions	(2,167,451)	(930,085)	(1,764,382)	(1,620,063)

SHARE TRANSACTIONS:
Proceeds from sale of shares	4,009,344	3,655,994	25,828,087	114,813,049
Reinvestment of distributions	2,051,684	881,283	1,678,100	1,413,787
Cost of shares redeemed	(25,423,129)	(37,615,713)	(184,295,247)	(237,848,301)
Redemption fees	-	-	-	-
Net increase/(decrease) in net assets from share transactions	(19,362,101)	(33,078,436)	(156,789,060)	(121,621,465)
Net increase/(decrease) in net assets	13,749,568	(22,827,314)	(77,073,363)	(80,563,513)
NET ASSETS:
Beginning of period	93,007,640	115,834,954	303,292,944	383,856,457
End of period*	$106,757,208	$93,007,640	$226,219,581	$303,292,944

SHARES ISSUED & REDEEMED
Issued	111,901	119,698	2,017,158	9,531,170
Distributions reinvested	58,220	29,298	119,779	114,107
Redeemed	(735,719)	(1,255,542)	(14,365,022)	(19,605,918)
Net increase/(decrease)	(565,598)	(1,106,546)	(12,228,085)	(9,960,641)
Outstanding at beginning of period	3,361,139	4,467,685	27,072,996	37,033,637
Outstanding at end of period	2,795,541	3,361,139	14,844,911	27,072,996

* Including undistributed net investment income of:	$1,673,564	$2,264,739	$71,250	$874,268

1	Commencement of operations.

See Notes to Financial Statements.

133	Annual Report | June 30, 2011

Ultra-Small Company		Ultra-Small Company Market		Micro-Cap Limited		Small-Cap Momentum
Year Ended June 30,		Year Ended June 30,		Year Ended June 30,		Year Ended	For the Period May 28, 2010[1] through
2011	2010	2011	2010	2011	2010	June 30, 2011	June 30, 2010

$ 242,227	$ 713,280	$ 3,205,225	$ 4,192,088	$ 287,673	$ 445,655	$ 19,560	$ 807
13,651,385	13,701,643	24,835,564	30,266,479	4,448,364	4,966,984	283,835	(105)

9,058,287	(1,347,400)	79,001,816	9,608,184	2,257,197	(1,140,437)	427,560	(135,451)

22,951,899	13,067,523	107,042,605	44,066,751	6,993,234	4,272,202	730,955	(134,749)

(632,748)	(837,589)	(4,111,396)	(5,060,400)	(401,927)	(300,332)	(16,889)	-
(632,748)	(837,589)	(4,111,396)	(5,060,400)	(401,927)	(300,332)	(16,889)	-

1,235,133	2,791,876	54,560,870	83,956,444	1,983,842	1,581,302	420,997	2,022,858
608,040	783,940	3,618,063	4,532,570	387,792	292,385	16,889	-
(11,310,433)	(7,932,551)	(110,930,484)	(126,816,712)	(4,544,849)	(9,838,747)	(38,172)	-
-	-	34,909	66,739	-	-	498	-
(9,467,260)	(4,356,735)	(52,716,642)	(38,260,959)	(2,173,215)	(7,965,060)	400,212	2,022,858
12,851,891	7,873,199	50,214,567	745,392	4,418,092	(3,993,190)	1,114,278	1,888,109

81,581,645	73,708,446	343,668,189	342,922,797	20,725,930	24,719,120	1,888,109	-
$94,433,536	$81,581,645	$393,882,756	$343,668,189	$25,144,022	$20,725,930	$3,002,387	$1,888,109

42,347	120,490	3,926,854	6,969,210	287,844	295,049	34,852	202,374
21,208	34,611	251,429	393,794	56,612	54,448	1,449	-
(435,555)	(327,820)	(7,841,213)	(10,690,345)	(684,486)	(1,766,430)	(3,022)	-
(372,000)	(172,719)	(3,662,930)	(3,327,341)	(340,030)	(1,416,933)	33,279	202,374
3,556,581	3,729,300	29,332,038	32,659,379	3,787,482	5,204,415	202,374	-
3,184,581	3,556,581	25,669,108	29,332,038	3,447,452	3,787,482	235,653	202,374

$ 918,104	$680,558	$ 3,445,648	$ 4,177,591	$ 395,079	$ 439,547	$ 2,340	$807

www.bridgeway.com	134

STATEMENTS OF CHANGES IN NET ASSETS (continued)

	Small-Cap Growth		Small-Cap Value

	Year Ended June 30,		Year Ended June 30,
	2011	2010	2011	2010

OPERATIONS
Net investment income (loss)	$(59,437)	$139,914	$1,079,251	$863,013
Net realized gain (loss) on investments	7,059,093	13,339,052	20,467,377	16,392,876
Net change in unrealized appreciation/(depreciation) on investments	8,701,251	(6,778,228)	8,606,512	8,117,075
Net increase in net assets resulting from operations	15,700,907	6,700,738	30,153,140	25,372,964

DISTRIBUTIONS:
From net investment income	(107,719)	(252,145)	(557,827)	(806,731)
Net decrease in net assets from distributions	(107,719)	(252,145)	(557,827)	(806,731)

SHARE TRANSACTIONS:
Proceeds from sale of shares	3,223,456	16,264,411	5,959,606	14,406,868
Reinvestment of distributions	103,847	235,833	518,027	705,905
Cost of shares redeemed	(29,215,374)	(37,633,988)	(51,060,064)	(63,207,015)
Net increase/(decrease) in net assets from share transactions	(25,888,071)	(21,133,744)	(44,582,431)	(48,094,242)
Net increase/(decrease) in net assets	(10,294,883)	(14,685,151)	(14,987,118)	(23,528,009)

NET ASSETS:
Beginning of year	57,011,385	71,696,536	108,700,870	132,228,879
End of year*	$46,716,502	$57,011,385	$93,713,752	$108,700,870

SHARES ISSUED & REDEEMED
Issued	298,349	1,683,629	436,595	1,267,266
Distributions reinvested	9,466	24,464	38,515	61,490
Redeemed	(2,779,197)	(3,944,414)	(3,769,962)	(5,423,838)
Net increase/(decrease)	(2,471,382)	(2,236,321)	(3,294,852)	(4,095,082)
Outstanding at beginning of year	6,234,235	8,470,556	9,493,781	13,588,863
Outstanding at end of year	3,762,853	6,234,235	6,198,929	9,493,781

* Including undistributed (distributions in excess of) net investment income of:	$(4,548)	$152,882	$ 760,775	$414,281

See Notes to Financial Statements.

135	Annual Report | June 30, 2011

Large-Cap Growth		Large-Cap Value		Blue Chip 35 Index		Managed Volatility

Year Ended June 30,		Year Ended June 30,		Year Ended June 30,		Year Ended June 30,
2011	2010	2011	2010	2011	2010	2011	2010

$ 275,540	$ 391,274	$ 412,282	$ 469,938	$ 6,126,678	$ 4,239,573	$ 200,467	$ 406,546
8,850,037	931,464	3,093,190	2,963,788	(2,697,030)	(10,168,908)	989,923	(221,955)
7,456,725	8,818,151	3,511,524	2,161,925	54,984,311	26,109,776	3,193,736	1,280,993

16,582,302	10,140,889	7,016,996	5,595,651	58,413,959	20,180,441	4,384,126	1,465,584

(342,087)	(417,231)	(461,725)	(565,868)	(4,877,457)	(4,072,171)	(266,935)	(612,394)

(342,087)	(417,231)	(461,725)	(565,868)	(4,877,457)	(4,072,171)	(266,935)	(612,394)

5,691,636	3,317,409	4,744,136	2,205,061	111,420,242	75,798,410	3,094,011	7,408,382
317,943	393,794	446,019	523,937	4,439,505	3,847,889	261,827	599,982
(22,181,617)	(25,559,606)	(7,632,342)	(10,220,486)	(60,417,342)	(61,180,333)	(11,910,284)	(22,477,177)

(16,172,038)	(21,848,403)	(2,442,187)	(7,491,488)	55,442,405	18,465,966	(8,554,446)	(14,468,813)

68,177	(12,124,745)	4,113,084	(2,461,705)	108,978,907	34,574,236	(4,437,255)	(13,615,623)

58,409,357	70,534,102	25,534,211	27,995,916	222,586,145	188,011,909	33,683,520	47,299,143

$ 58,477,534	$ 58,409,357	$ 29,647,295	$ 25,534,211	$ 331,565,052	$ 222,586,145	$ 29,246,265	$ 33,683,520

440,651	313,191	335,041	183,704	15,453,229	11,535,727	271,787	697,925
25,703	36,161	33,535	43,991	613,191	574,312	23,315	55,812
(1,838,186)	(2,394,855)	(572,388)	(869,788)	(8,423,862)	(9,336,887)	(1,063,914)	(2,101,935)

(1,371,832)	(2,045,503)	(203,812)	(642,093)	7,642,558	2,773,152	(768,812)	(1,348,198)
5,741,293	7,786,796	2,232,042	2,874,135	36,006,896	33,233,744	3,293,852	4,642,050

4,369,461	5,741,293	2,028,230	2,232,042	43,649,454	36,006,896	2,525,040	3,293,852

$ 121,976	$ 187,491	$ 175,553	$ 222,649	$ 3,448,573	$ 2,199,352	$ 151,301	$ 217,769

www.bridgeway.com	136

FINANCIAL HIGHLIGHTS

(for a share outstanding throughout the period indicated)

		Income from Investment Operations
	Net Asset Value, Beginning of Year	Net Investment Income (Loss)(a)	Net Realized and Unrealized Gain\(Loss)	Total from Investment Operations

AGGRESSIVE INVESTORS 1

Year Ended June 30, 2011	$27.67	$0.51	$10.72	$11.23
Year Ended June 30, 2010	25.93	0.58	1.40	1.98
Year Ended June 30, 2009	53.96	0.30	(28.00)	(27.70)
Year Ended June 30, 2008	61.90	(0.59)	3.14	2.55
Year Ended June 30, 2007	61.90	(0.43)	6.41	5.98

AGGRESSIVE INVESTORS 2

Year Ended June 30, 2011	11.20	0.05	4.09	4.14
Year Ended June 30, 2010	10.37	0.06	0.82	0.88
Year Ended June 30, 2009	20.67	0.02	(10.32)	(10.30)
Year Ended June 30, 2008	20.05	(0.08)	1.27	1.19
Year Ended June 30, 2007	17.55	(0.07)	2.94	2.87

ULTRA-SMALL COMPANY

Year Ended June 30, 2011	22.94	0.07	6.83	6.90
Year Ended June 30, 2010	19.76	0.19	3.22	3.41
Year Ended June 30, 2009	24.59	0.23	(5.03)	(4.80)
Year Ended June 30, 2008	37.65	0.03	(8.67)	(8.64)
Year Ended June 30, 2007	42.42	0.12	3.37	3.49

ULTRA-SMALL COMPANY MARKET

Year Ended June 30, 2011	11.72	0.12	3.65	3.77
Year Ended June 30, 2010	10.50	0.14	1.25	1.39
Year Ended June 30, 2009	15.33	0.14	(3.88)	(3.74)
Year Ended June 30, 2008	20.36	0.14	(4.49)	(4.35)
Year Ended June 30, 2007	18.94	0.10	1.76	1.86

(a)	Per share amounts calculated based on the average daily shares outstanding during the period.
(b)	For the years ended June 30, 2009, June 30, 2010 and June 30, 2011, the expense ratio was significantly lower than past years due to a negative performance adjustment to the investment advisory fee. Please refer to the Statements of Operations and Note 3 of the Notes to Financial Statements for further information. The rate shown may not be indicative of the rate going forward.
(c)	Total return may have been lower had various fees not been waived during the period.
(d)	Amount represents less than $0.005.

See Notes to Financial Statements.

137	Annual Report | June 30, 2011

Less Distributions to Shareholders from:							Ratios & Supplemental Data

Net Realized Gain	Net Investment Income	Total Distributions	Paid in Capital from Redemption Fees(a)	Net Asset Value, End of Year	Total Return		Net Assets End of Year (000’s)	Expenses Before Waivers and Reimbursements	Expenses After Waivers and Reimbursements	Net Investment Income (Loss) After Waivers and Reimbursement	Portfolio Turnover Rate

$ -	$(0.71)	$ (0.71)	$ -	$38.19	40.81%		$ 106,757	(0.41%)(b)	(0.41%)	1.49%	107%
-	(0.24)	(0.24)	-	27.67	7.56%		93,008	(0.51%)(b)	(0.51%)	1.94%	118%
(0.33)	-	(0.33)	-	25.93	(51.31%)		115,835	0.34%(b)	0.34%	0.97%	134%
(10.49)	-	(10.49)	-	53.96	3.54%	(c)	338,715	1.78%	1.78%	(1.03%)	142%
(5.98)	-	(5.98)	-	61.90	10.79%		367,958	1.72%	1.72%	(0.75%)	115%

-	(0.10)	(0.10)	-	15.24	37.05%		226,220	0.70%	0.70%	0.36%	93%
-	(0.05)	(0.05)	-	11.20	8.44%		303,293	1.02%	1.02%	0.52%	105%
-	-	-	-	10.37	(49.83%)		383,856	1.20%	1.20%	0.14%	126%
(0.57)	-	(0.57)	-	20.67	5.88%	(c)	885,076	1.17%	1.17%	(0.40%)	127%
(0.37)	-	(0.37)	-	20.05	16.68%		650,939	1.22%	1.22%	(0.38%)	124%

-	(0.19)	(0.19)	-	29.65	30.12%		94,434	1.18%	1.18%	0.27%	110%
-	(0.23)	(0.23)	-	22.94	17.26%		81,582	1.17%	1.17%	0.83%	133%
-	(0.03)	(0.03)	-	19.76	(19.48%)		73,708	1.16%	1.16%	1.23%	90%
(4.31)	(0.11)	(4.42)	-	24.59	(24.59%)	(c)	94,933	1.07%	1.07%	0.10%	102%
(8.26)	-	(8.26)	-	37.65	9.12%		137,236	1.09%	1.09%	0.31%	106%

-	(0.15)	(0.15)	- (d)	15.34	32.22%	(c)	393,883	0.79%	0.75%	0.82%	42%
-	(0.17)	(0.17)	- (d)	11.72	13.30%	(c)	343,668	0.77%	0.75%	1.18%	48%
(0.89)	(0.21)	(1.10)	0.01	10.50	(23.47%)	(c)	342,923	0.79%	0.75%	1.27%	42%
(0.65)	(0.04)	(0.69)	0.01	15.33	(21.72%)	(c)	721,412	0.66%	0.66%	0.79%	29%
(0.37)	(0.08)	(0.45)	0.01	20.36	10.08%		1,162,416	0.67%	0.67%	0.53%	34%

www.bridgeway.com	138

FINANCIAL HIGHLIGHTS (continued)

(for a share outstanding throughout the period indicated)

		Income from Investment Operations

	Net Asset Value, Beginning of Period	Net Investment Income (Loss)(a)	Net Realized and Unrealized Gain\(Loss)	Total from Investment Operations

MICRO-CAP LIMITED

Year Ended June 30, 2011	$ 5.47	$ 0.08	$ 1.85	$ 1.93
Year Ended June 30, 2010	4.75	0.09	0.69	0.78
Year Ended June 30, 2009	7.05	0.06	(2.35)	(2.29)
Year Ended June 30, 2008	8.56	0.03	(1.53)	(1.50)
Year Ended June 30, 2007	11.10	(0.01)	(0.32)	(0.33)

SMALL-CAP MOMENTUM

Year Ended June 30, 2011	9.33	0.09	3.40	3.49
Period Ended June 30, 2010(f)	10.00	-(e)	(0.67)	(0.67)

SMALL-CAP GROWTH

Year Ended June 30, 2011	9.14	(0.01)	3.31	3.30
Year Ended June 30, 2010	8.46	0.02	0.70	0.72
Year Ended June 30, 2009	13.95	0.03	(5.52)	(5.49)
Year Ended June 30, 2008	16.01	(0.03)	(2.03)	(2.06)
Year Ended June 30, 2007	14.75	(0.04)	1.30	1.26

SMALL-CAP VALUE

Year Ended June 30, 2011	11.45	0.14	3.60	3.74
Year Ended June 30, 2010	9.73	0.07	1.72	1.79
Year Ended June 30, 2009	15.86	0.08	(6.14)	(6.06)
Year Ended June 30, 2008	18.74	0.03	(2.91)	(2.88)
Year Ended June 30, 2007	16.02	(0.03)	2.75	2.72

(a)	Per share amounts calculated based on the average daily shares outstanding during the period.
(b)	Annualized for periods less than one year.
(c)	For the years ended June 30, 2010 and June 30, 2011, the expense ratio was significantly lower than past years due to a negative performance adjustment to the investment advisory fee. Please refer to the Statements of Operations and Note 3 of the Notes to Financial Statements for further information. The rate shown may not be indicative of the rate going forward.
(d)	Total return may have been lower had various fees not been waived during the period.
(e)	Amount represents less than $0.005.
(f)	Commenced operations on May 28, 2010.

See Notes to Financial Statements.

139	Annual Report | June 30, 2011

Less Distributions to Shareholders from:							Ratios & Supplemental Data

Net Realized Gain	Net Investment Income	Total Distributions	Paid in Capital from Redemption Fees(a)	Net Asset Value, End of Period	Total Return		Net Assets End of Period (000’s)	Expenses Before Waivers and Reimburse- ments (b)	Expenses After Waivers and Reimburse- ments (b)	Net Investment Income (Loss) After Waivers and Reimburse- ments (b)	Portfolio Turnover Rate

$ -	$(0.11)	$ (0.11)	$ -	$ 7.29	35.47%		$ 25,144	0.32%(c)	0.32%	1.19%	111%
-	(0.06)	(0.06)	-	5.47	16.44%		20,726	0.00%(c)	0.00%	1.73%	123%
-	(0.01)	(0.01)	-	4.75	(32.41%)		24,719	0.87%	0.87%	1.13%	151%
-	(0.01)	(0.01)	-	7.05	(17.49%)	(d)	38,136	0.75%	0.75%	0.36%	147%
(2.21)	-	(2.21)	-	8.56	(3.37%)		62,244	0.84%	0.84%	(0.09%)	133%

-	(0.08)	(0.08)	- (e)	12.74	37.49%	(d)	3,002	5.43%	0.90%	0.79%	272%
-	-	-	-	9.33	(6.70%)	(d)	1,888	11.24%	0.90%	0.50%	3%

-	(0.02)	(0.02)	-	12.42	36.17%	(d)	46,717	0.98%	0.94%	(0.12%)	87%
-	(0.04)	(0.04)	-	9.14	8.44%		57,011	0.93%	0.93%	0.21%	87%
-	-	-	-	8.46	(39.35%)		71,697	0.94%	0.94%	0.29%	75%
-	-	-	-	13.95	(12.87%)	(d)	144,668	0.87%	0.87%	(0.20%)	63%
-	-	-	-	16.01	8.54%		172,395	0.92%	0.92%	(0.31%)	37%

-	(0.07)	(0.07)	-	15.12	32.73%		93,714	0.87%	0.87%	1.03%	84%
-	(0.07)	(0.07)	-	11.45	18.35%		108,701	0.91%	0.91%	0.64%	81%
-	(0.07)	(0.07)	-	9.73	(38.15%)		132,229	0.92%	0.92%	0.75%	83%
-	-	-	-	15.86	(15.37%)	(d)	331,648	0.83%	0.83%	0.18%	73%
-	-	-	-	18.74	16.98%		280,177	0.88%	0.88%	(0.19%)	58%

www.bridgeway.com	140

FINANCIAL HIGHLIGHTS (continued)

(for a share outstanding throughout the year indicated)

		Income from Investment Operations

	Net Asset Value, Beginning of Year	Net Investment Income(a)	Net Realized and Unrealized Gain\(Loss)	Total from Investment Operations

LARGE-CAP GROWTH

Year Ended June 30, 2011	$10.17	$0.06	$ 3.22	$ 3.28
Year Ended June 30, 2010	9.06	0.06	1.11	1.17
Year Ended June 30, 2009	13.73	0.06	(4.66)	(4.60)
Year Ended June 30, 2008	14.12	0.06	(0.41)	(0.35)
Year Ended June 30, 2007	12.11	0.03	2.02	2.05

LARGE-CAP VALUE

Year Ended June 30, 2011	11.44	0.20	3.21	3.41
Year Ended June 30, 2010	9.74	0.19	1.73	1.92
Year Ended June 30, 2009	13.63	0.23	(3.89)	(3.66)
Year Ended June 30, 2008	17.07	0.22	(2.94)	(2.72)
Year Ended June 30, 2007	14.41	0.17	2.64	2.81

BLUE CHIP 35 INDEX

Year Ended June 30, 2011	6.18	0.15	1.39	1.54
Year Ended June 30, 2010	5.66	0.13	0.52	0.65
Year Ended June 30, 2009	7.21	0.15	(1.51)	(1.36)
Year Ended June 30, 2008	8.52	0.19	(1.39)	(1.20)
Year Ended June 30, 2007	7.21	0.16	1.26	1.42

MANAGED VOLATILITY

Year Ended June 30, 2011	10.23	0.07	1.37	1.44
Year Ended June 30, 2010	10.19	0.10	0.08	0.18
Year Ended June 30, 2009	12.58	0.18	(1.69)	(1.51)
Year Ended June 30, 2008	12.95	0.29	(0.49)	(0.20)
Year Ended June 30, 2007	12.65	0.28	0.44	0.72

(a)	Per share amounts calculated based on the average daily shares outstanding during the period.
(b)	Total return may have been lower had various fees not been waived during the period.
(c)	Total return includes the effect of a reimbursement by the Adviser and the accounting agent due to a trading error.

See Notes to Financial Statements.

141	Annual Report | June 30, 2011

Less Distributions to Shareholders from					Ratios & Supplemental Data

Net Realized Gain	Net Investment Income	Total Distributions	Net Asset Value, End of Year	Total Return	Net Assets End of Year (000’s)	Expenses Before Waivers and Reimbursements	Expenses After Waivers and Reimbursements	Net Investment Income After Waivers and Reimbursements	Portfolio Turnover Rate

$ -	$(0.07)	$(0.07)	$13.38	32.31%(b)	$ 58,478	0.86%	0.84%	0.47%	65%
-	(0.06)	(0.06)	10.17	12.89%(b)	58,409	0.86%	0.84%	0.55%	40%
-	(0.07)	(0.07)	9.06	(33.43%)	70,534	0.82%	0.82%	0.63%	49%
-	(0.04)	(0.04)	13.73	(2.50%)(b)	174,813	0.71%	0.71%	0.39%	37%
-	(0.04)	(0.04)	14.12	16.98%	138,138	0.78%	0.78%	0.25%	39%

-	(0.23)	(0.23)	14.62	30.02%(b)	29,647	1.17%	0.84%	1.50%	43%
-	(0.22)	(0.22)	11.44	19.65%(b)	25,534	1.11%	0.84%	1.58%	49%
-	(0.23)	(0.23)	9.74	(26.88%)(b)	27,996	0.98%	0.84%	2.20%	65%
(0.51)	(0.21)	(0.72)	13.63	(16.46%)(b)	54,144	0.80%	0.79%	1.38%	28%
-	(0.15)	(0.15)	17.07	19.57%	86,095	0.79%	0.79%	1.08%	34%

-	(0.12)	(0.12)	7.60	25.10%(b)	331,565	0.27%	0.15%	2.09%	19%
-	(0.13)	(0.13)	6.18	11.25%(b)(c)	222,586	0.27%	0.15%	1.99%	28%
-	(0.19)	(0.19)	5.66	(18.77%)(b)	188,012	0.25%	0.15%	2.58%	86%
-	(0.11)	(0.11)	7.21	(14.28%)(b)	250,988	0.22%	0.15%	2.35%	12%
-	(0.11)	(0.11)	8.52	19.81%(b)	99,082	0.35%	0.15%	1.98%	11%

-	(0.09)	(0.09)	11.58	14.15%(b)	29,246	1.22%	0.94%	0.63%	34%
-	(0.14)	(0.14)	10.23	1.67%(b)	33,684	1.05%	0.94%	0.91%	33%
(0.52)	(0.36)	(0.88)	10.19	(11.66%)(b)	47,299	1.01%	0.94%	1.72%	51%
-	(0.17)	(0.17)	12.58	(1.57%)(b)	75,417	0.88%	0.88%	2.23%	44%
(0.15)	(0.27)	(0.42)	12.95	5.87%(b)	87,056	0.98%	0.94%	2.16%	27%

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1. Organization:

Bridgeway Funds, Inc. (“Bridgeway” or the “Company”) was organized as a Maryland corporation on October 19, 1993, and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

Bridgeway is organized as a series fund, which currently has 13 investment funds (each, a “Fund” and collectively, the “Funds”): Aggressive Investors 1, Aggressive Investors 2, Ultra-Small Company, Ultra-Small Company Market, Micro-Cap Limited, Small-Cap Momentum, Small-Cap Growth, Small-Cap Value, Large-Cap Growth, Large-Cap Value, Blue Chip 35 Index and Managed Volatility Funds are presented in this report. The Omni Tax-Managed Small-Cap Value Fund (formerly, the Omni Small-Cap Value Fund) commenced operations on December 31, 2010 and is included in a separate report.

Bridgeway is authorized to issue 2,000,000,000 shares of common stock at $0.001 per share. 15,000,000 shares have been classified into the Aggressive Investors 1 Fund. 130,000,000 shares each have been classified into the Aggressive Investors 2 and Blue Chip 35 Index Funds. 5,000,000 shares have been classified into the Ultra-Small Company Fund. 10,000,000 shares have been classified in the Micro-Cap Limited Fund. 100,000,000 shares each have been classified into the Ultra-Small Company Market, Omni Tax-Managed Small-Cap Value, Small-Cap Momentum, Small-Cap Growth, Small-Cap Value, Large-Cap Growth, and Large-Cap Value Funds. 50,000,000 shares have been classified into the Managed Volatility Fund. All shares outstanding currently represent Class N shares.

The Ultra-Small Company Fund is open to existing investors (direct only).

All of the Funds are no-load, diversified funds.

The Aggressive Investors 1 and 2 Funds seek to exceed the stock market total return (primarily through capital appreciation) at a level of total risk roughly equal to that of the stock market over longer periods of time (three years or more).

The Ultra-Small Company, Ultra-Small Company Market, Micro-Cap Limited, Small-Cap Momentum, Small-Cap Growth, Small-Cap Value and Large-Cap Growth Funds seek to provide a long-term total return of capital, primarily through capital appreciation.

The Blue Chip 35 Index and Large-Cap Value Funds seek to provide long-term total return of capital, primarily through capital appreciation but also some income.

The Managed Volatility Fund seeks to provide a high current return with short-term risk less than or equal to 40% of the stock market.

Bridgeway Capital Management, Inc. (the “Adviser”) is the investment adviser for all of the Funds.

2. Significant Accounting Policies:

The following summary of significant accounting policies, followed in the preparation of the financial statements of the Funds, are in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Securities, Options, Futures and Other Investments Valuation Other than options, portfolio securities that are principally traded on a national securities exchange are valued at their last sale price on the principal exchange on which they are traded prior to the close of the New York Stock Exchange (“NYSE”), on each day the NYSE is open for business. If there is no closing price on the NYSE, the portfolio security will be valued using a composite price, which is defined as the last price for the security on any exchange. Portfolio securities other than options that are principally traded on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) are valued at the NASDAQ Official Closing Price (“NOCP”). In the absence of recorded sales on their home exchange, or NOCP, in the case of NASDAQ traded securities, the security will be valued as follows: bid prices for long positions and ask prices for short positions.

Short-term fixed income securities having a remaining maturity of 60 days or less are valued at amortized cost, which approximates market value. Options are valued at the close if there is trading volume and if there is no trading volume, the bid on long

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positions and ask on the short positions. Other investments for which no sales are reported are valued at the latest bid price in accordance with the pricing policy established by the Board of Directors.

Investments in open-end registered investment companies and closed-end registered investment companies that do not trade on an exchange are valued at the end of day net asset value (“NAV”) per share.

Investments in closed-end registered investment companies that trade on an exchange are valued at the last sales price as of the close of the customary trading session on the exchange where the security is principally traded.

When market quotations are not readily available or when events occur that make established valuation methods unreliable, securities of the Funds may be valued at fair value as determined in good faith by or under the direction of the Board of Directors. The valuation assigned to fair valued securities for purposes of calculating the Funds’ NAVs may differ from the security’s most recent closing market price and from the prices used by other mutual funds to calculate their NAVs.

The inputs and valuation techniques used to determine the value of a Fund’s investments are summarized into three levels as described in the hierarchy below:

•	Level 1 — quoted prices in active markets for identical assets

Investments whose values are based on quoted market prices in active markets, and whose values are therefore classified as Level 1 prices, include active listed equity securities. The Funds do not adjust the quoted price for such investments, even in situations where the Funds hold a large position and a sale could reasonably impact the quoted price.

•	Level 2 — other significant observable inputs (including quoted prices for similar securities, interest rates, prepayments speeds, credit risk, etc.)

Investments that trade in markets that are not considered to be active, but whose values are based on quoted market prices, dealer quotations or valuations provided by alternative pricing sources supported by observable inputs are classified as Level 2 prices. These generally include certain U.S. government and sovereign obligations, most government agency securities, investment-grade corporate bonds and less liquid listed equity securities. As investments whose values are classified as Level 2 prices include positions that are not traded in active markets and/or are subject to transfer restrictions, valuations may be adjusted to reflect illiquidity and/or non-transferability, which are generally based on available market information.

Money market fund investments consist of mutual funds which invest primarily in securities that are valued at amortized cost, a Level 2 investment. Therefore, the money market funds are classified as Level 2 investments. The Funds’ total return swap values are derived by applying observable inputs to the outstanding notional values and are therefore classified as Level 2 investments also.

•	Level 3 — significant unobservable inputs (including a Fund’s own assumptions in determining the fair value of investments)

Investments whose values are classified as Level 3 prices have significant unobservable inputs, as they may trade infrequently or not at all. When observable prices are not available for these securities, the Funds use one or more valuation techniques for which sufficient and reliable data is available. The inputs used by the Funds in estimating the value of Level 3 prices may include the original transaction price, quoted prices for similar securities or assets in active markets, completed or pending third-party transactions in the underlying investment or comparable issuers, and changes in financial ratios or cash flows. Level 3 prices may also be adjusted to reflect illiquidity and/or non-transferability, with the amount of such discount estimated by the Funds in the absence of market information. Assumptions used by the Funds due to the lack of observable inputs may significantly impact the resulting value and therefore the Funds’ results of operations.

The inputs or methodology used for valuing investments are not necessarily an indication of the risk associated with investing in those investments. A summary of the inputs used to value the Funds’ investments as of June 30, 2011 is included with each Fund’s Schedule of Investments.

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The Funds’ policy is to recognize transfers into, and transfers out, of each level of hierarchy as of the beginning of the reporting period. For the fiscal year ended June 30, 2011, there were no transfers between Level 1 and Level 2 on any of the Funds.

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-04 “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” ASU No. 2011-04 includes common requirements for measurement of and disclosure about fair value between U.S. GAAP and International Financial Reporting Standards (“IFRS’). ASU No. 2011-04 will require reporting entities to disclose quantitative information about the unobservable inputs used in the fair value measurements categorized within Level 3 of the fair value hierarchy. In addition, ASU No. 2011-04 will require reporting entities to make disclosures about amounts and reasons for all transfers in and out of Level 1 and Level 2 fair value measurements. The new and revised disclosures are effective for interim and annual reporting periods beginning after December 15, 2011. Management is currently evaluating the implications of ASU No. 2011-04, and its impact on the financial statements has not been determined.

Securities Lending Upon lending its securities to third parties, each Fund receives compensation in the form of fees. A Fund also continues to receive dividends on the securities loaned. The loans are secured by collateral at least equal to the fair value of the securities loaned plus accrued interest. Gain or loss in the fair value of the securities loaned that may occur during the term of the loan will be for the account of a Fund. Each Fund has the right under the lending agreement to recover the securities from the borrower on demand. Additionally, a Fund does not have the right to sell or repledge collateral received in the form of securities unless the borrower goes into default. The risks to a Fund of securities lending are that the borrower may not provide additional collateral when required or return the securities when due.

As of June 30, 2011, the Funds had securities on loan and related collateral with values shown below:

	Securities on	Value of
Bridgeway Fund	Loan Value	Collateral

Aggressive Investors 1	$ 3,573,355	$ 3,659,828
Aggressive Investors 2	18,628,427	19,087,361
Ultra-Small Company	8,229,684	9,006,516
Ultra-Small Company Market	36,234,291	40,154,762
Micro-Cap Limited	1,860,302	2,071,952
Small-Cap Momentum	346,573	360,771
Small-Cap Growth	5,093,630	5,240,550
Small-Cap Value	5,813,982	6,129,853
Large-Cap Growth	2,941,700	2,994,700
Large-Cap Value	325,415	333,000
Managed Volatility	243,890	264,724

It is each Fund’s policy to obtain additional collateral from or return excess collateral to the borrower by the end of the next business day, following the valuation date of the securities loaned. Therefore, the value of the collateral held may be temporarily less than that required under the lending contract. As of June 30, 2011 the collateral consisted of an institutional money market fund.

Use of Estimates in Financial Statements In preparing financial statements in conformity with GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties The Funds provide for various investment options, including stocks and call and put options. Such investments are exposed to various risks, such as interest rate, market and credit risks. Due to the risks involved, it is at least reasonably possible that changes in risks in the near term would materially affect shareholders’ account values and the amounts reported in the financial statements.

Security Transactions, Investment Income and Expenses Security transactions are accounted for as of the trade date, the date the order to buy or sell is executed. Realized gains and losses are computed on the identified cost basis. Dividend

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income is recorded on the ex-dividend date, and interest income is recorded on the accrual basis from settlement date. Particularly related to the Managed Volatility Fund, discounts and premiums are accreted/amortized on the effective interest method.

Fund expenses that are not series-specific are allocated to each series based upon its relative proportion of net assets to the Funds’ total net assets or other appropriate basis.

Distributions to Shareholders The Funds pay dividends from net investment income and distribute realized capital gains annually, usually in December.

Derivatives

The Funds’ use of derivatives for the fiscal year ended June 30, 2011 was limited to futures contracts, total return swaps, purchased options and written options. The following is a summary of how these derivatives are treated in the financial statements and their impact on the Funds.

		Asset Derivatives		Liability Derivatives
Fund/Financial Instrument Type	Type of Derivative	Location on Statement of Assets and Liabilities	Fair Value	Location on Statement of Assets and Liabilities	Fair Value
Aggressive Investors 1
Other	Swap	Receivable, Total Return Swap	$3,655		$ -
Equity Contracts	Purchased Option	Investments at value	94,000		-
Aggressive Investors 2
Other	Swap	Receivable, Total Return Swap	15,113		-
Equity Contracts	Purchased Option	Investments at value	197,400		-
Ultra-Small Company
Other	Swap	Receivable, Total Return Swap	26,702		-
Ultra-Small Company Market
Other	Swap	Receivable, Total Return Swap	7,993		-
Micro-Cap Limited
Other	Swap	Receivable, Total Return Swap	4,271		-
Small-Cap Growth
Other	Swap	Receivable, Total Return Swap	7,720		-
Small-Cap Value
Other	Swap	Receivable, Total Return Swap	9,894		-
Large-Cap Growth
Other	Swap	Receivable, Total Return Swap	5,184		-

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June 30, 2011

		Asset Derivatives		Liability Derivatives
Fund/Financial Instrument Type	Type of Derivative	Location on Statement of Assets and Liabilities	Fair Value	Location on Statement of Assets and Liabilities	Fair Value
Large-Cap Value
Other	Swap	Receivable, Total Return Swap	10,474		-
Managed Volatility
Equity Contracts				Call Options
	Written Option		-	Written at value	559,843
				Put Options Written at value	228,100
	Purchased Option	Investments at value	3,200		-

Fund/Financial Instrument Type	Type of Derivative	Location of Gain (Loss) on Derivatives Recognized in Income	Amount of Realized Gain (Loss)	Amount of Unrealized Gain (Loss)
Aggressive Investors 1
Other	Swap	Realized Gain (Loss) on Swaps	$ 14,916
		Change in Unrealized Appreciation (Depreciation) on Swaps		$ 86,626
Equity Contracts	Purchased Option	Change in Unrealized Appreciation (Depreciation) on Investments		(25,097)
Aggressive Investors 2
Other	Swap	Realized Gain (Loss) on Swaps	126,891
		Change in Unrealized Appreciation (Depreciation) on Swaps		15,113
Equity Contracts	Purchased Option	Change in Unrealized Appreciation (Depreciation) on Investments		(48,835)
Ultra-Small Company
Other	Swap	Realized Gain (Loss) on Swaps	595,827
		Change in Unrealized Appreciation (Depreciation) on Swaps		26,702
Ultra-Small Company Market
Other	Swap	Realized Gain (Loss) on Swaps	636,929
		Change in Unrealized Appreciation (Depreciation) on Swaps		7,993
Micro-Cap Limited
Other	Swap	Realized Gain (Loss) on Swaps	51,205
		Change in Unrealized Appreciation (Depreciation) on Swaps		4,271
Small-Cap Growth
Other	Swap	Realized Gain (Loss) on Swaps	9,726
		Change in Unrealized Appreciation (Depreciation) on Swaps		52,927

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June 30, 2011

Fund/Financial Instrument Type	Type of Derivative	Location of Gain (Loss) on Derivatives Recognized in Income	Amount of Realized Gain (Loss)	Amount of Unrealized Gain (Loss)
Small-Cap Value
Other	Swap	Realized Gain (Loss) on Swaps	(164,893)
		Change in Unrealized Appreciation (Depreciation) on Swaps		58,141
Large-Cap Growth
Other	Swap	Realized Gain (Loss) on Swaps	1,032
		Change in Unrealized Appreciation (Depreciation) on Swaps		5,184
Large-Cap Value
Other	Swap	Realized Gain (Loss) on Swaps	8,059
Managed Volatility
Equity Contracts	Written
	Option	Realized Gain (Loss) on Written Options	1,457,055
		Change in Unrealized Appreciation (Depreciation) on Written Options		(90,078)
	Future	Realized Gain (Loss) on Futures Contracts	(979,384)
	Purchased Option	Realized Gain (Loss) on Investments	(14,304)
		Change in Unrealized Appreciation (Depreciation) on Investments		(8,494)

The derivative instruments outstanding as of June 30, 2011, as disclosed in the Notes to the Financial Statements, and the amounts of realized and changes in unrealized gains and losses on derivative instruments during the period, as disclosed in the Statement of Operations, serve as indicators of the volume of derivative activity for the Funds.

Futures Contracts The Funds may purchase or sell financial futures contracts to hedge cash positions, manage market risk and to dampen volatility in line with investment objectives. A futures contract is an agreement between two parties to buy or sell a financial instrument at a set price on a future date. Upon entering into such a contract, a Fund is required to pledge to the broker an amount of cash or U.S. government securities equal to the minimum “initial margin” requirements of the exchange on which the futures contract is traded. The contract amount reflects the extent of a Fund’s exposure in these financial instruments. A Fund’s participation in the futures markets involves certain risks, including imperfect correlation between movements in the price of futures contracts and movements in the price of the securities hedged or used for cover. Pursuant to a contract, such Fund agrees to receive from, or pay to, the broker an amount of cash equal to the fluctuation in value of the contract. Such receipts or payments are known as “variation margin” and are recorded by a Fund as unrealized appreciation or depreciation. When a contract is closed, a Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. With futures, there is minimal counterparty risk to the Funds since futures are exchange traded and the exchange’s clearinghouse, as counterparty to all exchange traded futures, guarantees the futures against default. As of June 30, 2011, the Funds had no open futures contracts.

Options The Aggressive Investors 1 and Aggressive Investors 2 Funds may buy and sell calls and puts to increase or decrease each Fund’s exposure to stock market risk or for purposes of diversification of risk. The Managed Volatility Fund may buy and sell calls and puts to reduce the Fund’s volatility and provide some cash flow. An option is a contract conveying a right to buy or sell a financial instrument at a specified price during a stipulated period. The premium paid by a Fund for the purchase of a call or a put option is included in such Fund’s Schedule of Investments as an investment and subsequently marked-to-market to reflect the current market value of the option. When a Fund writes a call or a put option, an amount equal to the premium received by such Fund is included in its Statement of Assets and Liabilities as a liability and is subsequently marked-to-market to reflect the current market value of the option written. If an option which a Fund has written either expires

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on its stipulated expiration date, or if such Fund enters into a closing purchase transaction, that Fund realizes a gain (or a loss if the cost of a closing purchase transaction exceeds the premium received when the option was written) without regard to any unrealized gain or loss on the underlying security, and the liability related to such options is extinguished. If a call option that a Fund has written is assigned, such Fund realizes a gain or loss from the sale of the underlying security and the proceeds from such sale are increased by the premium originally received. If a put option that a Fund has written is assigned, the amount of the premium originally received reduces the cost of the security that such Fund purchased upon exercise of the option. Buying calls increases a Fund’s exposure to the underlying security to the extent of any premium paid. Buying puts on a stock market index tends to limit a Fund’s exposure to a stock market decline. All options purchased by the Funds were listed on exchanges and considered liquid positions with readily available market quotes.

Covered Call Options and Secured Puts The Aggressive Investors 1, Aggressive Investors 2 and Managed Volatility Funds may write call options on a covered basis, that is, a Fund will own the underlying security, or a Fund may write secured puts. The principal reason for writing covered calls and secured puts on a security is to attempt to realize income through the receipt of premiums. The option writer has, in return for the premium, given up the opportunity for profit from a substantial price increase in the underlying security so long as the obligation as a writer continues, but has retained the risk of loss should the price of the security decline. All options were listed on exchanges and considered liquid positions with readily available market quotes. Transactions in options written during the fiscal year ended June 30, 2011 are as follows:

	Managed Volatility Fund		Managed Volatility Fund
	Written Call Options		Written Put Options
	Contracts	Premiums	Contracts	Premiums

Outstanding, June 30, 2010	2,212	$ 297,023	2,581	$ 335,089
Positions Opened	9,913	1,654,349	10,106	1,432,817
Exercised	(3,869)	(743,257)	(3,267)	(392,103)
Expired	(5,021)	(691,681)	(6,168)	(906,789)
Closed	(700)	(137,448)	(1,517)	(217,276)

Outstanding, June 30, 2011	2,535	$ 378,986	1,735	$ 251,738

Market Value, June 30, 2011		$ 559,843		$ 228,100

The Aggressive Investors 1 and Aggressive Investors 2 Funds had no transactions in written options during the fiscal year ended June 30, 2011.

Swaps. Each Fund may enter into total return swaps. Total return swaps are agreements that provide a Fund with a return based on the performance of an underlying asset, in exchange for fee payments to a counterparty based on a specified rate. The difference in the value of these income streams is recorded daily by the Funds and is settled in cash monthly.

The fee paid by a Fund will typically be determined by multiplying the face value of the swap agreement by an agreed upon interest rate. In addition, if the underlying asset declines in value over the term of the swap, a Fund would also be required to pay the dollar value of that decline to the counterparty. Total return swaps could result in losses if the underlying asset does not perform as anticipated by the Adviser. A Fund may use its own NAV as the underlying asset in a total return swap. This strategy serves to reduce cash drag (the impact of cash on a Fund’s overall return) by replacing it with the impact of market exposure based upon a Fund’s own investment holdings. The following total return swaps were open as of June 30, 2011:

Portfolio	Swap Counterparty	Notional Principal	Maturity Date	Net Unrealized Gain\(Loss)
Aggressive Investors 1	ReFlow Management Co.	$353,423	July 1, 2011	$ 3,655
Aggressive Investors 2	ReFlow Management Co.	459,923	July 1, 2011	15,113
Ultra-Small Company	ReFlow Management Co.	1,992,459	July 1, 2011	26,702
Ultra-Small Company Market	ReFlow Management Co.	1,217,938	July 1, 2011	7,993
Micro-Cap Limited	ReFlow Management Co.	155,906	July 1, 2011	4,271
Small-Cap Growth	ReFlow Management Co.	247,758	July 1, 2011	7,720

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June 30, 2011

Portfolio	Swap Counterparty	Notional Principal	Maturity Date	Net Unrealized Gain\(Loss)
Small-Cap Value	ReFlow Management Co.	642,645	July 1, 2011	9,894
Large-Cap Growth	ReFlow Management Co.	276,557	July 1, 2011	5,184

IndemnificationUnder the Company’s organizational documents, the Funds’ officers, directors, employees and agents are indemnified against certain liabilities that may arise out of the performance of their duties to the Funds. Additionally, in the normal course of business, the Funds enter into contracts that contain a variety of indemnification clauses. The Funds’ maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Funds that have not yet occurred. However, the Funds have not had prior claims or losses pursuant to these contracts.

3. Management Fees, Other Related Party Transactions and Contingencies:

The Funds have entered into management agreements with the Adviser. As compensation for the advisory services rendered, facilities furnished, and expenses borne by the Adviser, the Funds pay the Adviser a fee pursuant to each Fund’s management agreement, as described below.

Aggressive Investors 1: A total advisory fee is paid by the Fund to the Adviser that is comprised of a Base Fee and a Performance Adjustment. The Base Fee equals the Base Fee Rate times the average daily net assets of the Fund. The Base Fee Rate is based on the following annual rates: 0.90% of the first $250 million of the Fund’s average daily net assets, 0.875% of the next $250 million and 0.85% of any excess over $500 million.

The Performance Adjustment equals 4.67% times the difference in cumulative total return between the Fund and the Standard and Poor’s 500 Composite Stock Price Index with dividends reinvested (hereinafter “Index”) over a rolling five-year performance period. The Performance Adjustment Rate varies from a minimum of –0.70% to a maximum of +0.70%. However, the Performance Adjustment Rate is zero if the difference between the cumulative Fund performance and the Index performance is less than or equal to 2%.

Aggressive Investors 2: A total advisory fee is paid by the Fund to the Adviser that is comprised of a Base Fee and a Performance Adjustment. The Base Fee equals the Base Fee Rate times the average daily net assets of the Fund. The Base Fee rate is based on the following annual rates: 0.90% of the first $250 million of the Fund’s average daily net assets, 0.875% of the next $250 million, 0.85% from $500 million to $1 billion, and 0.80% over $1 billion.

The Performance Adjustment equals 2.00% times the difference in cumulative total return between the Fund and the Standard and Poor’s 500 Composite Stock Price Index with dividends reinvested (hereinafter “Index”) over a rolling five-year performance period. The Performance Adjustment Rate varies from a minimum of -0.30% to a maximum of +0.30%. However, the Performance Adjustment Rate is zero if the difference between the cumulative Fund performance and the Index performance is less than or equal to 2%.

Ultra-Small Company: The Fund pays management fees based on the following annual rates: 0.90% of the first $250 million of the Fund’s average daily net assets, 0.875% of the next $250 million and 0.85% of any excess over $500 million. The management fees are computed daily and are payable monthly. However, during any period that the Fund’s net assets range from $27,500,000 to $55,000,000, the advisory fee will be determined as if the Fund had $55,000,000 under management. This is limited to a maximum annualized expense ratio of 1.49% of average net assets.

Ultra-Small Company Market: The Fund’s management fee is a flat 0.50% of the value of the Fund’s average daily net assets, computed daily and payable monthly.

Micro-Cap Limited: A total advisory fee is paid by the Fund to the Adviser that is comprised of a Base Fee and a Performance Adjustment. The Base Fee equals the Base Fee Rate times the average daily net assets of the Fund. The Base Fee Rate is based on the following annual rates: 0.90% of the first $250 million of the Fund’s average daily net assets, 0.875% of the next $250 million and 0.85% of any excess over $500 million. However, during any quarter that the Fund’s net assets range from $27,500,000 to $55,000,000, the advisory fee will be determined as if the Fund had $55,000,000 under management. This is limited to a maximum annualized expense ratio of 1.49% of the net assets in the quarter the advisory fee is determined.

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The Performance Adjustment equals 2.87% times the difference in cumulative total return between the Fund and the CRSP Cap-Based Portfolio 9 Index with dividends reinvested (hereinafter “Index”) over a rolling five-year performance period. The Performance Adjustment Rate varies from a minimum of –0.70% to a maximum of +0.70%. However, the Performance Adjustment Rate is zero if the difference between the cumulative Fund performance and the Index performance is less than or equal to 2%.

Small-Cap Momentum: The Fund’s management fee is a flat 0.55% of the value of the Fund’s average daily net assets, computed daily and payable monthly.

Small-Cap Growth and Small-Cap Value: A total advisory fee is paid by each Fund to the Adviser that is comprised of a Base Fee and a Performance Adjustment. The Base Fee equals the Base Fee Rate times the average daily net assets of the Fund. The Base Fee Rate is based on the annual rate of 0.60% of the value of the Fund’s average daily net assets.

The Performance Adjustment equals 0.33% times the difference in cumulative total return between the Fund and the Russell 2000 Growth Index for Small-Cap Growth Fund and the Russell 2000 Value Index for Small-Cap Value Fund, with dividends reinvested (hereinafter “Index”) over a rolling five-year performance period. The Performance Adjustment Rate varies from a minimum of -0.05% to a maximum of +0.05%. However, the Performance Adjustment Rate is zero if the difference between the cumulative Fund’s performance and the Index performance is less than or equal to 2%.

Large-Cap Growth and Large-Cap Value: A total advisory fee is paid by each Fund to the Adviser that is comprised of a Base Fee and a Performance Adjustment. The Base Fee equals the Base Fee Rate times the average daily net assets of the Fund. The Base Fee Rate is based on the annual rate of 0.50% of the value of the Fund’s average daily net assets.

The Performance Adjustment equals 0.33% times the difference in cumulative total return between the Fund and the Russell 1000 Growth Index for Large-Cap Growth Fund and the Russell 1000 Value Index for the Large-Cap Value Fund, with dividends reinvested (hereinafter “Index”) over a rolling five-year performance period. The Performance Adjustment Rate varies from a minimum of -0.05% to a maximum of +0.05%. However, the Performance Adjustment Rate is zero if the difference between the cumulative Fund’s performance and the Index performance is less than or equal to 2%.

Blue Chip 35 Index: The Fund’s management fee is a flat 0.08% of the value of the Fund’s average daily net assets, computed daily and payable monthly.

Managed Volatility: The Fund’s management fee is a flat 0.60% of the value of the Fund’s average daily net assets, computed daily and payable monthly.

Expense limitations: At a special meeting on March 31, 2005, shareholders of the Funds (except for the Small-Cap Momentum Fund, which was launched on May 28, 2010) approved amendments to the Management Agreements detailing expense limitations. With regard to the Small-Cap Momentum Fund, the Board of Directors and sole initial shareholder approved an expense limitation beginning on May 28, 2010. The Adviser agrees to reimburse the Funds for operating expenses and management fees above the expense limitations, which are shown as a ratio of net expenses to average net assets, for each Fund, for the fiscal year ended June 30, 2011. Such expense limitations and total reimbursements for the fiscal year ended June 30, 2011, are shown below.

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June 30, 2011

Bridgeway Fund	Expense Limitation	Total Waivers and Reimbursements for Period Ending 06/30/11

Aggressive Investors 1	1.80%	$ -
Aggressive Investors 2	1.75%	-
Ultra-Small Company	2.00%	-
Ultra-Small Company Market	0.75%	135,023
Micro-Cap Limited	1.85%	-
Small-Cap Momentum*	0.90%	101,196
Small-Cap Growth	0.94%	17,669
Small-Cap Value	0.94%	$ -
Large-Cap Growth	0.84%	8,387
Large-Cap Value	0.84%	89,696
Blue Chip 35 Index	0.15%	356,960
Managed Volatility	0.94%	90,013
* The Fund is authorized to reimburse the Adviser for management fees previously waived and/or for expenses previously paid by the Adviser, provided, however, that any reimbursements must be paid at a date not more than three years after the fiscal year in which the Adviser waived the fees or reimbursed the expenses and the reimbursements do not cause the Fund to exceed the expense limitation in the agreement. The Fund has recoupable expenses of $11,221 and $101,196, which expire June 30, 2013 and June 30, 2014, respectively.

Other Waivers and Reimbursements: BNY Mellon Asset Servicing, the Funds’ accounting agent, at its discretion, voluntarily waived a portion of its accounting and transfer agent fees for the Small-Cap Momentum Fund. For the fiscal year ended June 30, 2011, BNY Mellon Asset Servicing waived $6,250 in accounting fees and $5,000 in transfer agent fees.

Other Related Party Transactions: On occasion, the Funds will engage in inter-portfolio trades when it is to the benefit of both parties. The Board of Directors reviews these trades quarterly. During the fiscal year ended June 30, 2011, the Ultra-Small Company Fund, Ultra-Small Company Market Fund, Micro-Cap Limited Fund, Small-Cap Growth Fund and Small-Cap Momentum Fund had inter-portfolio purchases of $279,552, $198,975, $128,214, $600,886 and $1,873, respectively. Also during the fiscal year ended June 30, 2011, the Ultra-Small Company Fund, Ultra-Small Company Market Fund and Small-Cap Value Fund had inter-portfolio sales of $200,844, $407,766 and $600,876, respectively. No inter-portfolio purchases or sales were entered into during the fiscal year ended June 30, 2011 by the Aggressive Investors 1, Aggressive Investors 2, Large-Cap Growth, Large-Cap Value, Blue Chip 35 Index and Managed Volatility Funds.

The Adviser entered into an Administrative Services Agreement with Bridgeway, pursuant to which the Adviser provides various administrative services to the Funds including, but not limited to: (i) supervising and managing various aspects of the Funds’ business and affairs; (ii) selecting, overseeing and/or coordinating activities with other service providers to the Funds; (iii) providing reports to the Board of Directors as requested from time to time; (iv) assisting and/or reviewing amendments and updates to the Funds’ registration statement and other filings with the Securities and Exchange Commission (“SEC”); (v) providing certain shareholder services; (vi) providing administrative support in connection with meetings of the Board of Directors; and (vii) providing certain record-keeping services. For its services to all of the Funds, the Adviser is paid an aggregate annual fee of $535,000 payable in equal monthly installments.

One director of Bridgeway, John Montgomery, is an owner and director of the Adviser. Another director of Bridgeway, Michael Mulcahy, is an executive and director of the Adviser. Under the 1940 Act definitions, each is considered to be an “affiliated person” of the Adviser and an “interested person” of the Adviser and of Bridgeway. Compensation for Mr. Montgomery and Mr. Mulcahy is borne by the Adviser rather than the Funds.

Board of Directors Compensation Independent Directors are paid an annual retainer of $14,000 with an additional retainer of $2,500 paid to the Independent Chairman of the Board and an additional retainer of $1,000 paid to the Nominating and

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NOTES TO FINANCIAL STATEMENTS (continued)
June 30, 2011

Corporate Governance Committee Chair. Independent Directors are paid $6,000 per meeting for meeting fees. Such compensation is the total compensation from all Funds and is allocated among the Funds.

The Independent Directors receive this compensation in the form of shares of the Funds, credited to his or her account. Such Directors are reimbursed for any expenses incurred in attending meetings and conferences and expenses for subscriptions or printed materials. The amount of directors’ fees attributable to each Fund is disclosed in the Statements of Operations.

4. Distribution and Shareholder Servicing Fees:

Foreside Fund Services, LLC acts as distributor of the Funds’ shares pursuant to a Distribution Agreement dated November 12, 2010. The Adviser pays all costs and expenses associated with distribution of the Funds’ shares pursuant to a protective plan adopted by shareholders pursuant to Rule 12b-1.

5. Purchases and Sales of Investment Securities:

Purchases and sales of investments, other than short-term securities, for each Fund for the fiscal year ended June 30, 2011 were as follows:

	Purchases		Sales
Bridgeway Fund	U.S. Government	Other	U.S. Government	Other

Aggressive Investors 1	$ -	$111,597,663	$ -	$130,516,564
Aggressive Investors 2	-	239,196,675	-	394,958,739
Ultra-Small Company	-	97,396,915	-	105,960,697
Ultra-Small Company Market	-	161,620,265	-	210,975,659
Micro-Cap Limited	-	26,695,195	-	29,347,224
Small-Cap Momentum	-	7,216,018	-	6,814,417
Small-Cap Growth	-	44,629,654	-	70,017,280
Small-Cap Value	-	87,025,991	-	130,663,378
Large-Cap Growth	-	37,906,007	-	53,951,820
Large-Cap Value	-	11,639,875	-	14,226,120
Blue Chip 35 Index	-	113,091,423	-	55,910,341
Managed Volatility	199,789	7,666,626	2,155,000	12,722,302

6. Federal Income Taxes

It is the Funds’ policy to continue to comply with the provisions of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies and distribute income to the extent necessary so that the Funds are not subject to federal income tax. Therefore, no federal income tax provision is required.

Unrealized Appreciation and Depreciation on Investments (Tax Basis) The amount of net unrealized appreciation/ depreciation and the cost of investment securities for tax purposes, including short-term securities at June 30, 2011, were as follows:

	Aggressive Investors 1	Aggressive Investors 2	Ultra-Small Company	Ultra-Small Company Market
As of June 30, 2011
Gross appreciation (excess of value over tax cost)	$20,118,186	$ 41,978,307	$19,969,413	$129,622,249
Gross depreciation (excess of tax cost over value)	(3,162,717)	(5,827,403)	(5,166,347)	(12,793,651)
Net unrealized appreciation (depreciation)	$16,955,469	$ 36,150,904	$14,803,066	$116,828,598
Cost of investments for income tax purposes	$90,184,087	$189,844,350	$80,898,053	$277,067,169

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NOTES TO FINANCIAL STATEMENTS (continued)
June 30, 2011

	Micro-Cap Limited	Small-Cap Momentum	Small-Cap Growth	Small-Cap Value
As of June 30, 2011
Gross appreciation (excess of value over tax cost)	$ 4,244,952	$ 337,926	$ 10,675,472	$ 20,588,352
Gross depreciation (excess of tax cost over value)	(897,683)	(48,151)	(842,977)	(1,955,986)
Net unrealized appreciation (depreciation)	$ 3,347,269	$ 289,775	$ 9,832,495	$ 18,632,366
Cost of investments for income tax purposes	$21,780,407	$2,713,173	$37,278,809	$ 75,236,219

	Large-Cap Growth	Large-Cap Value	Blue Chip 35 Index	Managed Volatility
As of June 30, 2011
Gross appreciation (excess of value over tax cost)	$ 12,158,482	$ 6,834,723	$ 68,391,931	$ 5,243,227
Gross depreciation (excess of tax cost over value)	(1,629,867)	(517,411)	(8,369,049)	(1,242,365)
Net unrealized appreciation	$ 10,528,615	$ 6,317,312	$ 60,022,882	$ 4,000,862
Cost of investments for income tax purposes	$ 47,954,532	$23,885,353	$271,944,988	$24,304,580
The differences between book and tax net unrealized appreciation (depreciation) are primarily due to wash sale loss deferrals, and adjustments to basis from investments in real estate investment trusts, business development companies and partnerships.

Classifications of Distributions Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of distributions made during the year from net investment income or net realized gains may differ from its ultimate characterization for federal income tax purposes.

The tax character of the distributions paid by the Funds during the last two fiscal years ended June 30, 2011 and June 30, 2010, respectively, are as follows:

	Aggressive Investors 1		Aggressive Investors 2
	Year	Year	Year	Year
	Ended	Ended	Ended	Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Distributions paid from:
Ordinary income	$2,167,451	$930,085	$1,764,382	$1,620,063
Total	$2,167,451	$930,085	$1,764,382	$1,620,063

	Ultra-Small Company		Ultra-Small Company Market
	Year Ended June 30, 2011	Year Ended June 30, 2010	Year Ended June 30, 2011	Year Ended June 30, 2010
Distributions paid from:
Ordinary income	$632,748	$837,589	$4,111,396	$5,060,400
Total	$632,748	$837,589	$4,111,396	$5,060,400

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NOTES TO FINANCIAL STATEMENTS (continued)
June 30, 2011

	Micro-Cap Limited		Small-Cap Momentum
	Year Ended June 30, 2011	Year Ended June 30, 2010	Year Ended June 30, 2011	Year Ended June 30, 2010*
Distributions paid from:
Ordinary income	$ 401,927	$ 300,332	$ 16,889	$ -
Total	$ 401,927	$ 300,332	$ 16,889	$ -

	Small-Cap Growth		Small-Cap Value
	Year Ended June 30, 2011	Year Ended June 30, 2010	Year Ended June 30, 2011	Year Ended June 30, 2010
Distributions paid from:
Ordinary income	$ 107,719	$ 252,145	$557,827	$806,731
Total	$ 107,719	$ 252,145	$557,827	$806,731

	Large-Cap Growth		Large-Cap Value
	Year Ended June 30, 2011	Year Ended June 30, 2010	Year Ended June 30, 2011	Year Ended June 30, 2010
Distributions paid from:
Ordinary income	$ 342,087	$ 417,231	$461,725	$565,868
Total	$ 342,087	$ 417,231	$461,725	$565,868

	Blue Chip 35 Index		Managed Volatility
	Year Ended June 30, 2011	Year Ended June 30, 2010	Year Ended June 30, 2011	Year Ended June 30, 2010
Distributions paid from:
Ordinary income	$4,877,457	$4,072,171	$266,935	$612,394
Total	$4,877,457	$4,072,171	$266,935	$612,394

*	Commenced operations on May 28, 2010, and as a result, there were no distributions for the year ended June 30, 2010.

At June 30, 2011, the Funds had available for tax purposes, capital loss carryovers as follows:

		Aggressive Investor 1	Aggressive Investor 2	Ultra-Small Company
Expiring	6/30/2017	$ -	$ 12,816,562	$2,301,468
	6/30/2018	70,102,305	177,345,455	1,365,778

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NOTES TO FINANCIAL STATEMENTS (continued)
June 30, 2011

		Micro-Cap Limited	Small-Cap Growth	Small-Cap Value
Expiring	6/30/2015	$ -	$ 2,860,044	$ -
	6/30/2016	-	-	-
	6/30/2017	3,902,694	7,823,854	14,748,497
	6/30/2018	4,507,635	22,793,119	50,552,993

		Large-Cap Growth	Large-Cap Value	Blue Chip 35 Index	Managed Volatility
Expiring	6/30/2012	$ -	$ -	$ 327,296	$ -
	6/30/2013	-	-	282,192	-
	6/30/2014	-	-	402,963	-
	6/30/2015	-	-	418,882	-
	6/30/2016	-	-	31,461	-
	6/30/2017	4,574,830	127,273	28,604,419	-
	6/30/2018	33,490,095	3,361,989	34,451,339	7,043,873
	6/30/2019	-	-	2,656,190	-

Under the Regulated Investment Company Modernization Act of 2010, capital losses incurred by a fund after June 30, 2011, will not be subject to expiration. In addition, such losses must be utilized prior to the losses incurred in the years preceding enactment.

There are no capital loss carryovers for Ultra-Small Company Market Fund and Small-Cap Momentum Fund as of June 30, 2011.

Capital loss carryovers utilized during the fiscal year June 30, 2011 were as follows:

Bridgeway Fund	Capital Loss Carryover Utilized
Aggressive Investors 1	$15,406,021
Aggressive Investors 2	43,447,188
Ultra-Small Company	12,949,694
Ultra-Small Company Market	8,675,110
Micro-Cap Limited	4,376,827
Small-Cap Growth	7,049,367
Small-Cap Value	20,636,947
Large-Cap Growth	8,849,005
Large-Cap Value	3,045,462
Managed Volatility	980,347

Capital loss carryovers of $337,509 expired for the Blue Chip 35 Index Fund during the fiscal year ended June 30, 2011.

Components of Accumulated Earnings (Deficit) As of June 30, 2011, the components of accumulated earnings (deficit) on a tax basis were:

	Aggressive Investors 1	Aggressive Investors 2	Ultra-Small Company
Accumulated Net Investment Income (Loss)	$ 1,648,496	$ 23,680	$ 938,111
Accumulated Net Realized Gain (Loss) on Investments*	(70,102,305)	(190,162,017)	(3,667,246)
Net Unrealized Appreciation/Depreciation of Investments	16,955,469	36,150,904	14,803,066
Total	$(51,498,340)	$(153,987,433)	$12,073,931

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NOTES TO FINANCIAL STATEMENTS (continued)
June 30, 2011

	Ultra-Small Company Market	Micro-Cap Limited	Small-Cap Momentum
Accumulated Net Investment Income (Loss)	$ 3,451,116	$ 398,482	$ 280,420
Accumulated Net Realized Gain (Loss) on Investments*	13,433,177	(8,410,329)	9,122
Net Unrealized Appreciation/Depreciation of Investments	116,828,598	3,347,269	289,775
Total	$133,712,891	$ (4,664,578)	$ 579,317

	Small-Cap Growth	Small-Cap Value	Large-Cap Growth
Accumulated Net Investment Income (Loss)	$ 3,172	$ 724,448	$ 127,160
Accumulated Net Realized Gain (Loss) on Investments*	(33,477,017)	(65,301,490)	(38,064,925)
Net Unrealized Appreciation/Depreciation of Investments	9,832,495	18,632,366	10,528,615
Total	$ (23,641,350)	$(45,944,676)	$(27,409,150)

	Large-Cap Value	Blue Chip 35 Index	Managed Volatility
Accumulated Net Investment Income (Loss)	$ 168,714	$ 3,448,573	$ 151,301
Accumulated Net Realized Gain (Loss) on Investments*	(3,489,262)	(67,514,690)	(7,043,873)
Net Unrealized Appreciation/Depreciation of Investments	6,317,312	60,022,882	4,000,862
Total	$ 2,996,764	$ (4,043,235)	$ (2,891,710)

*	Includes losses incurred during the period November 1, 2010 through June 30, 2011, which a Fund has elected to defer to its fiscal year ending June 30, 2012. Post October Losses - Under current tax law, capital losses realized after October 31 of a Fund’s fiscal year may be deferred and treated as occurring on the first business day of the following fiscal year for tax purposes. The Blue-Chip 35 Index Fund has deferred post October losses of $339,948.

For the fiscal year June 30, 2011, the Funds recorded the following reclassifications to the accounts listed below:

	Increase (Decrease)
	Aggressive Investors 1	Aggressive Investors 2	Ultra-Small Company
Paid-in-Capital	$ -	$ -	$ -
Undistributed Net Investment Income	3,138	33,489	628,067
Accumulated Net Realized Loss	(3,138)	(33,489)	(628,067)

	Ultra-Small Company Market	Micro-Cap Limited	Small-Cap Momentum
Paid-in-Capital	$ 2,633,668	$ (60)	$ -
Undistributed Net Investment Income	174,228	69,786	(1,138)
Accumulated Net Realized Loss	(2,807,896)	(69,726)	1,138

	Small-Cap Growth	Small-Cap Value	Large-Cap Growth
Paid-in-Capital	$ -	$ -	$ -
Undistributed Net Investment Income	9,726	(174,930)	1,032
Accumulated Net Realized Loss	(9,726)	174,930	(1,032)

	Large-Cap Value	Blue Chip 35 Index	Managed Volatility
Paid-in-Capital	$ -	$ (337,509)	$ -
Undistributed Net Investment Income	2,347	-	-
Accumulated Net Realized Loss	(2,347)	337,509	-

The difference between book and tax components of net assets and the resulting reclassifications were primarily a result of the differing book/tax treatment of expired capital loss carryovers, the deduction of equalization debits for tax purposes, and investments in swaps, partnerships, real estate investment trusts and business development companies.

157	Annual Report | June 30, 2011

NOTES TO FINANCIAL STATEMENTS (continued)
June 30, 2011

Accounting for Uncertainty in Income Taxes sets forth a minimum threshold for financial statement recognition of the benefit of a tax position taken or expected to be taken in a tax return. Management has analyzed each Fund’s tax positions and has concluded that no provision for income tax is required in each Fund’s financial statements. The Funds are not aware of any tax position for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next twelve months. Each Fund’s federal tax returns for the prior three fiscal years remains subject to examination by the Internal Revenue Service.

7. Line of Credit

Bridgeway established a line of credit agreement (“Facility”) with The Bank of New York Mellon (the “Bank” or “Lender”) effective November 5, 2010. The Facility is for temporary or emergency purposes, such as to provide liquidity for shareholder redemptions, and is cancellable by either party. Unless cancelled earlier, the Facility shall be held available until November 4, 2011. Advances under the Facility are limited to $10,000,000 in total for all Funds and advances to each Fund shall not exceed certain limits set forth in the credit agreement, including but not limited to, the maximum amount a Fund is permitted to borrow under the 1940 Act.

The Funds incur a commitment fee of 0.05% per annum on the unused portion of the Facility and interest expense to the extent of amounts borrowed under the Facility. Interest is based on the higher of (a) the Federal Funds rate, (b) the Overnight Eurodollar Rate, or (c) the One-month Eurodollar Rate, plus 1.25%. The commitment fees are payable quarterly in arrears and are allocated to all participating Funds. Interest expense is charged directly to a Fund based upon actual amounts borrowed by such Fund.

For the fiscal year ended June 30, 2011, borrowings by the Funds under this line of credit were as follows:

Portfolio	Weighted Average Interest Rate	Weighted Average Loan Balance	Number of Days Outstanding	Interest Expense Incurred[1]	Maximum Amount Borrowed During the Period

Aggressive Investors 1	1.45%	$ 548,500	18	$ 394	$1,278,000
Aggressive Investors 2	1.49%	1,012,500	28	1,157	3,570,000
Ultra-Small Company	1.48%	435,958	24	424	1,179,000
Ultra-Small Company Market	1.45%	812,938	32	1,037	2,950,000
Micro-Cap Limited	1.45%	135,143	7	38	306,000
Small-Cap Growth	1.49%	283,857	21	244	748,000
Small-Cap Value	1.46%	448,156	45	809	1,700,000
Large-Cap Growth	1.46%	202,905	42	341	684,000
Large-Cap Value	1.51%	161,750	4	27	179,000
Blue Chip 35 Index	1.46%	1,045,000	44	1,833	2,530,000
[1]Interest expense is included on the Statements of Operations in Miscellaneous expenses.

There were no outstanding borrowings by the Funds under this line of credit as of June 30, 2011.

8. Redemption Fees

In Ultra-Small Company Market and Small-Cap Momentum Funds, a 2% redemption fee may be charged on shares held less than six months. The fee is charged for the benefit of the remaining shareholders and will be paid to the appropriate Fund to help offset transaction costs. The fee is accounted for as an addition to paid-in capital.

9. Subsequent Events

Management has evaluated the impact of all subsequent events on the Funds and has determined that there were no subsequent events requiring recognition or disclosure in the financial statements.

www.bridgeway.com	158

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Bridgeway Funds, Inc.

We have audited the accompanying statements of assets and liabilities of Aggressive Investors 1 Fund, Aggressive Investors 2 Fund, Ultra Small Company Fund, Ultra Small Company Market Fund, Micro-Cap Limited Fund, Small-Cap Momentum Fund, Small-Cap Growth Fund, Small-Cap Value Fund, Large-Cap Growth Fund, Large-Cap Value Fund, Blue Chip 35 Index Fund, and Managed Volatility Fund, each a series of Bridgeway Funds, Inc. (the “Funds”), including the schedules of investments, as of June 30, 2011, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years and periods presented in the two year period then ended, and the financial highlights for each of the years and periods presented in the five year period then ended. These financial statements and financial highlights are the responsibility of the Funds’ management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of June 30, 2011 by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Aggressive Investors 1 Fund, Aggressive Investors 2 Fund, Ultra-Small Company Fund, Ultra-Small Company Market Fund, Micro-Cap Limited Fund, Small-Cap Momentum Fund, Small-Cap Growth Fund, Small-Cap Value Fund, Large-Cap Growth Fund, Large-Cap Value Fund, Blue Chip 35 Index Fund, and Managed Volatility Fund as of June 30, 2011, the results of their operations for the year then ended, the changes in their net assets for each of the years or periods in the two year period then ended, and financial highlights for each of the years or periods in the five year period then ended, in conformity with accounting principles generally accepted in the United States of America.

BBD, LLP

Philadelphia, Pennsylvania

August 25, 2011

159	Annual Report | June 30, 2011

OTHER INFORMATION
June 30, 2011 (unaudited)

1. Shareholder Tax Information

Certain tax information regarding the Funds is required to be provided to shareholders based upon each Fund’s income and distributions for the taxable year ended June 30, 2011. The information and distributions reported herein may differ from information and distributions taxable to the shareholders for the calendar year ended December 31, 2010.

The Funds designate the following items with regard to distributions paid during the fiscal year ended June 30, 2011. All designations are based on financial information available as of the date of this annual report and, accordingly, are subject to change. For each item, it is the intention of each Fund to designate the maximum amount permitted under the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

	Aggressive Investor 1	Aggressive Investor 2	Ultra-Small Company	Ultra-Small Company Market
Corporate Dividends Received Deduction	41.46%	100.00%	67.55%	93.12%
Qualified Dividend Income	42.46%	100.00%	65.81%	91.39%
Qualified Interest Related Dividends	0.03%	0.01%	0.09%	0.05%
Qualified Short Term Capital Gain Dividends	0.00%	0.00%	0.00%	0.00%
U.S. Government Income	0.00%	0.00%	0.00%	0.00%
	Micro-Cap Limited	Small-Cap Momentum	Small-Cap Growth	Small-Cap Value
Corporate Dividends Received Deduction	35.43%	7.32%	100.00%	100.00%
Qualified Dividend Income	34.80%	8.02%	100.00%	100.00%
Qualified Interest Related Dividends	0.04%	0.38%	0.00%	0.00%
Qualified Short Term Capital Gain Dividends	0.00%	0.00%	0.00%	0.00%
U.S. Government Income	0.00%	0.00%	0.00%	0.00%
	Large-Cap Growth	Large-Cap Value	Blue Chip 35 Index	Managed Volatility
Corporate Dividends Received Deduction	100.00%	94.86%	100.00%	75.37%
Qualified Dividend Income	100.00%	94.78%	100.00%	75.77%
Qualified Interest Related Dividends	0.00%	0.01%	0.00%	47.04%
Qualified Short Term Capital Gain Dividends	0.00%	0.00%	0.00%	0.00%
U.S. Government Income	0.00%	0.00%	0.00%	5.28%

U.S. Government Income represents the amount of interest that was derived from direct U.S. Government obligations. Generally, such interest is exempt from state income tax. However, for residents of California, New York and Connecticut the statutory threshold requirements were not satisfied. Due to the diversity in state and local tax law, it is recommended you consult a tax adviser as to the applicability of the information provided for your specific situation.

During the fiscal year ended June 30, 2011, the Funds paid distributions from ordinary income and long-term capital gain which included equalization debits summarized below:

	Aggressive Investors 1	Aggressive Investors 2	Ultra-Small Company	Ultra-Small Company Market	Micro-Cap Limited	Small-Cap Momentum
Ordinary Income Distributions	$2,167,451	$1,764,382	$632,748	$4,111,396	$ 401,927	$ 16,889
Equalization Debits Included in Ordinary Income Distributions	-	-	-	383,457	-	-
Equlization Debits Included in Long-Term Capital Gain Distributions	-	-	-	2,250,211	-	-

	Small-Cap Growth	Small-Cap Value	Large-Cap Growth	Large-Cap Value	Blue Chip 35 Index	Managed Volatility
Ordinary Income Distributions	$ 107,719	$ 557,827	$342,087	$ 461,725	$4,877,457	$266,935

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OTHER INFORMATION (continued)
June 30, 2011 (unaudited)

2. Proxy Voting

Fund policies and procedures used in determining how to vote proxies relating to the Funds’ securities and a summary of proxies voted by the Funds for the period ended June 30, 2011 available without a charge, upon request, by contacting Bridgeway Funds at 1-800-661-3550 and on the SEC’s website at http://www.sec.gov.

3. Fund Holdings

The complete schedules of the Funds’ holdings for the second and fourth quarters of each fiscal year are contained in the Funds’ Semi-Annual and Annual shareholder reports, respectively.

The Bridgeway Funds file complete schedules of the Funds’ holdings with the SEC for the first and third quarters of each fiscal year on Form N-Q within 60 days after the end of the period. Copies of the Funds’ Form N-Q are available without charge, upon request, by contacting Bridgeway Funds at 1-800-661-3550 and on the SEC’s website at http://www.sec.gov. You may also review and copy Form N-Q at the SEC’s Public Reference Room in Washington, D.C. For more information about the operation of the Public Reference Room, please call 1-800-SEC-0330.

4. Investment Advisory Agreement Approval

At a meeting held on May 13, 2011 (the “Meeting”), the Board of Directors (“Board”), including a majority of the non-interested or independent Directors (hereinafter, “Directors”), met in person and approved the renewal of the investment management agreement (the “Advisory Agreement”) between Bridgeway Capital Management, Inc. (the “Adviser”) and the following Funds: Aggressive Investors 1 Fund, Aggressive Investors 2 Fund, Ultra-Small Company Fund, Ultra-Small Company Market Fund, Micro-Cap Limited Fund, Small-Cap Growth Fund, Small-Cap Value Fund, Large-Cap Growth Fund, Large-Cap Value Fund, Blue Chip 35 Index Fund, Managed Volatility Fund and Small-Cap Momentum Fund (each, a “Fund” and collectively, the “Funds”).

In reaching its decisions to approve the continuation of the Advisory Agreement for each Fund, the Board considered information provided specifically in relation to the renewal of the Advisory Agreement for the Meeting. In response to specific requests from the independent Directors in connection with the Meeting, the Adviser furnished, and the Board considered, information including, but not limited to, the following: (1) the investment performance over various time periods and the fees and expenses of each Fund as compared to a comparable group of funds (the “peer funds”); (2) the nature, extent and quality of services provided by the Adviser to the Funds, including investment advisory and administrative services to the Funds; (3) the actual management fees paid by each Fund to the Adviser; (4) the costs of providing services to each Fund and the profitability of the Adviser from the relationship with each Fund; (5) the extent to which economies of scale may be present, and if so, whether they would be shared with the Fund’s shareholders; and (6) any “fall out” or ancillary benefits accruing to the Adviser as a result of the relationship with each Fund. In addition to evaluating, among other things, the written information provided by the Adviser, the Board also evaluated the answers to questions posed by the independent Directors to representatives of the Adviser at the Meeting.

In considering the information and materials described above, the independent Directors received assistance from independent legal counsel and were provided with a written description of their statutory responsibilities and the legal standards that are applicable to approvals of advisory agreements. Although the Advisory Agreement for all of the Funds was considered at the same Board meeting, the Directors addressed each Fund separately during the Meeting.

Based on all of the information presented, the Board, including a majority of its independent Directors, determined on a Fund-by-Fund basis that the fees charged under the Advisory Agreement are reasonable in relation to the services that are provided under the Advisory Agreement. In view of the broad scope and variety of factors and information, the Directors did not identify any single factor as being of paramount importance in reaching their conclusions and determinations to approve the continuance of the Advisory Agreement for each Fund. Rather, the approval determinations were made on the basis of each Director’s business judgment after consideration of all of the factors taken in their entirety.

Although not meant to be all-inclusive, the following discusses some of the factors relevant to the Board’s decisions to approve the continuance of the Advisory Agreement for each Fund.

161	Annual Report | June 30, 2011

OTHER INFORMATION (continued)
June 30, 2011 (unaudited)

Nature, Extent and Quality of Services. In examining the nature, extent and quality of the services provided by the Adviser, the independent Directors were pleased that the Funds continue to have access to the Adviser’s specialized skills in quantitative analysis and active and passive investment management and trading, and viewed those skills as relatively unique within the investment management industry. The independent Directors were satisfied that staffing levels at the Adviser were adequate and appropriate in view of the Funds’ operations. The independent Directors noted that the Adviser devotes most of its personnel time to managing the Funds, as they represent approximately half of the Adviser’s total assets under management. The independent Directors also noted that there have been no significant changes in personnel that provide services to the Funds. The independent Directors also considered that, in addition to providing investment management services to the Funds, the Adviser is also responsible for developing and maintaining policies and procedures to ensure that the Funds comply with applicable rules and regulations. Finally, the independent Directors considered that the Adviser provides certain administrative services under the Administrative Services Agreement approximately at cost to the Funds. Based on the information considered, the Board concluded that the nature, extent and quality of the Adviser’s services supported approval of the Advisory Agreement.

Investment Performance. The independent Directors reviewed performance information as of December 31, 2010 for each Fund. With regard to the Aggressive Investors 1 Fund, the independent Directors noted that: (i) the Fund has outperformed its benchmark index for the past ten year period as well as since inception; and (ii) the Fund’s performance for the past three and five year periods has lagged both peer funds and its benchmark index primarily due to underperformance during the 2008 and 2009 economic crisis, although the Fund was outperforming its peer funds and benchmark index for the three year period, five year period and since inception period as of March 31, 2008. With regard to the Aggressive Investors 2 Fund, the independent Directors noted that: (i) the Fund has outperformed its benchmark index since inception; and (ii) the Fund’s performance for the past three and five year periods has lagged both peer funds and its benchmark index primarily due to underperformance during the recent economic crisis although the Fund was outperforming its peer funds and benchmark index for the five year period ending March 31, 2009. With regard to the Ultra-Small Company Fund, the independent Directors noted that the Fund has significantly outperformed its benchmark index since inception, although it has lagged its peer funds and benchmark index for the past three and five year periods. With regard to the Ultra-Small Company Market Fund, the independent Directors noted that the Fund has lagged its peer funds and benchmark index for the past three and five year periods and lagged its benchmark index since inception. However, the independent Directors considered that the Ultra-Small Company Market Fund is a passively managed fund whose peer funds have a significantly higher average market capitalization and that this difference in average capitalization was the primary reason for the difference in performance compared to peer funds. The independent Directors also considered that the underperformance of the Ultra-Small Company Market Fund against the benchmark was driven primarily by calendar year 2009 and the effect of certain factors that have typically helped the Fund to outperform previously, resulted in significant underperformance. With regard to the Micro-Cap Limited Fund, the independent Directors noted that the Fund has outperformed its benchmark index since inception, although it has underperformed its peer funds and benchmark index for the past three and five year periods and lagged its benchmark index for the past ten year period. With regard to the Small-Cap Growth Fund and Small-Cap Value Fund, the independent Directors noted that each Fund’s performance for the past three and five year periods has lagged both peer funds and its benchmark index and has also lagged its benchmark index since inception and also noted that this lag in performance is primarily due to underperformance during the economic crisis of 2008 and 2009 although each Fund was outperforming its benchmark index for the three year period and since inception period as of March 31, 2008. With regard to the Large-Cap Growth Fund, the independent Directors noted that: (i) the Fund has lagged its peer funds and benchmark index for the past three and five year periods and lagged its primary benchmark index since inception; and (ii) such lag in performance was primarily due to underperformance during the recent economic crisis although the Fund was outperforming its peer funds for the three year period and outperforming its benchmark index for the three year period and the since inception period as of March 31, 2008. With regard to the Large-Cap Value Fund, the independent Directors noted that: (i) the Fund has outperformed its peer funds and benchmark index for the past three and five year periods; and (ii) the Fund has outperformed its benchmark index since inception. With regard to the Blue Chip 35 Index Fund, the independent Directors noted that: (i) the Fund has outperformed its peer funds and benchmark index for the past three and five year periods; and (ii) the Fund has outperformed its benchmark index for the past ten year period and since inception. With regard to the Managed Volatility Fund, the independent Directors noted that: (i) the Fund has outperformed its peer funds and benchmark index for the past three year period; (ii) the Fund has

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OTHER INFORMATION (continued)
June 30, 2011 (unaudited)

slightly lagged its peer funds and benchmark index for the past five year period; and (iii) the Fund has outperformed its benchmark index since inception. With regard to the Small-Cap Momentum Fund, the independent Directors noted that the Fund had not yet completed a full year of performance and that for the short time of its existence, the Fund had slightly lagged its benchmark index.

Fees and Expenses. The independent Directors were satisfied with the reasonableness of the management fees and favorable overall expense levels, after applicable management fee and expense waivers, of each of the Funds, and believed that the fee and expense levels were consistent with the Adviser’s long-standing goal of providing low cost funds. The management fees of the Aggressive Investors 1 Fund and Aggressive Investors 2 Fund are performance-based fees that adjust higher or lower in a range in response to investment results. As a result of the performance fees and the recent underperformance, the Aggressive Investors 1 Fund’s and Aggressive Investors 2 Fund’s management fees are significantly lower than peer funds, although the base management fee is slightly higher than peer funds. The total expenses of the Aggressive Investors 1 Fund and Aggressive Investors 2 Fund are significantly lower than peer funds. The Ultra-Small Company Fund has no performance fee and the management fee is lower than peer funds and the total expenses were significantly lower than peer funds. The passively managed Ultra-Small Company Market Fund’s management fee was higher than the average of other peer funds, but the independent Directors recognized that the fee was warranted because of the higher costs to manage and trade stocks in the ultra-small market capitalization range and that the Fund was relatively unique among index funds based on its ultra-small and passive management focus. The independent Directors also noted that the total expenses of the Ultra-Small Company Market Fund were slightly higher than its peer funds. The management fees of the Micro-Cap Limited Fund also are performance-based fees that adjust higher or lower in a range in response to investment results. As a result of the performance fees and the Fund’s underperformance, the Micro-Cap Limited Fund’s management fees and overall expenses are significantly lower than peer funds and its base management fee is lower than peer funds. The Small-Cap Growth Fund, Small-Cap Value Fund, Large-Cap Growth Fund and Large-Cap Value Fund also have performance fees, and each Fund’s management fees and overall expenses were significantly lower than its peer funds. The Blue Chip 35 Index Fund has no performance fee and both the management fee and total expenses were significantly lower than peer funds, partly due to fee waivers and expense reimbursements by the Adviser. The Managed Volatility Fund and Small-Cap Momentum Fund have no performance fees and their respective management fee and total expenses were significantly lower than peer funds.

In addition, the independent Directors considered that the Adviser agreed to contractual expense limitation agreements for each of the Funds to ensure that total expense levels do not increase above certain levels. The independent Directors also reviewed the fees the Adviser charged to other funds and separately managed accounts and evaluated the differences in fees and services provided to the Funds and such other separately managed accounts.

The foregoing comparisons assisted the independent Directors by providing them with a basis for evaluating each Fund’s management fee and expense ratio on a relative basis.

Profitability. The independent Directors reviewed the materials it received from the Adviser regarding its revenues and costs in providing investment management and certain administrative services to the Funds. In particular, the independent Directors considered the analysis of the Adviser’s profitability with respect to each Fund, calculated for the years ended December 31, 2007, December 31, 2008, December 31, 2009 and December 31, 2010. The independent Directors also considered the Adviser’s representations that allocating expenses on a Fund-by-Fund basis to calculate Fund-by-Fund profitability is a subjective, and somewhat arbitrary process, since the Adviser does not track expenses or maintain staff on a Fund-by-Fund basis. The independent Directors also considered the Adviser’s representations that profit margins for certain years can be affected by the seven to one total compensation cap for Adviser employees (i.e., no employee can make more than seven times the total compensation of the lowest paid employee). The independent Directors also considered that the Adviser was operating the Aggressive Investors 1 Fund, Micro-Cap Limited Fund, Small-Cap Growth Fund, Large-Cap Growth Fund, Large-Cap Value Fund, Blue Chip 35 Index Fund, Managed Volatility Fund and Small-Cap Momentum Fund at a loss. The independent Directors noted that, as a business matter, the Adviser was entitled to earn reasonable profits for its services to the Funds. The independent Directors also considered management’s representations that although it is operating many of the Funds at a loss, the Adviser has significant financial resources to support operations.

Economies of Scale. With regard to economies of scale, the independent Directors noted that the Aggressive Investors 1 Fund, Aggressive Investors 2 Fund, Ultra-Small Company Fund and Micro-Cap Limited Fund each have fee breakpoints in

163	Annual Report | June 30, 2011

OTHER INFORMATION (continued)
June 30, 2011 (unaudited)

their management fee schedules and that the Aggressive Investors 2 Fund has reached a size so that it already benefits from a reduced base management fee rate. The independent Directors noted that although the Aggressive Investors 1 Fund, Ultra-Small Company Fund and Micro-Cap Limited Fund are not currently at an asset level at which they can take advantage of the breakpoints contained in their fee schedules, the fee schedules are structured so that when the assets of the Funds increase, economies of scale may be shared for the benefit of shareholders. Although the Ultra-Small Company Market Fund does not have fee breakpoints in its management fee schedule, the Adviser noted that it believes that the Fund does not exhibit significant economies of scale because it involves intensive and time-consuming portfolio and trading management because trades are small and oftentimes less liquid, so they may take longer to execute. As a result, the Adviser indicated that an increase in assets of the Ultra-Small Company Market Fund does not necessarily lead to economies of scale. Although the Small-Cap Growth Fund, Small-Cap Value Fund, Large-Cap Growth Fund and Large-Cap Value Fund do not have fee breakpoints in their management fee schedules, the Adviser indicated that these Funds were priced low relative to peers and ahead of the economies of scale curve at launch. In particular, these Funds’ management fees were aggressively priced from launch as if they had assets of $1 billion (in the case of the Small-Cap Growth and Small-Cap Value Funds) and $5 billion (in the case of the Large-Cap Growth and Large-Cap Value Funds). However, these four Funds had assets that were significantly below the $1 billion and $5 billion levels, as the case may be, at the time of the Meeting. With regard to the Blue Chip 35 Index Fund, Managed Volatility Fund and Small-Cap Momentum Fund, the Adviser noted that, although none of these Funds has fee breakpoints in its management fee schedule, each Fund was priced low relative to peers and ahead of the economies of scale curve at launch. In view of asset sizes and fee structures, the independent Directors were satisfied that shareholders were not missing the opportunity to benefit from economies of scale if they were available.

“Fall Out” or Ancillary Benefits. In terms of potential “fall out” or ancillary benefits to the Adviser due to its position as manager of the Funds, the independent Directors noted that the Adviser continues to use no soft dollars and its administrative services to the Funds are structured to approximate an at-cost relationship.

Overall, the Directors were pleased to renew the Advisory Agreement with respect to each Fund. The Directors valued access by the Funds to the Adviser’s proprietary quantitative investment management services, relative investment performance and favorable fee levels and concluded that renewal of the Advisory Agreement was in the best interests of the Funds and their shareholders.

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DISCLOSURE OF FUND EXPENSES
June 30, 2011 (unaudited)

As a shareholder of a Fund, you will incur no transaction costs from such Fund, including sales charges (loads) on purchases, on reinvested dividends or on other distributions. There are no exchange fees. Shareholders are subject to redemption fees on the Ultra-Small Company Market and Small-Cap Momentum Funds under certain circumstances. However, as a shareholder of a Fund, you will incur ongoing costs, including management fees and other Fund expenses. The following examples are intended to help you understand your ongoing costs (in dollars) of investing in a Fund and to compare these costs with ongoing costs of investing in other mutual funds. The examples are based on an investment of $1,000 invested on January 1, 2011 and held until June 30, 2011.

Actual Expenses. The first line of the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line under the heading “Expenses Paid During the Period” to estimate the expenses you paid on your account during the period.

Hypothetical Example for Comparison Purposes. The second line of the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in a Fund and other mutual funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of other funds.

The expenses shown in the table are meant to highlight ongoing Fund costs only. Therefore, the second line of the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds, because other funds may also have transaction costs, such as sales charges, redemption fees or exchange fees.

	Beginning Account Value at 1/1/11	Ending Account Value at 6/30/11	Expense Ratio	Expenses Paid During Period* 1/1/11 - 6/30/11

Bridgeway Aggressive Investors 1
Actual Fund Return	$1,000.00	$1,077.60	-0.24%**	$(1.24)
Hypothetical Fund Return	$1,000.00	$1,025.98	-0.24%**	$(1.21)

Bridgeway Aggressive Investors 2
Actual Fund Return	$1,000.00	$1,081.60	0.64%	$3.30
Hypothetical Fund Return	$1,000.00	$1,021.62	0.64%	$3.21

Bridgeway Ultra-Small Company Fund
Actual Fund Return	$1,000.00	$1,020.30	1.17%	$5.86
Hypothetical Fund Return	$1,000.00	$1,018.99	1.17%	$5.86

Bridgeway Ultra-Small Company Market Fund
Actual Fund Return	$1,000.00	$1,038.60	0.75%	$3.79
Hypothetical Fund Return	$1,000.00	$1,021.08	0.75%	$3.76

Bridgeway Micro-Cap Limited Fund
Actual Fund Return	$1,000.00	$1,047.40	0.48%	$2.44
Hypothetical Fund Return	$1,000.00	$1,022.41	0.48%	$2.41

Bridgeway Small-Cap Momentum Fund
Actual Fund Return	$1,000.00	$1,078.80	0.90%	$4.64
Hypothetical Fund Return	$1,000.00	$1,020.33	0.90%	$4.51

165	Annual Report | June 30, 2011

DISCLOSURE OF FUND EXPENSES (continued)

June 30, 2011 (unaudited)

	Beginning Account Value at 1/1/11	Ending Account Value at 6/30/11	Expense Ratio	Expenses Paid During Period* 1/1/11 - 6/30/11

Bridgeway Small-Cap Growth Fund
Actual Fund Return	$1,000.00	$1,127.00	0.94%	$4.96
Hypothetical Fund Return	$1,000.00	$1,020.13	0.94%	$4.71

Bridgeway Small-Cap Value Fund
Actual Fund Return	$1,000.00	$1,106.90	0.84%	$4.39
Hypothetical Fund Return	$1,000.00	$1,020.63	0.84%	$4.21

Bridgeway Large-Cap Growth Fund
Actual Fund Return	$1,000.00	$1,077.30	0.84%	$4.33
Hypothetical Fund Return	$1,000.00	$1,020.63	0.84%	$4.21

Bridgeway Large-Cap Value Fund
Actual Fund Return	$1,000.00	$1,079.80	0.84%	$4.33
Hypothetical Fund Return	$1,000.00	$1,020.63	0.84%	$4.21

Bridgeway Blue Chip 35 Index Fund
Actual Fund Return	$1,000.00	$1,034.00	0.15%	$0.76
Hypothetical Fund Return	$1,000.00	$1,024.05	0.15%	$0.75

Bridgeway Managed Volatility
Actual Fund Return	$1,000.00	$1,024.80	0.94%	$4.72
Hypothetical Fund Return	$1,000.00	$1,020.13	0.94%	$4.71

*	Expenses are equal to the average account value times the Fund’s annualized expense ratio multiplied by the number of days in the most recent half-year divided by the number of days in the fiscal year.
**	The expense ratio for Aggressive Investors 1 Fund is negative due to the negative performance adjustment of the investment advisory fee. The expense ratio for this period excluding the negative performance adjustment was 1.24%.

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DIRECTORS & OFFICERS

June 30, 2011

Independent Directors
Name, Address and Age[1]	Position Held with Bridgeway Funds	Term of Office and Length of Time Served	Principal Occupation(s) During Past Five Years	No. of Bridgeway Funds Overseen by Director	Other Directorships Held by Director

Kirbyjon Caldwell Age 58	Director	Term: 1 Year Length: 2001 to Present.	Senior Pastor of Windsor Village United Methodist Church, since 1982.	Thirteen	United Continental Holdings, Inc., American Church Mortgage Company, Reliant Energy, NRG Energy, Inc., Amegy Bancshares Advisory Board

Karen S. Gerstner Age 56	Director	Term: 1 Year Length: 1994 to Present.	Principal, Karen S. Gerstner & Associates, P.C., 2004 to present.	Thirteen	None

Miles Douglas Harper, III* Age 48	Director	Term: 1 Year Length: 1994 to Present.	Partner, 1998 to present, Gainer, Donnelly, Desroches, LLP.	Thirteen	Calvert Social Investment Fund (8 Portfolios), Calvert Social Index Series, Inc. (1 Portfolio), Calvert Impact Fund (4 Portfolios), Calvert World Values Fund (3 Portfolios), Founders Bank, SSB

Evan Harrel Age 50	Director	Term: 1 Year Length: 2006 to Present.	Executive Director, Small Steps Nurturing Center, 2004 to present.	Thirteen	None

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DIRECTORS & OFFICERS (continued)

June 30, 2011

“Interested” or Affiliated Directors and Officers
Name, Address and Age[1]	Position(s) Held with Bridgeway Funds	Term of Office and Length of Time Served	Principal Occupation(s) During Past Five Years	No. of Bridgeway Funds Overseen by Director	Other Directorships Held by Director

Michael D. Mulcahy[2] Age 47	President and Director	Term: 1 Year Length: 2003 to Present.

Director, President and COO, Bridgeway Capital Management, Inc., 10/2010 to present, President, Bridgeway Funds, 2005 to present. Director, Secretary and Vice President, Bridgeway Capital Management, Inc., 12/2002 to 10/2010.

				Thirteen	None

John N. R. Montgomery[3] Age 55	Vice President and Director	Term: 1 Year Length: 1993 to Present.

Director and Chairman, Bridgeway Capital Management, Inc., 10/2010 to present, Vice President, Bridgeway Funds, 2005 to present. Director and President, Bridgeway Capital Management, Inc., 11/1993 - 10/2010.

				Thirteen	None

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DIRECTORS & OFFICERS (continued)

June 30, 2011

Other Officers
Name, Address and Age[1]	Position Held with Bridgeway Funds	Term of Office and Length of Time Served	Principal Occupation(s) During Past Five Years	No. of Bridgeway Funds Overseen by Officer	Other Directorships Held by Officer

Richard P. Cancelmo, Jr. Age 53	Vice President	Term: 1 Year Length: 2004 to Present.	Staff member, Bridgeway Capital Management, Inc., since 2000.	N/A	None

Linda G. Giuffré Age 49	Treasurer and Chief Compliance Officer	Term: 1 Year Length: 2004 to Present.	Chief Compliance Officer, Bridgeway Capital Management, Inc., 2004 to present.	N/A	None

Deborah L. Hanna Age 46	Secretary	Term: 1 Year Length: 2007 to Present.	Self-employed, accounting and related projects for various organizations, 2001 to present.	N/A	None

Sharon Lester Age 56	Vice President	Term: 1 Year Length: 2011 to Present.	Staff member, Bridgeway Capital Management, Inc., 12/2010 to present. Prior to 12/2010, Director of Portfolio Operations, Invesco.	N/A	None

*	Independent Chairman

[1]	The address of all of the Directors and Officers of Bridgeway Funds is 20 Greenway Plaza, Suite 450, Houston, Texas, 77046.

[2]	Michael Mulcahy is a director and officer of Bridgeway Capital Management, Inc., and therefore an interested person of Bridgeway Funds.

[3]	John Montgomery is chairman, director and majority shareholder of Bridgeway Capital Management, Inc., and therefore an interested person of Bridgeway Funds.

The overall management of the business and affairs of Bridgeway Funds is vested with its Board of Directors (the “Board”). The Board approves all significant agreements between Bridgeway Funds and persons or companies furnishing services to it, including agreements with its Adviser and Custodian. The day-to-day operations of Bridgeway Funds are delegated to its officers, subject to its investment objectives and policies and general supervision by the Board.

The Funds’ Statement of Additional Information includes additional information about the Board and is available, without charge, upon request by calling 1-800-661-3550.

169	Annual Report | June 30, 2011

BRIDGEWAY FUNDS, INC.

BNY Mellon Investment Servicing (US) Inc.
301 Bellevue Parkway
Wilmington, DE 19809

CUSTODIAN

The Bank of New York Mellon
One Wall Street
New York, NY 10286

DISTRIBUTOR

Foreside Fund Services, LLC
Three Canal Plaza, Suite 100
Portland, ME 04101

You can review and copy information about our Funds (including the SAI) at the SEC's Public Reference Room in Washington, D.C. To find out more about this public service, call the SEC at 800-SEC-0330. Reports and other information about the Funds is also available on the SEC's website at www.sec.gov. You can receive copies of this information, for a fee, by writing the Public Reference Section, Securities and Exchange Commission, Washington, D.C. 20549-1520 or by sending an electronic request to the following email address: publicinfo@sec.gov.

BRIDGEWAY

A no-load mutual fund family of domestic funds

Annual Report

June 30, 2011

OMNI TAX-MANAGED SMALL-CAP VALUE	BOTSX

www.bridgeway.com

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Omni Tax-Managed Small-Cap Value Fund MANAGER’S COMMENTARY

June 30, 2011

Dear Fellow Omni Tax-Managed Small-Cap Value Fund Shareholder,

Our Fund declined 1.57% for the quarter ended June 30, 2011, outperforming our primary market benchmark, the Russell 2000 Value Index (-2.65%). For the period since inception on December 31, 2010, the Fund returned 6.80%, beating the Russell 2000 Value Index (+3.77%). This is a very short time period, but we celebrate “getting off on the right foot.”

The table below presents our June quarter and life-to-date financial results according to the formula required by the SEC. See below for a graph of performance from inception to June 30, 2011.

	June Qtr. 4/1/11 to 6/30/11	Life-to-Date 12/31/10 to 6/30/11

Omni Tax-Managed Small-Cap Value Fund	-1.57%	6.80%
Russell 2000 Value Index	-2.65%	3.77%

Performance figures quoted in the table above and graph below represent past performance and are no guarantee of future results. Total return figures in the table above include the reinvestment of dividends and capital gains. The table above and the graph below do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

The Russell 2000 Value Index is an unmanaged index that consists of stocks in the Russell 2000 Index with lower price-to-book ratios and lower forecasted growth values with dividends reinvested. It is not possible to invest directly in an index.

Omni Tax-Managed Small-Cap Value Fund vs. Russell 2000 Value from Inception 12/31/10 to 6/30/11

4	Annual Report | June 30, 2011

Omni Tax-Managed Small-Cap Value Fund MANAGER’S COMMENTARY (continued)

Detailed Explanation of Quarterly Performance

The Short Version: Consumer-related stocks led both the best and worst contributor lists for the quarter.

Despite the fact that many consumers remain concerned about the economy and their individual job prospects for the future, Consumer Discretionary and Consumer Staples stocks led the list of best performers for the quarter. Some luxury buyers have been jumping back in with more expensive purchases. Three Consumer Discretionary companies and two Consumer Staples companies made the ten best-contributors list; combined, they contributed over half a percent to the Fund’s return.

These are the Fund’s ten best-contributing stocks for the quarter ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	Dillard’s, Inc.	Multiline Retail	0.2%
2	Temple-Inland, Inc.	Containers & Packaging	0.2%
3	GT Solar International, Inc.	Semiconductors & Semiconductor Equipment	0.2%
4	Polaris Industries, Inc.	Leisure Equipment & Products	0.1%
5	Healthspring, Inc.	Health Care Providers & Services	0.1%
6	Foot Locker, Inc.	Specialty Retail	0.1%
7	KAR Auction Services, Inc.	Commercial Services & Supplies	0.1%
8	Holly Corp.	Oil, Gas & Consumable Fuels	0.1%
9	Flowers Foods, Inc.	Food Products	0.1%
10	Nu Skin Enterprises, Inc.	Personal Products	0.1%

Consumer Discretionary companies also led the list of worst contributors for the quarter, an indication that consumers remain reluctant to buy, given the slowing economic recovery and uncertain labor picture.

These are the Fund’s ten worst-contributing stocks for the quarter ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	Lender Processing Services, Inc.	IT Services	-0.2%
2	American Eagle Outfitters, Inc.	Specialty Retail	-0.1%
3	Manitowoc Co., Inc. (The)	Machinery	-0.1%
4	Lexmark International, Inc.	Computers & Peripherals	-0.1%
5	First Horizon National Corp.	Commercial Banks	-0.1%
6	Community Health Systems, Inc.	Health Care Providers & Services	-0.1%
7	Collective Brands, Inc.	Specialty Retail	-0.1%
8	Frontline, Ltd.	Oil, Gas & Consumable Fuels	-0.1%
9	Big Lots, Inc.	Multiline Retail	-0.1%
10	Brunswick Corp.	Leisure Equipment & Products	-0.1%

Detailed Explanation of Fiscal Period Performance (12/31/10 - 6/30/11)

The Short Version: It was a strong fiscal period across most sectors, but Consumer Discretionary stocks were the biggest drag on Fund performance.

Six different sectors made the best contributors list for the fiscal period. This shows that it was a broad-based up market and that no sectors dominated the market. The Energy, Consumer Discretionary, Industrials and Health Care sectors each had two stocks on the best contributors list.

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Omni Tax-Managed Small-Cap Value Fund MANAGER’S COMMENTARY (continued)

These are the Fund’s ten best-contributing stocks for the fiscal period ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	Holly Corp.	Oil, Gas & Consumable Fuels	0.6%
2	Tesoro Corp.	Oil, Gas & Consumable Fuels	0.5%
3	Dillard’s, Inc.	Multiline Retail	0.5%
4	Armstrong World Industries, Inc.	Building Products	0.5%
5	Healthspring, Inc.	Health Care Providers & Services	0.5%
6	Sauer-Danfoss, Inc.	Machinery	0.4%
7	AMERIGROUP Corp.	Health Care Providers & Services	0.4%
8	Vishay Intertechnology, Inc.	Electronic Equipment, Instruments & Components	0.4%
9	Tenneco, Inc.	Auto Components	0.4%
10	Cabot Corp.	Chemicals	0.3%

Five Consumer Discretionary stocks made the worst contributors list, indicating that consumer fears have been around for most of the period and not just for the June quarter. These five stocks cost the Fund over three-quarters of a percent of return for the fiscal period.

These are the Fund’s ten worst-contributing stocks for the fiscal period ended June 30, 2011:

Rank	Description	Industry	% Contribution to Return
1	Aeropostale, Inc.	Specialty Retail	-0.3%
2	Lender Processing Services, Inc.	IT Services	-0.2%
3	Dex One Corp.	Media	-0.2%
4	Synovus Financial Corp.	Commercial Banks	-0.2%
5	RadioShack Corp.	Specialty Retail	-0.2%
6	American Eagle Outfitters, Inc.	Specialty Retail	-0.1%
7	SUPERVALU, Inc.	Food & Staples Retailing	-0.1%
8	Corinthian Colleges, Inc.	Diversified Consumer Services	-0.1%
9	TCF Financial Corp.	Commercial Banks	-0.1%
10	Lexmark International, Inc.	Computers & Peripherals	-0.1%

Top Ten Holdings as of June 30, 2011

Three of the top ten holdings were also on the best contributors list for the quarter ended June 30, 2011. Nine different industries were present, demonstrating the diversification of this Fund’s holdings.

Rank	Description	Industry	% of Net Assets
1	Brink’s Co. (The)	Commercial Services & Supplies	0.9%
2	Cracker Barrel Old Country Store, Inc.	Hotels, Resturants & Leisure	0.8%
3	Leap Wireless International, Inc.	Wireless Telecommunication Services	0.7%
4	Broadridge Financial Solutions, Inc.	IT Services	0.7%
5	Transatlantic Holdings, Inc.	Insurance	0.7%
6	Healthspring, Inc.	Health Care Providers & Services	0.7%
7	Dillard’s, Inc.	Multiline Retail	0.7%
8	Temple-Inland, Inc.	Containers & Packaging	0.6%
9	Health Net, Inc.	Health Care Providers & Services	0.6%
10	Ryder System, Inc.	Road & Rail	0.6%
	Total		7.0%

6	Annual Report | June 30, 2011

Omni Tax-Managed Small-Cap Value Fund MANAGER’S COMMENTARY (continued)

Industry Sector Representation as of June 30, 2011

The Fund is designed with a deep value methodology, and sector weightings may vary considerably from the benchmark, as seen in the table below. This is most notably true with our underweighting – one might say more reasonable weighting - of Financial stocks.

	% of Portfolio	% of Russell 2000 Value Index	Difference
Consumer Discretionary	23.9%	11.9%	12.0%
Consumer Staples	5.7%	2.9%	2.8%
Energy	5.7%	5.4%	0.3%
Financials	16.5%	34.1%	-17.6%
Health Care	7.9%	5.7%	2.2%
Industrials	19.0%	15.3%	3.7%
Information Technology	11.8%	12.1%	-0.3%
Materials	7.4%	5.3%	2.1%
Telecommunication Services	2.7%	0.9%	1.8%
Utilities	0.0%	6.4%	-6.4%
Cash & Other Assets	-0.6%	0.0%	-0.6%

Total	100.0%	100.0%

Disclaimer

The views expressed here are exclusively those of Fund management. These views, including those related to market sectors or individual stocks, are not meant as investment advice and should not be considered predictive in nature. Any favorable (or unfavorable) description of a holding applies only as of the quarter-end, June 30, 2011, unless otherwise stated. Security positions can and do change thereafter. Discussions of historical performance do not guarantee and may not be indicative of future performance.

Market volatility can significantly impact short-term performance. The Fund is not an appropriate investment for short-term investors. Investments in small companies generally carry greater risk than is customarily associated with larger companies. This additional risk is attributable to a number of factors, including the relatively limited financial resources that are typically available to small companies and the fact that small companies often have comparatively limited product lines. In addition, the stock of small companies tends to be more volatile than the stock of large companies, particularly in the short term and particularly in the early stages of an economic or market downturn. Shareholders of the Fund, therefore, are taking on more risk than they would if they invested in the stock market as a whole.

Conclusion

Thank you for your investment in Omni Tax-Managed Small-Cap Value Fund. We encourage your feedback; your reactions and concerns are important to us.

Sincerely,

The Investment Management Team

www.bridgeway.com	7

Bridgeway Omni Tax-Managed Small-Cap Value Fund SCHEDULE OF INVESTMENTS

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
COMMON STOCKS - 100.01%
Aerospace & Defense - 1.71%
	AAR Corp.	1,850	$50,116
	AerCap Holdings NV*	600	7,806
	AeroCentury Corp.*	200	2,560
	Alliant Techsystems, Inc.	2,550	181,892
	Astrotech Corp.*	200	208
	Curtiss-Wright Corp.	3,800	123,006
	Ducommun, Inc.	450	9,257
	Kratos Defense & Security Solutions, Inc.*	450	5,472
	LMI Aerospace, Inc.*	550	13,436
	Moog, Inc., Class A*	3,500	152,320
	Sparton Corp.*	450	4,599
	Teledyne Technologies, Inc.*	150	7,554
	Triumph Group, Inc.	900	89,622

			647,848

Air Freight & Logistics - 0.45%
	Air Transport Services Group, Inc.*	4,950	33,907
	Atlas Air Worldwide Holdings, Inc.*	2,000	119,020
	Pacer International, Inc.*	1,600	7,552
	Park-Ohio Holdings Corp.*	550	11,627

			172,106

Airlines - 1.51%
	Alaska Air Group, Inc.*	2,650	181,419
	Allegiant Travel Co.*+	1,400	69,300
	Hawaiian Holdings, Inc.*	2,300	13,110
	JetBlue Airways Corp.*+	22,550	137,555
	Pinnacle Airlines Corp.*	650	2,951
	Republic Airways Holdings, Inc.*	2,300	12,558
	SkyWest, Inc.	4,100	61,746
	US Airways Group, Inc.*	10,650	94,891

			573,530

Auto Components - 1.65%
	China Automotive Systems, Inc.*+	700	6,041
	Cooper Tire & Rubber Co.	2,850	56,402
	Dana Holding Corp.*	7,250	132,675
	Drew Industries, Inc.	700	17,304
	Exide Technologies*	3,600	27,504
	Federal-Mogul Corp.*	5,200	118,716
	Fuel Systems Solutions, Inc.*	700	17,465
	Goodyear Tire & Rubber Co. (The)*	9,400	157,638
	Motorcar Parts of America, Inc.*	350	5,254
	Shiloh Industries, Inc.	550	5,929

Industry	Company	Shares	Value

Auto Components (continued)
	SORL Auto Parts, Inc.*+	700	$3,150
	Spartan Motors, Inc.	1,150	6,210
	Strattec Security Corp.	100	2,098
	Tenneco, Inc.*	1,550	68,308

			624,694

Automobiles - 0.03%
	Winnebago Industries, Inc.*+	1,000	9,660

Beverages - 0.20%
	Coca-Cola Bottling Co., Consolidated	550	37,213
	Cott Corp.*	350	2,944
	MGP Ingredients, Inc.	650	5,661
	National Beverage Corp.	2,150	31,498

			77,316

Building Products - 0.64%
	A.O. Smith Corp.	150	6,345
	Armstrong World Industries, Inc.	2,950	134,402
	Gibraltar Industries, Inc.*	1,400	15,848
	Griffon Corp.*	2,950	29,736
	Quanex Building Products Corp.	1,750	28,683
	Universal Forest Products, Inc.	1,200	28,752

			243,766

Capital Markets - 0.43%
	Calamos Asset Management, Inc., Class A	700	10,164
	CIFC Deerfield Corp.*	250	1,713
	Edelman Financial Group, Inc.	1,000	7,890
	GFI Group, Inc.	5,600	25,704
	Gleacher & Co., Inc.*	1,500	3,060
	INTL FCStone, Inc.*	450	10,895
	Investment Technology Group, Inc.*	2,250	31,545
	Oppenheimer Holdings, Inc., Class A	850	23,978
	Piper Jaffray Cos.*	1,700	48,977

			163,926

Chemicals - 3.20%
	American Vanguard Corp.	900	11,673
	Arabian American Development Co.*	300	1,215
	Arch Chemicals, Inc.	1,600	55,104

8	Annual Report | June 30, 2011

Bridgeway Omni Tax-Managed Small-Cap Value Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Chemicals (continued)
	Cabot Corp.	4,850	$193,369
	Cytec Industries, Inc.	3,800	217,322
	Ferro Corp.*	6,000	80,640
	Georgia Gulf Corp.*	2,100	50,694
	Innospec, Inc.*	800	26,888
	Keyuan Petrochemicals, Inc.Δ	100	356
	Koppers Holdings, Inc.	1,600	60,688
	Material Sciences Corp.*	400	2,900
	Minerals Technologies, Inc.	1,375	91,149
	OM Group, Inc.*	1,900	77,216
	Omnova Solutions, Inc.*	2,100	14,616
	Penford Corp.*	150	795
	PolyOne Corp.	7,250	112,157
	Shiner International, Inc.*	800	656
	Spartech Corp.*	1,100	6,699
	Stepan Co.	350	24,815
	TOR Minerals International, Inc.*	200	3,542
	TPC Group, Inc.*	950	37,259
	Westlake Chemical Corp.	2,600	134,940
	Zep, Inc.	600	11,340

			1,216,033

Commercial Banks - 6.52%
	1st Source Corp.	2,000	41,480
	Ameris Bancorp*	1,400	12,418
	Associated Banc-Corp.	15,100	209,890
	BancFirst Corp.	1,300	50,180
	BancorpSouth, Inc.+	6,900	85,629
	Banner Corp.	1,257	21,998
	Boston Private Financial Holdings, Inc.	4,850	31,913
	Capital City Bank Group, Inc.	1,050	10,773
	Cascade Bancorp*+	100	1,010
	CoBiz Financial, Inc.	1,700	11,118
	Dearborn Bancorp, Inc.*+	350	413
	Enterprise Financial Services Corp.	550	7,442
	First Bancorp	1,100	11,264
	First Busey Corp.	5,950	31,476
	First Citizens BancShares, Inc., Class A	900	168,498
	First Commonwealth Financial Corp.	5,200	29,848
	First Community Bancshares, Inc.	1,100	15,400
	First Financial Bancorp	4,000	66,760
	First Horizon National Corp.	20,200	192,708
	First Interstate Bancsystem, Inc.	2,900	42,746

Industry	Company	Shares	Value

Commercial Banks (continued)
	First Merchants Corp.	1,700	$15,198
	First Midwest Bancorp, Inc.	5,100	62,679
	Great Southern Bancorp, Inc.	750	14,212
	Green Bankshares, Inc.*+	350	917
	Guaranty Bancorp*	2,500	3,350
	Hanmi Financial Corp.*+	11,700	12,519
	Heartland Financial USA, Inc.	950	13,822
	International Bancshares Corp.	5,900	98,707
	Intervest Bancshares Corp., Class A*	1,300	3,978
	Lakeland Bancorp, Inc.	1,900	18,962
	Macatawa Bank Corp.*+	650	1,797
	MainSource Financial Group, Inc.	1,300	10,790
	MB Financial, Inc.	3,500	67,340
	Metro Bancorp, Inc.*	450	5,139
	MetroCorp Bancshares, Inc.*	450	2,925
	Nara Bancorp, Inc.*	2,950	23,984
	NewBridge Bancorp*	600	2,748
	PacWest Bancorp	2,400	49,368
	Peapack-Gladstone Financial Corp.+	250	2,945
	Peoples Bancorp, Inc.	350	3,944
	Pinnacle Financial Partners, Inc.*+	2,650	41,234
	Porter Bancorp, Inc.	400	1,992
	PremierWest Bancorp*+	300	435
	PrivateBancorp, Inc.	4,900	67,620
	Renasant Corp.	1,700	24,633
	Republic Bancorp, Inc., Class A	1,200	23,880
	Savannah Bancorp, Inc. (The)*	200	1,482
	SCBT Financial Corp.	1,300	37,284
	Seacoast Banking Corp. of Florida*	4,300	6,450
	Shore Bancshares, Inc.	50	347
	Sierra Bancorp	450	5,094
	Southwest Bancorp, Inc.*	1,200	11,748
	State Bancorp, Inc.	550	7,337
	StellarOne Corp.	2,000	24,220
	Sun Bancorp, Inc.*	5,600	20,440
	Susquehanna Bancshares, Inc.	9,700	77,600
	Synovus Financial Corp.	58,700	122,096
	TCF Financial Corp.+	12,150	167,670
	Tennessee Commerce Bancorp, Inc.*	750	1,942

www.bridgeway.com	9

Bridgeway Omni Tax-Managed Small-Cap Value Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Commercial Banks (continued)
	Trico Bancshares	1,200	$17,520
	Union First Market Bankshares Corp.	1,900	23,142
	United Community Banks, Inc.*+	210	2,218
	Virginia Commerce Bancorp, Inc.*	1,000	5,910
	Webster Financial Corp.	6,500	136,630
	WesBanco, Inc.	1,800	35,388
	West Bancorporation, Inc.	1,100	9,691
	Western Alliance Bancorp*	7,300	51,830
	Wintrust Financial Corp.	2,800	90,104

			2,474,225

Commercial Services & Supplies - 4.80%
	A.T. Cross Co., Class A*	550	6,264
	ABM Industries, Inc.	7,100	165,714
	American Reprographics Co.*	2,100	14,847
	APAC Customer Services, Inc.*	2,400	12,792
	Brink’s Co. (The)	11,500	343,045
	Casella Waste Systems, Inc., Class A*	900	5,490
	Consolidated Graphics, Inc.*	950	52,203
	Corrections Corp. of America*	2,300	49,795
	Courier Corp.	550	6,078
	Covanta Holding Corp.	11,900	196,231
	Deluxe Corp.	4,100	101,311
	EnergySolutions, Inc.	5,900	29,146
	Ennis, Inc.	1,600	27,840
	G&K Services, Inc., Class A	1,350	45,711
	Guanwei Recycling Corp.*	200	262
	HNI Corp.	3,500	87,920
	Intersections, Inc.	1,450	26,390
	KAR Auction Services, Inc.*	10,950	207,064
	Kimball International, Inc., Class B	3,300	21,219
	M&F Worldwide Corp.*	1,400	36,176
	Multi-Color Corp.	550	13,580
	Perma-Fix Environmental Services, Inc.*	1,400	1,946
	Schawk, Inc.	1,500	24,840
	Standard Parking Corp.*	650	10,380
	Standard Register Co. (The)	300	945
	SYKES Enterprises, Inc.*	2,850	61,361
	Team, Inc.*	1,250	30,162
	UniFirst Corp.	1,550	87,094

Industry	Company	Shares	Value

Commercial Services & Supplies (continued)
	United Stationers, Inc.	3,600	$127,548
	Viad Corp.	1,200	26,748

			1,820,102

Communications Equipment - 0.80%
	Arris Group, Inc.*	500	5,805
	Black Box Corp.	600	18,762
	Brocade Communications Systems, Inc.*	1,850	11,951
	Comtech Telecommuni-cations Corp.	2,000	56,080
	EchoStar Corp., Class A*	2,150	78,325
	EMS Technologies, Inc.*	1,200	39,564
	Technical Communications Corp.	200	1,660
	Tellabs, Inc.	17,050	78,600
	Westell Technologies, Inc., Class A*	3,200	11,424
	Zoom Technologies, Inc.*+	150	369
	ZST Digital Networks, Inc.*+	250	628

			303,168

Computers & Peripherals - 1.43%
	Concurrent Computer Corp.*	300	1,878
	Datalink Corp.*	350	2,432
	Diebold, Inc.	4,950	153,500
	Hutchinson Technology, Inc.*+	300	681
	Imation Corp.*	1,800	16,992
	Lexmark International, Inc., Class A*	5,200	152,152
	NCR Corp.*	10,550	199,290
	Presstek, Inc.*	1,700	2,771
	Xyratex, Ltd.*+	1,400	14,364

			544,060

Construction & Engineering - 1.27%
	Argan, Inc.*	150	1,521
	Dycom Industries, Inc.*	1,650	26,961
	EMCOR Group, Inc.*	5,200	152,412
	Great Lakes Dredge & Dock Corp.	2,700	15,066
	Layne Christensen Co.*	1,200	36,408
	MasTec, Inc.*	5,500	108,460
	Michael Baker Corp.*	350	7,392
	MYR Group, Inc.*	1,300	30,420
	Orion Marine Group, Inc.*	300	2,823
	Pike Electric Corp.*	1,550	13,702

10	Annual Report | June 30, 2011

Bridgeway Omni Tax-Managed Small-Cap Value Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Construction & Engineering (continued)
	Primoris Services Corp.	3,800	$49,020
	Sterling Construction Co., Inc.*	50	689
	Tutor Perini Corp.	1,900	36,442

			481,316

Construction Materials - 0.04%
	Headwaters, Inc.*	4,700	14,711

Consumer Finance - 0.73%
	Advance America, Cash Advance Centers, Inc.	2,900	19,981
	Cash America International, Inc.	1,900	109,953
	CompuCredit Holdings Corp.*+	1,650	3,828
	First Marblehead Corp. (The)*	4,650	8,230
	Nelnet, Inc., Class A	2,900	63,974
	White River Capital, Inc.	100	1,925
	World Acceptance Corp.*	1,050	68,849

			276,740

Containers & Packaging - 3.22%
	AEP Industries, Inc.*	200	5,838
	Boise, Inc.	10,600	82,574
	Graphic Packaging Holding Co.*	31,900	173,536
	Greif, Inc. Class A	3,600	234,108
	Myers Industries, Inc.	1,650	16,962
	Packaging Corp. of America	7,600	212,724
	Rock-Tenn Co., Class A	2,550	169,167
	Silgan Holdings, Inc.	2,000	81,940
	Temple-Inland, Inc.	8,100	240,894
	UFP Technologies, Inc.*	200	3,784

			1,221,527

Distributors - 0.28%
	Audiovox Corp., Class A*	800	6,048
	Core-Mark Holding Co., Inc*	850	30,345
	Pool Corp.	2,300	68,563

			104,956

Diversified Consumer Services - 2.80%
	Bridgepoint Education, Inc.*+	3,400	85,000
	Career Education Corp.*+	4,900	103,635
	Carriage Services, Inc.	650	3,685
	China Education Alliance, Inc.*	300	243
	Coinstar, Inc.*+	2,500	136,350

Industry	Company	Shares	Value

Diversified Consumer Services (continued)
	Corinthian Colleges, Inc.*+	950	$4,047
	CPI Corp.+	250	3,288
	Education Management Corp.*+	8,550	204,687
	ITT Educational Services, Inc.*	2,250	176,040
	Lincoln Educational Services Corp.	800	13,720
	Mac-Gray Corp.	1,650	25,492
	Regis Corp.	3,750	57,450
	Service Corp. International	18,000	210,240
	Universal Technical Institute, Inc.	1,900	37,563

			1,061,440

Diversified Financial Services - 0.39%
	Asta Funding, Inc.	350	2,936
	Interactive Brokers Group, Inc., Class A	2,650	41,473
	PHH Corp.*	4,800	98,496
	Resource America, Inc., Class A	700	4,109

			147,014

Diversified Telecommunication Services - 1.84%
	Atlantic Tele-Network, Inc.	4,250	163,030
	Cbeyond, Inc.*	5,050	66,812
	Consolidated Communi-cations Holdings, Inc.	2,300	44,712
	General Communication, Inc., Class A*	3,600	43,452
	HickoryTech Corp.	450	5,346
	IDT Corp., Class B	5,400	145,908
	Iridium Communications, Inc.*	5,200	44,980
	PAETEC Holding Corp.*	28,250	135,317
	Premiere Global Services, Inc.*	4,000	31,920
	SureWest Communications	930	15,550

			697,027

Electrical Equipment - 0.28%
	Allied Motion Technologies, Inc.*	250	1,362
	A-Power Energy Generation Systems, Ltd.*Δ	500	752
	China BAK Battery, Inc.*+	2,950	2,980
	General Cable Corp.*	2,000	85,160
	New Energy Systems Group*	550	1,226
	Powell Industries, Inc.*	350	12,775

www.bridgeway.com	11

Bridgeway Omni Tax-Managed Small-Cap Value Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Electrical Equipment (continued)
	Ultralife Corp.*	650	$3,049

			107,304

Electronic Equipment, Instruments & Components - 2.69%
	ADDvantage Technologies Group, Inc.*	300	777
	Anixter International, Inc.	2,450	160,083
	Brightpoint, Inc.*	5,850	47,444
	Celestica, Inc.*	850	7,446
	DDi Corp.	700	6,678
	Gerber Scientific, Inc.*	900	10,017
	GTSI Corp.*	150	805
	IEC Electronics Corp.*	250	1,638
	Insight Enterprises, Inc.*	2,150	38,076
	Iteris, Inc.*	1,600	2,080
	Itron, Inc.*	2,850	137,256
	Kemet Corp.*	2,400	34,296
	LoJack Corp.*	650	2,834
	Multi-Fineline Electronix, Inc.*	800	17,288
	NAM TAI Electronics, Inc.	150	828
	PAR Technology Corp.*	550	2,101
	PC Mall, Inc.*	450	3,501
	Power-One, Inc.*+	4,950	40,095
	Pulse Electronics, Corp.	1,900	8,398
	RadiSys Corp.*	800	5,832
	RF Monolithics, Inc.*	300	411
	Richardson Electronics, Ltd.	650	8,833
	Sanmina-SCI Corp.*	7,100	73,343
	Smart Modular Technologies (WWH), Inc.*	4,700	43,052
	SMTC Corp.*	550	1,128
	Tech Data Corp.*	3,100	151,559
	TESSCO Technologies, Inc.	300	3,336
	TTM Technologies, Inc.*	1,500	24,030
	Viasystems Group, Inc.*	700	15,743
	Vishay Intertechnology, Inc.*	11,450	172,208
	Wayside Technology Group, Inc.	100	1,356

			1,022,472

Energy Equipment & Services - 2.09%
	Cal Dive International, Inc.*	4,350	26,013
	Energy Services of America Corp.*	400	1,160
	ENGlobal Corp.*	900	2,727
	Exterran Holdings, Inc.*	4,800	95,184
	Geokinetics, Inc.*	650	5,122
	Helix Energy Solutions Group, Inc.*	7,000	115,920

Industry	Company	Shares	Value

Energy Equipment & Services (continued)
	Hercules Offshore, Inc.*	2,950	$16,254
	Hornbeck Offshore Services, Inc.*	900	24,750
	Mitcham Industries, Inc.*	350	6,055
	Newpark Resources, Inc.*	350	3,174
	North American Energy Partners, Inc.*	450	3,447
	Parker Drilling Co.*	5,400	31,590
	PHI, Inc., Non Voting*	550	11,952
	Pioneer Drilling Co.*	2,500	38,100
	SEACOR Holdings, Inc.	1,500	149,940
	Superior Energy Services, Inc.*	4,800	178,272
	Tetra Technologies, Inc.*	3,500	44,555
	TGC Industries, Inc.*	450	2,876
	Union Drilling, Inc.*	900	9,261
	Willbros Group, Inc.*	3,300	28,182

			794,534

Food & Staples Retailing - 2.16%
	Arden Group, Inc., Class A	20	1,840
	BJ’s Wholesale Club, Inc.*	4,100	206,435
	Casey’s General Stores, Inc.	2,450	107,800
	Ingles Markets, Inc., Class A	1,500	24,825
	Nash Finch Co.	750	26,858
	Pantry, Inc. (The)*	1,600	30,064
	Pricesmart, Inc.	2,200	112,706
	Ruddick Corp.	3,700	161,098
	Spartan Stores, Inc.	1,400	27,342
	SUPERVALU, Inc.	850	7,998
	Susser Holdings Corp.*	850	13,362
	Village Super Market, Inc., Class A	850	23,554
	Weis Markets, Inc.	1,800	73,314
	Winn-Dixie Stores, Inc.*	200	1,690

			818,886

Food Products - 2.46%
	B&G Foods, Inc.	2,400	49,488
	Cal-Maine Foods, Inc.+	1,400	44,744
	Chiquita Brands International, Inc.*	3,800	49,476
	Dean Foods Co.*	8,500	104,295
	Dole Food Co., Inc.*+	7,150	96,668
	Farmer Bros. Co.	400	4,056
	Feihe International, Inc.*+	300	2,169
	Flowers Foods, Inc.	8,025	176,871
	Fresh Del Monte Produce, Inc.	4,100	109,347

12	Annual Report | June 30, 2011

Bridgeway Omni Tax-Managed Small-Cap Value Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Food Products (continued)
	Inventure Foods, Inc.*	650	$2,594
	John B. Sanfilippo & Son, Inc.*	150	1,269
	Omega Protein Corp.*	650	8,970
	Overhill Farms, Inc.*	550	3,052
	Pilgrim’s Pride Corp.*+	850	4,598
	Sanderson Farms, Inc.	1,300	62,114
	Seneca Foods Corp., Class A*	750	19,185
	Snyders-Lance, Inc.	1,950	42,178
	SunOpta, Inc.*	250	1,778
	TreeHouse Foods, Inc.*	2,150	117,412
	Zhongpin, Inc.*+	3,000	31,440

			931,704

Health Care Equipment & Supplies - 0.39%
	Angeion Corp.*	100	464
	CryoLife, Inc.*	300	1,680
	Greatbatch, Inc.*	1,400	37,548
	Invacare Corp.	1,950	64,721
	Medical Action Industries, Inc.*	150	1,222
	Synergetics USA, Inc.*	300	1,653
	Teleflex, Inc.	150	9,159
	Theragenics Corp.*	1,550	2,728
	Wright Medical Group, Inc.*	1,800	27,000

			146,175

Health Care Providers & Services - 6.89%
	Alliance HealthCare Services, Inc.*	2,450	9,310
	Allied Healthcare International, Inc.*	2,000	4,980
	Almost Family, Inc.*	350	9,590
	Amedisys, Inc.*	100	2,663
	American Dental Partners, Inc.*	550	7,128
	AMERIGROUP Corp.*	2,750	193,792
	Amsurg Corp.*	1,900	49,647
	BioScrip, Inc.*	600	3,894
	Capital Senior Living Corp.*	300	2,787
	CardioNet, Inc.*	800	4,248
	Centene Corp.*	3,800	135,014
	Community Health Systems, Inc.*	7,100	182,328
	Continucare Corp.*	1,600	9,888
	Cross Country Healthcare, Inc.*	800	6,080
	Ensign Group, Inc. (The)	1,200	36,468
	Five Star Quality Care, Inc.*	1,650	9,586

Industry	Company	Shares	Value

Health Care Providers & Services (continued)
	Gentiva Health Services, Inc.*	2,200	$45,826
	Hanger Orthopedic Group, Inc.*	850	20,800
	Health Management Associates, Inc., Class A*	20,300	218,834
	Health Net, Inc.*	7,450	239,070
	Healthspring, Inc.*	5,400	248,994
	Healthways, Inc.*	1,600	24,288
	InfuSystems Holdings, Inc.*	700	1,498
	Integramed America, Inc.*	350	3,378
	Kindred Healthcare, Inc.*	1,950	41,866
	LHC Group, Inc.*	650	14,989
	LifePoint Hospitals, Inc.*	3,600	140,688
	Magellan Health Services, Inc.*	2,550	139,587
	Medcath Corp.*	700	9,513
	Metropolitan Health Networks, Inc.*	1,850	8,862
	Molina Healthcare, Inc.*	3,000	81,360
	National Healthcare Corp.	850	42,134
	Owens & Minor, Inc.	4,950	170,726
	PDI, Inc.*	500	3,545
	PharMerica Corp.*	100	1,276
	Providence Service Corp. (The)*	450	5,692
	PSS World Medical, Inc.*	3,350	93,834
	Select Medical Holdings Corp.*	10,450	92,692
	Skilled Healthcare Group, Inc., Class A*	1,750	16,555
	SRI/Surgical Express, Inc.*	50	212
	Sunrise Senior Living, Inc.*	2,600	24,778
	Triple-S Management Corp., Class B*	1,800	39,114
	U.S. Physical Therapy, Inc.	350	8,656
	Universal American Corp.	4,500	49,275
	WellCare Health Plans, Inc.*	3,100	159,371

			2,614,816

Hotels, Restaurants & Leisure - 6.79%
	Ameristar Casinos, Inc.	3,800	90,098
	Benihana, Inc., Class A*	550	5,770
	Biglari Holdings, Inc.*	99	38,714
	Bluegreen Corp.*	1,150	3,370
	Bob Evans Farms, Inc.	2,000	69,940
	Boyd Gaming Corp.*+	5,100	44,370
	Brinker International, Inc.	6,850	167,551
	California Pizza Kitchen, Inc.*	1,600	29,552

www.bridgeway.com	13

Bridgeway Omni Tax-Managed Small-Cap Value Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Hotels, Restaurants & Leisure (continued)
	Carrols Restaurant Group, Inc.*	6,100	$63,684
	CEC Entertainment, Inc.	1,200	48,132
	Cheesecake Factory, Inc. (The)*	3,850	120,774
	Cracker Barrel Old Country Store, Inc.	6,200	305,722
	DineEquity, Inc.*	1,875	98,006
	Dover Downs Gaming & Entertainment, Inc.	800	2,560
	Einstein Noah Restaurant Group, Inc.	2,050	30,688
	Famous Dave’s of America, Inc.*	250	2,503
	Full House Resorts, Inc.*	650	2,060
	Granite City Food & Brewery, Ltd.*	200	648
	Great Wolf Resorts, Inc.*	1,150	3,496
	Isle of Capri Casinos, Inc.*	9,250	81,862
	Jack in the Box, Inc.*	5,550	126,429
	Kona Grill, Inc.*	300	1,686
	Luby’s, Inc.*	1,000	5,520
	Marcus Corp.	8,200	81,016
	McCormick & Schmick’s Seafood Restaurants, Inc.*	550	4,724
	Monarch Casino & Resort, Inc.*	500	5,220
	Morton’s Restaurant Group, Inc.*	550	3,982
	MTR Gaming Group, Inc.*	900	2,727
	Multimedia Games Holding Co., Inc.*	900	4,095
	O’Charleys, Inc.*	700	5,117
	Papa John’s International, Inc.*	1,600	53,216
	Penn National Gaming, Inc.*	5,850	235,989
	PF Chang’s China Bistro, Inc.+	2,400	96,576
	Pinnacle Entertainment, Inc.*	4,650	69,285
	Red Lion Hotels Corp.*	650	5,135
	Red Robin Gourmet Burgers, Inc.*	1,150	41,837
	Ruby Tuesday, Inc.*	17,500	188,650
	Ruth’s Hospitality Group, Inc.*	1,650	9,256
	Scientific Games Corp., Class A*	8,350	86,339
	Sonic Corp.*	2,850	30,296
	Speedway Motorsports, Inc.	1,950	27,651
	Universal Travel Group*Δ+	700	2,246

Industry	Company	Shares	Value

Hotels, Restaurants & Leisure (continued)
	Vail Resorts, Inc.	2,500	$115,550
	Wendy’s/Arby’s Group, Inc., Class A	32,250	163,508

			2,575,550

Household Durables - 0.80%
	American Greetings Corp., Class A	7,750	186,310
	Bassett Furniture Industries, Inc.	400	3,152
	Beazer Homes USA, Inc.*	1,900	6,441
	Blyth, Inc.	250	12,587
	Brookfield Residential Properties, Inc.*	764	7,579
	Comstock Homebuilding Cos., Inc., Class A*	700	798
	CSS Industries, Inc.	350	7,326
	Emerson Radio Corp.*	700	1,442
	Flexsteel Industries, Inc.	150	2,182
	Furniture Brands International, Inc.*	1,400	5,796
	Kid Brands, Inc.*	700	3,612
	La-Z-Boy, Inc.*	1,300	12,831
	Libbey, Inc.*	700	11,354
	Lifetime Brands, Inc.	450	5,283
	Meritage Homes Corp.*	850	19,176
	NIVS IntelliMedia Technology Group, Inc.*+	500	175
	Ryland Group, Inc. (The)	150	2,480
	Universal Electronics, Inc.*	600	15,156

			303,680

Household Products - 0.13%
	Central Garden & Pet Co., Class A*	4,100	41,615
	Oil-Dri Corp. of America	250	5,355
	Orchids Paper Products Co.	50	632

			47,602

Industrial Conglomerates - 0.62%
	Seaboard Corp.	76	183,768
	Tredegar Corp.	2,800	51,380

			235,148

Insurance - 7.77%
	Allied World Assurance Co. Holdings, Ltd.	3,050	175,619
	Alterra Capital Holdings, Ltd.	8,300	185,090

14	Annual Report | June 30, 2011

Bridgeway Omni Tax-Managed Small-Cap Value Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Insurance (continued)
	American Equity Investment Life Holding Co.	4,250	$54,018
	American National Insurance Co.	2,100	162,750
	American Safety Insurance Holdings, Ltd.*	350	6,699
	Argo Group International Holdings, Ltd.	800	23,776
	Aspen Insurance Holdings, Ltd.	5,450	140,228
	Baldwin & Lyons, Inc., Class B	850	19,694
	Citizens, Inc.*	3,900	26,598
	CNO Financial Group, Inc.*	18,600	147,126
	Crawford & Co., Class B	2,100	14,847
	Delphi Financial Group, Inc., Class A	4,000	116,840
	EMC Insurance Group, Inc.	1,050	20,055
	Endurance Specialty Holdings, Ltd.	3,100	128,123
	FBL Financial Group, Inc., Class A	2,500	80,375
	Flagstone Reinsurance Holdings SA	5,100	42,993
	Hallmark Financial Services, Inc.*	700	5,509
	Hanover Insurance Group, Inc. (The)	4,000	150,840
	Harleysville Group, Inc.	2,100	65,457
	Horace Mann Educators Corp.	2,950	46,050
	Infinity Property & Casualty Corp.	1,000	54,660
	Maiden Holdings, Ltd.	5,550	50,505
	Meadowbrook Insurance Group, Inc.	3,950	39,144
	Montpelier Re Holdings, Ltd.	4,450	80,100
	National Financial Partners Corp.*	3,100	35,774
	National Interstate Corp.	1,200	27,480
	National Western Life Insurance Co., Class A	325	51,828
	Navigators Group, Inc. (The)*	1,250	58,750
	Protective Life Corp.	6,450	149,188
	SeaBright Holdings, Inc.	800	7,920
	Selective Insurance Group, Inc.	4,400	71,588
	StanCorp Financial Group, Inc.	3,500	147,665
	State Auto Financial Corp.	2,850	49,676

Industry	Company	Shares	Value

Insurance (continued)
	Stewart Information Services Corp.	1,450	$14,543
	Symetra Financial Corp.	8,850	118,856
	Tower Group, Inc.	3,450	82,179
	Transatlantic Holdings, Inc.	5,100	249,951
	United Fire & Casualty Co.	2,200	38,214
	Universal Insurance Holdings, Inc.	1,800	8,406

			2,949,114
Internet & Catalog Retail - 0.35%
	1-800-Flowers.com, Inc., Class A*	2,950	9,145
	HSN, Inc.*	2,700	88,884
	NutriSystem, Inc.+	900	12,654
	Orbitz Worldwide, Inc.*	4,750	11,827
	Overstock.com, Inc.*	800	12,176

			134,686
Internet Software & Services - 0.73%
	AOL, Inc.*	7,050	140,013
	EarthLink, Inc.	9,300	71,564
	EasyLink Services International Corp., Class A*	1,000	5,840
	Infospace, Inc.*	1,650	15,048
	Internap Network Services Corp.*	600	4,410
	Inuvo, Inc.*	200	420
	Local.com Corp.*+	600	2,004
	Looksmart, Ltd.*	600	906
	ModusLink Global Solutions, Inc.	150	672
	United Online, Inc.	6,300	37,989

			278,866
IT Services - 3.86%
	Acxiom Corp.*	5,700	74,727
	Broadridge Financial Solutions, Inc.	10,800	259,956
	CACI International, Inc., Class A*	2,200	138,776
	Cardtronics, Inc.*	1,100	25,795
	Ciber, Inc.*	4,800	26,640
	Convergys Corp.*	7,650	104,346
	CSG Systems International, Inc.*	1,600	29,568
	DST Systems, Inc.	3,050	161,040
	Dynamics Research Corp.*	350	4,774
	Euronet Worldwide, Inc.*	2,350	36,214

www.bridgeway.com	15

Bridgeway Omni Tax-Managed Small-Cap Value Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
IT Services (continued)
	Global Cash Access Holdings, Inc.*	750	$2,385
	Hackett Group, Inc. (The)*	2,800	14,252
	Heartland Payment Systems, Inc.	1,600	32,960
	Information Services Group, Inc.*	350	620
	Integral Systems, Inc.*	50	608
	Lender Processing Services, Inc.	6,500	135,915
	Lionbridge Technologies, Inc.*	2,750	8,745
	Mantech International Corp., Class A	2,450	108,829
	NCI, Inc., Class A*	1,000	22,720
	Ness Technologies, Inc.*	950	7,191
	Online Resources Corp.*	1,100	3,586
	PFSweb, Inc.*	450	2,065
	PRGX Global, Inc.*	800	5,720
	SRA International, Inc., Class A*	4,350	134,502
	StarTek, Inc.*	550	1,898
	TeleTech Holdings, Inc.*	4,150	87,482
	Tier Technologies, Inc.*	600	3,000
	TNS, Inc.*	1,900	31,540

			1,465,854

Leisure Equipment & Products - 0.67%
	Arctic Cat, Inc.*	450	6,044
	Callaway Gulf Co.	250	1,555
	Escalade, Inc.	300	1,812
	Jakks Pacific, Inc.*	1,300	23,933
	Johnson Outdoors, Inc., Class A*	350	5,992
	Polaris Industries, Inc.+	1,700	188,989
	Smith & Wesson Holding Corp.*	1,550	4,650
	Steinway Musical Instruments, Inc.*	450	11,560
	Sturm Ruger & Co., Inc.	450	9,877

			254,412

Life Sciences Tools & Services - 0.14%
	Affymetrix, Inc.*	5,800	45,994
	Bioanalytical Systems, Inc.*+	100	197
	Cambrex Corp.*	1,000	4,620
	Harvard Bioscience, Inc.*	700	3,731

			54,542

Machinery - 2.39%
	Alamo Group, Inc.	550	13,035

Industry	Company	Shares	Value

Machinery (continued)
	Albany International Corp., Class A	1,900	$50,141
	Ampco-Pittsburgh Corp.	300	7,035
	Briggs & Stratton Corp.	3,750	74,475
	Cleantech Solutions International, Inc.*+	250	222
	Federal Signal Corp.	2,900	19,024
	Greenbrier Cos., Inc.*	100	1,976
	Hardinge, Inc.	400	4,364
	Harsco Corp.	6,300	205,380
	Hurco Cos., Inc.*	200	6,442
	John Bean Technologies Corp.	1,820	35,162
	Key Technology, Inc.*	300	4,851
	L.S. Starrett Co., Class A	350	3,588
	LB Foster Co., Class A	450	14,810
	Lydall, Inc.*	550	6,578
	Manitowoc Co., Inc. (The)	8,400	141,456
	MFRI, Inc.*	200	1,598
	Miller Industries, Inc.	150	2,804
	Mueller Water Products, Inc., Class A	7,200	28,656
	NACCO Industries, Inc., Class A	450	43,569
	NN, Inc.*	650	9,724
	Oshkosh Corp.*	1,400	40,516
	Sauer-Danfoss, Inc.*	2,950	148,650
	TriMas Corp.*	1,600	39,600
	WSI Industries, Inc.	100	609
	Xerium Technologies, Inc.*+	50	927

			905,192

Marine - 0.13%
	Danaos Corp.*	1,250	6,875
	Eagle Bulk Shipping, Inc.*+	1,650	4,092
	Excel Maritime Carriers, Ltd.*+	3,900	12,090
	Genco Shipping & Trading, Ltd.*+	450	3,384
	Global Ship Lease, Inc., Class A*	200	1,066
	Horizon Lines, Inc., Class A+	1,400	1,694
	International Shipholding Corp.	350	7,448
	Navios Maritime Holdings, Inc.+	400	2,060
	Paragon Shipping, Inc., Class A+	600	1,218
	Rand Logistics, Inc.*	300	2,202
	Star Bulk Carriers Corp.	650	1,345

16	Annual Report | June 30, 2011

Bridgeway Omni Tax-Managed Small-Cap Value Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Marine (continued)
	Ultrapetrol Bahamas, Ltd.*+	1,400	$6,916

			50,390

Media - 2.25%
	A.H. Belo Corp., Class A	700	5,208
	Belo Corp., Class A*	4,750	35,768
	Carmike Cinemas, Inc.*	450	3,110
	ChinaNet Online Holdings, Inc.*+	600	876
	Cinemark Holdings, Inc.	9,350	193,638
	Dex One Corp.*	600	1,518
	E.W. Scripps Co., Class A (The)*	2,700	26,109
	Entercom Communications Corp., Class A*	1,750	15,190
	Entravision Communications Corp., Class A*	3,950	7,308
	Fisher Communications, Inc.*	50	1,491
	Gray Television, Inc.*	2,650	6,996
	Harris Interactive, Inc.*	600	510
	Harte-Hanks, Inc.	2,950	23,954
	John Wiley & Sons, Inc., Class A	2,800	145,628
	Journal Communications, Inc., Class A*	2,550	13,183
	Lee Enterprises, Inc.*+	4,050	3,604
	McClatchy Co., Class A (The)*+	3,950	11,099
	Media General, Inc., Class A*	800	3,056
	Meredith Corp.+	3,000	93,390
	Navarre Corp.*	1,700	3,349
	New York Times Co., Class A (The)*	7,350	64,092
	Radio One, Inc., Class D*	2,550	4,514
	Reading International, Inc., Class A*	800	3,640
	Scholastic Corp.	2,400	63,840
	Valassis Communications, Inc.*	4,000	121,200

			852,271

Metals & Mining - 0.29%
	A.M. Castle & Co.*	800	13,288
	China Gerui Advanced Materials Group, Ltd.*	500	1,910
	Noranda Aluminum Holding Corp.*	5,900	89,326
	Puda Coal, Inc.*Δ+	1,400	6,300

Industry	Company	Shares	Value

Metals & Mining (continued)
	Sutor Technology Group, Ltd.*+	450	$567

			111,391

Multiline Retail - 1.22%
	Big Lots, Inc.*	2,900	96,135
	Bon-Ton Stores, Inc. (The)+	650	6,318
	Dillard’s, Inc., Class A	4,750	247,665
	Duckwall-ALCO Stores, Inc.*	200	2,120
	Fred’s, Inc., Class A	1,800	25,974
	Saks, Inc.*	7,450	83,217
	Tuesday Morning Corp.*	450	2,092

			463,521

Oil, Gas & Consumable Fuels - 3.57%
	Adams Resources & Energy, Inc.	300	7,650
	Barnwell Industries, Inc.*	300	1,545
	BioFuel Energy Corp.*	350	144
	BMB Munai, Inc.*+	2,600	2,600
	Callon Petroleum Co.*	1,750	12,285
	China North East Petroleum Holdings, Ltd.*+	300	975
	Cloud Peak Energy, Inc.*	5,400	115,020
	Crimson Exploration, Inc.*	2,000	7,100
	Crosstex Energy, Inc.	2,200	26,180
	CVR Energy, Inc.*	6,750	166,185
	Delek US Holdings, Inc.	2,500	39,250
	Double Eagle Petroleum Co.*	250	2,185
	Equal Energy, Ltd.*	300	2,007
	Frontline, Ltd.+	4,500	66,330
	GeoMet, Inc.*	1,850	2,183
	GMX Resources, Inc.*+	400	1,780
	Green Plains Renewable Energy, Inc.*+	950	10,250
	Holly Corp.	3,400	235,960
	James River Coal Co.*+	1,300	27,066
	L&L Energy, Inc.*+	1,100	5,643
	Penn Virginia Corp.	500	6,605
	PrimeEnergy Corp.*	200	4,682
	RAM Energy Resources, Inc.*+	3,650	4,563
	REX American Resources Corp.*	350	5,810
	SemGroup Corp., Class A*	3,000	77,010
	SMF Energy Corp.*	300	417
	StealthGas, Inc.*	200	854

www.bridgeway.com	17

Bridgeway Omni Tax-Managed Small-Cap Value Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Oil, Gas & Consumable Fuels (continued)
	Stone Energy Corp.*	2,250	$68,378
	Teekay Corp.	4,300	132,784
	Tsakos Energy Navigation, Ltd.	500	5,000
	USEC, Inc.*+	2,950	9,853
	W&T Offshore, Inc.	5,300	138,436
	Western Refining, Inc.*+	9,200	166,244

			1,352,974

Paper & Forest Products - 0.59%
	Buckeye Technologies, Inc.	1,800	48,564
	Clearwater Paper Corp.*	750	51,210
	KapStone Paper & Packaging Corp.*	2,150	35,626
	Mercer International, Inc.*	2,050	20,664
	Neenah Paper, Inc.	550	11,704
	Orient Paper, Inc.*+	450	1,570
	PH Glatfelter Co.	2,100	32,298
	Verso Paper Corp.*	2,450	6,566
	Wausau Paper Corp.	2,250	15,165

			223,367

Personal Products - 0.74%
	China Sky One Medical, Inc.*+	150	327
	Elizabeth Arden, Inc.*	1,700	49,351
	Inter Parfums, Inc.	1,400	32,242
	Natural Alternatives International, Inc.*	50	241
	Nu Skin Enterprises, Inc., Class A	4,300	161,465
	Nutraceutical International Corp.*	350	5,383
	Parlux Fragrances, Inc.*	700	2,247
	Physicians Formula Holdings, Inc.*	350	1,400
	USANA Health Sciences, Inc.*	900	28,152

			280,808

Pharmaceuticals - 0.41%
	Biostar Pharmaceuticals, Inc.*	700	763
	China Shenghuo Pharmaceutical Holdings, Inc.*	700	420
	Cornerstone Therapeutics, Inc.*	900	8,064
	Impax Laboratories, Inc.*	4,150	90,428
	Jiangbo Pharmaceuticals, Inc.*Δ	150	416

Industry	Company	Shares	Value

Pharmaceuticals (continued)
	Par Pharmaceutical Cos., Inc.*	1,700	$56,066
	Tianyin Pharmaceutical Co., Inc.*	300	435

			156,592

Professional Services - 1.44%
	Barrett Business Services, Inc.	300	4,296
	CBIZ, Inc.*+	2,300	16,928
	Dolan Co. (The)*	1,400	11,858
	FTI Consulting, Inc.*+	3,400	128,996
	GP Strategies Corp.*	650	8,879
	Heidrick & Struggles International, Inc.	1,050	23,772
	Huron Consulting Group, Inc.*	1,700	51,357
	ICF International, Inc.*	1,200	30,456
	Insperity, Inc.	1,600	47,376
	Kelly Services, Inc., Class A*	2,800	46,200
	Kforce, Inc.*	2,900	37,932
	National Technical Systems, Inc.	150	1,024
	Navigant Consulting, Inc.*	2,300	24,127
	On Assignment, Inc.*	2,800	27,524
	RCM Technologies, Inc.*	400	2,140
	School Specialty, Inc.*	50	720
	SFN Group, Inc.*	3,800	34,542
	TrueBlue, Inc.*	3,400	49,232
	VSE Corp.	30	747

			548,106

Real Estate Management & Development - 0.01%
	China Housing & Land
	Development, Inc.*+	350	490
	FirstService Corp.*	100	3,454

			3,944

Road & Rail - 2.64%
	Amerco, Inc.*	1,600	153,840
	Arkansas Best Corp.	2,000	47,460
	Avis Budget Group, Inc.*	7,700	131,593
	Celadon Group, Inc.*	800	11,168
	Con-way, Inc.	4,100	159,121
	Covenant Transportation Group, Inc., Class A*	550	4,262
	Frozen Food Express Industries, Inc.*	650	2,320
	Marten Transport, Ltd.	1,300	28,080

18	Annual Report | June 30, 2011

Bridgeway Omni Tax-Managed Small-Cap Value Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Road & Rail (continued)
	P.A.M. Transportation Services, Inc.*	250	$2,468
	RailAmerica, Inc.*	4,600	69,000
	Ryder System, Inc.	4,200	238,770
	Saia, Inc.*	650	11,018
	USA Truck, Inc.*	450	5,085
	Vitran Corp., Inc.*	50	635
	Werner Enterprises, Inc.	5,400	135,270

			1,000,090

Semiconductors & Semiconductor Equipment - 2.06%
	Amkor Technology, Inc.*+	15,400	95,018
	Amtech Systems, Inc.*	500	10,320
	DSP Group, Inc.*	2,100	18,270
	Fairchild Semiconductor International, Inc.*	9,550	159,580
	GT Solar International, Inc.*+	9,300	150,660
	inTEST Corp.*	150	500
	Kulicke & Soffa Industries, Inc.*	6,300	70,182
	LTX-Credence Corp.*	3,400	30,396
	MEMC Electronic Materials, Inc.*	3,500	29,855
	Mindspeed Technologies, Inc.*+	850	6,800
	Photronics, Inc.*	4,200	35,574
	Pixelworks, Inc.*	450	1,102
	Ramtron International Corp.*	900	2,682
	Sigma Designs, Inc.*	2,700	20,628
	SunPower Corp., Class A*+	408	7,887
	Teradyne, Inc.*	9,500	140,600

			780,054

Software - 0.14%
	CDC Corp., Class A*	350	731
	Cinedigm Digital Cinema Corp., Class A*	2,200	3,718
	GSE Systems, Inc.*	250	540
	QAD, Inc., Class B	150	1,395
	Rosetta Stone, Inc.*+	700	11,298
	Take-Two Interactive Software, Inc.*	2,150	32,852
	TeleCommunication Systems, Inc., Class A*	600	2,898

			53,432

Specialty Retail - 5.97%
	A.C. Moore Arts & Crafts, Inc.*	900	2,250

Industry	Company	Shares	Value

Specialty Retail (continued)
	Aeropostale, Inc.*	6,750	$118,125
	American Eagle Outfitters, Inc.	14,600	186,150
	ANN, Inc.*	4,300	112,230
	Ascena Retail Group, Inc.*	5,150	175,358
	Barnes & Noble, Inc.	2,800	46,424
	Big 5 Sporting Goods Corp.	700	5,502
	Books-A-Million, Inc.+	550	1,908
	Brown Shoe Co., Inc.	1,150	12,248
	Build-A-Bear-Workshop, Inc.*	700	4,557
	Cabela’s, Inc.*	5,250	142,538
	Casual Male Retail Group, Inc.*	2,200	9,130
	Cato Corp., Class A (The)	1,000	28,800
	Childrens Place Retail Stores, Inc. (The)*	1,700	75,633
	Christopher & Banks Corp.	1,650	9,488
	Citi Trends, Inc.*	50	754
	Collective Brands, Inc.*	4,400	64,636
	Conn’s, Inc.*+	1,100	9,515
	Destination Maternity Corp.	400	7,992
	Express, Inc.	350	7,630
	Finish Line, Inc., Class A (The)	2,450	52,430
	Foot Locker, Inc.	9,500	225,720
	Genesco, Inc.*	1,800	93,780
	Hastings Entertainment, Inc.*	250	1,025
	Haverty Furniture Cos., Inc.	700	8,057
	hhgregg, Inc.*+	1,850	24,790
	Hot Topic, Inc.	2,050	15,252
	Kirkland’s, Inc.*	700	8,414
	MarineMax, Inc.*	800	7,008
	Men’s Wearhouse, Inc. (The)	2,450	82,565
	Midas, Inc.*	450	2,844
	Office Depot, Inc.*	12,800	54,016
	OfficeMax, Inc.*	3,950	31,008
	Pacific Sunwear of California, Inc.*	3,050	7,960
	Penske Automotive Group, Inc.	6,950	158,043
	Pep Boys-Manny, Moe & Jack (The)	2,450	26,778
	Pier 1 Imports, Inc.*	5,450	63,056
	RadioShack Corp.	2,950	39,264
	Rent-A-Center, Inc.	4,250	129,880
	Select Comfort Corp.*	2,550	45,849
	Shoe Carnival, Inc.*	450	13,568

www.bridgeway.com	19

Bridgeway Omni Tax-Managed Small-Cap Value Fund SCHEDULE OF INVESTMENTS (continued)

Showing percentage of net assets as of June 30, 2011

Industry	Company	Shares	Value
Common Stocks (continued)
Specialty Retail (continued)
	Sonic Automotive, Inc., Class A+	4,050	$59,332
	Stage Stores, Inc.	1,700	28,560
	Stein Mart, Inc.	2,000	19,280
	Talbots, Inc.*+	1,800	6,012
	TravelCenters of America LLC*	650	3,542
	West Marine, Inc.*	800	8,296
	Wet Seal, Inc., Class A (The)*	4,650	20,786
	Zale Corp.*	1,500	8,400

			2,266,383
Textiles, Apparel & Luxury Goods - 0.98%
	American Apparel, Inc.*+	1,800	1,602
	Culp, Inc.*	150	1,408
	Delta Apparel, Inc.*	250	4,250
	Hanesbrands, Inc.*	2,500	71,375
	Jones Group, Inc. (The)	12,400	134,540
	Kenneth Cole Productions, Inc., Class A*	650	8,119
	LaCrosse Footwear, Inc.	150	2,166
	Lakeland Industries, Inc.*	200	1,752
	Liz Claiborne, Inc.*+	2,450	13,108
	Movado Group, Inc.	800	13,688
	Oxford Industries, Inc.	550	18,568
	Perry Ellis International, Inc.*	450	11,362
	Quiksilver, Inc.*	17,600	82,720
	R.G. Barry Corp.	400	4,512
	Rocky Brands, Inc.*	250	3,085

			372,255
Thrifts & Mortgage Finance - 0.54%
	Astoria Financial Corp.	8,100	103,599
	BankAtlantic Bancorp, Inc., Class A*	2,950	2,802
	Beacon Federal Bancorp, Inc.	200	2,764
	First Defiance Financial Corp.*	750	11,018
	First Federal Bancshares of Arkansas, Inc.*+	40	259
	First Financial Holdings, Inc.	550	4,934
	First Financial Northwest, Inc.*	200	1,014
	First Pactrust Bancorp, Inc.	100	1,486
	Flushing Financial Corp.	2,700	35,100
	Meta Financial Group, Inc.	100	1,905
	Provident Financial Holdings, Inc.	400	3,172
	Radian Group, Inc.	7,900	33,417

Industry	Company	Shares	Value

Thrifts & Mortgage Finance (continued)
	Riverview Bancorp, Inc.*	600	$ 1,812
	Timberland Bancorp, Inc.*	200	1,182

			204,464
Trading Companies & Distributors - 1.00%
	Aircastle, Ltd.	3,700	47,064
	Applied Industrial Technologies, Inc.	2,150	76,562
	Beacon Roofing Supply, Inc.*	2,100	47,922
	China Armco Metals, Inc.*+	500	690
	DXP Enterprises, Inc.*	450	11,407
	GATX Corp.	3,000	111,360
	Interline Brands, Inc.*	1,550	28,474
	Rush Enterprises, Inc., Class A*	2,800	53,284
	Willis Lease Finance Corp.*	150	1,999

			378,762
Wireless Telecommunication Services - 0.88%
	Leap Wireless International, Inc.*	16,100	261,303
	NTELOS Holdings Corp.	2,650	54,113
	USA Mobility, Inc.	1,300	19,838

			335,254

TOTAL COMMON STOCKS - 100.01%			37,949,760

(Cost $37,512,957)
	Rate^	Shares	Value
MONEY MARKET FUND - 0.27%
BlackRock FedFund	0.01%	102,736	102,736

TOTAL MONEY MARKET FUND - 0.27%			102,736

(Cost $102,736)

TOTAL INVESTMENTS - 100.28%			38,052,496
(Cost $37,615,693)
Liabilities in Excess of Other Assets -(0.28%)			(107,776)

NET ASSETS - 100.00%			$37,944,720

*	Non-income producing security.
^	Rate disclosed as of June 30, 2011.
Δ	Security was fair valued under procedures adopted by the Board of Directors (see Note 2).
+	This security or a portion of the security is out on loan at June 30, 2011. Total loaned securities had a value of $2,351,651 at June 30, 2011.
LLC	- Limited Liability Company

20	Annual Report | June 30, 2011

Bridgeway Omni Tax-Managed Small-Cap Value Fund SCHEDULE OF INVESTMENTS (continued)

Summary of inputs used to value the Fund’s investments as of 06/30/2011 are as follows (See Note 2 in Notes to Financial Statements):

	Valuation Inputs

	Investment in Securities (Value)

	Level 1 Quoted Prices	Level 2 Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Total

Common Stocks	$37,939,690	$—	$10,070	$37,949,760
Money Market Fund	—	102,736	—	102,736

TOTAL	$37,939,690	$102,736	$10,070	$38,052,496

Following is a reconciliation of Level 3 investments for which significant unobservable inputs were used to determine fair value:

	Investment in Securities (Value)

	Common Stocks	Total

Balance as of 12/31/2010	$—	$—
Purchases	—	—
Sales	—	—
Realized gain/(loss)	—	—
Change in unrealized appreciation/(depreciation)[1]	(15,260)	(15,260)
Transfers in2,3	25,330	25,330
Transfers out	—	—

Balance as of 06/30/2011	$10,070	$10,070

Net change in unrealized appreciation (depreciation) from investments held as of 6/30/11[1]	$(15,260)	$(15,260)

[1] Change in unrealized appreciation/(depreciation) for Level 3 securities is included on the Statement of Operations in the Change in Unrealized Appreciation (Depreciation) on Investments.

[2] Transfers in represents the value as of the beginning of the period ended June 30, 2011, for any investment security where significant transfers in the pricing level occurred during the period. The purchase value is used in situations where the investment was not held as of the beginning of the period.

[3] Transfers took place as a result of trading halts.

The securities in the table above were considered Level 3 securities because they were fair valued under procedures adopted by the Board of Directors at June 30, 2011. Such valuation is based on a review of inputs such as, but not limited to, similar securities, company specific financial information and company specific news.

See Notes to Financial Statements.

www.bridgeway.com	21

STATEMENT OF ASSETS AND LIABILITIES

June 30, 2011

ASSETS	Omni Tax-Managed Small-Cap Value
Investments at value	$38,052,496
Receivables:
Fund shares sold	236,649
Dividends and interest	25,077
Receivable from investment adviser	6,970
Prepaid expenses	8,829
Total assets	38,330,021

LIABILITIES
Payables:
Portfolio securities purchased	336,360
Fund shares redeemed	12,030
Administration fees	1,085
Directors’ fees	115
Other	35,711
Total liabilities	385,301
NET ASSETS	$37,944,720

NET ASSETS REPRESENT
Paid-in capital	$37,481,701
Undistributed net investment income	54,379
Accumulated net realized loss on investments	(28,163)
Net unrealized appreciation on investments	436,803
NET ASSETS	$37,944,720
Shares of common stock outstanding of $.001 par value*	3,552,546
Net asset value per share	$ 10.68
Total investments at cost	$37,615,693

*	See Note 1 - Organization in the Notes to Financial Statements for shares authorized for the Fund.

See Notes to Financial Statements.

22	Annual Report | June 30, 2011

STATEMENT OF OPERATIONS
Period Ended June 30, 2011

Omni Tax-Managed Small-Cap Value[1]
INVESTMENT INCOME
Dividends	$101,994
Securities lending	16,886
Total Investment Income	118,880

EXPENSES
Investment advisory fees	50,945
Administration fees	3,657
Accounting fees	34,353
Transfer agent fees	6,199
Professional fees	26,040
Custody fees	21,388
Blue sky fees	2,999
Directors’ and officers’ fees	1,222
Shareholder servicing fees	4,304
Reports to shareholders	6,870
Miscellaneous expenses	1,377
Total Expenses	159,354
Less investment advisory fees waived.	(50,945)
Less other fees waived.	(12,427)
Less expense reimbursed by investment adviser	(34,848)
Net Expenses	61,134
NET INVESTMENT INCOME	57,746

NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Realized Gain (Loss) on:
Investments	(28,163)
Net Realized Loss	(28,163)
Change in Unrealized Appreciation (Depreciation) on:
Investments	436,803
Net Change in Unrealized Appreciation (Depreciation)	436,803
Net Realized and Unrealized Gain on Investments	408,640
INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$466,386

1 Commencement of operations December 31, 2010.

See Notes to Financial Statements.

www.bridgeway.com	23

STATEMENT OF CHANGES IN NET ASSETS

Omni Tax-Managed Small-Cap Value

For the Period December 31, 2010[1] through June 30, 2011
OPERATIONS
Net investment income	$ 57,746
Net realized loss on investments	(28,163)
Net change in unrealized appreciation/(depreciation) on investments	436,803
Net increase in net assets resulting from operations	466,386

SHARE TRANSACTIONS:
Proceeds from sale of shares	39,874,315
Cost of shares redeemed	(2,395,981)
Net increase in net assets from share transactions	37,478,334
Net increase in net assets	37,944,720
NET ASSETS:
Beginning of period	-
End of period*	$37,944,720

SHARES ISSUED & REDEEMED
Issued	3,784,388
Redeemed	(231,842)
Net increase in shares	3,552,546
Outstanding at beginning of period	-
Outstanding at end of period	3,552,546

* Including undistributed net investment income of:	$ 54,379

[1]	Commencement of operations.

See Notes to Financial Statements.

24	Annual Report | June 30, 2011

THIS PAGE INTENTIONALLY LEFT BLANK

www.bridgeway.com	25

FINANCIAL HIGHLIGHTS

(for a share outstanding throughout the period indicated)

		Income from Investment Operations
	Net Asset Value, Beginning of Period	Net Investment Income (Loss)(a)	Net Realized and Unrealized Gain\(Loss)	Total from Investment Operations

OMNI TAX-MANAGED SMALL-CAP VALUE
Period Ended June 30, 2011(c)	$10.00	$0.03	$0.65	$0.68

(a)	Per share amounts calculated based on the average daily shares outstanding during the period.
(b)	Annualized for periods less than one year.
(c)	Commenced operations on December 31, 2010.
(d)	Total return may have been lower had various fees not been waived during the period.

See Notes to Financial Statements.

26	Annual Report | June 30, 2011

Less Distributions to Shareholders from:					Ratios & Supplemental Data

Net Realized Gain	Net Investment Income	Total Distributions	Net Asset Value, End of Period	Total Return	Net Assets End of Period (000’s)	Expenses Before Waivers and Reimbursements(b)	Expenses After Waivers and Reimbursements(b)	Net Investment Income (Loss) After Waivers and Reimbursements(b)	Portfolio Turnover Rate

$ -	$ -	$ -	$10.68	6.80%(d)	$37,945	1.56%	0.60%	0.57%	7%

www.bridgeway.com	27

NOTES TO FINANCIAL STATEMENTS

June 30, 2011

1. Organization:

Bridgeway Funds, Inc. (“Bridgeway” or the “Company”) was organized as a Maryland corporation on October 19, 1993, and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

Bridgeway is organized as a series fund, which currently has 13 investment funds (each, a “Bridgeway Fund” and collectively, the “Bridgeway Funds”). Aggressive Investors 1, Aggressive Investors 2, Ultra-Small Company, Ultra-Small Company Market, Micro-Cap Limited, Small-Cap Momentum, Small-Cap Growth, Small-Cap Value, Large-Cap Growth, Large-Cap Value, Blue Chip 35 Index and Managed Volatility Funds are presented in a separate report. The Omni Tax-Managed Small-Cap Value Fund (the “Fund”) commenced operations on December 31, 2010 and is presented in this report.

Effective January 18, 2011, the Omni Small-Cap Value Fund changed its name to Omni Tax-Managed Small-Cap Value Fund.

Bridgeway is authorized to issue 2,000,000,000 shares of common stock at $0.001 per share. 15,000,000 shares have been classified into the Aggressive Investors 1 Fund. 130,000,000 shares each have been classified into the Aggressive Investors 2 and Blue Chip 35 Index Funds. 5,000,000 shares have been classified into the Ultra-Small Company Fund. 10,000,000 shares have been classified in the Micro-Cap Limited Fund. 100,000,000 shares each have been classified into the Ultra-Small Company Market, Omni Tax-Managed Small-Cap Value, Small-Cap Momentum, Small-Cap Growth, Small-Cap Value, Large-Cap Growth, and Large-Cap Value Funds. 50,000,000 shares have been classified into the Managed Volatility Fund. All shares outstanding currently represent Class N shares.

All of the Bridgeway Funds are no-load, diversified funds.

The Fund seeks to provide long-term total return on capital, primarily through capital appreciation.

Bridgeway Capital Management, Inc. (the “Adviser”) is the investment adviser for all of the Bridgeway Funds.

2. Significant Accounting Policies:

The following summary of significant accounting policies, followed in the preparation of the financial statements of the Fund, are in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Securities, Options, Futures and Other Investments Valuation Other than options, portfolio securities that are principally traded on a national securities exchange are valued at their last sale price on the principal exchange on which they are traded prior to the close of the New York Stock Exchange (“NYSE”), on each day the NYSE is open for business. If there is no closing price on the NYSE, the portfolio security will be valued using a composite price, which is defined as the last price for the security on any exchange. Portfolio securities other than options that are principally traded on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) are valued at the NASDAQ Official Closing Price (“NOCP”). In the absence of recorded sales on their home exchange, or NOCP, in the case of NASDAQ traded securities, the security will be valued as follows: bid prices for long positions and ask prices for short positions. Other investments for which no sales are reported are valued at the latest bid price in accordance with the pricing policy established by the Board of Directors.

Investments in open-end registered investment companies and closed-end registered investment companies that do not trade on an exchange are valued at the end of day net asset value (“NAV”) per share.

Investments in closed-end registered investment companies that trade on an exchange are valued at the last sales price as of the close of the customary trading session on the exchange where the security is principally traded.

When market quotations are not readily available or when events occur that make established valuation methods unreliable, securities of the Fund may be valued at fair value as determined in good faith by or under the direction of the Board of Directors. The valuation assigned to fair valued securities for purposes of calculating the Fund’s NAV may differ from the security’s most recent closing market price and from the prices used by other mutual funds to calculate their NAVs.

28	Annual Report | June 30, 2011

NOTES TO FINANCIAL STATEMENTS (continued)

June 30, 2011

The inputs and valuation techniques used to determine the value of the Fund’s investments are summarized into three levels as described in the hierarchy below:

•	Level 1 — quoted prices in active markets for identical assets

Investments whose values are based on quoted market prices in active markets, and whose values are therefore classified as Level 1 prices, include active listed equity securities. The Fund does not adjust the quoted price for such investments, even in situations where the Fund holds a large position and a sale could reasonably impact the quoted price.

•	Level 2 — other significant observable inputs (including quoted prices for similar securities, interest rates, prepayments speeds, credit risk, etc.)

Investments that trade in markets that are not considered to be active, but whose values are based on quoted market prices, dealer quotations or valuations provided by alternative pricing sources supported by observable inputs are classified as Level 2 prices. These generally include certain U.S. government and sovereign obligations, most government agency securities, investment-grade corporate bonds and less liquid listed equity securities. As investments whose values are classified as Level 2 prices include positions that are not traded in active markets and/or are subject to transfer restrictions, valuations may be adjusted to reflect illiquidity and/or non-transferability, which are generally based on available market information.

Money market fund investments consist of mutual funds which invest primarily in securities that are valued at amortized cost, a Level 2 investment. Therefore, the money market funds are classified as Level 2 investments.

•	Level 3 — significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

Investments whose values are classified as Level 3 prices have significant unobservable inputs, as they may trade infrequently or not at all. When observable prices are not available for these securities, the Fund uses one or more valuation techniques for which sufficient and reliable data is available. The inputs used by the Fund in estimating the value of Level 3 prices may include the original transaction price, quoted prices for similar securities or assets in active markets, completed or pending third-party transactions in the underlying investment or comparable issuers, and changes in financial ratios or cash flows. Level 3 prices may also be adjusted to reflect illiquidity and/or non-transferability, with the amount of such discount estimated by the Fund in the absence of market information. Assumptions used by the Fund due to the lack of observable inputs may significantly impact the resulting value and therefore the Fund’s results of operations.

The inputs or methodology used for valuing investments are not necessarily an indication of the risk associated with investing in those investments. A summary of the inputs used to value the Fund’s investments as of June 30, 2011 is included with the Fund’s Schedule of Investments.

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-04 “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” ASU No. 2011-04 includes common requirements for measurement of and disclosure about fair value between U.S. GAAP and International Financial Reporting Standard (“IFRS”). ASU No. 2011-04 will require reporting entities to disclose quantitative information about the unobservable inputs used in the fair value measurements categorized within Level 3 of the fair value hierarchy. In addition, ASU No. 2011-04 will require reporting entities to make disclosures about amounts and reasons for all transfers in and out of Level 1 and Level 2 fair value measurements. The new and revised disclosures are effective for interim and annual reporting periods beginning after December 15, 2011. Management is currently evaluating the implications of ASU No. 2011-04, and its impact on the financial statements has not been determined.

Securities Lending Upon lending its securities to third parties, the Fund receives compensation in the form of fees. The Fund also continues to receive dividends on the securities loaned. The loans are secured by collateral at least equal to the fair value of the securities loaned plus accrued interest. Gain or loss in the fair value of the securities loaned that may occur during the term of the loan will be for the account of the Fund. The Fund has the right under the lending agreement to recover the securities from the borrower on demand. Additionally, the Fund does not have the right to sell or repledge collateral received in the

www.bridgeway.com	29

NOTES TO FINANCIAL STATEMENTS (continued)

June 30, 2011

form of securities unless the borrower goes into default. The risks to the Fund of securities lending are that the borrower may not provide additional collateral when required or return the securities when due.

As of June 30, 2011, the Fund had securities on loan and related collateral with values shown below:

Securities on	Value of
Loan Value	Collateral

$2,351,651	$2,468,192

It is the Fund’s policy to obtain additional collateral from or return excess collateral to the borrower by the end of the next business day, following the valuation date of the securities loaned. Therefore, the value of the collateral held may be temporarily less than that required under the lending contract. As of June 30, 2011, the collateral consisted of an institutional money market fund.

Use of Estimates in Financial Statements In preparing financial statements in conformity with GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties The Fund provides for various investment options, including stocks. Such investments are exposed to various risks, such as interest rate, market and credit risks. Due to the risks involved, it is at least reasonably possible that changes in risks in the near term would materially affect shareholders’ account values and the amounts reported in the financial statements.

Security Transactions, Investment Income and ExpensesSecurity transactions are accounted for as of the trade date, the date the order to buy or sell is executed. Realized gains and losses are computed on the identified cost basis. Dividend income is recorded on the ex-dividend date, and interest income is recorded on the accrual basis from settlement date.

Bridgeway Funds’ expenses that are not series-specific are allocated to each series based upon its relative proportion of net assets to the Bridgeway Funds’ total net assets or other appropriate basis.

Distributions to Shareholders The Fund pays dividends from net investment income and distributes realized capital gains annually.

Indemnification Under the Company’s organizational documents, the Fund’s officers, directors, employees and agents are indemnified against certain liabilities that may arise out of the performance of their duties to the Fund. Additionally, in the normal course of business, the Fund enters into contracts that contain a variety of indemnification clauses. The Fund’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Fund that have not yet occurred. However, the Fund has not had prior claims or losses pursuant to these contracts.

3. Management Fees, Other Related Party Transactions and Contingencies:

The Fund has entered into a management agreement with the Adviser. As compensation for the advisory services rendered, facilities furnished, and expenses borne by the Adviser, the Fund pays the Adviser a fee of 0.50% of the value of the Fund’s average daily net assets, computed daily and payable monthly.

Expense limitations: The Board of Directors and sole initial shareholder approved an expense limitation beginning on December 31, 2010 for the Fund. The Adviser agrees to reimburse the Fund for operating expenses and management fees above the expense limitation of 0.60% of the value of its average net assets for the fiscal year. In connection with such expense limitation, total reimbursements for the period ended June 30, 2011 were $85,793. The Fund is authorized to reimburse the Adviser for management fees previously waived and/or for expenses previously paid by the Adviser, provided, however, that any reimbursement must be paid at a date not more than three years after the fiscal year in which the Adviser waived the fees or reimbursed the expenses and the reimbursements do not cause the Fund to exceed the expense limitation in the agreement.

30	Annual Report | June 30, 2011

NOTES TO FINANCIAL STATEMENTS (continued)

June 30, 2011

Other Waivers and Reimbursements: BNY Mellon Asset Servicing, the Fund’s accounting agent, at its discretion, voluntarily waived a portion of its accounting and transfer agent fees for the Fund. For the period ended June 30, 2011, BNY Mellon Asset Servicing waived $9,427 in accounting fees and $3,000 in transfer agent fees.

Other Related Party Transactions: On occasion, the Fund may engage in inter-portfolio trades when it is to the benefit of both parties. The Board of Directors reviews these trades quarterly. No inter-portfolio purchases or sales were entered into during the period ended June 30, 2011.

The Adviser entered into an Administrative Services Agreement with Bridgeway, pursuant to which the Adviser provides various administrative services to the Fund including, but not limited to: (i) supervising and managing various aspects of the Fund’s business and affairs; (ii) selecting, overseeing and/or coordinating activities with other service providers to the Fund; (iii) providing reports to the Board of Directors as requested from time to time; (iv) assisting and/or reviewing amendments and updates to the Fund’s registration statement and other filings with the Securities and Exchange Commission (“SEC”); (v) providing certain shareholder services; (vi) providing administrative support in connection with meetings of the Board of Directors; and (vii) providing certain record-keeping services. For its services to all of the Bridgeway Funds, the Adviser is paid an aggregate annual fee of $535,000 payable in equal monthly installments. During the period ended June 30, 2011, the Fund’s allocation of this expense was $3,657.

One director of Bridgeway, John Montgomery, is an owner and director of the Adviser. Another director of Bridgeway, Michael Mulcahy, is an executive and director of the Adviser. Under the 1940 Act definitions, each is considered to be an “affiliated person” of the Adviser and an “interested person” of the Adviser and of Bridgeway. Compensation for Mr. Montgomery and Mr. Mulcahy is borne by the Adviser rather than the Bridgeway Funds.

Board of Directors Compensation Independent Directors are paid an annual retainer of $14,000 with an additional retainer of $2,500 paid to the Independent Chairman of the Board and an additional retainer of $1,000 paid to the Nominating and Corporate Governance Committee Chair. Independent Directors are paid $6,000 per meeting for meeting fees. Such compensation is the total compensation from all Bridgeway Funds and is allocated among the Bridgeway Funds.

The Independent Directors receive this compensation in the form of shares of the Bridgeway Funds, credited to his or her account. Such Directors are reimbursed for any expenses incurred in attending meetings and conferences and expenses for subscriptions or printed materials.

4. Distribution and Shareholder Servicing Fees:

Foreside Fund Services, LLC acts as distributor of the Fund’s shares pursuant to a Distribution Agreement dated November 12, 2010. The Adviser pays all costs and expenses associated with distribution of the Fund’s shares pursuant to a protective plan adopted by shareholders pursuant to Rule 12b-1.

5. Purchases and Sales of Investment Securities:

Purchases and sales of investments, other than short-term securities, for the Fund for the period ended June 30, 2011 were as follows:

Purchases		Sales
U.S. Government	Other	U.S. Government	Other

$ -	$38,986,003	$ -	$1,444,882

6. Federal Income Taxes

It is the Fund’s policy to continue to comply with the provisions of the Internal Revenue Code of 1986 (“Internal Revenue Code”), as amended, applicable to regulated investment companies and distribute income to the extent necessary so that the Fund is not subject to federal income tax. Therefore, no federal income tax provision is required.

www.bridgeway.com	31

NOTES TO FINANCIAL STATEMENTS (continued)

June 30, 2011

Unrealized Appreciation and Depreciation on Investments (Tax Basis) The amount of net unrealized appreciation/ depreciation and the cost of investment securities for tax purposes, including short-term securities at June 30, 2011, were as follows:

Gross appreciation (excess of value over tax cost)	$2,273,037
Gross depreciation (excess of tax cost over value)	(1,843,443)
Net unrealized appreciation (depreciation)	$429,594
Cost of investments for income tax purposes	$37,622,902

The differences between book and tax net unrealized appreciation (depreciation) are due to wash sale loss deferrals.

Classifications of Distributions Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of distributions made during the year from net investment income or net realized gains may differ from its ultimate characterization for federal income tax purposes.

The Fund commenced operations on December 31, 2010, there were no cash distributions paid during the period ended June 30, 2011.

Components of Accumulated Earnings (Deficit) As of June 30, 2011, the components of accumulated earnings (deficit) on a tax basis were:

Undistributed Net Investment Income	$54,379
Accumulated Net Realized Loss on Investments*	(20,954)
Net Unrealized Appreciation of Investments	429,594
Total	$463,019

*	Includes losses incurred from commencement, December 31, 2010, through June 30, 2011, which the Fund has elected to defer to its fiscal year ending June 30, 2012. Post October Losses - Under current tax law, capital losses realized after October 31 of a Fund’s fiscal year may be deferred and treated as occurring on the first business day of the following fiscal year for tax purposes. The Fund has deferred post October losses of $20,954.

For the fiscal year June 30, 2011, the Fund recorded the following reclassification to the accounts listed below:

Increase (Decrease)
Paid-in-Capital	$ 3,367
Undistributed Net Investment Income	(3,367)
Accumulated Net Realized Loss	-

The difference between book and tax components of net assets and the resulting reclassification was a result of the deduction of equalization debits for tax purposes.

Accounting for Uncertainty in Income Taxes sets forth a minimum threshold for financial statement recognition of the benefit of a tax position taken or expected to be taken in a tax return. Management has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The Fund is not aware of any tax position for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next twelve months.

7. Subsequent Events

Management has evaluated the impact of all subsequent events on the Fund and has determined that there were no subsequent events requiring recognition or disclosure in the financial statements.

32	Annual Report | June 30, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Bridgeway Funds, Inc.

We have audited the accompanying statement of assets and liabilities of the Omni Tax-Managed Small-Cap Value Fund, a series of shares of beneficial interest in Bridgeway Funds, Inc (the “Fund”), including the schedule of investments, as of June 30, 2011, and the related statement of operations, the statement of changes in net assets, and the financial highlights for the period from December 31, 2010 (commencement of operations) through June 30, 2011. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of June 30, 2011 by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Omni Tax-Managed Small-Cap Value Fund as of June 30, 2011, and the results of its operations, changes in its net assets and its financial highlights for the period December 31, 2010 to June 30, 2011, in conformity with accounting principles generally accepted in the United States of America.

BBD, LLP

Philadelphia, Pennsylvania

August 25, 2011

www.bridgeway.com	33

OTHER INFORMATION

June 30, 2011

1. Shareholder Tax Information

For Federal income tax purposes, the following information is provided with respect to written notification requirements under the Internal Revenue Code.

For each category listed below it is the intention of the Fund to distribute and report the maximum amount permitted under the Internal Revenue Code and the regulations thereunder. For the taxable period ended June 30, 2011, there were no cash distributions.

•	Capital gain dividends

•	Exempt-interest dividends

•	Qualified dividends

•	Dividends eligible for the corporate dividends received deduction

•	Foreign taxes paid

•	Foreign source gross income

•	Interest-related dividends

•	Short-term capital gain dividends

In addition, as required by certain states, the Fund hereby designates, and intends to distribute, the maximum amount of dividends attributable to federal obligations interest earned by the Fund.

This notice is for informational purposes only and shareholders should not use the above information to prepare their income tax returns. The information necessary to prepare income tax returns will be included in calendar year-end federal tax information forms and supplements, which will be mailed after December 31.

2. Proxy Voting

Fund policies and procedures used in determining how to vote proxies relating to the Fund’s securities and a summary of proxies voted by the Fund for the period ended June 30, 2011 are available without a charge, upon request, by contacting Bridgeway Funds at 1-800-661-3550 and on the SEC’s website at http://www.sec.gov.

3. Fund Holdings

The complete schedule of the Fund’s holdings for the second and fourth quarters of each fiscal year are contained in the Fund’s Semi-Annual and Annual shareholder reports, respectively.

The Bridgeway Funds file complete schedules of the Fund’s holdings with the SEC for the first and third quarters of each fiscal year on Form N-Q within 60 days after the end of the period. Copies of the Fund’s Form N-Q are available without charge, upon request, by contacting Bridgeway Funds at 1-800-661-3550 and on the SEC’s website at http://www.sec.gov. You may also review and copy Form N-Q at the SEC’s Public Reference Room in Washington, D.C. For more information about the operation of the Public Reference Room, please call 1-800-SEC-0330.

34	Annual Report | June 30, 2011

DISCLOSURE OF FUND EXPENSES

June 30, 2011

As a shareholder of the Fund, you will incur no transaction costs from the Fund, including sales charges (loads) on purchases, on reinvested dividends, or on other distributions. There are no exchange fees. However, as a shareholder of the Fund, you will incur ongoing costs, including management fees and other Fund expenses. The following examples are intended to help you understand your ongoing costs (in dollars) of investing in a Fund and to compare these costs with ongoing costs of investing in other mutual funds. The examples are based on an investment of $1,000 invested on January 1, 2011 and held until June 30, 2011.

Actual Expenses. The first line of the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line under the heading “Expenses Paid During the Period” to estimate the expenses you paid on your account during the period.

Hypothetical Example for Comparison Purposes. The second line of the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in a Fund and other mutual funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of other funds.

The expenses shown in the table are meant to highlight ongoing Fund costs only. Therefore, the second line of the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds, because other funds may also have transaction costs, such as sales charges, redemption fees or exchange fees.

	Beginning Account Value at 1/1/11	Ending Account Value at 6/30/11	Expense Ratio	Expenses Paid During Period* 1/1/11 - 6/30/11

Bridgeway Omni Tax-Managed Small-Cap Value
Actual Fund Return	$1,000.00	$1,068.00	0.60%	$3.08
Hypothetical Fund Return	$1,000.00	$1,021.82	0.60%	$3.01

*	Expenses are equal to the average account value times the Fund’s annualized expense ratio multiplied by the number of days in the most recent half-year divided by the number of days in the fiscal year.

www.bridgeway.com	35

DIRECTORS & OFFICERS

June 30, 2011

Independent Directors

Name, Address and Age[1]	Position Held with Bridgeway Funds	Term of Office and Length of Time Served	Principal Occupation(s) During Past Five Years	No. of Bridgeway Funds Overseen by Director	Other Directorships Held by Director

Kirbyjon Caldwell Age 58	Director	Term: 1 Year Length: 2001 to Present.	Senior Pastor of Windsor Village United Methodist Church, since 1982.	Thirteen	United Continental Holdings, Inc., American Church Mortgage Company, Reliant Energy, NRG Energy, Inc., Amegy Bancshares Advisory Board

Karen S. Gerstner Age 56	Director	Term: 1 Year Length: 1994 to Present.	Principal, Karen S. Gerstner & Associates, P.C., 2004 to present.	Thirteen	None

Miles Douglas Harper, III* Age 48	Director	Term: 1 Year Length: 1994 to Present.	Partner, 1998 to present, Gainer, Donnelly, Desroches, LLP.	Thirteen	Calvert Social Investment Fund (8 Portfolios), Calvert Social Index Series, Inc. (1 Portfolio), Calvert Impact Fund (4 Portfolios), Calvert World Values Fund (3 Portfolios), Founders Bank, SSB

Evan Harrel Age 50	Director	Term: 1 Year Length: 2006 to Present.	Executive Director, Small Steps Nurturing Center, 2004 to present.	Thirteen	None

36	Annual Report | June 30, 2011

DIRECTORS & OFFICERS (continued)

June 30, 2011

“Interested” or Affiliated Directors and Officers

Name, Address and Age[1]	Position(s) Held with Bridgeway Funds	Term of Office and Length of Time Served	Principal Occupation(s) During Past Five Years	No. of Bridgeway Funds Overseen by Director	Other Directorships Held by Director

Michael D. Mulcahy[2] Age 47	President and Director	Term: 1 Year Length: 2003 to Present.

Director, President and

COO, Bridgeway Capital

Management, Inc.,

10/2010 to present,

President, Bridgeway

Funds, 2005 to present.

Director, Secretary and

Vice President, Bridgeway

Capital Management, Inc.,

12/2002 to 10/2010.

				Thirteen	None

John N. R. Montgomery[3] Age 55	Vice President and Director	Term: 1 Year Length: 1993 to Present.

Director and Chairman,

Bridgeway Capital

Management, Inc.,

10/2010 to present, Vice

President, Bridgeway

Funds, 2005 to present.

Director and President,

Bridgeway Capital

Management, Inc., 7/1993

to 10/2010.

				Thirteen	None

www.bridgeway.com	37

DIRECTORS & OFFICERS (continued)

June 30, 2011

Other Officers

Name, Address and Age[1]	Position Held with Bridgeway Funds	Term of Office and Length of Time Served	Principal Occupation(s) During Past Five Years	No. of Bridgeway Funds Overseen by Officer	Other Directorships Held by Officer

Richard P. Cancelmo, Jr. Age 53	Vice President	Term: 1 Year Length: 2004 to Present.	Staff member, Bridgeway Capital Management, Inc., since 2000.	N/A	None

Linda G. Giuffré Age 49	Treasurer and Chief Compliance Officer	Term: 1 Year Length: 2004 to Present.	Chief Compliance Officer, Bridgeway Capital Management, Inc., 2004 to present.	N/A	None

Deborah L. Hanna Age 46	Secretary	Term: 1 Year Length: 2007 to Present.	Self-employed, accounting and related projects for various organizations, 2001 to present.	N/A	None

Sharon Lester Age 56	Vice President	Term: 1 Year Length: 2011 to Present.	Staff member, Bridgeway Capital Management, Inc., 12/2010 to present. Prior to 12/2010, Director of Portfolio Operations, Invesco.	N/A	None

*	Independent Chairman
1	The address of all of the Directors and Officers of Bridgeway Funds is 20 Greenway Plaza, Suite 450, Houston, Texas, 77046.
2	Michael Mulcahy is a director and officer of Bridgeway Capital Management, Inc., and therefore an interested person of Bridgeway Funds.
3	John Montgomery is chairman, director and majority shareholder of Bridgeway Capital Management, Inc., and therefore an interested person of Bridgeway Funds.

The overall management of the business and affairs of Bridgeway Funds is vested with its Board of Directors (the “Board”). The Board approves all significant agreements between Bridgeway Funds and persons or companies furnishing services to it, including agreements with its Adviser and Custodian. The day-to-day operations of Bridgeway Funds are delegated to its officers, subject to its investment objectives and policies and general supervision by the Board.

The Fund’s Statement of Additional Information includes additional information about the Board and is available, without charge, upon request by calling 1-800-661-3550.

38	Annual Report | June 30, 2011